As filed with the U.S. Securities and Exchange Commission on September 2, 2025.
Registration No. 333-289685

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Black Rock Coffee Bar, Inc.
(Exact name of registrant as specified in its charter)

Texas	5810	33-5053729
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
9170 E. Bahia Drive, Suite 101
Scottsdale, AZ 85260
(458) 256-9668
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mark Davis
Chief Executive Officer
Black Rock Coffee Bar, Inc.
9170 E. Bahia Drive, Suite 101
Scottsdale, AZ 85260
(458) 256-9668
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ian D. Schuman Stelios G. Saffos Alex K. Kassai Scott W. Westhoff Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 (212) 906-1200	Sam Seiberling Chief Legal Officer Black Rock Coffee Bar, Inc. 9170 E. Bahia Drive, Suite 101 Scottsdale, AZ 85260 (458) 256-9668	Robert M. Hayward, P.C. Rachel W. Sheridan, P.C. Ben Richards Kirkland & Ellis LLP 333 West Wolf Point Plaza Chicago, Illinois 60654 (312) 862-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED SEPTEMBER 2, 2025
14,705,882 Shares
Black Rock Coffee Bar, Inc.
Class A Common Stock

This is the initial public offering of Class A common stock of Black Rock Coffee Bar, Inc. We are offering 14,705,882 shares of Class A common stock. Prior to this offering, there has been no public market for our Class A common stock. We anticipate that the initial public offering price per share of our Class A common stock will be between $16.00 and $18.00. We have applied to list our Class A common stock on the Nasdaq Global Market (“Nasdaq”) under the symbol “BRCB.”
We will have three classes of common stock authorized after this offering: Class A common stock, Class B common stock and Class C common stock. Each share of our Class A common stock entitles its holder to one vote per share. Each share of our Class B common stock entitles its holder to one vote per share. Each share of our Class C common stock entitles its holder to ten votes per share. All holders of our Class A common stock, Class B common stock and Class C common stock will vote together as a single class except as otherwise required by applicable law or our amended and restated certificate of formation. Holders of Class B common stock or Class C common stock do not have any economic rights or any right to receive dividends or distributions upon the liquidation or winding up of Black Rock Coffee Bar, Inc.
This offering is being conducted through an umbrella partnership-C-corporation, or “Up-C” structure, which is often used by partnerships and limited liability companies when they decide to undertake an initial public offering. The Up-C structure will allow certain existing owners of the business to retain their equity ownership in Black Rock Coffee Holdings, LLC (“Black Rock OpCo”) and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “flow-through” entity, for U.S. federal income tax purposes following the offering. Prior to the consummation of this offering, Black Rock Coffee Bar, Inc. will enter into a Tax Receivable Agreement (as defined herein) with Black Rock OpCo and certain existing owners of the business that will provide for certain cash payments to be made by Black Rock Coffee Bar, Inc. to such owners in respect of certain future tax benefits received by Black Rock Coffee Bar, Inc. utilizing cash for the benefit of such unitholders that otherwise would have been available to us for other uses and for the benefit of all of our shareholders. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
We will be a holding company, and upon consummation of this offering and the application of the net proceeds therefrom, our sole asset will be LLC Units of Black Rock OpCo. Black Rock Coffee Bar, Inc. will be the sole managing member of Black Rock OpCo. Upon completion of this offering, the holders of our Class A common stock will collectively own approximately 32.3% of the economic interests in Black Rock Coffee Bar, Inc. and have approximately 7.4% of the combined voting power of our Class A common stock, Class B common stock, and Class C common stock (or approximately 36.7% of the economic interest in Black Rock Coffee Bar, Inc. and have approximately 8.6% of the combined voting power of our Class A common stock, Class B common stock and Class C common stock if the underwriters exercise in full their option to purchase additional shares of Class A common stock). See “Description of Capital Stock” and “Organizational Structure.”
Immediately following the consummation of this offering, our Co-Founders (as defined herein), through certain affiliates, will beneficially own approximately 85.8% of the combined voting power of our Class A common stock, Class B common stock and Class C common stock (or approximately 84.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock), which will allow our Co-Founders and certain of their affiliates to exercise control over all corporate actions requiring shareholder approval. As a result, we will be a “controlled company” within the meaning of Nasdaq corporate governance standards. See “Management—Controlled Company Exemption” and “Principal Shareholders.” Immediately following the consummation of this offering, our Continuing Equity Owners (as defined herein), will beneficially own approximately 92.6% of the combined voting power of our Class A common stock, Class B common stock and Class C common stock (or approximately 91.4% if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
We intend to use all of the net proceeds from this offering to purchase (i) newly issued LLC Units from Black Rock OpCo, (ii) LLC Units from our Sponsor (and retire the corresponding shares of Class B common stock) and (iii) LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock). In the event the underwriters exercise their option to purchase additional shares of Class A common stock, we intend to use any proceeds from such exercise (i) to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B or Class C common stock, as applicable) and, (ii) to the extent there are remaining proceeds, to purchase newly issued LLC Units from Black Rock OpCo. The foregoing purchases of LLC Units will be at a price per unit equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions referred to below. Black Rock OpCo currently intends to use the proceeds it receives from this offering, together with proceeds from the Refinancing (as defined herein) and Co-Founder Contribution (as defined herein) (i) to repay all $113.2 million of outstanding borrowings under the Credit Facility (as defined herein), (ii) to pay estimated offering expenses of $6.5 million and,(iii) to the extent there are remaining proceeds, for general corporate purposes. See “Use of Proceeds” and “Certain Relationships and Related Party Transactions.” The number of outstanding LLC Units of Black Rock OpCo will equal the aggregate number of outstanding shares of Class A common stock, Class B common stock and Class C common stock of Black Rock Coffee Bar, Inc. We will own 15,467,125 LLC Units representing an approximately 32.3% economic interest in Black Rock OpCo and we will exclusively operate and control all of the business and affairs of Black Rock OpCo and conduct our business through Black Rock OpCo and its subsidiaries. The Continuing Equity Owners will hold the remaining 32,348,485 LLC Units representing a 67.7% economic interest in Black Rock OpCo. Upon the redemption or exchange of an LLC Unit for a share of Class A common stock or cash, the corresponding share of Class B common stock or Class C common stock will be canceled.
We are an “emerging growth company” as defined under the U.S. federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”
Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page 36 to read about factors you should consider before deciding to invest in our Class A common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)See “Underwriting” for a description of the compensation payable to the underwriters.
At our request, the underwriters have reserved up to 5% of the shares of Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain friends and family members of our Co-Founders. See “Underwriting—Directed Share Program” for additional information.
We have granted the underwriters the right to purchase up to an additional 2,205,882 shares of our Class A common stock at the initial public offering price less the underwriting discount.
Wellington Management (the “cornerstone investor”) has indicated an interest in purchasing up to $30.0 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investor as they will from any other shares of Class A common stock sold to the public in this offering.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares against payment on                        , 2025.

J.P. Morgan	Jefferies	Morgan Stanley	Baird

Stifel		William Blair
Raymond James
Prospectus dated                       , 2025.

OUR MISSION

At Black Rock Coffee Bar,
we fuel people forward –

one connection,
one moment,
one cup at a time.

BLACK ROCK COFFEE BAR

BLACK ROCK
COFFEE BAR™

BLACK ROCK
COFFEE BAR™

BLACK ROCK
COFFEE BAR™

BLACK ROCK
COFFEE BAR™

BLACK ROCK COFFEE BAR

In 2008

black rock
coffee bar

BLACK ROCK COFFEE BAR

BLACK ROCK
COFFEE BAR

Today we're pouring coffee and crafting memorable moments in 158 locations across 7 states.[1]

Arizona | California | Colorado | Idaho | Oregon | Texas | Washington

FUEL
YOUR
STORY

BLACK ROCK
COFFEE BAR
BLACK ROCK
COFFEE BAR

[1] As of June 30, 2025.

BLACK ROCK COFFEE BAR

We take pride in the quality of our beans and the care we put into every roast but...

BLACK ROCK
COFFEE BAR

BLACK ROCK
COFFEE BAR
12 OZ. WHOLE BEAN COFFEE
OLD TOWN
MEDIUM ROAST

BLACK ROCK COFFEE BAR

...at the heart of our company is more than just a great cup of coffee – it's the people who bring it to life.

Because in the end, it's not just what's in the cup – it's who's behind it.

BLACK ROCK COFFEE BAR

Our Baristas Make Things Better

BLACK ROCK

FIELD GUIDE

BLACK ROCK COFFEE BAR

Fuel
Story
BLACK ROCK
COFFEE BAR™
BLACK ROCK
COFFEE BAR™

Join us as we move forward...cup by cup, story by story, driven by the belief that great coffee can spark big ideas and even bigger possibilities.

BLACK ROCK COFFEE BAR

BLACK ROCK
COFFEE BAR

BLACK ROCK
COFFEE BAR

FUEL UP!

BLACK ROCK
COFFEE BAR

FUEL

BLACK ROCK
COFFEE BAR

BLACK ROCK COFFEE BAR

BLACK ROCK COFFEE BAR™

STORE REVENUE [1]

$179M

LOYALTY [2]

Members 1.8M

SINCE LAUNCH IN LATE JUNE 2024

Transaction Percentage 63%

SAME STORE SALES GROWTH [3]

10.1%

TARGET CASH-ON-CASH RETURN [4]

40%

NEW UNIT RETURNS AT 18 MONTHS

AVERAGE UNIT VOLUME [5]

$1.2M

STORE COUNT [6]

158

100% CORPORATE OWNED

20% EXPECTED AVERAGE UNIT GROWTH ANNUALLY [7]

---

[1] For the twelve months ended June 30, 2025. [2] As of June 30, 2025. For the three months ended June 30, 2025, 63% of all transactions were with loyalty members. [3] For the six months ended June 30, 2025. [4] Cash-on-Cash Return is calculated as trailing twelve months Store-Level Profit after the store enters the comparable store base (which occurs after month 18) divided by total investment costs (net of tenant improvement allowances). [5] For the three months ended June 30, 2025. AUV represents the total trailing twelve-month store revenue of operating stores in the comparable store base, divided by the number of stores in the comparable store base. [6] As of June 30, 2025. [7] Based on historical average annual unit growth in order to achieve 1,000 stores by 2035.

i

We have not, and the underwriters have not, authorized anyone to provide you any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters take responsibility for, or provide any assurance as to the reliability of, any other information others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of our Class A common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus or any free writing prospectus in connection with this offering in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside the United States.
ii

ABOUT THIS PROSPECTUS
Basis of Presentation
In connection with the consummation of this offering, we will undertake certain organizational transactions to reorganize our corporate structure. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the organizational transactions described in the “Organizational Structure” section of this prospectus and this offering, and the application of the proceeds therefrom, which we refer to collectively as the “Transactions.” In this prospectus, unless the context otherwise requires, “Black Rock,” the “Company,” “our company,” “we,” “us” and “our” refer (i) prior to the consummation of the Transactions described under “Organizational Structure” to Black Rock Coffee Holdings, LLC (“Black Rock OpCo”) and its subsidiaries and (ii) after the Transactions described under “Organizational Structure” to Black Rock Coffee Bar, Inc. and its consolidated subsidiaries.
See “Organizational Structure” for a diagram depicting our organizational structure after giving effect to the Transactions.
This prospectus includes certain historical combined and consolidated financial and other data for Black Rock OpCo. Immediately following this offering, we will be a holding company and our sole material asset will be our interest in Black Rock OpCo. We will operate and control all the business and affairs of Black Rock OpCo and conduct our business through Black Rock OpCo and its subsidiaries. Following this offering, Black Rock OpCo will be the predecessor of Black Rock Coffee Bar, Inc. for financial reporting purposes. As a result, the consolidated financial statements of Black Rock Coffee Bar, Inc. will recognize the assets and liabilities received in the reorganization at their historical carrying amounts, as reflected in the historical financial statements of Black Rock OpCo. We will consolidate Black Rock OpCo on our consolidated financial statements and record a noncontrolling interest related to the LLC Units (as defined below) held by our Continuing Equity Owners (as defined below) on our consolidated balance sheet and statements of operations.
Financial Statement Presentation
Black Rock Coffee Holdings, LLC is the accounting predecessor of Black Rock Coffee Bar, Inc. for financial reporting purposes. Black Rock Coffee Bar, Inc. will be the audited financial reporting entity following this offering. Accordingly, this prospectus contains the following historical financial statements:
•Black Rock Coffee Bar, Inc. Other than the inception balance sheet, dated as of May 2, 2025 and the balance sheet as of June 30, 2025, the historical financial information of Black Rock Coffee Bar, Inc. has not been included in this prospectus as it is a newly incorporated entity, and has had no business transactions or activities to date, besides our initial capitalization, the Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part.
•Black Rock Coffee Holdings, LLC. Because Black Rock Coffee Bar, Inc. will have no interest in any operations other than those of Black Rock Coffee Holdings, LLC, the historical financial information included in this prospectus is that of Black Rock Coffee Holdings, LLC.
•Unaudited Pro Forma Combined and Consolidated Financial Information: This prospectus contains unaudited pro forma combined and consolidated financial information as of and for the year ended December 31, 2024 and as of and for the six months ended June 30, 2025. The unaudited pro forma combined and consolidated financial information contained in this prospectus is derived from the “Unaudited Pro Forma Combined and Consolidated Financial Information” section of this prospectus. The unaudited pro forma combined and consolidated balance sheet as of June 30, 2025 contained in this prospectus presents the consolidated financial position of Black Rock OpCo after giving effect to the Transactions as if all such transactions had occurred on June 30, 2025 and has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined and consolidated statement of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025 contained in this prospectus presents the consolidated results of operations of Black Rock OpCo after giving effect to the Transactions as if all such transactions had occurred on January 1, 2024 and has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma combined and consolidated financial information is presented for informational purposes only and may not be indicative of the results that would have been achieved if the foregoing transactions had taken place on an earlier date or on the dates assumed. In addition, the unaudited pro forma combined and consolidated financial information does not purport to project the future financial condition and results of operations of Black Rock OpCo or Black Rock Coffee Bar, Inc. See “Unaudited Pro Forma Combined and Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma combined and consolidated financial data.
Certain monetary amounts, percentages, and other figures included in this prospectus have been subject to rounding adjustments. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements and our condensed consolidated financial statements included elsewhere in this prospectus. Certain other amounts that appear in this prospectus may not sum due to rounding.
Our fiscal year begins on January 1 and ends on December 31 of the same year.
Non-GAAP Financial Measures
In this prospectus, we use certain non-GAAP financial measures as supplemental performance measures of our business, including Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin to supplement financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”). Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are not intended to be substitutes for any GAAP financial measures, including income from operations or net loss, and, as calculated, may not be comparable to companies in other industries or within the same industry with similarly titled measures of performance. In addition, these non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Therefore, non-GAAP financial measures should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP. For definitions of these metrics, reconciliations of these metrics to their most directly comparable GAAP financial measures and a statement of why our management believes the presentation of these metrics provides useful information to investors and any additional purposes for which management uses such metrics, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Market and Industry Data
Unless otherwise indicated, market data and industry information used throughout this prospectus is based on management’s knowledge of the industry and the good faith estimates of management. We also relied, to the extent available, upon management’s review of independent industry surveys and publications and other publicly available information. Certain information in the text of this prospectus is contained in independent research studies:
•August 2024 White Label Strategy LLC employee study (commissioned by us) that assessed, among other things, our brand and culture. We refer to this study as the “August 2024 study” in this prospectus; and
•September 2024 White Label Strategy LLC customer study (commissioned by us) that assessed, among other things, a variety of aspects related to our business, including our brand health and presence, customer behavior and our market positioning. This study included approximately 1,000 participants, each of whom completed a 15-minute study. We refer to this study as the “September 2024 study” or the “September 2024 White Label study” in this prospectus.
All of the market data and industry information used in this prospectus involves a number of assumptions and limitations and you are cautioned not to give undue weight to such estimates. Although we believe that these sources are reliable, neither we nor the underwriters can guarantee the accuracy or completeness of this information and neither we nor the underwriters have independently verified this information. Additionally, from time to time, these sources may change their input information or methodologies, which may change the related results. While we believe the estimated market position, market opportunity and market size information included in this prospectus is generally reliable, such information, which is derived in part from management’s estimates and beliefs, is inherently uncertain and imprecise. Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus. These and other factors could cause our results to differ materially from those expressed in our estimates and beliefs and in the estimates prepared by independent parties.
Trademarks, Trade Names and Copyrights
Black Rock Coffee Bar, FUEL YOUR STORY, logos and other trade names, trademarks or service marks of Black Rock Coffee appearing in this prospectus are the property of Black Rock OpCo. This prospectus may also contain trade names, trademarks or service marks of third parties, which are the property of their respective owners. Our use or display of third parties’ trade names, trademarks or service markets in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, trade names, trademarks and service marks referred to in this prospectus appear without the ®, ™, and SM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trade names, trademarks and service marks.
Certain Definitions
•“Average Unit Volume” or “AUV” represents the total trailing twelve-month store revenue of operating stores in the comparable store base, divided by the number of stores in the comparable store base.
•“Basis Adjustments” means increases in Black Rock Coffee Bar, Inc.’s allocable share of the tax basis in Black Rock OpCo’s assets resulting from (a) any redemptions or exchanges of LLC Units from the TRA Parties as described under “—Black Rock OpCo LLC Agreement—Agreement in effect upon consummation of the Transactions—Common unit redemption right,” and (b) certain distributions (or deemed distributions) by Black Rock OpCo.
•“Black Rock,” the “Company,” “our company,” “we,” “us” and “our” means (i) prior to the consummation of the Transactions described under “Organizational Structure,” Black Rock OpCo and its subsidiaries and (ii) after the Transactions described under “Organizational Structure,” Black Rock Coffee Bar, Inc. and its consolidated subsidiaries.
•“Black Rock OpCo” means Black Rock Coffee Holdings, LLC, a Delaware limited liability company and, following the Transactions, a subsidiary of Black Rock Coffee Bar, Inc.
•“Black Rock OpCo LLC Agreement” means, as applicable, the Black Rock Coffee Holdings, LLC amended and restated limited liability company agreement, as currently in effect, or to the amended and restated limited liability company agreement effective prior to the consummation of this offering, and as such agreement may thereafter be amended and/or restated.

•“Blocker Companies” means entities that are owners of LLC Units in Black Rock OpCo prior to the Transactions and are taxable as corporations for U.S. federal income tax purposes.
•“Blocker Mergers” has the meaning given in “Organizational Structure.”
•“Blocker Shareholders” means the owners of the Blocker Companies prior to the Transactions, who will exchange their interests in the Blocker Companies for shares of our Class A common stock in connection with the consummation of the Transactions.
•“Cash-on-Cash Return” means trailing twelve months Store-Level Profit after the store enters the comparable store base (which occurs after month 18) divided by total investment costs (net of tenant improvement allowances).
•“Class A common stock” means Class A common stock, par value $0.00001 per share, of Black Rock Coffee Bar, Inc.
•“Class B common stock” means Class B common stock, par value $0.00001 per share, of Black Rock Coffee Bar, Inc.
•“Class C common stock” means Class C common stock, par value $0.00001 per share, of Black Rock Coffee Bar, Inc.
•“Code” means the Internal Revenue Code of 1986, as amended.
•“Co-Founders” means, collectively, Daniel Brand, Jeff Hernandez, Jake Spellmeyer and Bryan Pereboom.
•“Comparable store base” means stores open for 18 months or longer as of the specified date. As of December 31, 2024 and 2023, there were 115 stores and 94 stores, respectively, in our comparable store base.
•“Continuing Equity Owners” means, collectively, the owners of LLC Units in Black Rock OpCo immediately prior to the consummation of the Transactions (excluding the Blocker Companies), which will also be holders of LLC Units and our Class B common stock or Class C common stock immediately following consummation of the Transactions, including our Co-Founders and certain of their affiliates, that may, following the consummation of this offering, exchange at each of their respective options, in whole or in part from time to time, their LLC Units for, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), cash or newly issued shares of our Class A common stock as described in “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement—Agreement in effect upon consummation of the Transactions.” In connection with an exchange of LLC Units, a corresponding number of shares of Class B common stock or Class C common stock, as applicable, shall be immediately and automatically transferred to Black Rock Coffee Bar, Inc. for no consideration and canceled.
•“Credit Facility” means the term loan credit facilities governed by that certain Credit Agreement, dated as of April 29, 2022 (as amended by that certain first amendment to the Credit Agreement, dated of November 11, 2022, as further amended by that certain second amendment to the Credit Agreement, dated as of January 13, 2023, as further amended by that certain third amendment to the Credit Agreement, dated as of May 8, 2023, as further amended by that certain fourth amendment and limited waiver to the Credit Agreement, dated as of May 31, 2024, as further amended by that certain fifth amendment to Credit Agreement, dated as of April 24, 2025, and as further amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time), by and among the Company, the guarantors party thereto, the lenders party thereto, RCS Agent, LLC, as administrative agent, and TCW Asset Management Company, LLC, as collateral agent.

•“Cynosure Nominee” means the director designated by our Sponsor pursuant to the terms and conditions set forth in our amended and restated certificate of formation.
•“LLC Units” means the membership units of Black Rock OpCo, including those that we purchase with the net proceeds from this offering.
•“Sponsor” means The Cynosure Group, LLC and its affiliates.
•“Store revenue” means all revenue attributable to our stores in the specified period.
•“Tax Receivable Agreement” means the tax receivable agreement entered into with Black Rock OpCo and the TRA Parties.
•“TRA Parties” refers to, collectively, our Co-Founders and certain of their affiliates, including Viking Cake, our Sponsor, all of our executive officers and Richard Federico and Sarah Goldsmith-Grover, each a director, and any future party to the Tax Receivable Agreement.
•“TRA Representative” means one representative from each of the following groups, provided that if any such group fails to hold any rights under the Tax Receivable Agreement, no representative shall be included from such group, (i) the Co-Founders and certain of their affiliated entities, (ii) the Sponsor, and (iii) all TRA Parties (other than the Co-Founders and the Sponsor); provided, that the representative for the group described in clause (iii) is our Chief Executive Officer (or his or her designee).
•“Transactions” has the meaning given in “About This Prospectus.”
•“Viking Cake” means Viking Cake BR, LLC, an entity controlled by our Co-Founders.

A LETTER FROM OUR CO-FOUNDERS
To our Shareholders,
Our journey began in a 160 sq. ft. drive-thru-only coffee stand in Beaverton, Oregon, with a dream to build something meaningful, magnetic and enduring. More than just coffee, Black Rock was a platform to live out our passion—fueling people’s stories through Connection, Caffeine, and Community.
Founded by a group of family members with deep roots in coffee, restaurants, and service, we set out with the mission to brighten up the grey mornings of the Pacific Northwest and build long-lasting relationships with our guests using a cup of coffee as the bridge. With each cup came a smile, a story, and a chance to connect at a deeper level.
Our company was built on a shared belief in people-first values and it didn’t take long to realize that what we had created would grow far beyond our original vision. Over the years, each new member that joined the Black Rock family made us stronger, bringing their own energy to our culture while authentically living out our four G’s: Grit, Growth, Gratitude, and Grace. These values color everything we do—from the Grit it takes to get up at 3:00 in the morning so that the lights are on for that first customer, to the Growth mindset that drives us to the next operational milestone. We count our blessings each day with Gratitude and with Grace, and we serve and give back to our communities with our life-changing initiatives such as our giveback days for guests and team members in need.
From the Pacific Northwest to the great state of Texas, we’ve stayed true to our foundation: outworking everyone and having more fun doing it. This mindset has fueled our expansion, driving operational excellence through technology, innovation, and systemization, while always balancing those pursuits with empathy and care for our teams and guests. In every interaction, we double down on the connections between people, knowing that in the end, it’s connection that matters the most. What started as a simple way to make a living for our families has grown into something far more powerful: a people-driven legacy spanning multiple states, hundreds of communities, and thousands of lives touched.
To witness how our vision has evolved and how the seeds we’ve planted have grown into something so meaningful is humbling and deeply inspiring. What began as a single coffee stand has become a thriving community, a force for good, and a culture driven by purpose. We are incredibly proud of what we’ve built and even more excited for what’s ahead.
At Black Rock, we fuel stories—and that story is just getting started. The future is bright!

Daniel Brand
Jeff Hernandez
Jake Spellmeyer
Bryan Pereboom

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our Class A common stock. You should read this entire prospectus carefully, including “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” and our consolidated financial statements and our condensed consolidated financial statements and the related notes included elsewhere in this prospectus before making an investment decision. Unless otherwise indicated, references to our “common stock” include our Class A common stock, Class B common stock, and Class C common stock.
Our Company
Our Mission: To Fuel People Forward – One Connection, One Moment, One Cup at a Time
We are a high-growth operator of guest-centric, drive-thru coffee bars offering premium caffeinated beverages and an elevated in-store experience crafted by our engaging baristas. Black Rock Coffee Bar was founded in 2008 in Beaverton, Oregon, by our co-founders Daniel Brand and Jeff Hernandez. What started as a single 160 square foot coffee bar in 2008 is now one of the fastest growing beverage companies in the United States by revenue and the largest fully company-owned coffee retailer in the country, with 158 locations spanning seven states as of June 30, 2025, from the Pacific Northwest to Texas.
We were founded as a drive-thru only concept and evolved to include engaging seating areas, which we call “lobbies.” All of our locations include efficient drive-thrus and approximately 75% of our locations include lobbies as of June 30, 2025. We expect most of our new locations to include both drive-thrus and lobbies as we continue to grow. Our modern, inviting store formats—paired with a robust digital platform—allow us to deliver a dynamic and multi-faceted guest experience.
Driven by a passion for Connection, Caffeine, and Community, Black Rock is a platform to do well by our baristas, guests, and the communities we serve. With a relentless focus on people and excellence, our culture has been key to our success.
Connection
We are a people first organization and we win with authentic connections. Our success is fueled by the personal connections between our store teams and our diverse range of guests that are cultivated while serving premium, caffeinated beverages with speed and consistency. These daily interactions, whether over a drink hand-off at a drive-thru window or a longer visit in one of our inviting lobbies, create “moments that matter” with our guests. Our exceptional guest satisfaction score, according to the September 2024 study, confirms our ability to consistently deliver on our brand promise while creating meaningful connections.
We invest in making meaningful internal connections with our team members through a combination of extensive on-the-job training and career advancement opportunities. Black Rock offers more than a job—it is a platform for long-term development. Providing our team members with the tools and opportunities to advance fuels a more engaged, high-performing workforce. This commitment to professional growth leads to stronger guest relationships, excellent retention, and lasting brand loyalty.
Caffeine
Our approach to coffee and handcrafted beverages reflects the same attention to detail and care that we show every guest. Our team members are passionate about delivering high-quality, premium coffee and caffeinated beverages. That commitment starts with our exclusive use of premium beans that we roast in small batches in one of our two roasting facilities, promoting consistency, flavor integrity, and freshness. Coffee beans are delivered to our stores weekly and consumed within 14 days of roasting to maintain optimal taste and quality. We offer a broad range of premium coffee beverages, from our deliciously refreshing Nitro Cold Brew to our unapologetically indulgent Caramel Blondie. We also offer competitively priced, premium classics, including the Americano and customizable Lattes, providing a high perceived value offering to our guests. The breadth and flexibility of our menu supports long-term guest engagement, allowing individuals to evolve their drink choices over time without compromising on quality. This consistency strengthens brand trust and enhances overall guest experience.
Our proprietary Iced and Frozen Fuel energy drinks further broaden our appeal, offering a customizable, flavor-forward option that resonates with a wide demographic. With a simplified menu and a wide variety of flavor combinations, Fuel provides an energizing and refreshing alternative that is suitable any time of day. Fuel showcases our ability to innovate while aligning with guest demand for bold, flexible options. Fuel has quickly grown into a popular product category, helping drive increased transaction volume and guest frequency.
Community
At Black Rock, we build genuine connections with our guests, support their daily lives, and foster a sense of community. These relationships—formed through shared moments and premium beverages—enable us to create a highly engaged guest base. Many of our guests refer to our stores as “my Black Rock,” reflecting a sense of ownership and belonging that is uncommon in our category.
Our modern, purposefully designed stores serve as welcoming hubs where people come together. This environment is powered by our baristas, whose friendly, attentive service ensures guests feel recognized, welcomed and respected. Whether hosting a business meeting, a study group, a casual catch-up, or a first date, our locations offer a space where people connect and return regularly.
As we expand into new and existing markets, our emphasis on building strong local ties remains central to our growth strategy. Our consistent, people-first approach helps ensure that each Black Rock location continues to function not just as a coffee bar, but as a trusted part of the communities we serve.
Rapid Growth
We have delivered strong performance by staying true to our core pillars: Connection, Caffeine, and Community. These values continue to guide our strategy and contribute to our ongoing momentum. As we scale our business, each new unit brings new, local baristas into the Black Rock family—deepening our connection with guests and fueling their daily routines. Our continued investment in people, infrastructure, and a distinctive guest experience supports sustained growth and operational excellence.
These results demonstrate the strength and consistency of our model and highlight our genuine connection to our guests across diverse markets.

STORE COUNT

CAGR: 20%
71
86
104
125
149
158
2020
2021*
2022*
2023
2024
H1'25

STORE REVENUE ($MM)

21%
24%
$133
$161
$77
$95
2023
2024
H1'24
H1'25

SSS GROWTH %

7.6%
6.4%
3.1%
3.8%
2.9%
3.9%
8.6%
9.5%
9.2%
10.9%
Q1'23
Q2'23
Q3'23
Q4'23
Q1'24
Q2'24
Q3'24
Q4'24
Q1'25
Q2'25

INCOME FROM OPERATIONS($MM)

XX% Margin
195%
84%
$2
$6
$3
$6
2023
2024
H1 '24
H1 '25
1.5%
3.7%
3.9%
5.8%

NET LOSS ($MM)

XX% Margin
NM
NM
($9)
($7)
($2)
($2)
2023
2024
H1 '24
H1 '25
(6.5%)
(4.5%)
(2.9%)
(2.0%)

STORE-LEVEL PROFIT ($MM)**

XX% Margin
37%
28%
$33
$45
$22
$28
2023
2024
H1 '24
H1 '25
24.6%
27.9%
28.2%
29.0%

ADJUSTED EBITDA ($MM)**

XX% Margin
40%
30%
$14
$20
$11
$14
2023
2024
H1 '24
H1 '25
10.8%
12.5%
14.1%
14.8%

_________________
(*)Excludes 14 Roasters locations that were divested in May 2023 (see Note 5 to our audited consolidated financial statements included elsewhere in this prospectus).
(**)    For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of each non-GAAP metric and a discussion of Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of each measure to its respective most directly comparable GAAP measure.
How We Fuel Our Story
At Black Rock, our growth is driven by a clear and consistent focus: creating authentic connections between baristas and guests, delivered through premium caffeinated beverages in modern, welcoming environments. These results validate the strength of our differentiated positioning and indicate significant room for continued growth across both new and existing markets. Everything we do is rooted in our commitment to Connection, Caffeine, and Community, which collectively define our differentiated guest experience.
People First Culture
Our people are our foundation. As we have scaled, we have intentionally built a culture that stands apart from “corporate coffee”—where service often takes a backseat to transactions. Instead, we invest in hiring and developing exceptional individuals who deliver memorable experiences. We operate with a merit-based approach that values performance, hard work, and advancement. By taking care of our team, we foster a culture that translates directly into consistent, high-quality guest interactions.

FAVORITES
FUEL
CHILLER
JOIN
BLACK ROCK
REWARDS

REWARDS
FUEL
CHILLER
COFFEELESS
LIL ROCKERS

FUEL
CHILLER
COFFEELESS
LIL ROCKERS
BLACK ROCK
COFFEE BAR

2008
COFFEE BAR

At the foundation of our People First Flywheel, we teach our store leaders “Business Acumen,” equipping them with the skills to understand, manage, and grow their store’s performance. As team members demonstrate business acumen across defined performance metrics, they can advance rapidly through our internal Career Path pipeline—from Barista to Shift Lead, Assistant Store Lead, Store Lead, and then to Multi-Store Lead.

Above the store level, high-performing leaders may progress into senior management roles such as Area Manager and then to Director of Operations, overseeing between 20 and 55 stores. From the Assistant Store Lead level onward, team members are eligible for Profit Sharing, creating alignment between their personal growth and company success. The metrics for Profit Sharing eligibility, along with transparent store ranking and healthy, objective internal competition, yields a dynamic Performance Culture that is ultimately recognized, rewarded and celebrated by exclusive invitations into the Top Quartile Meeting for the top performing 25% individuals at each operational level.
This disciplined approach to team development has fueled our strong retention and allowed our best operators to lead new markets as we grow. By continuously investing in our people and preparing them for larger roles, we focus on ensuring our culture scales with our footprint.

Fueling Your Day
Our thoughtfully curated, highly customizable menu plays a key role in engaging our guests and driving sales across all day parts and occasions.
_________________
Based on store revenue for the year ended December 31, 2024.
Our beverage platform is designed to balance approachability with personalization—allowing guests to tailor their drinks based on espresso strength, sweetness level, color, flavor additions, and toppings. This flexibility enables us to serve a wide range of preferences while maintaining operational simplicity, allowing baristas to focus on connection and consistency.

We are now crafting our seasonal drinks to align more closely with the experiences and moods our guests are naturally embracing during each promotional period. For instance, our current Camp Black Rock campaign taps into the nostalgia of summer. Additionally, we have started developing exclusive recipes with limited-time flavors and toppings that are not available year-round, encouraging guests to visit more frequently. By leveraging these offerings and staying in tune with guest preferences, we are seeing our Camp Black Rock campaign outperform previous campaigns we held during the spring and summer promotional periods of 2024 and 2025.
We recognize that the energy category continues to present significant growth opportunities for us, which resulted in the introduction of Fuel, our proprietary energy drink developed in-house. Fuel has quickly become a major growth driver, boosted by the integration of Frozen Fuel, growing the Fuel category to 23.8% of store revenue for the six months ended June 30, 2025. This new offering provides our guests with a refreshing, frozen version of our popular Iced Fuel energy drink, perfect for those warm days when they’re looking for something cool and energizing. Frozen Fuel gives guests a new way to enjoy the energizing benefits of our Fuel drink, blending the familiar with a fun, icy twist. These unique offerings differentiate us from competitors, create incremental occasions for visits, and appeal to a broad demographic—especially younger guests who are introduced to our brand through these beverages. As guest preferences evolve, our classic coffee offerings are available to meet these new preferences, which allows us to retain guest loyalty thanks to the consistent quality and guest experience. By expanding our energy drink options in this way, we are tapping into the growing demand of our guests, while continuing to innovate in a space that holds strong growth potential.
In addition to beverages, our “All-Day Breakfast” platform supports traffic and check growth by providing convenient, high-quality food options that complement any order. This includes a variety of savory and sweet items such as breakfast burritos, sausage cheddar sandwiches, banana bread, and glazed donut holes. We also tailor parts of our menu to reflect regional tastes and showcase local favorites. We expect to introduce egg bites in the near future. We recognize that our guests desire a savory, protein-packed snack, and we are excited to offer something that fits those cravings. We will continue to explore and innovate new menu items to stay ahead of guest preferences and deliver on their evolving food needs.
Our well-rounded, premium menu offering enhances the guest experience, increases transaction frequency, and contributes meaningfully to AUV. By maintaining both quality and speed of service, we are able to capture more occasions throughout the day and sustain strong guest engagement.

Flexible Format of Store Models Meets Guests Where They Are
We lead with drive-thru-first convenience, complemented by modern and inviting lobbies—ensuring we meet the needs of our guests for every occasion. As of June 30, 2025, all 158 stores had drive-thrus, and 118 included lobby spaces.
We deliver an exceptional guest experience by seamlessly blending speed with personal connection. Our drive-thrus allow guests to enjoy their favorite hand-crafted beverages and food on the go within a target ninety second order to delivery window. Our welcoming lobbies are the perfect place to hang out, unwind, or kick back with your favorite drinks and good vibes. This dual-format model differentiates us, serving guests wherever they are between convenience and connection. While our strategy is flexible, we expect to predominantly develop drive-thru stores that include lobbies.

BLACK ROCK
COFFEE BAR

Hyper-Fast, Convenient Drive-Thrus

72%

of store revenue comes from drive-thru transactions[1]

- Efficient drive-thru layouts
- Modern building exteriors
- Welcoming barista connections

+

Energized Lobbies

28%

of store revenue comes from in-store transactions[1]

- Energetic community stores
- Upscale, modern guest lobbies
- Rapid, in-store service

Growing Digital Presence with 15% of Total Revenue from Digital Sales in Q2’25[2]

_________________
(1)Based on store revenue for the six months ended June 30, 2025 for stores that contain a lobby and drive-thru; excludes all third-party digital transactions.
(2)For the three months ended June 30, 2025.
We are relentlessly focused on guest convenience and speed. This speed drives throughput, convenience, guest loyalty, and repeat business without compromising on quality.
Drive-thru
Our drive-thru experience is purpose-built for speed, ease, and elevated convenience. Designed to meet guests in their daily routines, many of our locations feature speaker boxes and dynamic line-busting solutions—like baristas who greet guests at their vehicles with tablets in hand to keep lines moving.

Backed by our team’s deep operational expertise and commitment to service, we deliver fast, seamless experiences without compromise.
We paired our dual-lane drive-thru format with an optimized site plan and a high-efficiency dual-bar layout—together capable of supporting annual volumes exceeding $3 million at a single store. It is convenience, designed for today’s guest.
Lobby
Our lobbies are designed to feel like more than a waiting area—they are a place to settle in, catch up with friends, or just enjoy a quiet moment with a great drink and a bite to eat. With comfortable seating, energetic music, and brand-forward design, our spaces reflect the heart and personality of Black Rock. Lobbies also provide our teams more opportunities to connect with guests face-to-face, bringing our core values—Connection, Caffeine, and Community—to life in small but meaningful ways. Whether for hosting a business meeting, a study group, a casual catch-up, or a first date, these spaces are built to welcome everyone. By combining great products with an atmosphere that feels good to spend time in, we deepen loyalty and create spaces people want to return to.
Digital
We have built digital tools with the same mindset we bring to our stores: make it easier, make it personal, and make it meaningful. Features like exclusive offers, order-ahead, and seamless checkout allow guests to get what they need—quickly and on their terms—while giving our baristas more space to focus on connection.
Recently added digital capabilities have allowed us to move faster during peak times and support our teams behind the bar. For the three months ended June 30, 2025, digital made up 15% of store revenue, and our mobile application currently has more than 780,000 downloads since launch.
In June 2024 we launched our digital loyalty program, which has been a powerful tool for connection and retention. As of June 30, 2025, we had more than 1.8 million loyalty members, with loyalty members making up 64% of all transactions and spending more per order than non-loyalty guests.
Engaged Guest Community
With a team-first culture, an accessible menu, and stores designed for comfort and speed, we have built a community of guests who truly engage with the brand. The September 2024 study found that 67% of loyalty members consider coffee a daily ritual—showing just how integral we are to their everyday lives. Whether at the drive-thru, in the lobby, or on our app, we focus on showing up for people in an authentic way that centers around meaningful connection.
Our loyalty program helps reinforce that connection as members exhibit increased visit frequency and larger check sizes which demonstrate a stronger connection with our brand and products. These guests are not just customers—they are our advocates.

Our guest base is wide-ranging in age, income, and lifestyle, and that diversity reflects our broad menu appeal. We connect especially well with younger audiences, which puts us in a strong position to grow while continuing to serve a multi-generational community.
_________________
Source: September 2024 White Label study.
Seasoned, Founder-Backed Leadership and Management Team Driving Results
Our culture—grounded in Connection, Caffeine, and Community—has been deeply shaped by the hands-on leadership of our founders. Since launching in 2008 with a 160 square foot coffee bar in Beaverton, Oregon, Daniel Brand and Jeff Hernandez have built a purpose-driven business that today spans 158 stores across seven states. Their vision and values remain central to how we grow and operate.
In 2018, partners Jake Spellmeyer and Bryan Pereboom joined the leadership team, helping to scale our brand while ensuring the guest experience remained personal and community-driven. Together with our more than 2,400 team members as of June 30, 2025, we remain committed to delivering moments that matter—fueling the stories of our guests through meaningful daily interactions.
Our founders have also built a strong leadership team of experienced operators to support the next phase of growth, including:
•Mark Davis, our Chief Executive Officer, has more than 32 years of experience in foodservice and was the Vice President of Operations at Panera during their rapid phase of growth.
•Rodd Booth, our Chief Financial Officer, brings more than 16 years of financial management experience serving most recently as a Senior Manager and Audit Practice Leader at Aldrich Advisors after starting his career at Grant Thornton.
•Jessica Wegener-Beyer, our Chief Marketing Officer, who previously served as the Senior Director of Digital Marketing & Consumer Insights at True Food Kitchen, leverages 17 years of digital marketing experience.
•Clay Geyer, our Chief Operating Officer, brings over 13 years of operations experience in the coffee industry.
•Robert Kaufmann, our Chief Development Officer, contributes 11 years of experience in development leadership.
This combination of founder-led passion and deep operational expertise positions us for continued success as we scale while staying true to our values.
Market Opportunity
Our model—centered around premium beverages, energizing food options, and a people-first culture—uniquely positions us to win across both the coffee and limited-service restaurant categories.

According to Technomic, the U.S. retail coffee market grew at an annual rate of 7% from 2019 to 2024, reaching $56 billion. With 66% of Americans drinking coffee daily according to the Spring 2025 National Coffee Data Trends report, the demand for premium, convenient offerings continues to rise.
In parallel, we compete in the limited-service restaurant category, which grew at an annual rate of 6% from 2019 to 2024, according to Technomic, reaching $396 billion and in the large and expanding energy drink category, thanks to our all-day breakfast menu and proprietary Fuel energy drinks. We believe there is no other brand offering the same blend of fast, friendly service, elevated beverage and food quality, and welcoming lobbies—a combination that allows us to stand out and drive continued share gains.
As we grow, so does our opportunity to expand our markets and serve more guests with an experience that feels fresh, energizing, and personal.
Exceptional Unit Economics with Proven Portability Drive Financial Performance
Exceptional Unit Economics
Our commitment to a guest-centric experience—anchored in human connection and operational excellence—has created a unit economic model that is both efficient and resilient. Our stores deliver strong AUVs, attractive store-level profit margins, and compelling Cash-on-Cash Return.
Our average annual store count has grown at approximately 20% since 2020 and we have also grown AUVs through consistent same store sales increases. This growth reflects our ability to scale while continuing to meet guest expectations around product quality, speed, and service.
With a capital efficient model and experienced store leaders, our new store opening processes are streamlined, predictable and allow for strong margins. As we continue to refine our site selection and operating model, we expect to drive further AUV growth and margin expansion across both new and existing locations.
For the six months ended June 30, 2025, we achieved an AUV of $1.2 million, and average store-level profit margins of 29%. These results highlight the strength and scalability of our model.

Target Average New Unit Economics at 18 months ($ in millions)
AUV(1)	$1.1
Store-Level Profit Margin(2)	22%
Net Capital Expenditures per Unit	$0.6
Cash-on-Cash Return(3)	40%

(1)AUV represents the total trailing twelve-month store revenue of operating stores in the comparable store base, divided by the number of stores in the comparable store base.
(2)Store-Level Profit Margin represents Store-Level Profit as a percentage of store revenue.
(3)Cash-on-Cash Return is calculated as trailing twelve months Store-Level Profit after the store enters the comparable store base (which occurs after month 18) divided by total investment costs (net of tenant improvement allowances).

Proven Portability
With stores in seven states, we have demonstrated that our model performs well across a wide range of markets. Our brand translates well across geographies, thanks to its broad appeal, flexible formats, and focus on guest experience.

PROVEN PORTABILITY[1]

Established
Growing
Whitespace
12
34
8
3
7
52
42

_________________
As of June 30, 2025.
Our volumes and profitability yield attractive returns across our existing markets, and our Same Store Sales Growth is generated by both new openings and seasoned stores. We expect our brand awareness will continue to increase as we densify markets. When coupled with our strategies around menu innovation, digital, and loyalty, we believe that increased brand awareness will drive sustained Same Store Sales Growth and higher AUVs.
_________________
(1)Includes stores that have been open for 18 months or longer as of June 30, 2025.
Strategies for Continued Growth
Expanding Our Store Footprint in New and Existing Markets
We are in the early stages of our long-term growth journey, with significant whitespace in both existing and new markets. We have a robust pipeline for development to support future anticipated growth. In the near term, we expect to open approximately 30 stores in 2025 and expect our future average annual store growth to be consistent with our approximately 20% historical average annual store growth from 2020 through 2024. We believe that we can achieve 1,000 stores by 2035, with ample whitespace in our existing markets to support this growth. We expect to favor growth in markets where we currently have a presence while also taking a disciplined and methodical approach to enter new markets where we anticipate successful expansion to achieve our growth goals.
Existing Markets
Our positive momentum and success of new openings confirms the significant demand for new Black Rock stores. We will focus our growth in existing markets where we believe there is an opportunity to increase density with minimal sales transfer. We also believe there is upside in our brand awareness that will enable further growth of our AUVs in these markets. In addition, we intend to continue growing in our more established markets like Oregon and Washington and will responsibly build stores in additional cities within our existing states as we see opportunity to do so.
New Markets
We have achieved success and demonstrated portability across seven states as of June 30, 2025. Our whitespace opportunity extends beyond these existing markets. We have the brand strength, offering, portable unit economics, people, culture, and infrastructure to support our long-term expansion across the country. Our momentum gives us confidence. For example, in Phoenix, we scaled from two stores in 2017 to 41 by the end of 2024, growing sales from $2 million to $56 million, while growing AUVs from $1.1 million to $1.5 million, as well as improving margins and brand awareness over that same period. We have also opened another three stores in Phoenix during the first half of 2025.

Continuous Menu Innovation
Menu innovation is core to our brand. We regularly develop new offerings in partnership with our team and community in an effort to ensure our menu is relevant and exciting. Each seasonal marketing window provides an innovative coffee-based offering that highlights our commitment to our coffee forward culture.

SIP the
OUTDOORS
CAMP BLACK ROCK
BREW AND WANDER
SUMMER
SMORE'S
Old Town espresso
with a chocolate base,
toasted marshmallow cold foam,
and graham cracker crumbs.
CAMP BLACKROCK
EST 2008
"BREW AND
WANDER"
FUEL YOUR STORY
BLACK ROCK
COFFEE BAR™

FALL DRINKS HAVE ARRIVED
PUMPKIN BLONDIE
BLACK ROCK
COFFEE BAR™
BLACK ROCK
COFFEE BAR™

For the year ended December 31, 2024 and the six months ended June 30, 2025, our Fuel and Frozen Fuel energy drinks accounted for approximately 22% and 24% of our total revenue, respectively. Iced Fuel is available in Original, Organic, and Sugar-Free varieties, each providing a refreshing boost. For those seeking a cooler option, our Frozen Fuel delivers a revitalizing experience. Guests can further personalize their drinks from a selection of 33 flavors with dozens of flavor combinations as well as add-ons like Dried Fruit and Make it Sour, further enhancing their Fuel experience.

Mai Tai

Red Raspberry, Lime,
Mango & Orange Juice

Fuel
YOUR
Story

Teal

Blue Raspberry, Passionfruit
& Apple Juice

BLACK ROCK
COFFEE BAR™

Purple Galaxy

Blue Raspberry
& Red Raspberry

Fuel
YOUR
Story

POP!

Pineapple, Orange
& Passionfruit

BLACK ROCK
COFFEE BAR™

Building Loyalty Through Our Differentiated Tech-Enabled Approach
We continue to invest in technology that supports human connection. Our mobile application and loyalty program streamline service while enabling personalized marketing and data-driven insights.
•Digital – At 15% of store revenue for the three months ended June 30, 2025, our digital strategy is still in its early stages. Mobile orders reduce wait times, increase throughput, and showcase trending items in-store and in-app.
•Loyalty – Since launching in June 2024, we have gained more than 1.8 million loyalty members and seen guests visit 129% more often following their enrollment into our loyalty program (based on a review of the transaction history of approximately 1,200 loyalty members in the 90 days before and after joining the loyalty program). This behavior drives higher frequency and larger check sizes.
By building digital tools that serve—not replace—human interaction, we are strengthening the bond between guests and our brand. In addition to our investments into in-store technology, we also utilize third-party delivery to serve our guests off-premises. Third-party delivery comprised 8.6% of store revenue for the six months ended June 30, 2025.
Fueling Brand Growth
Every new Black Rock location deepens brand visibility and introduces more guests to our Fuel Your Story philosophy. Our consistent, friendly barista interactions, premium beverages, and fast service turn each store into a medium for future connections.
To support growth, we invest in marketing strategies that drive awareness and connection:
•Local Community Engagement – As we expand, we tailor outreach efforts to local markets. Our baristas actively engage in their communities, helping to build trust and familiarity. In 2025, we have provided support to over 200 local businesses and high schools through donations, including gift cards and drinks, continuing our commitment to strengthening the communities we serve.
•Growing Our Social Community – Our enthusiastic, growing fan base engages with Black Rock across social channels, and we meet them with timely content, branded moments, and community storytelling.
•Exclusive Products – Our in-house Fuel line and other branded items, such as our K-Cup pods, custom blend roasted beans, and cold brew bags offer powerful brand touchpoints. This keeps Black Rock top of mind whether guests are in-store or on the go.

FUEL UP!
CAFFEINE IS LIFE
Single Serve Cups
STEEL BRIDGE
DARK ROAST
BLACK ROCK COFFEE BAR™
24
Single Serve Cups
STEEL BRIDGE DARK ROAST

Leverage Infrastructure
Our investments in people, facilities, and technology have built a strong foundation for scalable growth.
•People-First Organization – With strong internal promotion practices and new key hires across functions, we are building a leadership bench ready to support expansion. Our team-first culture keeps us aligned as we grow.
•Roasting Facilities – Our two roasting centers ensure freshness, consistency, and capacity to support national growth.
•Supply Chain – A robust distribution network supports multi-state operations and helps us deliver high-quality products at scale.
•Technology Infrastructure – We have built an integrated digital platform that supports everything from inventory control to real-time sales tracking and predictive scheduling. These systems help to reduce waste, control prime costs, and streamline daily operations.
•Product Innovation – Our exclusive Fuel energy drinks were developed in-house, allowing us to capture greater margins and offer unique products that differentiate us in the market.
Concurrent Refinancing
Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into new credit facilities in an aggregate principal amount of $75.0 million, consisting of (i) a term loan in an aggregate principal amount of $50.0 million (the “New Term Loan”), and (ii) a $25.0 million revolving credit facility (the “New Revolving Credit Facility,” and together with the New Term Loan, the “New Credit Facilities”). Black Rock OpCo intends to use the net proceeds of the New Term Loan, together with a portion of the net proceeds it receives from this offering, to repay all amounts outstanding under our existing Credit Facility. These transactions are collectively referred to herein as the Refinancing. As of June 30, 2025, there was $108.2 million in aggregate outstanding principal balance under our existing Credit Facility. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”
Summary Risk Factors
Our business is subject to a number of risks of which you should be aware before making a decision to invest in our Class A common stock. These risks are more fully described in “Risk Factors” immediately following this prospectus summary. These risks include, among others, the following:
•our history of losses and achieving or maintaining profitability in the future;
•evolving consumer preferences and tastes or changes in consumer spending;
•our ability to compete with other coffee stores, quick service restaurants and convenience stores;
•our ability to successfully open new stores or establish new markets while managing our growth effectively and maintaining our culture;
•the risks associated with our marketing programs;
•the impact of food safety issues and food-borne illness concerns;
•the risks associated with damage to our brand or reputation;
•the risks associated with the interruption of our supply chain;
•the risks associated with leasing property;
•the risks associated with the geographical concentration of our stores;

•the impact of increases in labor costs, labor shortages, and our ability to identify, recruit and retain qualified individuals;
•the impact of failures, outages, or sub-standard performance of our information technology systems;
•the impact of cybersecurity breaches and incidents;
•the risks associated with our ability to protect our intellectual property;
•no market currently exists for our Class A common stock, and an active, liquid trading market for our Class A common stock may not develop, which may cause our Class A common stock to trade at a discount from the initial offering price and make it difficult for you to sell the Class A common stock you purchase;
•we cannot predict the effect our multi class structure may have on the market price of our Class A common stock;
•the Tax Receivable Agreement requires us to make cash payments to the TRA Parties in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial;
•our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners;
•the significant influence our Co-Founders will have over us after the Transactions, including control over decisions that require the approval of shareholders;
•the impact of general market, economic or political conditions; and
•the other factors discussed under “Risk Factors.”
Organizational Structure
In connection with the closing of this offering, we will undertake certain organizational transactions subsequent to which we will conduct our business through what is commonly referred to as an “Up-C” structure, which is often used by partnerships and limited liability companies when they decide to undertake an initial public offering. Unless otherwise stated or the context otherwise requires, all information in this prospectus reflects the consummation of the Transactions.
Following the consummation of the Transactions (as more fully described under “Organizational Structure”), we will be a holding company. Our sole material asset will be our equity interest in Black Rock OpCo, which, through its direct and indirect subsidiaries, conducts all of our operations. Because Black Rock Coffee Bar, Inc. will be the sole managing member of Black Rock OpCo, we will indirectly operate and control all of the business and affairs (and will consolidate the financial results) of Black Rock OpCo and its subsidiaries.
Prior to the consummation of the Transactions, the capital structure of Black Rock OpCo consists of three classes of membership interests: Common Units, Preferred Units and Incentive Units.
In connection with the consummation of this offering, we will complete a series of reorganization transactions, including: (i) the seventh amendment and restatement of the Black Rock OpCo LLC Agreement to, among other things, effect a recapitalization in which all existing ownership interests in Black Rock OpCo are converted into one class of LLC Units; (ii) the amendment and restatement of the Black Rock Coffee Bar, Inc. certificate of formation to, among other things, authorize three classes of common stock; (iii) Black Rock Coffee Bar, Inc.’s acquisition of common units held by the Blocker Companies pursuant to the Blocker Mergers; and (iv) Black Rock Coffee Bar, Inc.’s designation as managing member of Black Rock OpCo. See “Organizational Structure” and “Certain Relationships and Related Party Transactions” for additional information.
Prior to the completion of the offering, Black Rock Coffee Bar, Inc. and Black Rock OpCo will enter into a Tax Receivable Agreement with the TRA Parties. This Tax Receivable Agreement will provide for the payment by Black Rock Coffee Bar, Inc. to the TRA Parties of 85% of the benefits, if any, that Black Rock Coffee Bar, Inc. is deemed to realize (calculated using certain assumptions) as a result of certain tax attributes and benefits covered by the Tax Receivable Agreement. Assuming no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect the tax savings associated with the purchase of LLC Units in connection with this offering, together with future redemptions or exchanges of all remaining LLC Units owned by the TRA Parties pursuant to the Black Rock OpCo LLC Agreement as described above, would aggregate to approximately $178.8 million over 15 years from the date of this offering based on the assumed initial public offering price of $17.00 per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus), and assuming all redemptions or exchanges would occur immediately after the initial public offering for the remaining ownership of Black Rock OpCo not acquired by Black Rock Coffee Bar, Inc. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $152.0 million over the 15-year period from the date of this offering, to the TRA Parties. The actual amounts we will be required to pay under the Tax Receivable Agreement may be significantly different from the amounts described in the preceding sentence. See “Risk Factors—Risks Related to Our Organizational Structure” and “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for additional information regarding the Tax Receivable Agreement.
The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.

Continuing Equity Owners[1]
Blocker Shareholders
Investors in this Offering
Co-Founders
Class B common stock
• 6.8% voting interest
• no economic interest
Class A common stock
• 0.4% voting interest
• 1.6% economic interest
Class A common stock
• 7.0% voting interest
• 30.8% economic interest
Class C common stock
• 85.8% voting interest
• no economic interest
Black Rock Coffee Bar, Inc.
Texas Corporation
(Issuer)
LLC Units
• 30.0% economic interest
Sole Managing Member LLC Interests
• 32.3% economic interest
LLC Units
• 37.7% economic interest
Black Rock Coffee Holdings, LLC
(OpCo)
Operating Subsidiaries

_________________
(1)Includes ownership by our Sponsor; excludes ownership by our Co-Founders and certain of their affiliates that hold Class C common stock as shown.

We intend to use all of the net proceeds we receive from this offering to purchase (i) newly issued LLC Units from Black Rock OpCo, (ii) LLC Units from our Sponsor (and retire the corresponding shares of Class B common stock) and (iii) LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock). In the event the underwriters exercise their option to purchase additional shares of Class A common stock, we intend to use any proceeds from such exercise (i) to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B or Class C common stock, as applicable) and, (ii) to the extent there are remaining proceeds, to purchase newly issued LLC Units from Black Rock OpCo. See “Organizational Structure,” “Use of Proceeds,” “Certain Relationships and Related Party Transactions” and “Principal Shareholders.”
Subject to the terms and conditions of the Black Rock OpCo LLC Agreement, the Continuing Equity Owners will have the right to have Black Rock OpCo redeem their LLC Units for shares of Class A common stock on a one-for-one basis or, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), a corresponding amount of cash, in either case, contributed to Black Rock OpCo by Black Rock Coffee Bar, Inc., unless Black Rock Coffee Bar, Inc. elects, in its sole discretion (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), to effect such transaction as a direct exchange with the relevant Continuing Equity Owner. Upon any such redemption or exchange of LLC Units, the corresponding shares of Class B common stock or Class C common stock held by such Continuing Equity Owner will be surrendered and immediately canceled. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement” for additional information regarding such redemption and exchange rights.
Corporate Information
Black Rock Coffee Bar, Inc., the issuer of the Class A common stock in this offering, was originally incorporated as a Delaware corporation on May 2, 2025 and in June 2025 re-domiciled to be incorporated in Texas. Our principal executive offices are located at 9170 E. Bahia Drive, Suite 101, Scottsdale, AZ 85260. Our telephone number is (458) 256-9668. Our corporate website address is www.br.coffee. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.
Implications of Being an Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). We will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the consummation of this offering; (ii) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which we are deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. As an emerging growth company:
•we will present in this prospectus only two years of audited annual financial statements, plus any required unaudited financial statements, and related management’s discussion and analysis of financial condition and results of operations;
•we will avail ourselves of the exemption from the requirement to obtain an attestation and report from our independent registered public accounting firm on the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•we will provide less extensive disclosure about our executive compensation arrangements; and
•we will not require shareholder non-binding advisory votes on executive compensation or golden parachute arrangements.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act; however, we may adopt certain new or revised accounting standards early. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Controlled Company Exemptions
After the completion of this offering, our Co-Founders and certain of their affiliates will continue to beneficially own shares representing more than 50% of the voting power of shares of our common stock eligible to vote in the election of directors. As a result, we will be a “controlled company” within the meaning of the Nasdaq corporate governance standards and may elect not to comply with certain corporate governance standards, including that: (i) a majority of our board of directors (the “Board”) consist of independent directors; (ii) our Board have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) our Board have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.
Following this offering, we intend to utilize these exemptions. Accordingly, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. In the event that we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods.
If at any time we cease to be a controlled company, we will take all action necessary to comply with the independence requirements, including by having a majority of independent directors on our Board and by ensuring we have a compensation committee and nominating and corporate governance committee, each composed entirely of independent directors, subject to any permitted “phase-in” period.
For additional information, see “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—Upon the listing of our Class A common stock on the Nasdaq Global Market, we will be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for, and intend to rely on, exemptions and relief from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”

THE OFFERING

Class A common stock offered by us	14,705,882 shares (plus up to an additional 2,205,882 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class A common stock to be outstanding immediately after this offering	15,467,125 shares (or 17,673,007 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class B common stock to be outstanding immediately after this offering	14,331,482 shares (or 13,135,069 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Class C common stock to be outstanding immediately after this offering	18,017,003 shares (or 17,384,492 shares if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

LLC Units to be held by us immediately after this offering
15,467,125 LLC Units, representing an approximately 32.3% economic interest in Black Rock OpCo (or 17,673,007 LLC Units, representing an approximately 36.7% economic interest in Black Rock OpCo, if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Total LLC Units to be outstanding	47,815,610 LLC Units (or 48,192,568 LLC Units if the underwriters exercise their option to purchase additional shares of Class A common stock in full).

Use of proceeds
We estimate that the net proceeds from the sale of our Class A common stock in this offering, after deducting the estimated underwriting discount and estimated offering expenses payable by us, will be approximately $232.5 million (assuming the underwriters do not exercise their option to purchase additional shares) based on an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus).
We intend to use all of the net proceeds from this offering to purchase (i) newly issued LLC Units from Black Rock OpCo, (ii) LLC Units from our Sponsor (and retire the corresponding shares of Class B common stock) and (iii) LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock). In the event the underwriters exercise their option to purchase additional shares of Class A common stock, we intend to use any proceeds from such exercise (i) to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B or Class C common stock, as applicable) and, (ii) to the extent there are remaining proceeds, to purchase newly issued LLC Units from Black Rock OpCo. The foregoing purchases of LLC Units will be at a price per unit equal to the public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions. Black Rock OpCo currently intends to use the net proceeds it receives from this offering, together with proceeds from the Refinancing and the Co-Founder Contribution, (i) to repay all $113.2 million of outstanding borrowings under the Credit Facility, (ii) to pay estimated offering expenses of $6.5 million and, (iii) to the extent there are remaining proceeds, for general corporate purposes.

Directed share program
At our request, the underwriters have reserved up to 5% of the shares of Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain friends and family members of our Co-Founders. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. See “Underwriting—Directed Share Program” for additional information.

Indication of interest
The cornerstone investor has indicated an interest in purchasing up to $30.0 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investor as they will from any other shares of Class A common stock sold to the public in this offering.

Voting rights
Holders of shares of our Class A common stock, our Class B common stock and Class C common stock will vote together as a single class on all matters presented to shareholders for their vote or approval, except as otherwise required by law or our amended and restated certificate of formation.

Each share of our Class A common stock and Class B common stock entitles its holder to one vote on all matters to be voted on by shareholders generally.

Each share of our Class C common stock entitles its holder to ten votes on all matters to be voted on by shareholders generally. See “Description of Capital Stock.”

Redemption rights of holders of LLC Units
Prior to this offering, we will amend and restate the Black Rock OpCo LLC Agreement so that the Continuing Equity Owners may (subject to the terms of such limited liability company agreement), elect to have Black Rock OpCo redeem their LLC Units for either shares of Class A common stock on a one-for-one basis or at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), a corresponding amount of cash, in either case, contributed to Black Rock OpCo by Black Rock Coffee Bar, Inc., unless Black Rock Coffee Bar, Inc. elects, in its sole discretion (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), to effect such transaction as a direct exchange with the relevant Continuing Equity Owner. Upon any such redemption or exchange of LLC Units, the corresponding shares of Class B common stock or Class C common stock will be canceled. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement.”

Dividend Policy
We have no current plans to pay dividends on our Class A common stock and our ability to pay dividends on our common stock is limited by the covenants of the credit agreements governing our Credit Facility. See “Dividend Policy.” The declaration, amount and payment of any future dividends will be at the sole discretion of our Board. Our Board may take into account general economic and business conditions, our financial condition and operating results, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, and implications on the payment of dividends by us to our shareholders or by our subsidiaries (including Black Rock OpCo) to us, and such other factors as our Board may deem relevant. Holders of our Class B common stock and Class C common stock do not have any economic rights or any right to receive dividends (except for certain in-kind dividends), or to receive a distribution upon a liquidation, dissolution, or winding up of Black Rock Coffee Bar, Inc., with respect to their Class B common stock or Class C common stock.
Black Rock Coffee Bar, Inc. is a holding company and has no material assets other than a controlling equity interest in Black Rock OpCo. The Black Rock OpCo LLC Agreement that will be in effect at the time of this offering provides that certain distributions to cover the taxes of the holders of LLC Units will be made based upon assumed tax rates and other assumptions provided in such limited liability company agreement. Additionally, in the event Black Rock Coffee Bar, Inc. declares any cash dividend, we intend to cause Black Rock OpCo to make distributions to Black Rock Coffee Bar, Inc., in an amount sufficient to cover such cash dividends declared by us. If Black Rock OpCo makes such distributions to Black Rock Coffee Bar, Inc., the other holders of LLC Units will also be entitled to receive the respective equivalent pro rata distributions in accordance with their respective ownership of vested LLC Units.

Tax Receivable Agreement
Upon the completion of this offering, we will be a party to the Tax Receivable Agreement with Black Rock OpCo and the TRA Parties. Under the Tax Receivable Agreement, we generally will be required to pay to the TRA Parties 85% of the amount of tax benefits, if any, that we actually realize (or in some circumstances are deemed to realize) as a result of (i) Basis Adjustments and (ii) payments made under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these tax benefits. See “Organizational Structure—Organizational Structure Following the Transactions.”

Risk factors
See “Risk Factors” beginning on page 36 of this prospectus and other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to invest in our Class A common stock.

Controlled company exemption	Upon completion of this offering, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

Trading symbol	“BRCB.”

In this prospectus, the number of shares of our common stock to be outstanding after this offering is based on 15,467,125 shares of our Class A common stock, 14,331,482 shares of our Class B common stock and 18,017,003 shares of our Class C common stock outstanding as of June 30, 2025, in each case, after giving effect to the Transactions.

Except as otherwise indicated, the number of shares of our common stock to be outstanding after this offering does not include:
•32,348,485 shares of Class A common stock reserved for issuance upon redemption or exchange of LLC Units that will be held by the Continuing Equity Owners on a one-for-one basis; and
•4,303,405 shares of Class A common stock reserved for future issuance under our 2025 Incentive Award Plan (the “2025 Plan”), which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part (which number includes 1,163,339 shares of our Class A common stock subject to restricted stock unit awards and stock options that will be granted to certain of our employees and directors pursuant to our 2025 Plan substantially concurrently with the consummation of this offering, based upon an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus)).
In addition, our 2025 Plan provides for annual automatic increases in the number of shares reserved thereunder.
Except as otherwise indicated, all information in this prospectus assumes:
•an initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover of this prospectus);
•no exercise of the underwriters’ option to purchase additional shares of Class A common stock;
•no purchase of shares of our Class A common stock through the directed share program as described in “Underwriting—Directed Share Program”; and
•the completion of the Transactions described under “Organizational Structure,” including the amendment and restatement of the Black Rock OpCo LLC Agreement that converts all existing ownership units in Black Rock OpCo that are not redeemed in connection with the consummation of this offering into 33,179,602 LLC Units as well as the filing of our amended and restated certificate of formation.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
The following tables present the summary historical financial and other data for Black Rock OpCo. Black Rock OpCo is the accounting predecessor of Black Rock Coffee Bar, Inc. for financial reporting purposes. The summary historical consolidated statements of operations data and summary of cash flows data for the years ended December 31, 2024 and 2023, and the summary balance sheet data as of December 31, 2024, are derived from the audited consolidated financial statements of Black Rock OpCo included elsewhere in this prospectus. The summary historical consolidated statements of operations data and summary cash flows data for the six months ended June 30, 2025 and 2024, and the summary balance sheet data as of June 30, 2025, are derived from the unaudited condensed consolidated financial statements of Black Rock OpCo included elsewhere in this prospectus. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements included in this prospectus and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the financial information contained in those statements. Historical results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and our results of any interim period are not necessarily indicative of the results that may be expected for any full fiscal year. The information set forth below should be read together with “Unaudited Pro Forma Combined and Consolidated Financial Information,” “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Organizational Structure” and the audited financial statements and the accompanying notes included elsewhere in this prospectus.
The summary unaudited pro forma combined and consolidated financial information of Black Rock Coffee Bar, Inc. presented below, has been derived from our unaudited pro forma combined and consolidated financial information included elsewhere in this prospectus. The summary unaudited pro forma combined and consolidated financial information as of and for the year ended December 31, 2024, gives pro forma effect to the Transactions set forth in the “Organizational Structure” section of this prospectus, including the consummation of this offering, as if all such transactions had occurred on January 1, 2024, with respect to the statements of operations data, and June 30, 2025, with respect to the balance sheet data. The summary unaudited pro forma combined and consolidated financial information includes various estimates which are subject to material change and may not be indicative of what our operations or financial position would have been had this offering and related transactions taken place on the dates indicated, or that may be expected to occur in the future. See “Unaudited Pro Forma Combined and Consolidated Financial Information” for a complete description of the adjustments and assumptions underlying the summary unaudited pro forma combined and consolidated financial information. The presentation of the summary unaudited pro forma combined and consolidated financial information is prepared in conformity with Article 11 of Regulation S-X.
The summary historical financial and other data of Black Rock Coffee Bar, Inc. has not been presented because Black Rock Coffee Bar, Inc. is a newly incorporated entity and has had no business transactions or activities to date, besides our initial capitalization, the Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part.

	Black Rock OpCo				Black Rock Coffee Bar, Inc. Pro Forma (1)
Historical Consolidated Statements of Operations Data:	Six Months Ended June 30,		Year Ended December 31,		Year Ended December 31,
	2025	2024	2024	2023	2024

	($ in thousands, except share and per share amounts)
Store revenue	$95,110	$76,542	$160,682	$132,961	$160,682
Other	104	108	235	201	235
Total revenue	95,214	76,650	160,917	133,162	160,917
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	27,355	22,258	46,491	41,923	46,491
Labor and related expenses	19,803	16,502	35,132	30,236	35,132
Occupancy and related expenses	7,607	6,415	13,107	10,832	13,107
Other store operating expenses	12,804	9,820	21,172	17,286	21,172
Total store operating costs and expenses	67,569	54,995	115,902	100,277	115,902
Selling, general and administrative expenses	14,740	12,563	25,261	20,313	31,895
Depreciation and amortization	5,826	4,801	10,364	8,523	10,364
Pre-opening costs	1,561	1,284	3,357	2,007	3,357
Total operating expenses	89,696	73,643	154,884	131,120	161,518
Income (loss) from operations	5,518	3,007	6,033	2,042	(601)
Interest expense, net	(6,157)	(5,115)	(11,115)	(10,949)	(4,345)
Other income (expense), net	(1,084)	(1)	(1,835)	566	(5,664)
Loss before income taxes	(1,723)	(2,109)	(6,917)	(8,341)	(10,610)
Income tax expense (benefit)	222	126	270	357	(738)
Net loss	(1,945)	(2,235)	(7,187)	(8,698)	(9,872)
Net income attributable to noncontrolling interest	—	20	20	119	—
Net loss attributable to Black Rock Coffee Holdings, LLC	$(1,945)	$(2,255)	$(7,207)	$(8,817)	$(9,872)
Pro forma net loss attributable to noncontrolling interest					(6,680)
Pro forma net loss attributable to Black Rock Coffee Bar, Inc.					(3,193)
Basic and diluted net loss per share					$(0.21)
Shares used in basic and diluted per share calculations					15,467,125

(1)Pro forma figures give effect to the Transactions, including this offering. See “Unaudited Pro Forma Combined and Consolidated Financial Information” for a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments.

	As of June 30, 2025
Historical Consolidated Balance Sheet Data:	Black Rock OpCo	Black Rock Coffee Bar, Inc. Pro Forma(1)

	($ in thousands)
Balance Sheet Data:
Cash and cash equivalents	$14,640	$34,891
Total assets	244,619	286,462
Working capital (deficit)(2)	(10,113)	16,860
Temporary equity	254,314	—
Total liabilities, temporary equity, members’ deficit and noncontrolling interest	244,619	286,462

(1)Pro forma figures give effect to the Transactions, including this offering. See “Unaudited Pro Forma Condensed and Consolidated Financial Information” for a detailed presentation of the unaudited pro forma information, including a description of the transactions and assumptions underlying the pro forma adjustments.
(2)We define working capital as current assets less current liabilities.

	Six Months Ended June 30,		Year Ended December 31,
Summary of Cash Flows:	2025	2024	2024	2023

	($ in thousands)
Net cash provided by operating activities	$8,419	$5,339	$13,305	$5,167
Net cash used in investing activities	(15,143)	(11,779)	(22,921)	(15,446)
Net cash provided by financing activities	11,137	7,700	2,643	21,562
Net increase (decrease) in cash and cash equivalents	4,413	1,260	(6,973)	11,283
Cash and cash equivalents at beginning of period	10,227	17,200	17,200	5,917
Cash and cash equivalents at end of period	14,640	18,460	10,227	17,200

Select Key Performance Measures
The following tables summarize our key performance measures for the years ended December 31, 2024 and 2023. For additional information about the definitions and calculations of our key performance measures, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Measures and Non-GAAP Financial Measures.”

	Six Months Ended June 30,		Year Ended December 31,
Other Financial and Operational Data:	2025	2024	2024	2023

	($ in thousands)
Total Stores (End of Period)	158	137	149	125
Net New Store Openings(1)	9	12	24	21
Same Store Sales Growth(2)	10.1%	3.4%	6.3%	5.1%
Average Unit Volume(3)	$1,226	$1,158	$1,186	$1,170
Store revenue	$95,110	$76,542	$160,682	$132,961
Store-Level Profit(4)	$27,541	$21,547	$44,780	$32,684
Store-Level Profit Margin(4)	29.0%	28.2%	27.9%	24.6%
Adjusted EBITDA(4)	$14,063	$10,798	$20,194	$14,394
Adjusted EBITDA Margin(4)	14.8%	14.1%	12.5%	10.8%

(1)The presentation of Net New Store Openings, Same Store Sales Growth and AUV excludes 14 Roasters locations we owned for a total of 28 months that were divested in May 2023 pursuant to the terms of a legal settlement (see Note 5 to our audited consolidated financial statements elsewhere in this prospectus). Net New Store Openings reflects the 2023 closure of a single store located within a stadium venue; this location was not one of our typical drive-thru locations and the closure reflects a decision to focus on our core development strategy. Same Store Sales Growth and AUV exclude this location.
(2)Same Store Sales Growth reflects the change in year-over-year sales for the comparable store base.
(3)AUVs for any trailing twelve-month period consist of the store revenue for all stores in the comparable store base. AUVs are calculated by dividing store revenue by the total number of stores included in our comparable store base.
(4)Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are included in this prospectus because they are non-GAAP financial measures used by management and our Board to assess our financial and operating performance. Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures of our financial performance and should not be considered as alternatives to income from operations or net loss as a measure of financial performance or any other performance measure derived in and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP. For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of each non-GAAP metric and a discussion of Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of each measure to its most directly comparable GAAP measure. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. Our measures of Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin may be different than a similarly titled measure used by other companies.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below as well as the other information in this prospectus, including our consolidated financial statements and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Class A common stock. The occurrence of any of the events or developments described below could adversely affect our business, results of operations, financial condition, and prospects. In such an event, the market price of our Class A common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently believe are not material may also impair our business, results of operations, financial condition, and prospects.
Risks Related to Our Business and Industry
We have a history of losses and, especially if we continue to grow at an accelerated rate, we may not achieve or maintain profitability in the future.
We have incurred net losses each year since our inception, including net losses of $7.2 million and $8.7 million for the years ended December 31, 2024 and 2023, respectively. For the six months ended June 30, 2025 and June 30, 2024, we incurred net losses of $1.9 million and $2.2 million, respectively. We anticipate that our operating expenses will increase substantially in the foreseeable future, in particular, as we continue to open new stores, expand marketing channels and operations, hire additional team members and increase other general and administrative costs. Furthermore, as a public company, we will incur additional legal, accounting, and other expenses that we did not incur as a private company. As a result, our net losses may continue and we may not achieve profitability for the foreseeable future.
In addition, the capital expenditure requirements to open a new store have increased and may continue to increase. Further, we currently expect that all of our new store openings in 2025 and beyond will have drive-thru pick-up capabilities, which require significant additional capital expenditures as stores with drive-thru pick-up capabilities are typically larger, resulting in higher real estate costs as well as incremental infrastructure and construction costs.
These efforts and additional expenses may prove more expensive than we expect, and we cannot guarantee that we will be able to increase our revenue to offset such expenses. Our revenue growth may slow or our revenue may decline for a number of other reasons, including reduced demand for our products, increased competition, or if we cannot capitalize on growth opportunities. If our revenue does not grow at a greater rate than our operating expenses, we will not be able to achieve profitability.
Food safety and quality concerns may negatively impact our brand, business and results of operations.
Incidents or reports, whether true or not, of food-borne or water-borne illness or other food safety issues, food contamination or tampering, employee hygiene and cleanliness failures, allergen cross-contamination or improper employee conduct at our stores could lead to product liability or other claims. Such incidents or reports could negatively affect our brand and reputation as well as our business, revenue and results of operations. Similar incidents or reports occurring at coffee and convenience stores unrelated to us could likewise create negative publicity, which could negatively impact consumer behavior towards us. If any guest becomes, or is under the belief that they have become, ill due to a food safety issue, we may temporarily close some stores, which would adversely impact our results of operations. Furthermore, while we require our third-party suppliers and distributors to comply with our food safety standards, we do not have control over their manufacturing and packaging processes. In addition, we also do not have control over handling procedures once our products have been shipped for distribution. We may need to recall or withdraw some or all of our products if they become damaged, contaminated, adulterated, misbranded, whether caused by us or someone in our manufacturing or supply chain. Our products may also be subject to food recalls or other regulatory warnings promulgated by the U.S. Food and Drug Administration (the “FDA”) or other regulatory bodies. A recall or withdrawal could result in destruction of ingredients and inventory, negative publicity, temporary facility closings for us or our third-party suppliers and distributors, supply chain interruption, substantial costs of compliance or remediation, fines, and increased scrutiny by federal, state, and foreign regulatory agencies.
Food safety issues may be caused by a variety of factors, many of which are out of our control. For example, these incidents may occur when guests or other individuals, including employees, enter our store while ill and contaminate ingredients, surfaces, or other individuals. We cannot guarantee that food and beverage items will be properly maintained throughout the supply and delivery chain. Any food safety issue arising from a distributor or supplier will likely affect multiple locations rather than a single store. The risk of food safety issues is also increased with respect to orders delivered through third-party delivery service providers, as we often have limited or no control over how the food or beverages are delivered. In addition, our stores and roasteries are subject to review and examination by local, state and federal authorities, which may result in temporary or permanent closures. Such closures may negatively impact results and damage our brand.
We cannot guarantee that our internal controls and training will be fully effective in preventing all food-borne illnesses. Our future initiatives may require new or increased food safety measures, which we may not be successful in implementing. New illnesses resistant to our, or our third-party suppliers or distributors’, current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our stores could negatively affect sales at all our stores if highly publicized. This risk exists even if it were later determined that the illness was wrongly attributed to one of our stores. Additionally, even if food-borne illnesses were not identified at our stores, our revenue could be adversely affected if instances of food-borne illnesses at other coffee and beverage chains were highly publicized.
Evolving consumer preferences and tastes, including public or medical opinions about caffeine and sugar consumption, or changes in consumer spending may adversely affect our business.
Our continued success depends on our ability to attract and retain guests. Our financial results could be adversely affected by a shift in consumer spending away from our products, changes in attitudes regarding diet and health (including use of weight-loss or appetite-suppressing drugs), decreases in general discretionary consumer spending (including due to lack of or decreasing consumer confidence or inflation), lack of guest acceptance of new products (including due to price increases necessary to cover the costs of new products or higher input costs) or platforms (including changes to our mobile application or loyalty rewards programs or other marketing initiatives), decline in our brand perception or competitiveness in the marketplace (including due to the emergence of new competitors or expansion of our existing competitors), a reduction in individual vehicle ownership, which in turn may reduce the usefulness and convenience of our stores, or a reduction in guest demand for our current offerings as new products are introduced. We may not be successful in introducing new products included on our menu or new features to our mobile application, including in connection with the ongoing implementation of our loyalty program, which was introduced in June 2024.
In addition, most of our beverages contain sugar, caffeine, dairy products, and other compounds, such as artificial coloring, the health effects of which are the subject of public and regulatory scrutiny, including the suggestion of linkages to a variety of adverse health effects. There is increasing consumer awareness of health risks that are attributed to ingredients we use, including obesity, increased blood pressure and heart rate, anxiety and insomnia, as well as increased consumer litigation based on alleged adverse health impacts of consumption of various food and beverage products, including those associated with caffeine and sugar. While we offer alternatives, including caffeine-free beverages and reduced sugar and sugar-free items, negative publicity, or an unfavorable report on the health effects of sugar, caffeine or other ingredients in our products or changes in public perception of these ingredients could significantly reduce the demand for our products.
In addition, social media has contributed to an increase in “secret menu” style drinks that are not created or marketed by us. Such drinks can be ordered by guests, for example, by asking for specific combinations of flavors or ingredients. We have no control over such trends and may not become timely aware of them. Such trends may also result in the mixture of ingredients in ways that could be perceived negatively, including with regard to health effects, and such perception could harm our business.
Further, an unfavorable report on the health effects of caffeine, other ingredients in energy drinks or energy drinks generally, or criticism or negative publicity regarding the caffeine content and/or any other ingredients in our Fuel energy drink or energy drinks generally, including product safety concerns, could have an adverse effect on our business, reputation, financial condition and results of operations. Articles critical of the caffeine content and/or other ingredients in energy drinks and/or articles indicating certain health risks of energy drinks have been published in recent years. We believe the overall growth of the energy drink market in the United States may have been negatively impacted by the ongoing negative publicity and comments that continue to appear in the media questioning the safety of energy drinks, and suggesting limitations on their ingredients (including caffeine), and/or the levels thereof, and/or imposing minimum age restrictions for consumers. If reports, studies or articles critical of caffeine and/or energy drinks continue to be published or are published in the future, or additional voluntary measures are taken, they could adversely affect the demand for our products. If we are unable to satisfy all criteria set forth in any model energy drink guidelines, including, without limitation, those adopted by the American Beverage Association, and/or any international beverage associations, it could negatively affect our overall reputation, which in turn could have a negative impact on our business, financial condition and results of operations.
A decrease in guest traffic as a result of these health concerns or negative publicity could significantly reduce the demand for our products and could harm our business.
We may not be able to compete successfully with other coffee stores, quick service restaurants and convenience stores, including the growing number of coffee delivery options.
The food service and restaurant industry, including the specialty coffee market, is intensely competitive. We expect competition in this market to continue to be fierce as we compete on a variety of fronts, including convenience, taste preferences, price, quality, service, location brand reputation, digital engagement, loyalty incentives, quality of user experience on and consistent performance of our website and mobile application, and the ambience and condition of each store. Our stores compete with national, regional and local coffee chains, quick service restaurants (“QSRs”), and convenience stores for guests, store locations and qualified management and other staff. If our stores cannot compete successfully with other beverage and coffee stores, including Starbucks and Dutch Bros, other specialty coffee stores, drive-thru QSRs and the growing number of coffee delivery options in new and existing markets, we could lose guests and our brand perception and revenue could decline.
Compared to us, some of our competitors have substantially greater financial and other resources, have been in business longer, have greater brand recognition or are better established in the markets where our stores are located or are planned to be located. In some markets that we may enter, there are already well-funded competitors in the coffee or beverage business that may challenge our ability to grow into those regions. Furthermore, certain markets where we compete or may compete in the future may limit the number of drive-thru businesses operating within their geographic region, which could negatively affect our ability to grow into those markets. Some of our competitors also have substantially greater financial and other resources to devote to innovation in products, technology, and market and consumer data analytics, including integration, use, or offering of new technologies, including artificial intelligence (“AI”). We may be unable to offer new or innovative products and technologies to our guests that are offered by our competitors, or there may be a delay in our ability to innovate or implement new technologies. Any of these competitive factors may impair our ability to compete effectively in the marketplace and harm our business, financial condition and results of operations.
Additionally, if our competitors begin to evolve their business strategies and adopt aspects of our business model, such as our modern and welcoming in-store experience, drive-thru convenience, digital ordering, loyalty program and similar product offerings or branding, our guests may be drawn to those competitors for their beverage needs and our business and the distinctiveness of our brand could be harmed.
Our growth strategy depends in part on opening new stores in existing and new markets. We may be unsuccessful in opening new stores or establishing new markets, which could adversely affect our growth.
As of June 30, 2025, we had 158 stores across seven states. One of the key means to executing on our growth strategy will be through opening new stores and operating those stores on a profitable basis. For example, we opened 24 new stores in 2024 and nine new stores in the first half of 2025. Our ability to open new stores is dependent upon a number of factors, many of which are beyond our control, including our ability to:
•identify available and suitable sites, specifically for drive-thru locations;
•compete for such sites;
•reach acceptable agreements regarding the lease of locations;
•obtain or have available the financing required to acquire and operate a store, including construction and opening costs, which includes access to build-to-suit leases and ground lease construction arrangements;
•respond to unforeseen engineering or environmental problems with leased premises;
•avoid the impact of inclement weather, natural disasters and other calamities;
•hire, train and retain the skilled management and other employees necessary to meet staffing needs;
•ensure that the guest experience, ambience and condition of each new location is cohesive with and of substantially the same quality as our existing locations;
•obtain, in a timely manner and for an acceptable cost, required licenses, permits and regulatory approvals and respond effectively to any changes in local, state or federal law and regulations, such as regulatory bans on new drive-through businesses, that adversely affect our costs or ability to open new stores; and
•control construction and equipment cost increases for new stores and secure the services of qualified contractors and subcontractors in an increasingly competitive environment.
As we look to expand geographically into new markets in which we have little or no prior operating experience, our exposure to the above factors may be further amplified as we have less familiarity with such new markets, including any regulatory restrictions or store-opening processes. There is no guarantee that a sufficient number of suitable sites for stores will be available in desirable areas or on terms that are acceptable to us in order to achieve our growth plan. Therefore, our historical growth rates may not be indicative of our future growth. If we are unable to open new stores or if store openings are significantly delayed, our revenue or earnings growth could be adversely affected and our business may be harmed.
In addition, we may experience delays in our store development and expansion plans due to unexpectedly long processing times or delays on the part of governmental agencies who issue necessary licenses, permits, and approvals. Delays in the permitting or licensure processes that may result from government shutdowns, staffing shortages, or similar actions that are out of our control, due to, among other things, loss of or uncertainty around federal funding, including the receipt of federal funding by states or state agencies where we operate, could lead to delays in building our stores and affect our store development and expansion plans, which could harm our results of operations and financial condition.

New stores, once opened, may not be profitable or may close, and the increases in average per store sales and comparable sales that we have experienced in the past may not be indicative of future results.
We have opened and plan to open additional stores in markets where we have little or no operating experience. The target consumer base of our stores varies by location, depending on a number of factors, including population density, other local coffee and convenience beverage distributors, area demographics, geography and weather. Our results have been, and in the future may continue to be, significantly impacted by the timing of new store openings. We have typically incurred the most significant portion of pre-opening expenses associated with a given store within approximately three months preceding the opening of the store. Due to the impact of inflation and other factors, including building and material costs, we are experiencing and expect to experience in the future increased costs in connection with new stores. Our experience has been that labor and operating costs associated with a newly opened store for the first several months of operation are materially greater than what can be expected after that time, both in aggregate dollars and as a percentage of sales. Our new stores commonly take several months or more to reach planned operating levels due to inefficiencies typically associated with new stores, including the training of new personnel, new market learning curves, inability to hire sufficient qualified staff, and other factors. We may incur additional costs in new markets, particularly for transportation and distribution, which may impact sales and the profitability of those stores. Accordingly, the volume and timing of new store openings may have a material adverse impact on our results of operations.
Although we target specified operating and financial metrics, new stores may never meet these targets or may take longer than anticipated to do so. Stores we open in new markets may take longer to reach expected sales and profit levels on a consistent basis or may never reach such expected levels at all and may have higher construction, production, hiring and training, occupancy, or operating costs than stores we open in existing markets, thereby affecting our overall productivity. Any new store we open may never achieve operating results similar to those of our existing stores, which could adversely affect our business, financial condition or results of operations.
Some of our stores open with an initial start-up period of higher-than-normal sales volumes and related costs, which subsequently decrease to stabilized levels over time. In new markets, the length of time before average sales for new stores stabilize is less predictable and can be longer as a result of our limited knowledge of these markets and consumers’ limited awareness of our brand. In addition, our AUV and comparable sales may not increase at the rates achieved over the past several years. Our ability to operate new stores profitably and increase average store sales and comparable store sales will depend on many factors, some of which are beyond our control.
We may need to make greater investments than we originally planned in advertising and promotional activity in new markets to build brand awareness and/or maintain such awareness. We may find it more difficult in new markets to hire, motivate and keep qualified employees who share our values and maintain our same level of desired guest experience. We may also incur higher costs from entering new markets if, for example, we assign area managers to manage comparatively fewer stores than we assign in more developed markets. Also, until we attain a critical mass in a market, the stores we do open will have reduced operating leverage. As a result, these new stores may take longer to reach expected sales and profit levels on a consistent basis and may have higher construction, occupancy and operating costs than existing stores, and so may achieve target operating profit margins more slowly than existing stores or may never achieve such target margins.
Additionally, opening new stores in existing markets may negatively impact sales at our existing stores, even if it increases overall AUV in a region over time. The consumer target area of our stores varies by location, depending on a number of factors, including population density, other local retail and business attractions, area demographics and geography. As a result, the opening of a new store in or near markets in which we already have stores could adversely impact sales at these existing stores while ultimately growing the overall AUV in a region. However, existing stores could also make it more difficult to build our consumer base for a new store in the same market. Sales transfer between our stores may be significant in the future as we continue to expand our operations and could affect our revenue growth, which could, in turn, harm our business.
Our failure to manage our growth effectively could harm our business and operating results.
We have experienced rapid growth and increased demand for our products and in connection therewith, our organizational structure is becoming more complex as we scale our operational, financial, and management controls, as well as our reporting systems and procedures. For example, we have grown from 71 stores as of December 31, 2020 to 158 stores as of June 30, 2025. Our expansion has placed, and our expected future growth will continue to place, significant demands on our management team and guest experience, as well as research and development, sales and marketing, administrative, financial, and other resources. To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We may not be able to respond in a timely basis to all the changing demands that our planned expansion will impose on management and on our existing infrastructure. For example, in order to operate and grow our business, we are required to manage multiple relationships with various strategic partners, vendors and other third parties. In the event of further growth of our operations or in the number of our third-party relationships, our existing management systems, financial and management controls and information systems may not be adequate to support our planned expansion and allow for us to accurately monitor and predict changes in our costs and guest demand. Failure to accurately forecast our results of operations and growth rate may also result in harm to our business. If we experience a decline in financial performance, we may decrease the number of or discontinue new store openings, or we may decide to close stores that we are unable to operate in a profitable manner.
As we expand our business, it is important that we continue to maintain a high level of guest service and satisfaction as well as employee culture and satisfaction. If we are not able to continue to provide high-quality guest service as a result of these demands, our reputation, as well as our business, including a decline in financial performance, could be harmed. As we continue to grow, we face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various stores and maintaining our company culture across multiple offices and stores, and within our hybrid remote and remote workforce. Our ability to manage our growth effectively will require us to continue to enhance our systems, procedures and controls and to locate, hire, train and retain management and baristas, particularly in new markets which may require significant capital expenditures. Certain members of our management have not previously worked together for an extended period of time, and some do not have prior experience managing a public company, which may affect how they manage our growth and operations. See “—General Risks—Our management team has limited experience managing a public company.”
Our marketing programs may not be successful, and our new menu items and advertising campaigns may not generate increased sales or profits, resulting in harm to our financial results.
Attracting new guests, and retaining existing guests, is important to the success of our business. We incur costs and expend other resources in our marketing efforts on new menu items and advertising campaigns to raise brand awareness and attract and retain guests. Our approach to marketing, advertising, and branding is often novel and some campaigns may be significantly less successful than others. Marketing, advertising, or branding initiatives may not succeed or meet expectations, and even if they do, any increase in sales may not offset the costs and expenses we incur in establishing and rolling out such marketing, advertising and branding campaigns. Additionally, some of our competitors have greater financial resources than we do, which enable them to spend significantly more on marketing and advertising and other initiatives than we can. Should our competitors increase spending on marketing and advertising and other initiatives or our marketing funds decrease for any reason, or should our advertising, promotions and new menu items be less effective than those of our competitors, there could be an adverse effect on our reputation, results of operations and financial condition. Failure to attract new or retain existing guests, or failure to do so in a cost-effective manner, may result in an inability to increase revenue and financial harm to our business.
Our investments in technologies to enhance the guest experience may not generate the desired results and we may not be able to successfully expand our digital and delivery business.
For the three months ended June 30, 2025 and for the years ended December 31, 2024 and 2023, our digital sales mix was approximately 15%, 11% and 8% of our total revenue, respectively. We are making investments in development, technology, digital engagement, and delivery in an effort to transform and enhance the guest experience. As part of these investments, we are focused on improving our service model and strengthening relationships with guests, in part through digital channels and loyalty initiatives, and by refining and enhancing our mobile application and mobile ordering and payment systems and processes. Experimentation with and implementation of innovations in products and technologies may result in inefficiencies, such as a slowdown in our store operations and traffic flow, distraction of management’s attention from our primary business, disruption of workflows, technical glitches, disruption of current systems and technology, and negative guest experiences. If these guest experience initiatives are not successfully executed or do not generate expected results, or if we do not fully realize the intended benefits of these significant investments, our financial results will suffer. It is also possible that the allocation of time and resources to these guest experience initiatives could negatively impact other areas of our business, or that we will fail to achieve optimal allocation of resources, which could materially harm our business and results of operations.
We believe that the expansion of our digital and delivery business is important to the growth of our business and our ability to remain competitive within the industry. Our ability to expand our digital business will depend in part on our ability to improve and evolve our technology, including but not limited to our website, our mobile application and our use of third-party delivery marketplaces. Our mobile application and online ordering system could be interrupted by technological failures or user errors, or be subject to cyber-attacks, which could adversely impact our revenue and brand image.
Substantially all of our delivery orders, including native delivery orders, are fulfilled through our third-party delivery partners. If a third-party delivery service we utilize (particularly for our native delivery orders) fails to deliver orders to our guests in a timely manner or provides unsatisfactory delivery service, our guests may attribute the bad experience to us, which may harm our reputation and may result in guests choosing to stop ordering from us. If a third-party delivery service we utilize ceases or curtails operations, experiences damage to its brand image, increases its fees, or gives priority or promotions on its platforms to our competitors, our business, reputation and our revenue may be negatively impacted. Furthermore, our partnerships with third-party delivery companies could cease to be available to us on acceptable terms or at all; for example, the third-party food delivery service industry has been consolidating and may continue to consolidate, which may give third-party delivery companies more leverage in negotiating the terms and pricing of contracts, which in turn could negatively affect our results of operations.
Interruption of our supply chain of coffee beans, food products, flavored syrups, dairy products, plant-based dairy-free alternative products or other ingredients, coffee machines and other restaurant equipment or packaging could affect our ability to produce or deliver our products.
We contract with our suppliers and manufacturers to procure supplies, equipment, and other materials and products.
Any material interruption in our supply chain, such as material interruption of the supply of coffee beans, energy drinks, food ingredients, flavored syrups, dairy products, plant-based dairy-free alternative products, regional offerings including baked goods and food products, coffee machines and other QSR equipment or packaging for our products for any reason, including the casualty loss of any of our roasting facilities, interruptions in service by our third-party logistic service providers or common carriers that ship goods within our distribution channels, trade restrictions, such as increased tariffs or quotas, embargoes or customs restrictions, pandemics, social or labor unrest, weather or natural disasters, terrorism

(including cyberterrorism) or political disputes and military conflicts that cause a disruption in our supply chain could have a negative material impact on our business and results of operations. In addition, our growth may place increased demands on our information technology and inventory management systems, personnel and processes which will need to continue to evolve to keep pace with our growth strategy. For example, purchase of excess coffee beans may result in waste, which could negatively impact our margins, and purchases of too few coffee beans would not be able to support our sales, which could negatively impact our revenue and results of operations. Furthermore, as we do not maintain significant inventories at our stores any delay or disruption in such deliveries could rapidly have an adverse material impact on our sales.
Most of our beverage and other products are sourced from a wide variety of business partners and we rely on these suppliers to provide high-quality products and to comply with applicable laws. For certain products, we may rely on one or very few suppliers. See “—We have a limited number of suppliers and distributors for many of our frequently used ingredients and supplies. If our suppliers or distributors are unable to fulfill their obligations under our arrangements with them, we could encounter supply shortages and incur higher costs.” Failures by any of our suppliers to meet our standards, provide products in a timely and efficient manner, or comply with applicable laws are beyond our control and could result in harm to our business, reputation, financial condition or results of operations.
We have experienced and may in the future experience disruptions in our supply chain for certain products including cups, lids, espresso machines and store equipment parts, and certain building materials and supplies. While we have, to this point, been able to find acceptable replacements or substitutes or prepurchase certain materials or items, this may not always be possible, especially if supply chains continue to suffer disruptions for extended periods of time. If we are unable to source critical or proprietary supplies, find acceptable replacements or substitutes, or adapt our construction strategies effectively, we may be unable to meet existing demands or sustain our growth, and it may negatively affect our business and results of operations. Finding acceptable replacements or substitutes may require trial and error that could cause losses or delays. If construction and building materials are not of sufficient quality or durability, this may lead to increased maintenance costs or even business interruption for necessary repairs or replacements in the future, and may also lead to construction defect claims which could be time-consuming and expensive to resolve. If we are unable to locate sufficient building or construction materials, or to successfully scale our construction and new store opening operations, we may not be able to meet existing demand or achieve our stated growth objectives, either of which could harm our business, reputation, financial condition or results of operations.
We have a limited number of suppliers, distributors and manufacturers for many of our frequently used ingredients, supplies and products. If our suppliers, distributors or manufacturers are unable to fulfill their obligations under our arrangements with them, we could encounter supply shortages and incur higher costs or fail to meet our sales demands or quality standards.
We are highly dependent on a limited number of suppliers – for example, for the six months ended June 30, 2025 and 2024, 88% and 80% of our purchases came from three and two suppliers, Sysco Corporation, Too Sweet and, in the case of the six months ended June 30, 2025, Royal Coffee, and for the years ended December 31, 2024 and 2023, 78% and 69% of our purchases came from two suppliers, Sysco Corporation and Too Sweet. Furthermore, we also rely on a single third party for the manufacturing of our Fuel energy drinks, which accounted for approximately 22% and 24% of total revenue for the year ended December 31, 2024 and six months ended June 30, 2025, respectively. Due to the concentration of suppliers and distributors that we utilize, the cancellation of our supply arrangements with these suppliers or the disruption, delay or inability of these suppliers to deliver these products to our stores due to problems in production or distribution, inclement weather, natural disasters, unanticipated demand or other conditions may materially and adversely affect our results of operations even if we are able to establish alternative distribution channels.
Although our suppliers, distributors and manufacturers are contractually obligated to maintain standards of quality that we deem suitable and consistent with our brand, we do not control the businesses of our suppliers and distributors and our efforts to monitor the standards by which they perform may not be successful. If our suppliers or distributors fail to comply with food safety or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. See “—Food safety and quality concerns may negatively impact our brand, business and results of operations.” If that were to occur, we may not be able to find replacement suppliers on commercially reasonable terms or a timely basis, if at all.
If we need to replace an existing supplier or distributor, there can be no assurance that ingredients and supplies will be available when required on acceptable terms, or at all, or that a new supplier or distributor would allocate sufficient capacity to us in order to meet our requirements, meet our sales demand or meet our quality standards. If our suppliers or distributors are unable to fulfill their obligations under their contracts or we are unable to identify alternative sources, we could encounter supply shortages and incur higher costs or fail to meet our sales demands or our quality standards, any of which could have a material adverse effect on our reputation and results of operations. With respect to our Fuel energy drinks, while we own the recipes that comprise such drinks and have identified alternate third parties to manufacture these drinks for us if the need arose, we cannot guarantee we would be able to contract with such alternate third parties within a reasonable amount of time or at all, or upon similar pricing and volume terms, nor can we be assured any such third party would be capable of producing our Fuel energy drinks in sufficient volume and quality. Any event, including those listed above, that results in a prolonged business disruption or shutdown related to our existing suppliers, distributors or manufacturers or a deterioration in our relationship with them, or any of our other third-party partners, in each case, could create conditions that prevent, or significantly and adversely affect, our sales, increase our expenses, create potential liabilities or damage our reputation, any of which could have an adverse effect on our business, financial condition and results of operations. Furthermore, we may not be a major customer of many of our suppliers, distributors or manufacturers, and these parties may therefore give other customers’ needs higher priority than ours, including some of our competitors who use the same third-party partners.
Tariffs on certain imports to the United States and other potential changes to U.S. trade policy could have a material adverse effect on our business, results of operations, prospects and financial condition.
The current U.S. administration has imposed, or threatened to impose, tariffs or other restrictions on products, components or raw materials sourced from countries around the world. Moreover, these new tariffs, or other changes in U.S. trade policy, have triggered and may in the future trigger retaliatory actions by affected countries. For example, there have been and continue to be further indications that there may be an increase in tariff rates on various types of goods imported from the countries we buy coffee beans from, our most significant import, that we roast at our domestic roasteries, as well as the equipment, including refrigerators and espresso machines, as well as raw materials used to build, maintain and repair our stores and our equipment. Certain of the products we require as part of the roasting process or in our stores are currently subject to heightened tariffs and we may not be able to fully offset the cost increases through other cost reductions, or we may not choose to or be able to recover such heightened costs through price increases or surcharges passed on to our guests, which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Uncertainty around potential tariffs, embargoes, or similar restrictions could cause uncertainty and disruption in our supply chain and/or erode consumer confidence and impact consumer spending, whether or not any such tariffs, embargoes, or similar restrictions are ultimately enacted, and could have a negative material impact on our business, results of operations, prospects and financial condition. As the implementation of tariffs is ongoing, more tariffs may be added in the future or such tariffs may increase. Any tariffs or other barriers to trade affecting Mexico, Africa and Central and South America, from where we source most our coffee beans, could lead to, among other things, shortages and higher cost of procurement, and could negatively impact our business and results of operations. We currently do not hedge against our exposure to changing raw material prices. We may be negatively affected by changes in availability and pricing of raw materials, which could negatively impact our results of operations.
Increases or sustained inflation in the cost of high-quality arabica coffee beans, dairy or other commodities or decreases in the availability of high-quality arabica coffee beans, dairy or other commodities could have an adverse impact on our business and financial results.
The availability and prices of coffee beans, dairy and other commodities are subject to significant volatility. We purchase, roast and sell high-quality whole bean arabica coffee beans and related coffee products. The high-quality arabica coffee of the quality we seek tends to trade on a negotiated basis at a premium above the “C” price. This premium depends upon, among other factors, the supply and demand at the time of purchase and the amount of the premium can vary significantly. Increases in the “C” coffee commodity price increase the price of high-quality arabica coffee and also impact our ability to enter into fixed-price purchase commitments. We frequently enter into supply contracts whereby the quality, quantity, delivery period and other negotiated terms are agreed upon, but the date, and therefore price, at which the base “C” coffee commodity price component will be fixed has not yet been established.
The supply and price of coffee we purchase can also be affected by multiple factors in the producing countries, such as weather (including the potential effects of climate change), natural disasters, crop disease, general increase in farm inputs and costs of production, inventory levels, political and economic conditions and the actions of certain organizations and associations that have historically attempted to influence prices of green coffee through agreements establishing export quotas or by restricting coffee supplies. Speculative trading in coffee commodities can also influence coffee prices. The price of coffee increased significantly in 2022, has since remained elevated, and further increased significantly during the year ended December 31, 2024, and may continue increasing throughout 2025. Because of the significance of coffee beans to our operations, increases in the cost of high-quality arabica coffee beans could have a material adverse impact on our business and results of operations. In addition, if we are not able to purchase sufficient quantities of green coffee due to any of the above factors or to a worldwide or regional shortage, we may not be able to fulfill the demand for our coffee, which could have a material adverse impact on our results of operations.
We also purchase significant amounts of dairy products, particularly milk, to support the needs of our stores. Additionally, and although less significant to our operations than coffee or dairy, other commodities, including but not limited to cocoa, plant-based “milks,” tea, sugar, syrups, energy and packaging material, such as plastics and corrugate, are important to our operations, and may be subject to increased costs, which could negatively impact our margins. Increases in the cost of other commodities, such as petroleum which in turn may increase the cost of our packing materials, or lack of availability, whether due to supply shortages, tariffs or similar government measures, delays or interruptions in processing may impact consumer spending, or could otherwise harm our business.
We rely in part on price increases from time to time to offset cost increases, including the cost of ingredients, commodities, insurance, labor, marketing, taxes, real estate and other key operating costs, and improve our results of operations. We have increased the prices of our beverages and food over the past few years, and we expect to further increase prices in the future. Our ability to maintain prices or effectively implement price increases may be affected by a number of factors, including competition, the effectiveness of our marketing programs, the continuing strength of our brand, and general economic conditions, including inflationary pressures. During challenging economic times, consumers may be less willing or able to purchase coffee from coffee stores, making it more difficult for us to maintain prices and/or effectively implement price increases. In addition, increasing prices could negatively affect the loyalty of our existing guest base and cause them to reduce their spending with us or impact our ability to attract new guests, particularly as we expand our footprint into new geographies where guests might have greater price sensitivity. If our price increases are not accepted by guests and reduce sales volume, or are insufficient to offset increased costs, our business, financial condition, and results of operations could be adversely affected.

We may not successfully optimize, operate and manage our roasting facilities, which could have an adverse impact on our business and financial results.
All of our coffee beans are roasted at our roasting facilities, located in Vancouver, Washington and Tempe, Arizona. A natural disaster, fire, power interruption, work stoppage or other calamity at one or both of these facilities, or any future facility, would significantly disrupt our ability to deliver our products and operate our business. If any material amount of our machinery or inventory were damaged, we cannot predict when, if at all, we could replace or repair such machinery, which could materially adversely affect our business, financial condition and operating results. Furthermore, as we continue to expand our operations at each of these roasting facilities and look to procure new roasting facilities, we may be unable to hire and retain skilled employees, which will severely hamper our expansion plans and roasting efforts.
We may experience plant shutdowns or periods of reduced production as a result of regulatory issues, equipment failure, or delays in deliveries. Any such disruption or unanticipated event may cause significant interruptions or delays in our business and loss of inventory and/or data, or render us unable to produce coffee beans in a timely manner, or at all. While in the event of a shutdown we may be able to increase production at our other roasting facility to offset such shutdown, any such requisite increase in production at a particular facility would require us to hire and retain more skilled employees to operate the facility to expand production to meet our needs.
If we do not have sufficient production capacity or experience a problem with our roasting facilities, our stores may experience delays or stoppages in receiving certain of our beverage and food items and our ability to meet guest demand could be impacted, which could in turn adversely affect our brand, business, financial condition, and results of operations.
Additionally, as we continue to expand our menu, offerings, geography and store count, we may need to add to or enhance our roasting capabilities and operations at our roasting facilities may become increasingly complex and challenging. Failure to successfully address such challenges in a cost-effective manner could harm our business and results of operations. The expansion of our roasting capabilities, including through the acquisition or development of additional roasting facilities, requires significant capital investment and we cannot guarantee that we will be able to obtain the capital necessary to support such expansion on favorable terms, or at all. In addition, a substantial delay in bringing any potential new roasting facility up to full production on our projected schedule would put pressure on the rest of our business operations to meet demand and production schedules and may hinder our ability to produce and deliver all the beans needed to meet consumer demand and/or to achieve our expected financial performance. Even if a new roasting facility is brought up to full production according to our current schedule, the capital expenditures and other investment expenses for such new facility may be greater than the corresponding sales and it may not provide us with all the operational and financial benefits that we expect to receive. Furthermore, the opening of a potential new roasting facility requires the efforts and attention of our management and other personnel, which has and will continue to divert resources from our existing business operations. We will also need to hire and retain more skilled employees to operate any new roasting facility.
We are subject to the risks associated with leasing property.
We operate all of our stores, roasting and warehouse facilities and corporate offices in leased facilities. Our leases generally have terms of 10 to 15 years with renewal options. Many of our current leases do not contain early termination options and we expect stores that we open in the future will be subject to similar long-term leases without early termination options. It is challenging to locate and secure leases on favorable terms for new stores as competition for locations in our target markets is intense, and development and leasing costs may continue to increase.
When our leases expire, we may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause us to pay increased occupancy costs or to close stores in desirable locations and result in negative publicity concerning any such termination or non-renewal. We may not be able to control increases in occupancy costs, particularly increases driven by macroeconomic factors or in geographies where the real estate market conditions favor landlords and developers. These potential increased occupancy costs and closed stores could have an adverse effect on our business, financial condition, and results of operations. Furthermore, the inability to renew an existing lease in key target markets could adversely affect our ability to execute on our overall growth strategy.
In addition, we may choose to close or relocate a store if it fails to meet our performance targets, which may cause us to incur significant lease termination expenses as well as additional expenses in connection with securing a new lease and construction and other costs in opening a new replacement store. Conversely, if we deem the lease termination and relocation expenses to be too high, we may decide to keep an underperforming store open, or sublease it, which may hurt our results of operations. We currently sublease certain properties and face future liability if subtenants default or incur contingent liabilities. If we continue to sublease properties, we may be unable to enter into such arrangements on acceptable terms and, even if we do, such arrangements may result in our incurring liabilities and expenses in future periods or the rent payments that we receive from subtenants being less than our rent obligations under the leases. In addition, we have provided credit support in respect of certain of our leases in the form of cash security deposits. If there were to be a default under such leases, the applicable landlords could draw under the letters of credit and/or seize the security deposit, which could adversely affect our financial condition and liquidity.
Total expenses under our operating leases account for a significant portion of our operating expenses, and represented 8.3% and 8.1% of our total revenue for the years ended December 31, 2024 and 2023, respectively. These substantial operating lease obligations could have negative consequences to our financial condition and results of operations, including requiring a substantial portion of our available cash to be applied to pay our rental obligations, thus reducing cash available for other purposes, as well as limiting our flexibility in planning for, and reacting to, changes in our business or our industry.
Our stores are geographically concentrated in the Western United States and Texas, and we could be negatively affected by conditions specific to those regions.
As of June 30, 2025, all of our stores are located in the Western United States or Texas. Adverse changes in demographic, unemployment, economic, regulatory or weather conditions in the Western United States or Texas have harmed, and may continue to harm, our business. As a result of our concentration in these markets, we have been, and in the future may be, disproportionately affected by these adverse conditions compared to other chain beverage stores with a more expansive national footprint. For example, in recent years, wildfires spread across most western states causing poor air quality which reduced consumers’ willingness to venture outside their homes and, we believe, reduced our AUVs, and any future wildfires may have a similar impact. Additionally, hurricanes and flooding have impacted areas in Texas in which we operate. If areas in which we operate experience wildfires, flooding or other natural disasters, such conditions may also damage stores and the communities in which we operate which could decrease demand for our products and reduce store visits by our guests. In addition to rebuilding costs, prolonged economic recovery within affected communities may have a negative impact on our results of operations.
We face potential liability with our gift cards under the property laws of some states.
Our gift cards, which may be used to purchase beverages and food in our stores, may be considered stored value cards by certain states in accordance with their abandoned and unclaimed property laws. These laws could require us to remit cash to such state in an amount equal to all or a designated portion of the unredeemed balance on the gift cards based on certain card attributes and the length of time that the cards are inactive.
The analysis of the potential application of the abandoned and unclaimed property laws to our gift cards is complex, involving an analysis of constitutional, statutory provisions and factual issues. In the event that one or more states change their existing abandoned and unclaimed property laws or successfully challenge our position on the application of its abandoned and unclaimed property laws to our gift cards, or if the estimates that we use in projecting the likelihood of the cards being redeemed prove to be inaccurate, our liabilities with respect to unredeemed gift cards may be materially higher than the amounts shown in our consolidated financial statements. If we are required to materially increase the estimated liability recorded in our consolidated financial statements with respect to unredeemed gift cards, our financial condition and results of operations could be adversely affected.
Risks Related to Our Brand
Our brand is core to our success, and damage to our brand or reputation and negative publicity could negatively impact our business, financial condition and results of operations.
Our reputation and the quality of our brand are critical to our business and success in existing markets and will be critical to our success as we enter new markets. Brand value is based in part on consumer perceptions on a variety of subjective qualities. We believe that we have built our reputation on the excellent guest experience we provide, our high-quality beverages, our commitment to our guests and communities as well as our strong employee culture, and we must protect and grow the value of our brand in order for us to continue to be successful, particularly outside of the Western United States and Texas where our brand may be less well-known. Any incident that erodes consumer loyalty for our brand could significantly reduce its value and damage our business.
We may, from time to time, be faced with negative publicity, including on social media, regardless of its accuracy, relating to product quality; pricing; the safety, sanitation and welfare of our stores; guest complaints or litigation alleging illness or injury; health inspection scores; integrity of our or our suppliers’ food processing, employment practices and other policies, practices and procedures; employee relationships and welfare; the appearance of our stores on third-party delivery platforms that may contain inaccurate menu pricing and extended delivery times; public perception, or actions, whether or not to us; third parties with which we have a business relationship, including certain companies that we partner with to provide baked goods and select food offerings in certain of our Texas locations, our brand representatives and social media influencer network, and their reputation, public perception, or actions, whether or not related to us; or other matters. Negative publicity or actions taken by individuals that we partner with, such as brand representatives and influencers, that fail to represent our brands in a manner consistent with our brand image or act in a way that harms their reputation, whether through our social media accounts or their own, could harm our brand reputation, potentially trigger boycotts of our stores or result in civil or criminal liability and can have a negative impact on our financial results. Negative publicity may adversely affect us, regardless of whether the allegations are substantiated or whether we are determined to be responsible, and it may be difficult to address negative publicity, including as a result of fictitious media content (such as content produced by generative AI technologies or bad actors). In addition, the negative impact of adverse publicity relating to one store may extend far beyond the store involved, to affect some or all of our other stores. A similar risk exists with respect to beverage businesses unrelated to us if guests mistakenly associate such unrelated businesses with our operations. Employee claims against us based on, among other things, wage and hour violations, discrimination, harassment or wrongful termination may also create not only legal and financial liability but negative publicity that could adversely affect us and divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. A significant increase in the number of these claims or an increase in the number of successful claims could harm our business.
Ultimately, the risks associated with any such negative publicity or incorrect information cannot be completely eliminated or mitigated and may harm our business.
If we fail to offer high-quality guest experience, our business and reputation will suffer.
Numerous factors may impact a guest’s experience which may in turn impact the likelihood of such guest returning. Those factors include guest service, convenience, taste, price, quality, location and condition of our stores and brand image. In addition to providing high-quality products, we encourage our employees, including our baristas, to provide a positive guest experience, to connect with local communities and get to know their guests, and we believe the genuine connection we build with our guests is a critical component of our brand. As we grow, it may be difficult for us to identify, recruit, train and manage enough people with the right skills, talent and attitude to provide this guest experience and our brand may suffer as a result.
Our inability or failure to utilize, recognize, respond to, and effectively manage social media could have a material adverse effect on our business.
Social media and internet-based communication or review platforms give individual users immediate access to a broad audience. These platforms can also facilitate rapid dissemination of negative publicity, such as negative guest or team member experiences. Adverse publicity, regardless of its accuracy, concerning our stores and our brand may be shared on such platforms at any time and has the potential to quickly reach a wide audience. The resulting harm to our reputation from negative publicity on social media may be immediate and we may fail to correct or otherwise respond to the information or circumstance that is the subject of such publicity, whether or not we have the opportunity to do so. It is challenging to monitor and anticipate developments on social media in order to effectively and timely respond and our failure to do so, or to do so successfully, may have a material adverse effect on our business, financial condition, and results of operations.
However, social media platforms are a rapidly evolving and important marketing tool, which we utilize to help us engage with guests and potential guests. For example, we maintain Facebook, Instagram and TikTok accounts, among other accounts, and we have partnered, and expect to continue to partner, with social media influencers who promote our brand and may also produce content for us. As the landscape of social media platforms develops, we believe we must maintain our presence on existing platforms and establish a presence on emerging platforms. Many of our competitors are expanding their use of social media. We believe our success will depend on our ability to continuously innovate and develop our social media strategies to appeal to guests, maintain brand relevance, and effectively compete with our peers, and we may not do so effectively. In addition, a ban or legal or regulatory restrictions on the use of any social media platform, such as TikTok or Instagram, on which we, and social media influencers that we partner with, have acquired significant followers, may adversely affect our ability to engage with guests and promote our brand.
There are a variety of additional factors associated with our use of social media that may harm our business and result in negative publicity, including the possibility of improper disclosure of proprietary information, exposure of personal information of our team members or guests, the failure by us or our team members to comply with applicable law and regulations, any inappropriate use of social media platforms by our team members, fraud, hoaxes, or malicious dissemination of false information. While we contractually require the social media influencers or celebrities with whom we partner to adhere to certain quality control requirements in connection with their promotion of our brand or creation of content for us, we do not control the actions of such individuals and our association with influencers or celebrities who become embroiled in controversy or are subject to bad publicity, regardless of whether such controversy or publicity is related to our business, could damage our reputation, and our partnership with any such influencer or celebrity could be difficult and costly to unwind and otherwise address.
We are subject to evolving rules and regulations with respect to ESG matters.
We are subject to a variety of ESG-related rules and regulations promulgated by a number of governmental and self-regulatory organizations, including with respect to climate change, greenhouse gases, water resources, packaging and waste, animal health and welfare, deforestation and land use. ESG-related rules and regulations continue to evolve in scope and complexity and we are working to manage the risks and costs to us and our supply chain associated with these types of ESG matters, however, there is no assurance that such efforts will result in the intended effective management of such risks and costs. In addition, as the result of such focus on ESG matters, we may face increased pressure to provide expanded disclosure, make or expand commitments, set targets, or establish additional goals and take actions to meet such goals, in connection with such ESG matters. These matters and our efforts to address them could expose us to market, operational, reputational and execution costs or risks.

As ESG best practices and reporting standards continue to develop, we may incur increasing costs relating to ESG monitoring and reporting and complying with ESG initiatives. In the event that we communicate certain initiatives or goals regarding ESG matters in the future, we could fail, or be perceived to fail, in our achievement of such initiatives or goals, or we could be criticized for the scope of such initiatives or goals. If we fail to satisfy the expectations of certain investors and other stakeholders or our initiatives are not executed as planned, our business, financial condition, reputation, results of operations, and prospects may be adversely affected.
Risks Related to People and Culture
We believe our culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose employee engagement, which could harm our business and reputation.
We believe our people-first culture is a critical component of our success, guest loyalty and ability to enter new markets and open new stores. We have invested substantial time and resources in developing our corporate culture. We have built out our leadership team with an expectation of protecting this culture, an emphasis on shared values and a commitment to diversity and inclusion. As we continue to develop and expand across the United States, we will need to maintain our culture among a larger number of employees dispersed in various geographic regions. Any failure to preserve our culture could negatively affect our future success, including our ability to retain and recruit personnel, and result in reputational harm and a loss of guest loyalty.
Our inability to identify, recruit and retain qualified individuals for our stores could slow our growth and adversely impact our ability to operate.
Our success depends substantially on the contributions and abilities of our employees, particularly our baristas, on whom we rely to give guests a superior experience and elevate our brand. Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified store leads, almost all of whom come from within our system, and baristas to meet the needs of our existing stores and to staff new stores. Some of our baristas advance to become store leads and multi-store leads and when they do, their prior positions need to be filled. We aim to hire genuine, motivated and welcoming individuals who strive for excellence and are committed to forming authentic and meaningful relationships with guests to uplift and make an impact in their community. It may be difficult or impossible for us to recruit and retain a sufficient number of qualified individuals to fill these positions in some communities. Competition in these communities for qualified staff is high and shortages may make it difficult and expensive to attract, train and retain the services of a satisfactory number of qualified employees, which could delay the planned openings of new stores and adversely impact the operations and profitability of existing stores. Such shortages may also require us to pay higher wages and provide greater benefits.
We place a heavy emphasis on the qualification and training of our personnel and spend a significant amount of time and money on training our employees. Any inability to recruit and retain qualified individuals may result in higher turnover and increased labor costs, and could compromise the quality of our service, all of which could adversely affect our business, reputation, financial condition and results of operations. Any such inability could also delay the planned openings of new stores and could adversely impact our existing stores. Any such inability to retain or recruit qualified employees, increased costs of attracting qualified employees or delays in store openings could harm our business.
Additionally, the growth of our business can make it increasingly difficult to locate and hire sufficient numbers of key employees, to maintain an effective system of internal controls for a dispersed chain and to train employees to deliver consistently high-quality products and guest experiences, which could materially harm our business and results of operations. In addition, growth and the addition of new stores may result in inefficiencies in our staffing, which can increase overtime costs or otherwise impact our results of operations.

Changes in the cost of labor could harm our business.
Our business could be harmed by increases in labor costs, including those increases triggered by inflation, regulatory actions regarding wages, scheduling and benefits and increased health care and workers’ compensation insurance costs, which, in a retail business such as ours, are some of our most significant costs. In particular, our staff are typically paid wage rates at or based on the applicable federal, state or local minimum wage, and increases in the applicable minimum wage have in the past and will increase labor costs. From time to time, legislative proposals are made to increase the minimum wage at the federal, state or local level, such as Assembly Bill 1228 in California, which created a minimum wage of $20 per hour for fast food workers, effective April 1, 2024, among other provisions. As federal, state or other applicable minimum wage rates increase, we may be required to increase not only the wage rates of minimum wage baristas or other employees, but also the wages paid to other hourly employees. We may not choose to increase prices in order to pass future increased labor or commodity costs on to guests, in which case our margins would be negatively affected. If we do not increase prices to cover increased labor or commodity costs, or if such increase is delayed, the higher prices could result in lower sales, which may also reduce margins.
Unionization activities may disrupt our operations and affect our results of operations.
Although none of our employees are currently covered under collective bargaining agreements, our employees may elect to be represented by labor unions in the future. If a significant number of our employees were to become unionized and collective bargaining agreement terms were significantly different from our current compensation arrangements, it could adversely affect our business, financial condition or results of operations. In addition, one or more labor disputes involving some or all of our employees may harm our reputation, disrupt our operations and reduce our revenue, and resolution of disputes may increase our costs. Further, if we enter into a new market with unionized construction companies, or the construction companies in our current markets become unionized, construction and build out costs for new stores in such markets could materially increase.
We depend on our executive officers and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.
Our success depends largely upon the continued services of our executive officers and other key employees, and the hiring and retention of additional executives and other key personnel. We rely on our leadership team in the areas of finance, marketing, sales, guest experience and administration. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. The loss of one or more of our executive officers or key employees could harm our business. Changes in our executive management team may also cause disruptions in, and harm to, our business.
We continue to be led by our Co-Founders, including Jeff Hernandez and Daniel Brand, and Mark Davis, our Chief Executive Officer, who play an important role in driving our culture, determining the strategy, and executing against that strategy across the company. If Mr. Hernandez’s, Mr. Brand’s or Mr. Davis’s leadership or services became unavailable to us for any reason, it may be difficult or impossible for us to find adequate replacements, which could cause us to be less successful in maintaining our culture and developing and effectively executing on our company strategies.

Risks Related to Information Technology Systems, Cybersecurity, Data Privacy and Intellectual Property
If we or our third-party providers experience failures, outages, or sub-standard performance of our information technology systems, our operations could be disrupted and there may be damage to our business, reputation, results of operations, and financial condition.
We increasingly rely on the efficient, reliable and uninterrupted operation of the computer systems, hardware, software, technology infrastructure and online sites and networks we use (whether owned and managed by us or outsourced) (collectively, our “IT Systems”) for both internal and external operations that are critical to our business. We rely on third parties for a range of IT Systems and related products and services, including but not limited to cloud computing services: for marketing; to sell and deliver our products; to fulfill orders; to collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of and share (“Process” or “Processing”) personal information, confidential or proprietary information, financial information and other sensitive information (collectively, “Confidential Information”); to manage a variety of business processes and activities; for financial reporting purposes; to operate our business; to process orders; to accept payments using credit cards and debit cards, including through our mobile application; and for legal and compliance purposes. These third-party IT Systems, products and services may cease to be available to us on acceptable terms or at all, which could materially interrupt our operations and harm our business, reputation, financial condition and results of operations.
Our IT Systems networks and systems may be subject to malfunction, failure, damage or disruption due to fire, flood, natural disasters and other extreme weather events, human error, accidents, power disruptions, telecommunications failures or other similar events. We do not currently have data backup, business continuity, or disaster recovery plans or procedures in place, and once developed, these plans and procedures (or those of our vendors) may not be sufficient to prevent or mitigate long-term system or network outages or data loss. Additionally, we may in the future replace or upgrade existing systems or implement new technology systems, including in connection with the planned expansion of our business. These replacements, upgrades and implementations of technology systems may require significant investment of time and resources, may fail to generate the desired effects, and may create new issues we currently do not face or may significantly exceed our cost estimates. Any disruption of our IT Systems could interrupt or otherwise impair our operations and negatively impact our ability to meet guest needs and to maintain critical operational or financial controls. These events could damage our reputation and cause us to incur unanticipated liabilities, including financial losses from remedial actions, business interruptions, loss of business and other unanticipated costs, which may not be covered by insurance.
We are subject to cybersecurity risks and may incur increasing costs in an effort to minimize those risks, which efforts may or may not be effective. Security incidents may result in legal and financial exposure and reputational harm.
We face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems, and the Confidential Information they Process may be vulnerable to malicious attacks and other data security and privacy threats. These threats are prevalent, continue to rise, are becoming increasingly difficult to detect, and may come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” personnel (such as through theft or misuse), organized criminal threat actors, nation-states, and nation-state-supported actors. During times of war and other major conflicts, we and the third parties with whom we work may be vulnerable to a heightened risk of cyberattacks, which could materially disrupt our IT Systems and operations, supply chain, and ability to market, produce, sell, and distribute our products.
The risk of unauthorized circumvention of our security measures or those of the third parties with whom we work has been heightened by advances in computer and software capabilities and the increasing sophistication of actors who employ complex techniques, including, without limitation, “phishing” or social engineering incidents (including deep fakes, which are becoming increasingly difficult to detect), ransomware, extortion, account takeover attacks, personnel misconduct or error, denial or degradation of service attacks, malicious code (such as viruses or worms), supply-chain attacks, software bugs, adware, attacks enhanced or facilitated by AI or machine learning technologies, or malware and other similar threats. In particular, severe ransomware attacks are becoming increasingly prevalent and can lead to significant interruptions in our operations, loss of Confidential Information and income, reputational harm, and diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments. Further, security incidents experienced by other companies may also be leveraged against us. For example, credential stuffing attacks are becoming increasingly common and sophisticated actors can mask their attacks, making them increasingly difficult to identify and prevent. It may be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our IT Systems.
We rely upon third parties to operate critical business systems to process Confidential Information in a variety of contexts, including, without limitation, third party payment processors, point of sale and order management systems, encryption and authentication technology, human resources systems including scheduling, payroll and compliance systems, Internet service providers, enterprise resource planning and financial systems, document management and storage, employee email, our mobile application, and other functions. Our ability to monitor these practices is limited, and these third parties may not have adequate information security measures in place. If these third parties experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or those of the third parties with whom we work have not been compromised. Additionally, any integration of AI into our or any service providers’ operations, products or services is expected to pose new or unknown cybersecurity risks and challenges.
While we have implemented security measures designed to protect against security incidents, our security measures (and those of the third parties with whom we work) may not be adequate to prevent or detect service interruption, system failure data loss, fraud or theft, or other material adverse consequences. Moreover, although we take steps designed to detect, mitigate, and remediate vulnerabilities in our IT Systems, we may not detect and remediate such vulnerabilities on a timely basis or at all. Vulnerabilities could be exploited and result in a security incident. We expect similar issues to arise in the future as our mobile application is more widely adopted, and as we continue to expand the features and functionality of our mobile application.
Any of the previously identified or similar threats and issues could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to Confidential Information or our IT Systems (or those of the third parties with whom we work). We and certain of our third-party providers regularly experience cyberattacks and other incidents, and we expect such attacks and incidents to continue in varying degrees. For example, we have been the target of phishing attempts in the past, including the compromise of one employee’s email credentials in March of 2025 which led to approximately twenty unauthorized emails being sent to internal team members, and we expect such attempts will continue in the future. While to date no incidents have involved the exposure of any Confidential Information other than email credentials or had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future.
We may expend significant resources or modify our business activities to try to protect against security incidents and/or fraud. Certain data privacy and security obligations may require us to implement and maintain certain security measures to protect our IT Systems and Confidential Information. Remote and hybrid working arrangements at our company (and at many third-party providers) also increase cybersecurity risks due to the challenges associated with managing remote computing assets and security vulnerabilities that are present in many non-corporate and home networks. Our efforts to protect our IT Systems and securely Process Confidential Information do not and will not address all possible security threats and/or fraud. Additionally, Confidential Information of the Company or our guests could be leaked, disclosed, or revealed as a result of or in connection with the use of AI technologies by our employees, personnel, or third parties with whom we work.
Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant persons of security incidents, including affected individuals, guests, regulators, and investors. Such notifications are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences. If we or a third party with whom we work actually or are perceived to experience a security incident, we may experience adverse consequences, including but not limited to reputational harm, costly litigation (including class action litigation), material contract breaches, liability, settlement costs, loss of sales, disruption in our ability (or that of third parties with whom we work) to process payments, regulatory scrutiny, actions or investigations, a loss of confidence in our business, systems and Processing of Confidential Information, a diversion of management’s time and attention, and significant fines, penalties, assessments, fees and expenses.
Additionally, the costs to respond to a security incident and/or to mitigate any security vulnerabilities that may be identified could be significant, and our efforts to address these problems may not be successful. These costs include, but are not limited to, retaining the services of cybersecurity providers; compliance costs arising out of existing and future cybersecurity, data protection and privacy laws and regulations; and costs related to maintaining redundant networks, data backups and other damage-mitigation measures. We could be required to fundamentally change our business activities and practices in response to a security incident or related regulatory actions or litigation, which could have an adverse effect on our business.
We may not have adequate insurance coverage for handling security incidents, including fines, judgments, settlements, penalties, costs, attorney fees and other impacts that arise out of incidents or breaches. If the impacts of a security incident, or the successful assertion of one or more large claims against us that exceeds our available insurance coverage, or results in changes to our insurance policies (including premium increases or the imposition of large deductible or co-insurance requirements), it could harm our business. In addition, we cannot be sure that our existing insurance coverage will continue to be available on acceptable terms or that our insurers will not deny coverage as to all or part of any future claim or loss. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. Moreover, our information security risks are likely to increase as we continue to expand, grow our guest base, and process increasingly large amounts of Confidential Information. In addition to experiencing a security incident, third parties may gather, collect, or infer Confidential Information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.
Compliance with evolving federal and state laws and other requirements relating to data privacy is costly, and any failure by us or our vendors to comply may result in significant liability, negative publicity, and/or an erosion of trust, which could materially adversely affect our business, reputation, results of operations, and financial condition.
In connection with running our business, we receive, store, use and otherwise process information that relates to individuals and/or constitutes “personal data,” “personal information,” “personally identifiable information,” or similar terms under applicable data privacy laws (collectively, “Personal Information”), including from and about actual and prospective guests, as well as our employees and business contacts. We also depend on a number of third-party vendors in relation to the operation of our business, a number of which process Personal Information on our behalf.

We and our vendors are subject to a variety of federal and state data privacy laws, rules, regulations, industry standards and other requirements. These requirements, and their application, interpretation and amendment are evolving, and new laws, regulations and other requirements, or amendments to or changes in interpretations of existing laws, regulations and other requirements, may require us to incur significant costs, implement new processes, or change our handling of information and business operations, which could ultimately hinder our ability to grow our business by extracting value from our data assets.
For example, in the United States, the Federal Trade Commission and state regulators have stated that certain activities (such as failure to comply with certain promises made in privacy policies or failures to appropriately protect Personal Information) constitute unfair or deceptive acts or practices in or affecting commerce in violation of the Federal Trade Commission Act or similar state laws, and have brought enforcement actions against companies for such alleged violations. In addition, in recent years, certain states have adopted or modified data privacy and security laws and regulations that may apply to our business. For example, the California Consumer Privacy Act (“CCPA”) requires covered businesses to provide certain disclosures regarding the business’s Processing of Personal Information, manage data subject access, deletion, correction, and opt-out requests, and enter into specific contractual provisions with service providers that process California resident Personal Information on the business’s behalf, among other things. Other states in the United States have adopted different data privacy laws and regulations, creating a patchwork of overlapping but different state laws, and we may fail to remain informed of and compliant with the varied requirements of such laws and of new data privacy laws. Similar laws have also been proposed at the federal level.
Our marketing practices subject us to certain laws, regulations, and standards covering marketing, advertising, and other activities conducted by telephone, email, mobile devices, and the Internet. Federal or state regulatory authorities or individuals may claim that our practices violate such laws, which may result in bad publicity and reputational harm or civil claims against us, which could be costly to litigate, whether or not they have merit, and could expose us to substantial statutory damages or costly settlements. We send marketing messages via email and are subject to the CAN-SPAM Act. The CAN-SPAM Act imposes certain obligations regarding the content of emails and providing opt-outs (with the corresponding requirement to honor such opt-outs promptly). While we strive to ensure that all of our marketing communications comply with the requirements set forth in the CAN-SPAM Act, any violations could result in the FTC seeking civil penalties against us.
We may at times fail to comply with applicable data privacy and security obligations, or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance if our employees, partners, or other third parties with whom we work do not comply with applicable data privacy and security obligations. Any failure (or perceived failure) by us or a third party with whom we work to comply with applicable data privacy and security obligations could subject us to litigation (including class claims), mass arbitration demands, claims, proceedings, actions or investigations by governmental entities, authorities, private parties, or regulators; additional reporting requirements and/or oversight; bans on Processing Personal Information; and orders to destroy or not use Personal Information. In particular, plaintiffs have become increasingly active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per-violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of the foregoing could result in an adverse consequences, including increase our compliance and operational costs; limit our ability to market our products or services and attract new and retain current customers; result in reputational harm; lead to a loss of customers; reduce the use of our products or services; cause us to incur significant costs, expenses, and fees (including attorney fees); cause a material adverse impact to business operations or financial results; and otherwise result in other material harm to our business.

We may not be able to adequately protect our intellectual property and we may become engaged in intellectual property-related disputes or litigation, any of which could harm the value of our brand and adversely affect our business, reputation, financial condition, and results of operations.
We believe our ability to implement our business plan successfully depends in part on our ability to build brand recognition using our trademarks, service marks, proprietary products, processes, and methods, and other intellectual property, including the unique character and atmosphere of our retail coffee stores. We rely on U.S. trademark and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions, to establish and protect our intellectual property. These laws are subject to change and certain agreements may not be fully enforceable, which could restrict our ability to protect our intellectual property rights. Such means may also afford only limited protection of our intellectual property and may not prevent our competitors or other third parties from developing similar processes, methods, products, menu items, atmospheres, or concepts, which could make it more difficult for us to compete in the marketplace.
If our efforts to establish, register, maintain, enforce, and protect our trademarks and other intellectual property, as applicable, are inadequate, or if any third party misappropriates, dilutes or infringes on our intellectual property, the value of our brand may be harmed, which could have a material adverse effect on our business and may prevent our brand from achieving or maintaining market acceptance. If our intellectual property rights are rendered or adjudged invalid or unenforceable, cancelled, or narrowed in scope or if we are required to cease using any of our intellectual property, the protections afforded our brand, products, processes and methods would be impaired. Such impairment could impede our ability to make, market or sell our products and services, negatively affect our competitive position, and harm our business.
We believe the success of our business depends on the strength of our brand and our continued ability to increase brand awareness and further develop our brand as we expand into new markets. We rely on trademark protection to protect our brand, and have registered and applied to register our material trademarks and service marks in the United States. There can be no assurance that any of our pending or future trademark or service mark applications will be approved in a timely manner or at all, or that any trademark or service mark registrations that we now or in the future own will effectively protect our brands. Third parties may also oppose our trademark and service mark applications, or otherwise challenge our use or the scope of our trademarks and service marks. This risk may increase as we enter new markets with localized competitors. In the event that our trademarks or service marks (or the use or scope thereof) are successfully challenged, we could experience brand dilution or be forced to rebrand our products and services, either of which would result in loss of brand recognition and require us to devote resources to advertising and marketing new brands.
Moreover, we do not hold any patents for our roasting methods. We roast all of the coffee beans we use in our store in-house, and we consider our roasting methods to be trade secrets. However, our efforts to protect the secrecy of these methods may not be adequate, and in the event of any unauthorized use or any disclosure that compromises the secrecy of such methods, adequate remedies may not be available. Competitors may be able to duplicate our process if such methods became known. If our competitors copy our roasting methods, the value of our coffee products may decline, and we may lose guests to competitors. Furthermore, even if we successfully maintain the confidentiality of our trade secrets and other proprietary information, competitors may independently develop products or methods that are substantially equivalent or superior to our own.
While we generally seek to protect and enforce our material intellectual property rights, monitoring for unauthorized use, infringement or other violations of our intellectual property rights can be expensive and time-consuming, and we are unlikely to be able to detect all instances of such violations. We may from time to time be required to institute enforcement actions or litigation to attempt to enforce and preserve the value of our intellectual property. Any such litigation could be lengthy and result in substantial costs and diversion of our resources and could negatively affect our revenue, business, reputation, profitability and prospects regardless of whether we can successfully enforce our rights. Third parties have in the past and may in the future assert that we infringe, misappropriate or otherwise violate their intellectual property and demand that we cease using, or enter into licensing agreements, for such intellectual property, or may sue us for intellectual property infringement. Any such demands or claims of intellectual property infringement against us, even those without merit, could be expensive and time consuming to defend, could cause us to cease making, marketing or selling our products or services, could require us to re-design or rebrand our products, services or packaging, could divert management’s attention and resources or could require us to pay damages or to enter into royalty or licensing agreements in order to obtain the right to use a third party’s intellectual property. Any such licensing agreement may not be available to us on acceptable terms or at all. If a court finds that we infringe a third party's intellectual property, we may also be required to pay damages.
Our use of AI may adversely impact our business, reputation, financial condition, and results of operations.
We use AI-enabled products provided by Paytronix in connection with our business operations and in certain interactions with customers, and intend to increase our use of AI over time. Our use of AI technologies carries certain risks, including regarding the accuracy and quality of AI outputs, which may be inaccurate, biased, or otherwise inappropriate for our business’s or our customers’ needs, which could adversely impact our business and reputation. Our use of AI may create legal and financial exposure, including for claims and liabilities associated with AI outputs that may be alleged to infringe the intellectual property rights of third parties. Furthermore, where Personal Information or other sensitive information is processed by a third-party AI provider, this could put the confidentiality of such information at risk, including if such third-party AI provider breaches its contractual obligations to us, experiences a security incident, or intentionally or inadvertently misuses such information. In such an instance, it is possible that customer Personal Information or our confidential or other sensitive information could become available to third parties, including our competitors. Any of the foregoing risks may result in customer dissatisfaction and diversion of management’s attention and resources from our primary business, and may harm our business, reputation, financial condition, and results of operations.
Additionally, there are many evolving laws, regulations and standards regarding the development and use of AI, including laws that apply specifically to instances where AI interacts with consumers. New laws, regulations, or industry standards governing AI use could require us to modify our practices and plans regarding AI use, increase our operating costs, change our operations and processes, result in potential increases in civil claims against us, or restrict our ability to use certain types of AI in our operations in order to remain compliant with such regulations or standards.
If we or our vendors are unable to protect our guests’ credit and debit card data or other confidential information in connection with processing the same or our employees’ confidential information, we could be exposed to data loss, litigation, liability and reputational damage.
Our business requires the Processing of large volumes of guest and employee data, including credit and debit card numbers and other personally identifiable information, in various IT Systems. We consider the integrity and protection of that guest and employee data to be critical. Further, our guests and employees have a high expectation that we and our service providers will adequately protect their personal information.
Although we rely on third-party processors to process all payment card transactions and do not process or store any cardholder data ourselves, we are subject to rules governing electronic funds transfers, including the Payment Card Industry Data Security Standard (“PCI DSS”). Such rules could change or be reinterpreted to make it difficult or impossible for us to comply. Our contracts with payment card processors and payment card networks (such as Visa, Mastercard, American Express and Discover) generally require us to adhere to payment card network rules which could make us liable to payment card issuers and others if information in connection with payment cards and payment card transactions that we process is compromised, which liabilities could be substantial. If we (or a third party processing payment card transactions on our behalf) suffer a security breach affecting payment card information or fail or are unable to comply with the security standards established by banks and the payment card industry, we may have to pay onerous and significant fines, penalties and assessments arising out of the major card brands’ rules and regulations, contractual indemnifications or liability contained in merchant agreements and similar contracts, and we may lose our ability to accept payment cards as payment for transactions, which could materially impact our operations and financial performance. As well, the Fair and Accurate Credit Transactions Act (“FACTA”) requires systems that print payment card receipts to employ personal account number truncation so that the guest’s full account number is not viewable on the slip. Despite our efforts to comply with PCI DSS and FACTA, we may become subject to claims that we have violated such laws or standards or other payment card standards and security measures, based on past, present and future business practices, which could have an adverse impact on our business and reputation. If our payment card terminals or internal systems are breached or compromised, we may be liable for card re-issuance costs and other costs, subject to fines and higher transaction fees, and lose our ability to accept card payments from our members, or if our third-party service providers’ systems are breached or compromised, our business, financial condition, results of operations or cash flows could be adversely affected.
The information, security and privacy requirements imposed by governmental regulation are increasingly demanding. Our systems may not be able to satisfy these changing requirements and guest and employee expectations or may require significant additional investments or time in order to do so. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten our and our service providers’ IT Systems and records. A breach in the security of our IT Systems or those of our service providers could lead to an interruption in the operation of our systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, guests’ or other proprietary data or other breach of our information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt our operations, damage our reputation and expose us to claims from guests and employees, any of which could harm our business.
We are subject to payment-related requirements and fraud, and any increase in or our failure to deal effectively with payment-related requirements or fraud, fraudulent activities, fictitious transactions, or illegal transactions would materially and adversely affect our business, results of operations, and financial condition.
We accept payments using a variety of methods, including cash, select credit, prepaid and debit cards, and gift cards. As we offer new payment options to our guests, we may be subject to additional rules, regulations, compliance requirements, and higher fraud losses. For certain payment methods, we pay interchange and other related acceptance fees, along with additional transaction processing fees. We rely upon third-party service providers to provide payment transaction processing services. Our utilization of such payment processing services may be impacted by factors outside of our control, including disruptions in the payment processing industry generally. If these service providers do not perform adequately or experience a data security incident or fail to comply with applicable laws, rules and industry standards, if our relationships with these service providers were to change or terminate (or if they become willing or unable to provide services to us), it could disrupt our business and negatively affect our ability to receive payments and our guests’ ability to complete purchases. This could decrease revenue, increase costs, lead to potential legal liability, and negatively impact our brand, reputation, and business. In addition, if these providers increase the fees they charge us, our operating expenses could increase. We are also subject to rules governing electronic funds transfers and payment card association rules, which could change over time, and must comply with evolving payment card association and network operating rules. Any change in these rules and requirements could make it difficult or impossible for us to comply and could require a change in our business operations. In addition, similar to a potential increase in costs from third-party providers described above, any increased costs associated with compliance with payment card association rules or payment card provider rules could lead to increased fees for us or our guests.
In addition, we process a significant volume of credit, prepaid and debit card transactions on a daily basis through our point of sale and order management systems and our mobile app. We have in the past, and may again in the future, be the victim of fraudulent transactions arising out of the actual or alleged theft of card information through such systems. Such instances have and can lead to the reversal of payments received by us for such payments, referred to as a “chargeback.” We have been and will likely continue to be liable for chargebacks and other costs and fees related to fraudulent transactions. Our ability to detect and combat such fraudulent transactions, which have become increasingly common and sophisticated, could be adversely impacted by the emergence and innovation of new technology platforms, including mobile and other devices. We expect that criminals will continue to attempt to circumvent our anti-fraud systems. In addition, the payment card networks have rules around acceptable chargeback ratios. If we are unable to effectively combat the use of fraudulent or stolen cards, we may be subject to fines and higher transaction fees or be unable to continue to accept card payments because payment card networks have revoked our access to their networks, any of which would materially adversely impact our business, results of operations, and financial condition. We may also be subject to lawsuits, regulatory investigations, or other proceedings relating to these types of incidents.
Further, payments systems we use are susceptible to potentially illegal or improper uses, including money laundering, transactions in violation of economic and trade sanctions, corruption and bribery, terrorist financing, guest account takeovers, or the facilitation of other illegal activity. Use of our payments systems for illegal or improper uses could subject us to claims, lawsuits, and government and regulatory investigations, inquiries, or requests, which could result in liability and reputational harm for us. We have taken measures to detect and reduce fraud and illegal activities, such as working with third party vendors to combat fake loyalty accounts created to receive free drinks, but these measures need to be continually improved and may add friction to our payment processes. These measures may also not be effective against fraud and illegal activities, particularly new and continually evolving forms of circumvention. If these measures do not succeed in reducing fraud, our business, reputation, results of operations, and financial condition would be materially and adversely affected.
Risks Related to Regulation and Litigation
We are subject to many federal, state and local laws with which compliance is both costly and complex.
The food service and restaurant industry is subject to extensive federal, state and local laws and regulations, including those related to health care reform legislation, building and zoning requirements and the preparation and sale of food and beverages for consumption. Such laws and regulations are subject to change from time to time. Our failure to comply with these laws and regulations as they evolve could adversely affect our operating results. Typically, licenses, permits and approvals under such laws and regulations must be renewed annually and may be revoked, suspended or denied renewal for cause at any time if governmental authorities determine that our conduct violates applicable regulations. Difficulties or failure to maintain or obtain the required licenses, permits and approvals could adversely affect our existing stores and delay or result in our decision to cancel the opening of new stores, which would adversely affect our business.
The development and operation of a store depends, in part, on the selection of suitable sites for drive-thrus, which are subject to unique permitting, zoning, land use, environmental, traffic and other regulations and requirements. Drive-thru concepts in general may not be seen as desirable in some jurisdictions, and the long lines that may result from the popularity of our brand and success of our stores may lead to negative perceptions from neighboring businesses and residences, which may lead to difficulties in obtaining or maintaining required permits. We are also subject to licensing and regulation by state and local authorities relating to health, sanitation, safety and fire standards.
We are subject to the Fair Labor Standards Act and various other federal, state and local laws that regulate the wages and hours of employees. These laws commonly apply a strict liability standard so that even inadvertent noncompliance can lead to claims, government enforcement actions and litigation. These laws vary from state to state and are subject to frequent amendments and judicial interpretations that can require rapid adjustments to operations. Insurance coverage for violations of these laws is costly and sometimes is not available. Changes to these laws can adversely affect our business by increasing labor and compliance costs. The failure to comply with these laws could adversely affect our business as a result of costly litigation or government enforcement actions.
We are also subject to a variety of other employee relations laws including, but not limited to, Family and Medical Leave Act of 1933 (“FMLA”) and state leave laws, employment discrimination laws, predictive scheduling laws, occupational health and safety laws and regulations and the National Labor Relations Act of 1935 (“NLRA”). Together, these many laws and regulations present a thicket of compliance obligations and liability risks. As we grow, our compliance efforts in these areas will continue to increase, which may result in additional costs and affect our results from operations. Changes to these laws and regulations may increase these costs beyond our expectations or predictions, which would adversely affect our business operations and financial results. Violations of these laws could lead to costly litigation or governmental investigation or proceedings.
We are subject to compliance obligations of the Food Safety Modernization Acts (“FSMA”). Under FSMA, we are required to develop and implement a Food Safety Plan for our roasting operations. While we are not currently required to implement a FSMA Food Safety Plan or a Hazard Analysis and Critical Points system (“HACCP”) in our stores, many states have required restaurants to develop and implement HACCP, and the United States government continues to expand the sectors of the food industry that must adopt and implement HACCP. Additionally, our suppliers may initiate or otherwise be subject to food recalls that may impact the availability of certain products, result in adverse publicity or require us to take actions that could be costly for us or otherwise impact our business. See “—Food safety and quality concerns may negatively impact our brand, business and results of operations.”
We are subject to the Americans with Disabilities Act (the “ADA”), which, among other things, requires our stores to meet federally mandated requirements for the disabled. The ADA prohibits discrimination in employment and public accommodations on the basis of disability. Under the ADA, we could be required to expend funds to modify our stores to provide service to, or make reasonable accommodations for the employment of, disabled persons. In addition, our employment practices are subject to the requirements of the Immigration and Naturalization Service relating to citizenship and residency.
The mobility of our remote workers may also subject us to an increased risk of regulatory claims if our remote employees establish a nexus for our business in unanticipated jurisdictions. This could cause us to be subject to tax and employment claims in the applicable jurisdiction.
The impact of current laws and regulations, the effect of future changes in laws or regulations that impose additional requirements and the consequences of litigation relating to current or future laws and regulations, or our inability to respond effectively to significant regulatory or public policy issues, could increase our compliance and other costs of doing business and, therefore, have an adverse effect on our results of operations. Failure to comply with the laws and regulatory requirements of federal, state and local authorities could result in, among other things, revocation of required licenses, administrative enforcement actions, fines and civil and criminal liability. In addition, certain laws, including the ADA, could require us to expend significant funds to make modifications to our stores if we failed to comply with applicable standards. Compliance with all these laws and regulations can be costly and can increase our exposure to litigation or governmental investigations or proceedings.
Beverage and restaurant companies have been the target of class action lawsuits and other proceedings that are costly, divert management attention and, if successful, could result in our payment of substantial damages or settlement costs.
Our business is subject to the risk of litigation by employees, guests, competitors, landlords or neighboring businesses, suppliers, shareholders or others through private actions, class actions, administrative proceedings, regulatory actions or other litigation. The outcome of litigation, particularly class action and regulatory actions, is difficult to assess or quantify. In recent years, beverage and restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state laws regarding workplace and employment matters, including matters related to employment status, wages, breaks and retaliation, as well as discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted from time to time alleging violations of various federal and state wage and hour laws regarding, among other things, employee meal deductions, overtime eligibility of assistant managers and failure to pay for all hours worked. Any such lawsuits in which Black Rock Coffee Bar, Inc., Black Rock OpCo, or any subsidiary thereof is named as a party may result in substantial expenses, damages and/or negatively impact our brand/reputation, even if such lawsuits may ultimately be decided in our favor.
Occasionally, our guests file complaints or lawsuits against us alleging that we are responsible for some illness or injury they suffered at or after a visit to one of our stores, including actions seeking damages resulting from food-borne illness or accidents in our stores. We also could be subject to a variety of other claims from third parties arising in the ordinary course of our business, including contract claims. The beverage and restaurant industry has also been subject to a growing number of claims that their menus and actions have led to the obesity of certain of their guests.
Occasionally, we are involved in disputes with neighbors, government officials and landlords over the lines of cars attempting to visit our stores. These disputes have led and could lead to the loss or changing of locations, changes to hours and operations and costly litigation. If we are unable to reach agreement in future disputes or to alleviate pressure on certain stores by building additional stores or making operational changes, we may be required to close locations or alter operations at some locations. Lost sales caused by such closures or alterations, plus increased expenses from litigation, would harm our business.
Regardless of whether any claims against us are valid or whether we are liable, claims may be expensive to defend and may divert time and money away from our operations. In addition, they may generate negative publicity, which could reduce guest traffic and sales. Although we maintain what we believe to be adequate levels of insurance, insurance may not be available at all or in sufficient amounts to cover any liabilities with respect to these or other matters. A judgment or other liability in excess of our insurance coverage for any claims or any adverse publicity resulting from claims could harm our business.
Legislation and regulations requiring the display and provision of nutritional information for our menu offerings could affect consumer preferences and negatively impact our business, financial condition and results of operations.
Government regulation and consumer consumption habits may impact our business as a result of new information regarding the health effects of consuming our menu offerings. These changes have resulted in, and may continue to result in, the enactment of laws and regulations that impact the ingredients and nutritional content of our menu offerings, or laws and regulations requiring us to disclose the nutritional content of our food offerings.
For example, a number of states, counties and cities have enacted menu labeling laws requiring multi-unit restaurant operators to disclose certain nutritional information to guests, or have enacted legislation restricting the use of certain types of ingredients in food sold at restaurants. Furthermore, the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) establishes a uniform, federal requirement for certain restaurants to post certain nutritional information on their menus. Specifically, the PPACA amended the Federal Food, Drug and Cosmetic Act to require certain chain restaurants to publish the total number of calories of standard menu items on menus and menu boards, along with a statement that puts this calorie information in the context of a total daily calorie intake. The PPACA also requires covered restaurants to provide to consumers, upon request, a written summary of detailed nutritional information for each standard menu item, and to provide a statement on menus and menu boards about the availability of this information. The PPACA further permits the FDA to require covered restaurants to make additional nutrient disclosures, such as disclosure of trans-fat content. An unfavorable report on, or reaction to, our menu ingredients, the size of our portions or the nutritional content of our menu items could negatively influence the demand for our offerings.
We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or our ability to successfully implement nutrient content disclosure requirements or other resulting regulations, including potential regulations around the use of certain ingredients or additives, or to adapt our menu offerings to trends in drinking and consumption habits. The imposition of menu-labeling laws and such other regulations could have an adverse effect on our results of operations and financial position, as well as the food and restaurant industry in general.
We may be unable to identify all potential allergens present in our products at the time of purchase, whether they may have been introduced by us or by our third-party vendors. This could result in the inability of some guests to purchase our products, or could result in negative health consequences for individuals sensitive to such allergens who choose to purchase our products regardless. A potentially serious allergic reaction to our products may result in negative public perception and could harm our business and results of operations.
Changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our results of operations and financial condition.
We are subject to taxation by U.S. federal, state, and local tax authorities. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:
•allocation of expenses to and among different jurisdictions;
•changes to our assessment about our ability to realize, or in the valuation of, our deferred tax assets that are based on estimates of our future results, the prudence and feasibility of possible tax planning strategies, and the economic and political environments in which we do business;
•expected timing and amount of the release of any tax valuation allowances;
•tax effects of stock-based compensation;
•costs related to intercompany restructurings;
•changes in tax laws, regulations, or interpretations thereof;
•the outcome of current and future tax audits, examinations, or administrative appeals;
•lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates; and
•limitations or adverse findings regarding our ability to do business in some jurisdictions.
Any changes in U.S. taxation may increase our effective tax rate and harm our business, financial condition, and results of operations. In particular, new income or other tax laws or regulations could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws and regulations could be interpreted, modified, or applied adversely to us.
Risks Related to Our Organizational Structure
Our principal asset after the completion of this offering will be our interest in Black Rock OpCo, and, as a result, we will depend on distributions from Black Rock OpCo to pay our taxes and expenses (including payments under the Tax Receivable Agreement) and pay dividends. Black Rock OpCo’s ability to make such distributions may be subject to various limitations and restrictions.
Upon the consummation of this offering and the Transactions, we will be a holding company and will have no material assets other than our ownership of LLC Units. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of Black Rock OpCo and distributions we receive from Black Rock OpCo. There can be no assurance Black Rock OpCo will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in any applicable debt instruments, will permit such distributions. Black Rock OpCo is currently subject to debt instruments or other agreements that restrict its ability to make distributions to us, which may in turn affect Black Rock OpCo’s ability to pay distributions to us and thereby adversely affect our cash flows.
Black Rock OpCo will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, any taxable income of Black Rock OpCo will be allocated to holders of LLC Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of Black Rock OpCo. Under the terms of the Black Rock OpCo LLC Agreement, Black Rock OpCo will be obligated, subject to various limitations and restrictions, including with respect to our debt agreements, to make tax distributions to holders of LLC Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which we expect will be significant. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” We intend, as its managing member, to cause Black Rock OpCo to make cash distributions to the holders of LLC Units in an amount sufficient to (i) fund all or part of their tax obligations in respect of taxable income allocated to them and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, Black Rock OpCo’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which Black Rock OpCo is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering Black Rock OpCo insolvent. If we do not have sufficient funds to pay tax or other liabilities, or to fund our operations (including, if applicable, because of an acceleration of our obligations under the Tax Receivable Agreement), we may have to borrow funds, which could materially and adversely affect our liquidity and financial condition, and subject us to various restrictions imposed by any lenders of such funds. To the extent we are unable to make timely payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” In addition, if Black Rock OpCo does not have sufficient funds to make distributions, our ability to declare and pay cash dividends will also be restricted or impaired, although we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock” and “Dividend Policy.”
Under the Black Rock OpCo LLC Agreement, we intend to cause Black Rock OpCo, from time to time, to make distributions in cash to the holders of LLC Units (including us) in amounts sufficient to cover the taxes imposed on their allocable share of taxable income of Black Rock OpCo. As a result of (i) potential differences in the amount of net taxable income allocable to us and to the other holders of LLC Units, (ii) the lower tax rate applicable to corporations as opposed to individuals, and (iii) certain tax benefits covered by, and payments under, the Tax Receivable Agreement, these tax distributions may be in amounts that exceed our tax liabilities. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of obligations under the Tax Receivable Agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash) to our shareholders. No adjustments to the exchange ratio for LLC Units and corresponding shares of Class A common stock will be made as a result of any cash dividend or distribution by us or any retention of cash by us. As a result, the holders of LLC Units (other than us) may benefit from value, if any, attributable to such cash balances if they acquire shares of Class A common stock in exchange for their LLC Units, notwithstanding that such holders may have participated previously as holders of LLC Units in distributions that resulted in such excess cash balances to us. See “Description of Capital Stock.” To the extent we do not distribute such excess cash as dividends on our Class A common stock we may take other actions with respect to such excess cash, for example, holding such excess cash, or lending or contributing it (or a portion thereof) to Black Rock OpCo, which may result in shares of our Class A common stock increasing in value relative to the value of LLC Units.

Following a contribution of such excess cash to Black Rock OpCo we may make an adjustment to the outstanding number of LLC Units held by holders of LLC Units (other than us).
The Tax Receivable Agreement with Black Rock OpCo and the TRA Parties requires us to make cash payments to the TRA Parties in respect of certain tax benefits to which we may become entitled, and we expect that such payments will be substantial.
In connection with the consummation of this offering, we will enter into a Tax Receivable Agreement with Black Rock OpCo and the TRA Parties. Under the Tax Receivable Agreement, we will be required to make cash payments to the TRA Parties equal to 85% of the tax benefits, if any, that we actually realize, or in certain circumstances are deemed to realize, as a result of (i) Basis Adjustments and (ii) certain tax benefits (such as interest deductions) arising from payments under the Tax Receivable Agreement. We will be required to make such payments to the TRA Parties even if all of the TRA Parties were to exchange or redeem their remaining LLC Units.
The payment obligations under the Tax Receivable Agreement are an obligation of Black Rock Coffee Bar, Inc. and not of Black Rock OpCo. We expect that the amount of the cash payments we will be required to make under the Tax Receivable Agreement will be substantial. Any payments made by us to the TRA Parties under the Tax Receivable Agreement will not be available for reinvestment in our business and will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement resulting in the acceleration of payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Payments under the Tax Receivable Agreement are not conditioned upon continued ownership of Black Rock OpCo by the exchanging TRA Parties. Furthermore, if we experience a change of control (as defined under the Tax Receivable Agreement), which includes certain mergers, asset sales, and other forms of business combinations, we would be obligated to make an immediate payment, and such payment may be significantly in advance of, and may materially exceed, the actual realization, if any, of the future tax benefits to which the payment relates. This payment obligation could (i) make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are the subject of the Tax Receivable Agreement and (ii) result in holders of our Class A common stock receiving substantially less consideration in connection with a change of control transaction than they would receive in the absence of such obligation. Accordingly, the TRA Parties’ interests may conflict with those of the holders of our Class A common stock.
Assuming no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect that the tax savings associated with the purchase of LLC Units in connection with this offering, together with future redemptions or exchanges of all remaining LLC Units owned by the TRA Parties pursuant to the Black Rock OpCo LLC Agreement as described above, would aggregate to approximately $ 178.8 million over 15 years from the date of this offering based on the assumed initial public offering price of $17.00 per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming all redemptions or exchanges would occur immediately after the initial public offering for the remaining ownership of Black Rock OpCo not acquired by Black Rock Coffee Bar, Inc., which is assumed to occur on September 9, 2025 for purposes of the pro forma information presented herein and elsewhere in this prospectus. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $152.0 million, over the 15-year period from the date of this offering, to the TRA Parties. The actual Basis Adjustments and the actual utilization of any resulting tax benefits, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors including: the timing of redemptions by the TRA Parties; the price of shares of our Class A common stock at the time of the exchange; the extent to which such exchanges are taxable; the amount of gain recognized by such TRA Parties; the amount and timing of the taxable income allocated to us or otherwise generated by us in the future; the portion of our payments under the Tax Receivable Agreement constituting imputed interest; and the federal and state tax rates then applicable.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners.
Our organizational structure, including the Tax Receivable Agreement, confers certain benefits upon the Continuing Equity Owners that will not benefit the holders of our Class A common stock to the same extent that it will benefit the Continuing Equity Owners. We will enter into the Tax Receivable Agreement with Black Rock OpCo and the TRA Parties in connection with the completion of this offering and the Transactions, which will provide for the payment by us to the TRA Parties of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of (i) Basis Adjustments and (ii) certain tax benefits (such as interest deductions) arising from payments under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” Although we will retain 15% of the amount of such tax benefits, this and other aspects of our organizational structure may adversely impact the future trading market for our Class A common stock.
In certain cases, payments under the Tax Receivable Agreement to the TRA Parties may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the Transactions. There is no maximum term for the Tax Receivable Agreement. However, the Tax Receivable Agreement will provide that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations or other changes of control occur after the consummation of this offering, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement to make payments will be determined based on certain assumptions, including an assumption that we will have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement.
As a result of the foregoing, we would be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. Such cash payment to the TRA Parties could be greater than the specified percentage of any actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. For example, should we elect to terminate the Tax Receivable Agreement immediately following this offering, assuming no material changes in the relevant tax laws or tax rates and that we earn sufficient taxable income to realize all tax potential benefits that are subject to the Tax Receivable Agreement, we estimate that the aggregate of termination payments would be approximately $104.2 million based on the assumed initial public offering price of $17.00 per share of our Class A common stock, which is the midpoint of the range set forth on the cover page of this prospectus, and assuming SOFR (as defined in the Tax Receivable Agreement) were to be 5.34%. There can be no assurance that we will be able to fund or finance our obligations under the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.

We will not be reimbursed for any payments made to the TRA Parties under the Tax Receivable Agreement in the event that any tax benefits are disallowed.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service (“IRS”), or another tax authority, may challenge all or part of the Basis Adjustments or other tax benefits we claim, as well as other related tax positions we take, and a court could sustain such challenge. If the outcome of any such challenge would reasonably be expected to materially and adversely affect the rights and obligations of TRA Parties under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the TRA Parties. The interests of the TRA Parties in any such challenge may differ from or conflict with our interests and your interests, and the TRA Parties may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests. We will not be reimbursed for any cash payments previously made to the TRA Parties under the Tax Receivable Agreement in the event that any tax benefits initially claimed by us and for which payment has been made to a TRA Party are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a TRA Party will be netted against future cash payments, if any, that we might otherwise be required to make to such TRA Party, under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to a TRA Party for a number of years following the initial time of such payment. Moreover, the excess cash payments we made previously under the Tax Receivable Agreement could be greater than the amount of future cash payments against which we would otherwise be permitted to net such excess. The applicable U.S. federal income tax rules for determining applicable tax benefits we may claim are complex and factual in nature, and there can be no assurance that the IRS or a court will agree with our tax reporting positions. As a result, payments could be made under the Tax Receivable Agreement significantly in excess of any actual cash tax savings that we realize in respect of the tax attributes with respect to a TRA Party that are the subject of the Tax Receivable Agreement.
The acceleration of payments under the Tax Receivable Agreement in the case of certain changes of control may impair our ability to consummate change of control transactions or negatively impact the value received by owners of our Class A common stock.
The Tax Receivable Agreement will provide that upon certain mergers, asset sales or other forms of business combination or certain other changes of control, Black Rock Coffee Bar, Inc.’s (or its successor’s) obligations with respect to the Tax Receivable Agreement would be based on certain assumptions, including that we (or our successor) would have sufficient taxable income to fully utilize the benefits arising from the increased tax deductions and tax basis and other benefits covered by the Tax Receivable Agreement. Consequently, it is possible, in these circumstances, that the actual cash tax savings realized by us may be significantly less than the corresponding tax benefit payments under the Tax Receivable Agreement. Black Rock Coffee Bar, Inc.’s accelerated payment obligations and/or assumptions adopted under the Tax Receivable Agreement in the case of a change of control may impair our ability to consummate a change of control transactions or negatively impact the value received by owners of our Class A common stock in a change of control transaction.
If we were deemed to be an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a result of our ownership of Black Rock OpCo, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
Under Sections 3(a)(1)(A) and (C) of the 1940 Act, a company generally will be deemed to be an “investment company” for purposes of the 1940 Act if (i) it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities, or (ii) it engages, or proposes to engage, in the business of investing, reinvesting, owning, holding, or trading in securities and it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. We do not believe that we are an “investment company,” as such term is defined in either of those sections of the 1940 Act.
We and Black Rock OpCo intend to conduct our operations so that we will not be deemed an investment company. As the sole managing member of Black Rock OpCo, we will control and operate Black Rock OpCo. On that basis, we believe that our interest in Black Rock OpCo is not an “investment security” as that term is used in the 1940 Act. However, if we were to cease participation in the management of Black Rock OpCo, or if Black Rock OpCo itself becomes an investment company, our interest in Black Rock OpCo could be deemed an “investment security” for purposes of the 1940 Act.
If it were established that we were an unregistered investment company, there would be a risk that we would be subject to monetary penalties and injunctive relief in an action brought by the SEC, that we would be unable to enforce contracts with third parties and that third parties could seek to obtain rescission of transactions undertaken during the period it was established that we were an unregistered investment company. If we were required to register as an investment company, restrictions imposed by the 1940 Act, including limitations on our capital structure and our ability to transact with affiliates, could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.
Risks Related to Our Indebtedness
Our outstanding indebtedness could materially adversely affect our financial condition and our ability to operate our business, pursue our growth strategy, and react to changes in the economy or industry.
As of June 30, 2025, we had $108.2 million in aggregate principal balance outstanding under our Credit Facility. On a pro forma basis, after giving effect to the Transactions and the Refinancing, our aggregate principal amount of indebtedness outstanding under our New Credit Facilities would have been approximately $50.0 million as of June 30, 2025. Although we expect to use a portion of the proceeds from this offering to pay down part of the outstanding loans under the Credit Facility, we will continue to have a significant amount of indebtedness. See “Use of Proceeds.” In addition, subject to certain restrictions under our Credit Facility, we may incur additional debt.
Our substantial debt obligations could have important consequences to you, including the following:
•it may be difficult for us to satisfy our obligations, including debt service requirements under our outstanding debt, resulting in possible defaults on and acceleration of such indebtedness;
•we may need to issue additional Class A common stock to fund the repayment of our debt, which would result in additional dilution to investors and may cause our stock price to decline;
•our ability to obtain additional financing for working capital, capital expenditures, debt service requirements or other general corporate purposes may be impaired;
•a substantial portion of cash flow from operations may be dedicated to the payment of principal and interest on our debt, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities, acquisitions and other general corporate purposes;
•we are more vulnerable to economic downturns and adverse industry conditions and our flexibility to plan for, or react to, changes in our business or industry is more limited;
•our ability to capitalize on business opportunities and to react to competitive pressures, as compared to our competitors, may be compromised due to our level of debt; and
•our ability to borrow additional funds or to refinance debt may be limited.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.
Any borrowing under our Credit Facility is at a variable rate of interest and expose us to interest rate risk. If interest rates were to increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, will correspondingly decrease. Based on amounts outstanding as of June 30, 2025, each 100-basis point change in interest rates would result in a $1.1 million change in annual interest expense on our indebtedness under the Credit Facility.
If interest rates were to increase significantly, whether because of an increase in market interest rates or a decrease in our creditworthiness, our ability to borrow additional funds may be reduced and the risks related to our substantial debt would intensify.
Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business, execute our growth strategy, and to finance our future operations or capital needs or to engage in other business activities.
The Credit Facility contains, and our New Credit Facilities are expected to contain, a number of restrictive covenants that impose significant operating and financial restrictions on Black Rock OpCo and its subsidiaries and may limit our and our subsidiaries’ abilities to engage in acts that may be in our long-term best interest. Specifically, the Credit Facility contains, and our New Credit Facilities are expected to contain, covenants that restrict our ability, among other things, to:
•incur additional debt;
•grant liens on assets;
•sell or dispose of assets;
•merge with or acquire other companies, or make other investments;
•make certain investments;
•liquidate or dissolve ourselves; and
•pay dividends or make other distributions.
In addition, the Credit Facility contains, and our New Credit Facilities are expected to contain, financial covenants that require us not to exceed a maximum net leverage ratio or maximum net rent adjusted leverage ratio, as applicable, and to maintain a minimum fixed charge coverage ratio. Our ability to comply with these financial covenants can be affected by events beyond our control, and we may not be able to satisfy them. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” and “—New Credit Facilities.”
A breach of any of the covenants in the Credit Facility or the New Credit Facilities could result in an event of default, which could trigger acceleration of our indebtedness and may result in the acceleration of or default under other debt we may incur in the future, which could have a material adverse effect on our business, results of operations and financial condition. In the event of such event of default under our Credit Facility or the New Credit Facilities, the applicable lenders could elect to terminate their commitments and declare all outstanding loans, together with accrued and unpaid interest and any fees and other obligations, to be due and payable, and/or exercise their rights and remedies under the loan documents governing our Credit Facility or any applicable law. Our obligations under the Credit Facility and the New Credit Facilities are guaranteed by certain of Black Rock OpCo’s subsidiaries and secured by first-priority liens on substantially all of its assets.
If we were unable to repay or otherwise refinance these loans when due, the applicable lenders could proceed against the collateral granted to them to secure such indebtedness, which could force us into bankruptcy or liquidation. In the event the applicable lenders accelerate the repayment of our loans, we and our subsidiaries may not have sufficient assets to repay such indebtedness. Any acceleration of amounts due under our Credit Facility or the New Credit Facilities or the exercise by the applicable lenders of their rights and remedies would likely have a material adverse effect on our business.
As a result of these restrictions, we may be limited in how we conduct our business, unable to raise additional debt or equity financing to operate during general economic or business downturns, or unable to compete effectively or to take advantage of new business opportunities, and so affect our ability to grow in accordance with our strategy.
Furthermore, the terms of any future indebtedness we may incur could have further additional restrictive covenants. We may not be able to maintain compliance with these covenants in the future, and in such event, we cannot assure you that we will be able to obtain waivers from the lenders or amend the covenants.
We may be unable to enter into our New Credit Facilities and may be unable to obtain financing or enter into a credit facility on acceptable terms or at all in the future.
We are currently in the process of negotiating our New Credit Facilities with JPMorgan Chase Bank, N.A., and other unaffiliated third-party lenders. However, depending on the impact of then-prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, there can be no assurances that we will be able to enter into the New Credit Facilities or any other debt agreements in the future. Additionally, entering into our New Credit Facilities will require, among other things, the following, none of which are assured: (i) the continued negotiation and execution and delivery of a new credit agreement and all related documents and legal opinions; (ii) delivery of customary officer’s certificates (including financial covenant, solvency and borrowing base certificates), financial information and organizational documents; (iii) payment of all fees and other amounts due to the lenders under the credit agreement; and (iv) certain other customary conditions.
We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.
Our ability to make scheduled principal and interest payments on or refinance our debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors, some of which are beyond our control. We cannot be sure that our business will generate sufficient cash flows from operating activities, or that future borrowings will be available, to permit us to pay the principal and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and could be forced to reduce or delay investments and capital expenditures or to dispose of material assets or operations, seek additional debt or equity capital or restructure or refinance our indebtedness. We may not be able to effect any such alternative measures, if necessary, on commercially reasonable terms or at all and, even if successful, those alternative actions may not allow us to meet our scheduled debt service obligations. The Credit Facility restricts our ability to dispose of assets and use the proceeds from those dispositions and also limits our ability to raise debt or equity capital to be used to repay other indebtedness when it becomes due. We may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.
Additionally, if we cannot make scheduled payments on our debt, we will be in default, and the lenders under the Credit Facility could accelerate the outstanding principal amount of indebtedness and terminate their commitments to loan money. Furthermore, if we are unable to repay, refinance, or restructure our Credit Agreement, the lenders under the Credit Agreement could proceed against the collateral granted to them to secure such indebtedness, which could force us into bankruptcy or liquidation. Any of these events could result in you losing all or a portion of your investment in our Class A common stock.

Risks Related to this Offering and Ownership of Our Class A Common Stock
We cannot predict the impact our multi-class structure may have on the market price of our Class A common stock.
We cannot predict whether our multi-class structure, combined with the concentrated control of our shareholders who held our capital stock prior to the completion of this offering, including our executive officers, employees, and directors and their affiliates, will result in a lower or more volatile market price of our Class A common stock or in adverse publicity or other adverse consequences. Certain stock index providers exclude or limit the ability of companies with multi-class share structures from being added to certain of their indices. In addition, several shareholder advisory firms and large institutional investors oppose the use of multiple class structures. Due to the multi-class structure of our common stock, we may be excluded from certain indices and we cannot assure you that other stock indices will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indices, exclusion from certain stock indices may preclude investment by many of these funds and could make our Class A common stock less attractive to other investors. Our multi-class structure may also cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any actions or publications by shareholder advisory firms or institutional investors critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A common stock.
In addition, it is unclear what effect, if any, such policies will have on the valuations of publicly traded companies excluded from such indices, but it is possible that they may adversely affect valuations, as compared to similar companies that are included.
Our Co-Founders and Sponsor will continue to have significant influence over us after this offering, which could limit your ability to influence the outcome of matters submitted to shareholders for a vote.
Immediately following this offering and application of the net proceeds therefrom, our Co-Founders and certain of their affiliates will beneficially own approximately 85.8% of the combined voting power of our Class A common stock, Class B common stock and Class C common stock (or approximately 84.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Each share of Class A common stock and Class B common stock entitles the holder to one vote per share and each share of Class C common stock entitles the holder to ten votes per share on all matters on which shareholders are entitled to vote generally. Thus our Co-Founders and certain of their affiliates, who own all of our outstanding Class C common stock as of the date of this prospectus, will exercise control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders may vote, including the election and removal of directors and the size of our Board, any amendment of our certificate of formation or bylaws or the approval of any merger or other significant corporate transaction, including a sale of substantially all our assets, and will continue to have significant control over our business, affairs and policies, including the appointment of our management. Upon the earlier of (i) the ten-year anniversary of the later of the closing of this offering or the closing date of any exercise of the underwriters’ option to purchase additional shares of Class A common stock and (ii) with respect to each Co-Founder, the date on which the aggregate number of shares of Class C common stock held by such Co-Founder or certain of their affiliates is less than thirty-three percent (33%) of the shares of Class C common stock held by such Co-Founder and certain of their affiliates as of the later of the closing of this offering or the closing date of any exercise of the underwriters' option to purchase additional shares of Class A common stock, each such holder’s Class C common stock will automatically convert to fully paid non-assessable shares of Class B common stock. The date on which no shares of Class C common stock are outstanding is referred to as the “Sunset Date”. This concentrated control will limit or preclude the ability of holders of Class A common stock to influence corporate matters for the foreseeable future. The difference in voting rights could adversely affect the value of our Class A common stock by, for example, delaying or deferring a change of control or if investors view, or any potential future purchaser of our company views, the superior voting rights of the Class C common stock to have value. For a description of our multi-class structure, see “Description of Capital Stock.”
In addition, immediately following this offering and application of the net proceeds therefrom, the Continuing Equity Owners, including our Co-Founders, certain of their affiliates, and our Sponsor, will own approximately 67.7% of the LLC Units (or approximately 63.3% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Because they hold their ownership interest in our business directly in Black Rock OpCo, rather than through Black Rock Coffee Bar, Inc., the Continuing Equity Owners, including our Co-Founders, certain of their affiliates, and our Sponsor, may have conflicting interests with holders of shares of our Class A common stock. For example, if Black Rock OpCo makes distributions to Black Rock Coffee Bar, Inc., the non-managing members of Black Rock OpCo will also be entitled to receive such distributions pro rata in accordance with their ownership of LLC Units and their preferences as to the timing and amount of any such distributions may differ from those of our public shareholders. The Continuing Equity Owners, including our Co-Founders, certain of their affiliates, and our Sponsor, may also have different tax positions from us that could influence their decisions regarding whether and when to dispose of assets, especially in light of the existence of the Tax Receivable Agreement that we entered into in connection with this offering with Black Rock OpCo and the TRA Parties, whether and when to incur new or refinance existing indebtedness and whether and when Black Rock Coffee Bar, Inc. should terminate the Tax Receivable Agreement and accelerate its obligations thereunder. In addition, the structuring of future transactions may take into consideration our pre-IPO owners’ tax or other considerations even where no similar benefit would accrue to us. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.”
Neither our shares of Class B common stock nor Class C common stock will have economic rights. Immediately following the consummation of this offering, all of our Class B common stock will be held by certain Continuing Equity Owners, including our Sponsor, and all our Class C common stock will be held by our Co-Founders and certain of their affiliates.
Furthermore, for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, our amended and restated certificate of formation and amended and restated bylaws will require, subject to certain limitations, that:
•the Cynosure Nominee is provided reasonable prior notice of material actions to be taken by the Board by written consent;
•any proposed transaction outside of the ordinary course of business that would be required to be disclosed by us pursuant to Item 404 of Regulation S-K of the Securities Act be approved by a majority of the members of our Audit Committee;
•the size of our Board may not be increased to be greater than nine (9) directors without the approval of the Cynosure Nominee; and
•approval of at least 66 2/3% of the Board is required for (i) the incurrence, assumption or guarantee of any indebtedness outside of the ordinary course of business resulting in a net debt leverage ratio exceeding 2.0; (ii) the termination of our Chief Executive Officer; or (iii) material changes to the compensation of any Director.
Our amended and restated certificate of formation will also require us, for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, to include one director designated by our Sponsor in the slate of nominees for election as a Class II director, or such other class to which our Sponsor may consent. Subject to certain limitations, our Sponsor will have the exclusive right to replace its designee and to fill any vacancy created by reason of death, removal, or resignation of its designee.

Upon the listing of our Class A common stock on the Nasdaq Global Market, we will be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for, and intend to rely on, exemptions and relief from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.
Following this offering, our Co-Founders and certain of their affiliates will beneficially own approximately 85.8% of the combined voting power of our Class A common stock, Class B common stock and Class C common stock (or approximately 84.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). As a result, we will be a “controlled company” within the meaning of Nasdaq corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power in the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies are not required to have:
•a board that is composed of a majority of “independent directors,” as defined under Nasdaq rules;
•a compensation committee that is composed entirely of independent directors; and
•director nominations be made, or recommended to the full board of directors, by its independent directors, or by a nominations/governance committee that is composed entirely of independent directors.
The corporate governance requirements and, specifically, the independence standards are intended to ensure directors who are considered independent are free of any conflicting interest that could influence their actions as directors. Following this offering, we intend to utilize these exemptions. Accordingly, we will not be subject to certain corporate governance requirements, including that a majority of our Board consists of “independent directors,” as defined under Nasdaq corporate governance standards, and that we have a nominating and corporate governance committee and you will not have the same protections afforded to shareholders of companies that are subject to all the corporate governance requirements of Nasdaq. Our status as a controlled company could make our Class A common stock less attractive to some investors or otherwise harm our stock price. See “Management—Controlled Company Exemption.”
An entity affiliated with our Co-Founders has entered into a margin loan and pledged LLC Units and underlying shares of our Class C common stock as collateral to secure such margin loan. If this entity were to default on its obligations under the margin loan, the lender may be entitled to foreclose on the LLC units and shares pledged as collateral and sell the Class A common stock issuable upon the automatic exchange of such shares to the public, which could cause our stock price to decline and result in a significant change in beneficial ownership and voting power of our common stock.
An affiliate of Viking Cake that will be controlled by our Co-Founders will pledge, assuming an initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), 9,987,947 LLC Units underlying 9,987,947 shares of Class C common stock to a lender affiliated with J.P. Morgan Securities LLC, one of the underwriters of this offering, pursuant to a margin loan and related security agreements. We are not a party to these agreements.
While the margin loan is outstanding, our Co-Founders will retain their ability to vote the shares of Class C common stock underlying the LLC Units pledged as collateral and any such pledged LLC Units and shares of Class C common stock will not reduce our Co-Founders’ ownership of such Class C common stock in connection with matters to be voted on by shareholders. Pursuant to Rule 13d-3(d)(3) under the Exchange Act, a lender under such margin loan would not beneficially own the pledged LLC Units or underlying shares of Class C common stock unless and until such lender has taken all formal steps required to declare a default and determines that the power to vote or to direct the vote or to dispose or to direct the disposition of such pledged LLC Units and underlying shares of Class C common stock will be exercised. However, upon such occurrence, such shares of Class C common stock would automatically convert to shares of Class B common stock in accordance with the terms of our amended and restated certificate of formation.
In the event of nonpayment at maturity or another event of default under these loan and security agreements (including but not limited to the borrower's inability to satisfy certain payments required under such loan and security agreements), the lender may exercise its right under the loan agreement to foreclose on the pledged LLC Units and underlying shares of Class C common stock. In such case, the lender may determine to exercise the power to vote or to direct the vote or to dispose or to direct the disposition of such pledged securities, and could sell the shares of Class A common stock issuable upon the automatic exchange of such shares of Class C common stock underlying the pledged LLC Units through privately negotiated transactions at any time. Such an event could cause our stock price to decline and result in a change in beneficial ownership of our existing shareholders.
Depending upon the beneficial ownership of our Co-Founders at the time of any such event, it is possible that the resulting change in beneficial ownership could result in, among other things, the loss of our ability to qualify as a controlled company.
Certain of our directors have relationships with our Sponsor, which may cause conflicts of interest with respect to our business.
Following this offering, one of our directors will be affiliated with our Sponsor. Our Sponsor-affiliated director has fiduciary duties to us and, in addition, has duties to our Sponsor. As a result, this director may face real or apparent conflicts of interest with respect to matters affecting both us and our Sponsor, whose interests may be adverse to ours in some circumstances.
Our amended and restated certificate of formation will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or shareholder who is not employed by us or our subsidiaries.
The doctrine of corporate opportunity generally provides that a corporate fiduciary may not develop an opportunity using corporate resources, acquire an interest adverse to that of the corporation or acquire property that is reasonably incident to the present or prospective business of the corporation or in which the corporation has a present or expectancy interest, unless that opportunity is first presented to the corporation and the corporation chooses not to pursue that opportunity. The doctrine of corporate opportunity is intended to preclude officers or directors or other fiduciaries from personally benefiting from opportunities that belong to the corporation. Our amended and restated certificate of formation will provide that the doctrine of “corporate opportunity” will not apply with respect to any director or shareholder who is not employed by us or our subsidiaries with respect to certain interests and expectancies in specified business opportunities, as set forth therein. Any director or shareholder who is not employed by us or our subsidiaries will, therefore, have no duty to communicate or present corporate opportunities to us, and will have the right to either hold any corporate opportunity for their (and their affiliates’) own account and benefit or to recommend, assign or otherwise transfer such corporate opportunity to persons other than us, including to any director or shareholder who is not employed by us or our subsidiaries.
As a result, certain of our shareholders, directors and their respective affiliates will not be prohibited from operating or investing in competing businesses. We, therefore, may find ourselves in competition with certain of our shareholders, directors or their respective affiliates, and we may not have knowledge of, or be able to pursue, transactions that could potentially be beneficial to us. Accordingly, we may lose a corporate opportunity or suffer competitive harm, which could negatively impact our business, operating results and financial condition.

Provisions in our corporate charter documents and under Texas law may prevent or frustrate attempts by our shareholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our Class A common stock may be lower as a result.
There are provisions in our amended and restated certificate of formation and bylaws, as in effect immediately prior to the closing of this offering, that may make it difficult for a third party to acquire, or attempt to acquire, control of our company, even if a change in control was considered favorable by our shareholders.
Our charter documents will also contain other provisions that could have an anti-takeover effect, such as:
•our Board will be classified so that not all of our directors are elected at one time;
•permitting the Board to establish the number of directors and fill any vacancies and newly created directorships and permitting our Sponsor to fill any vacancy of the Cynosure Nominee;
•providing that our directors may be removed only for cause for so long as our Board is classified and, when the Board is no longer classified, only upon the affirmative vote of holders of a majority of the voting power of our then-outstanding shares of capital stock;
•requiring super-majority voting to amend some provisions in our amended and restated certificate of formation and our bylaws;
•providing that any action required or permitted to be taken at an annual or special meeting of shareholders prior to the Sunset Date may be taken by written consent in lieu of a meeting of shareholders by the minimum number of votes that would be necessary to authorize or take such action and, after the Sunset Date, must be taken at a meeting of our shareholders;
•our shareholders may not call a special meeting of shareholders, except that, prior to the Sunset Date, holders of a majority of the voting power of all of the then-outstanding shares of our Class C common stock entitled be voted at such special meeting may call a special meeting of shareholders, provided that such holders represent at least 10% of all of the then-outstanding shares of our capital stock entitled to vote at such meeting; and
•require that shareholders give advance notice to nominate directors or submit proposals for consideration at shareholder meetings.
Further, as a Texas corporation, we are also subject to provisions of Texas law that may impair a takeover attempt that our shareholders may find beneficial. For additional information, see “Description of Capital Stock—Anti-takeover Provisions.” Any provision of our amended and restated certificate of formation, bylaws, or Texas law that has the effect of delaying or preventing a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our capital stock and could also affect the price that some investors are willing to pay for our common stock.
Our amended and restated certificate of formation will provide that the Business Court in the First Business Court Division of the State of Texas and, to the extent enforceable, the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or shareholders.
Our amended and restated certificate of formation will provide that, unless we consent in writing to the selection of an alternative forum, the Business Court in the First Business Court Division of the State of Texas will be the exclusive forum for the following types of actions or proceedings under Texas statutory or common law:
•any derivative claim or cause of action brought on our behalf;

•any claim or cause of action for a breach of fiduciary duty owed by any of our current or former directors, officers or other employees to us or our shareholders;
•any claim or cause of action against us or any directors, officers or other employees arising out of or pursuant to any provision of the Texas Business Organizations Code (the “TBOC”), our amended and restated certificate of formation or our bylaws (as each may be amended from time to time); and
•any claim or cause of action against us or any of our current or former directors, officers or other employees governed by the internal-affairs doctrine.
This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. In addition, our amended and restated certificate of formation will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. If a court were to find either choice of forum provision contained in our amended and restated certificate of formation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.
These choice of forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees. While the Texas courts have determined that such choice of forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Additionally, our amended and restated certificate of formation will provide that any person or entity holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and consented to these provisions.
You will experience immediate and substantial dilution in the net tangible book value of the shares of Class A common stock you purchase in this offering.
The initial public offering price of our Class A common stock is substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately after this offering. If you purchase shares of our Class A common stock in this offering, you will suffer immediate dilution of $15.98 per share, representing the difference between the assumed initial public offering price of $17.00 per share, the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and our pro forma net tangible book value per share as of June 30, 2025 after giving effect to the sale of Class A common stock in this offering at the assumed initial public offering price of $17.00 per share. See “Dilution.”
Additional stock issuances (including pursuant to the redemption of LLC Units from our Continuing Equity Owners) could result in significant dilution to our shareholders and cause the trading price of our Class A common stock to decline.
We may issue our capital stock or securities convertible into our capital stock from time to time in connection with financing our business operations or growth, to repay debt, or for acquisitions, investments or otherwise (including pursuant to the redemption of LLC Units from our Continuing Equity Owners). Additional issuances of our common stock or securities convertible into common stock will result in dilution to existing holders of our common stock. Any such issuances could result in substantial dilution to our existing shareholders and cause the trading price of our Class A common stock to decline.
In particular, following the issuance of shares of Class A common stock in connection with the redemption of LLC Units from our Continuing Equity Owners and the related cancellation of shares of our Class B common stock or Class C common stock, such shares of Class A common stock will have the same economic rights as other shares of Class A common stock.
Future sales, or the perception of future sales, by us or our existing shareholders in the public market following this offering could cause the market price for our Class A common stock to decline.
After this offering, the sale of shares of our Class A common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.
Upon consummation of the Transactions, we will have outstanding a total of 15,467,125 shares of Class A common stock. Of the outstanding shares, the 14,705,882 shares sold in this offering (or 16,911,764 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) will be freely tradable without restriction or further registration under the Securities Act, other than any shares held by our affiliates. Any shares of Class A common stock held by our affiliates will be eligible for resale pursuant to Rule 144 under the Securities Act, subject to the volume, manner of sale, holding period and other limitations of Rule 144.
Our directors and executive officers, and substantially all of the holders of the LLC Units, will enter into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, subject to certain exceptions, restrict the sale of the shares of our Class A common stock and certain other securities held by them for a period of 180 days after the date of this prospectus. J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC may, in their sole discretion and at any time, release all or any portion of the shares or securities subject to any such lock-up agreements. See “Underwriting.”
In addition, we have reserved shares of Class A common stock for issuance under the 2025 Plan. Any Class A common stock that we issue under the 2025 Plan or other equity incentive plans that we may adopt in the future would dilute the percentage ownership held by the investors who purchase Class A common stock in this offering.
In addition, the cornerstone investor has indicated an interest in purchasing up to $30.0 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. If the cornerstone investor is allocated all or a portion of the shares it has indicated an interest in purchasing in this offering or more, and purchase any such shares, such purchases could reduce the available public float for our shares of Class A common stock if the cornerstone investor holds such shares long-term.
Further, an affiliate of Viking Cake that will be controlled by our Co-Founders will pledge, assuming an initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), 9,987,947 LLC Units underlying 9,987,947 shares of Class C common stock to a lender affiliated with J.P. Morgan Securities LLC, one of the underwriters of this offering, pursuant to certain loan and security agreements. In the case of nonpayment at maturity or another event of default under certain of these loan and security agreements (including but not limited to the borrower's inability to satisfy certain payments required under such loan and security agreements), the lender may exercise its right under the loan agreement to foreclose on the pledged LLC Units and underlying shares of Class C common stock. In such case, the lender may sell the shares of Class A common stock issuable upon the exchange of such shares of Class C common stock underlying the LLC Units pursuant to the terms of the Exchange Agreement through privately negotiated transactions at any time, including during the applicable lock-up period.
As restrictions on resale end or if these shareholders exercise their registration rights, the market price of our shares of Class A common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of Class A common stock or other securities.
In the future, we may also issue securities in connection with investments, acquisitions, or capital raising activities. In particular, the number of shares of our Class A common stock issued in connection with an investment or acquisition, or to raise additional equity capital, could constitute a material portion of our then-outstanding shares of our Class A common stock. Any such issuance of additional securities in the future may result in additional dilution to you or may adversely impact the price of our Class A common stock.
No market currently exists for our Class A common stock, and an active, liquid trading market for our Class A common stock may not develop, which may cause our Class A common stock to trade at a discount from the initial public offering price and make it difficult for you to sell the Class A common stock you purchase.
Prior to this offering, there has not been a public market for our Class A common stock. We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how active and liquid that market may become. If an active and liquid trading market does not develop or continue, you may have difficulty selling any of our Class A common stock that you purchase at a price above the price you purchase it or at all. The initial public offering price for the shares of Class A common stock was determined by negotiations between us and the underwriters and may not be indicative of prices that will prevail in the open market following this offering. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of our Class A common stock. The market price of our Class A common stock may decline below the initial public offering price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid in this offering, or at all. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or assets by using our shares as consideration.
Our trading price and trading volume could decline if securities or industry analysts do not publish research about our business, or if they publish unfavorable research.
Equity research analysts do not currently provide coverage of our Class A common stock, and we cannot assure that any equity research analysts will adequately provide research coverage of our Class A common stock after the listing of our Class A common stock on Nasdaq. A lack of adequate research coverage may harm the liquidity and trading price of our Class A common stock. To the extent equity research analysts do provide research coverage of our Class A common stock, we will not have any control over the content and opinions included in their reports. The trading price of our Class A common stock could decline if one or more equity research analysts downgrade our stock or publish other unfavorable commentary or research. If one or more equity research analysts cease coverage of our company, or fail to regularly publish reports on us, the demand for our Class A common stock could decrease, which in turn could cause our trading price or trading volume to decline.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board. In addition, our ability to pay dividends on our capital stock is currently limited by the covenants of our Credit Facility, and the expected terms of our New Credit Facilities, and may be further restricted by the terms of any future debt or preferred securities. Holders of our Class B common stock and Class C common stock do not have any economic rights or any right to receive dividends, or to receive a distribution upon a liquidation, dissolution or winding up of Black Rock Coffee Bar, Inc., with respect to their Class B common stock or Class C common stock. Accordingly, shareholders must rely on sales of their Class A common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
The JOBS Act will allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information we provide in our reports filed with the SEC. We cannot be certain if this reduced disclosure will make our Class A common stock less attractive to investors.
The JOBS Act is intended to reduce the regulatory burden on “emerging growth companies.” As defined in the JOBS Act, a public company whose initial public offering of common equity securities occurs after December 8, 2011, and whose annual net revenues are less than $1.235 billion will, in general, qualify as an “emerging growth company” until the earliest of:
•the last day of its fiscal year following the fifth anniversary of the date of its initial public offering of common equity securities;
•the last day of its fiscal year in which it has annual gross revenue of $1.235 billion or more;
•the date on which it has, during the previous three-year period, issued more than $1.0 billion in nonconvertible debt; and
•the date on which it is deemed to be a “large accelerated filer,” which will occur at such time as the company (1) has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter, (2) has been subject to the reporting requirements under the Exchange Act for a period of at least 12 months, and (3) has filed at least one annual report pursuant to the Exchange Act.
Under this definition, we will be an “emerging growth company” upon completion of this offering and could remain an “emerging growth company” until as late as the fifth anniversary of the completion of this offering. For so long as we are an “emerging growth company,” we will, among other things:
•only be required to have two years of audited financial statements and two years of related management’s discussion and analysis of financial condition and results of operations disclosure;
•not be required to engage an auditor to report on our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;
•not be required to comply with the requirement of the PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;
•not be required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and
•not be required to comply with certain disclosure requirements related to executive compensation, such as the requirement to present a comparison of our Chief Executive Officer’s compensation to our median employee compensation.
In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This permits an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period and, as a result, our combined financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to other public companies.
We cannot predict if investors will find our Class A common stock less attractive as a result of our decision to take advantage of some or all of the reduced disclosure requirements above. If some investors find our Class A common stock less attractive as a result, there may be a less active trading market for our Class A common stock and our stock price may be more volatile.
We have identified material weaknesses in our internal control over financial reporting. If we are unable to remedy our material weaknesses, identify additional material weaknesses in the future, or otherwise fail to establish and maintain effective internal controls, we may be unable to produce timely and accurate financial statements, and we may conclude that our internal control over financial reporting is not effective, which could adversely impact our investors’ confidence and our Class A common stock price.
Prior to this offering, we were a private company and had limited accounting and financial reporting personnel and other resources with which to address our internal controls and related procedures. In connection with the audit of our consolidated financial statements for the year ended December 31, 2024, our management and auditors determined that material weaknesses existed in the internal control over financial reporting due to (i) a lack of segregation of duties surrounding journal entries without sufficient compensating controls to ensure journal entries are appropriately reviewed and approved by an independent user other than the preparer with an appropriate level of supervision and (ii) ineffective controls over the identification and accurate initial recognition of leases. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We are in the process of implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses. Management is working to remediate these material weaknesses by hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes. We may not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time.
The material weaknesses will not be remediated until the necessary internal controls have been designed, implemented, tested and determined to be operating effectively. While we cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan, these remediation measures will be time consuming, incur significant costs to both implement and maintain, and place significant demands on our financial and operational resources. If the steps we take do not remediate these material weaknesses in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.
If we fail to remediate our existing material weaknesses or identify new material weaknesses in our internal controls over financial reporting, if we are unable to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, if we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we are no longer an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected. As a result of such failures, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and shareholders, which could harm our reputation and financial condition or divert financial and management resources from our regular business activities.

General Risks
Our financial condition and results of operations are subject to, and may be adversely affected by, a number of economic or political factors, many of which are also largely outside our control and as such our results may fluctuate significantly and may not fully reflect the underlying performance of our business.
Our results of operations and key performance measures may vary significantly in the future as they have in the past, and period-to-period comparisons of our results of operations and key performance measures may not be meaningful. Accordingly, the results of any one period should not be relied upon as an indication of future performance. Our results of operations and key performance measures may fluctuate as a result of a variety of factors, many of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. In the future, results of operations may fall below the expectations of securities analysts and investors. In that event, the price of our Class A common stock could be adversely impacted. Factors that may cause fluctuations in our results of operations and key performance measures include, without limitation, those listed elsewhere in this Risk Factors section.
Unstable market and economic conditions that are largely beyond our control may adversely affect consumer behavior and the results of our operations.
The global credit and financial markets have experienced extreme volatility and disruptions (including as a result of actual or perceived changes in interest rates, tariffs, continued economic inflation, failures of financial institutions, global conflicts and pandemics and epidemics), which has included severely diminished liquidity and credit availability, declines in consumer confidence, prolonged weak consumer demand, a decrease in consumer discretionary spending, declines in economic growth, high inflation, uncertainty about economic stability, and increases in unemployment rates. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the ongoing wars in Ukraine and the Middle East, or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the war in Ukraine, may also continue to adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment, or continued unpredictable and unstable market conditions, including disruption to guest demand and our ability to purchase necessary supplies on acceptable terms, if at all. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance, and stock price, and could require us to delay or abandon growth plans. In addition, there is a risk that one or more of our current suppliers, manufacturers, or other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.
In addition, our business is dependent upon consumer discretionary spending, which may be affected by general economic conditions that are beyond our control. For example, increasing and sustained inflation, international, domestic and regional economic conditions, consumer income levels, financial market volatility, a slow or stagnant pace of economic growth, rising energy costs, rising interest rates, social unrest, and governmental, political, and budget concerns, uncertainty, or divisions, may have a negative effect on consumer confidence and discretionary spending. For example, in May 2025, the federal government resumed collections on student loan payments that were past due for the first time in over five years. This and similar governmental acts could have significant impact on consumer discretionary spending. A significant decrease in our guest traffic or average value per transaction without a corresponding decrease in costs would put downward pressure on margins and would negatively impact our results of operations.

There is also a risk that if negative economic conditions or uncertainty persist for a long period of time or worsen, consumers may make long-lasting changes to their discretionary purchasing behavior, including less frequent discretionary purchases on a more permanent basis or there may be a general downturn in our industry. These and other macroeconomic factors could have an adverse effect on our revenue, results of operations, or store development and expansion plans, which could harm our results of operations and financial condition. These factors also could cause us to, among other things, reduce the number and frequency of new store openings or close stores.
Changes in statutory, regulatory, accounting, and other legal requirements, including changes in accounting principles generally accepted in the United States, could potentially impact our operating and financial results.
We are subject to numerous statutory, regulatory and legal requirements. Our operating results could be negatively impacted by developments in these areas due to the costs of compliance in addition to possible government penalties and litigation in the event of deemed noncompliance. Changes in the regulatory environment in the area of food safety, privacy and information security, wage and hour laws, among others, could potentially impact our operations and financial results.
Generally accepted accounting principles in the United States (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure, including regulations implemented by the SEC and Nasdaq, may increase legal and financial compliance costs and make some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. We intend to invest resources to comply with evolving laws, regulations, and standards, and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If, notwithstanding our efforts, we fail to comply with new laws, regulations, and standards, regulatory authorities may initiate legal proceedings against us and our business may be harmed.
We will incur costs and demands upon management as a result of complying with the laws and regulations affecting public companies in the United States, which may harm our business.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. These rules and regulations could make it more difficult for us to attract and retain qualified persons to serve on our Board or our Board committees or as executive officers. Our management and other personnel will devote a substantial amount of time to these compliance initiatives. As a result, management’s attention may be diverted from other business concerns, which could harm our business and operating results. We will need to hire more employees in the future to comply with these requirements, which will increase our costs and expenses.
Our management team and other personnel devote a substantial amount of time to new compliance initiatives and we may not successfully or efficiently manage our transition to a public company. To comply with the requirements of being a public company, including the Sarbanes-Oxley Act, we will need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff, which would require us to incur additional expenses and harm our results of operations.
Failure to comply with these rules might also make it more difficult for us to obtain certain types of insurance, including director and officer liability insurance, and we might be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events would also make it more difficult for us to attract and retain qualified persons to serve on our Board, on committees of our Board or as members of senior management.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. Furthermore, we are committed to maintaining high standards of corporate governance and public disclosure, and our efforts to establish the corporate infrastructure required of a public company and to comply with evolving laws, regulations and standards are likely to divert management’s time and attention away from revenue generating activities to compliance activities, which may prevent us from implementing our business strategy and growing our business. Moreover, we may not be successful in implementing these requirements. If we do not effectively and efficiently manage our transition into a public company and continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations.
A failure to establish and maintain an effective system of disclosure controls and internal control over financial reporting, could adversely affect our ability to produce timely and accurate financial statements or comply with applicable regulations.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the applicable listing standards of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal controls over financial reporting. For example, as we have prepared to become a public company, we have worked to improve the controls around our key accounting processes and our quarterly close process, and we have hired additional accounting and finance personnel to help us implement these processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and investments to strengthen our accounting systems.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. In addition, changes in reporting requirements or accounting principles or interpretations could also challenge our internal controls and require that we establish new business processes, systems, and controls to accommodate such changes. We have limited experience with implementing the systems and controls that will be necessary to operate as a public company, as well as adopting changes in accounting principles or interpretations mandated by the relevant regulatory bodies. Additionally, if these new systems, controls or standards and the associated process changes do not give rise to the benefits that we expect or do not operate as intended, it could adversely affect our financial reporting systems and processes, our ability to produce timely and accurate financial reports or the effectiveness of internal control over financial reporting. Moreover, our business may be harmed if we experience problems with any new systems and controls that result in delays in their implementation or increased costs to correct any post-implementation issues that may arise.
Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our consolidated financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on the Nasdaq Global Market. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could harm our business, results of operations, and financial condition and could cause a decline in the trading price of our common stock. Changes in tax laws or regulations could be enacted or existing tax laws or regulations could be applied to us or our guests in a manner that could increase the costs of our products and harm our business.
We will have broad discretion in the use of net proceeds from this offering and may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return.
We cannot specify with any certainty the particular uses of the net proceeds that we will receive from this offering. Our management will have broad discretion over the use of net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Investors may not agree with our decisions, and our use of the proceeds may not yield any return on your investment. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. We may invest the net proceeds from this offering in a manner that does not produce income. The decisions made by our management may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial, or other information upon which our management bases its decisions. Our failure to apply the net proceeds of this offering effectively could impair our ability to pursue our growth strategy or could require us to raise additional capital and could have a material adverse effect on our business, financial condition, and results of operations.
We may engage in merger and acquisition activities or strategic partnerships, which could require significant management attention, disrupt our business, dilute shareholder value, and adversely affect our business, results of operations, and financial condition.
As part of our business strategy to expand our menu offerings and grow our business in response to changing technologies, guest demand, and competitive pressures, we have in the past and may in the future make investments in or acquisitions of other companies, products, or technologies, or enter into strategic partnerships. The identification of suitable acquisition or partnership candidates can be difficult, time-consuming, and costly, and we may not be able to complete acquisitions or partnerships on favorable terms, if at all. These acquisitions or partnerships may not ultimately strengthen our competitive position or achieve the goals of such acquisition, and any acquisitions or partnerships we complete could be viewed negatively by guests or investors. We may encounter difficult or unforeseen expenditures in integrating an acquisition or partnership, particularly if we cannot retain the key personnel of the acquired company. In addition, if we fail to successfully integrate such acquisitions, or the assets, technologies or personnel associated with such acquisitions or partnerships, into our company, the business and results of operations of the combined company would be adversely affected.
These transactions may disrupt our ongoing operations, divert management from their primary responsibilities, subject us to additional liabilities, increase our expenses, subject us to increased regulatory requirements, cause adverse tax consequences or unfavorable accounting treatment, expose us to claims and disputes by shareholders and third parties, and adversely impact our business, financial condition, and results of operations. We may not successfully evaluate or utilize the acquired assets and accurately forecast the financial impact of an acquisition or partnership transaction, including accounting charges. We may have to pay cash for any such acquisition or partnership which would limit other potential uses for our cash. If we incur debt to fund any such acquisition or partnership, such debt may subject us to material restrictions in our ability to conduct our business, result in increased fixed obligations, and subject us to covenants or other restrictions that would decrease our operational flexibility and impede our ability to manage our operations. If we issue a significant amount of equity securities in connection with future acquisitions or partnerships, existing shareholders’ ownership would be diluted.
We may need additional capital, and we cannot be sure that additional financing will be available.
Historically, we have financed our operations and capital expenditures primarily through sales of equity interests in Black Rock OpCo that are convertible into our capital stock as well as cash provided by operating activities and draws under our Credit Facility. In the future, we may raise additional capital through additional equity or debt financings to support our business growth, to respond to business opportunities, challenges or unforeseen circumstances, or for other reasons. On an ongoing basis, we are evaluating sources of financing and may raise additional capital in the future. Our ability to obtain additional capital will depend on our business plans, investor demand, operating performance, the condition of the capital markets, and other factors. We cannot assure you that additional financing will be available to us on favorable terms when required, or at all. If we raise additional funds through the issuance of equity, equity-linked or debt securities, those securities may have rights, preferences or privileges senior to the rights of existing shareholders, and existing shareholders may experience dilution. Further, if we are unable to obtain additional capital when required, or are unable to obtain additional capital on satisfactory terms, our ability to continue to support our business growth or to respond to business opportunities, challenges, or unforeseen circumstances would be adversely affected.
Catastrophic events may disrupt our business.
Labor discord or disruption, geopolitical events, social unrest, war, including repercussions of the wars in Ukraine and the Middle East, terrorism, political instability, acts of public violence, boycotts, hostilities and social unrest and other health pandemics that lead to avoidance of public places or cause people to stay at home could harm our business. Additionally, natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In particular, the wildfires in states along the West Coast and wildfire smoke and extreme weather conditions in other areas in which we operate, such as hurricanes, high winds, and flooding in Texas and other states, water scarcity or drought in California and other states, extreme heat and cold, snow or ice storms, and other extreme weather events across the country, and disease outbreaks or pandemics, including the reactions of governments, markets, and the general public, may result in a number of adverse consequences for our business, operations, and results of operations, many of which are beyond our control. We rely on the stable provision of utilities such as power and water that are subject to disruption or increased costs due to such events, which may cause significant operational disruptions or our operating costs to increase significantly. In the event of a major earthquake, hurricane or catastrophic event such as drought, fire, power loss, telecommunications failure, cyberattack, war or terrorist attack, we may be unable to continue our operations and may endure system interruptions, property loss, reputational harm, breaches of data security, and loss of critical data, all of which would harm our business, results of operations, and financial condition. Our drive-thru model relies heavily on the ability of guests to safely drive to and from our stores, which can be negatively affected by extreme weather. Such extreme weather events may affect traffic to our stores and may have a harmful effect on the local economy, decreasing the demand for our products. In addition, the insurance we maintain would likely not be adequate to cover our losses resulting from disasters or other business interruptions.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements about us and our industry that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future financial condition, future operations, projected costs, prospects, plans, objectives of management, and expected market growth, are forward-looking statements. We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Important factors beyond our control that could cause our actual results, financial condition, performance or achievements to be materially different from the expected results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following:
•our inability to successfully identify and secure appropriate sites and timely develop and expand our operations;
•our inability to protect our brand and reputation;
•our inability to secure, protect, and enforce our intellectual property rights;
•our dependence on a small number of suppliers and two roasting facilities;
•our dependence on third-party information technology systems and services;
•our and our vendors’ vulnerability to security breaches, including breaches that may impact confidential customer information;
•our expectations regarding our future operating and financial performance;
•the size of our addressable markets, market share, and market trends;
•our ability to compete in our industry;
•changes in consumer tastes and nutritional and dietary trends;
•our ability to effectively manage the continued growth of our workforce and operations;
•our inability to open profitable stores;
•our failure to generate projected same store sales growth;
•the sufficiency of our cash, cash equivalents, and investments to meet our liquidity needs;
•our dependence on long-term non-cancelable leases;
•our relationship with our employees and the status of our workers;
•the effects of seasonal trends on our results of operations;
•our vulnerability to global financial market conditions, including inflation and other macroeconomic factors;
•our ability to attract, retain, and motivate skilled personnel, including key members of our senior management;

•our vulnerability to adverse weather conditions in local or regional areas where our stores are located;
•our realization of any benefit from the Tax Receivable Agreements and our organizational structure;
•the increased expenses associated with being a public company;
•our intended use of the net proceeds from this offering;
•the completion of the concurrent Refinancing and the Co-Founder Contribution; and
•other factors set forth under “Risk Factors” in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations, estimates, forecasts, and projections about future events and trends that we believe may affect our business, results of operations, financial condition, and prospects. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus, we cannot guarantee that the future results, levels of activity, performance, or events and circumstances reflected in the forward-looking statements will be achieved or occur at all. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described above, in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. The results, events, and circumstances reflected in the forward-looking statements may not be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely upon these statements.
You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

ORGANIZATIONAL STRUCTURE
Black Rock Coffee Bar, Inc. was originally incorporated as a Delaware corporation on May 2, 2025 and re-domiciled to be incorporated in Texas in June 2025 and is the issuer of the Class A common stock offered by this prospectus. Prior to this offering and the Transactions (as defined below), all of our business operations have been conducted through Black Rock OpCo and the Continuing Equity Owners are the only owners of Black Rock OpCo. We will consummate the Transactions, excluding this offering, prior to the consummation of this offering.
Existing Organization
Black Rock OpCo is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to any U.S. federal entity-level income taxes. Taxable income or loss of Black Rock OpCo is included in the U.S. federal income tax returns of Black Rock OpCo’s members. Immediately prior to the consummation of this offering, the Continuing Equity Owners were the only members of Black Rock OpCo.
Transactions
Prior to the Transactions, we expect there will initially be one holder of common stock of Black Rock Coffee Bar, Inc. We will consummate the following organizational transactions in connection with this offering:
•we will amend and restate the Black Rock OpCo LLC Agreement, effective prior to the consummation of this offering, to, among other things, (i) recapitalize all existing ownership interests in Black Rock OpCo into 43,938,599 LLC Units (before giving effect to the use of proceeds described below), (ii) appoint Black Rock Coffee Bar, Inc. as the sole managing member of Black Rock OpCo upon its acquisition of LLC Units in connection with this offering, and (iii) provide certain redemption rights to the Continuing Equity Owners;
•we will acquire, by means of one or more mergers, the Blocker Companies (the “Blocker Mergers”) and, assuming an initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), will issue to the Blocker Shareholders 761,243 shares of our Class A common stock;
•we will amend and restate Black Rock Coffee Bar, Inc.’s certificate of formation to, among other things, provide (i) for Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our shareholders generally; (ii) for Class B common stock, with each share of our Class B common stock entitling its holder to one vote per share on all matters presented to our shareholders generally; (iii) for Class C common stock, with each share of our Class C common stock entitling its holder to ten votes per share on all matters presented to our shareholders generally; (iv) that shares of our Class B common stock and Class C common stock may only be held by the Continuing Equity Owners and their respective permitted transferees as described in “Description of Capital Stock—Common Stock—Class B common stock” and “—Class C common stock;” and (v) for preferred stock, which can be issued by our Board in one or more series without shareholder approval;
•we will issue 14,331,482 shares of our Class B common stock and 18,017,003 shares of our Class C common stock to the Continuing Equity Owners, which is equal to the number of LLC Units held by such Continuing Equity Owners, for nominal consideration;
•we will issue 14,705,882 shares of our Class A common stock to the investors in this offering (or 16,911,764 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $232.5 million (or approximately $267.4 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), less the estimated underwriting discounts and commissions and estimated offering expenses payable by us;
•pursuant to the Co-Founder Contribution, the purchase by an affiliate of our Co-Founders of 2,247,288 newly issued LLC Units from Black Rock OpCo. We refer to the purchase by an affiliate of Viking Cake that will be controlled by our Co-Founders pursuant to a margin loan with a lender that is not the Company or one of its affiliates, the proceeds of which will be used to purchase such 2,247,288 newly issued LLC Units (and corresponding shares of Class C common stock) from Black Rock OpCo as the “Co-Founder Contribution”;
•we intend to use the net proceeds from this offering to purchase (i) 3,877,011 newly issued LLC Units for approximately $61.3 million directly from Black Rock OpCo, (ii) 10,753,739 LLC Units for approximately $170.0 million from our Sponsor (and retire the corresponding shares of Class B common stock) and (iii) 75,132 LLC Units for approximately $1.2 million from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock), in each case, at the initial public offering price less the underwriting discounts and commissions, excluding estimated offering expenses of $6.5 million payable by Black Rock OpCo;
•Black Rock OpCo intends to use the net proceeds from the sale of LLC Units to Black Rock Coffee Bar, Inc. and, together with proceeds from the Refinancing and the Co-Founder Contribution, (i) to repay all $113.2 million of outstanding borrowings under the Credit Facility, (ii) to pay estimated offering expenses of $6.5 million and, (iii) to the extent there are remaining proceeds, for general corporate purposes, as described under “Use of Proceeds”;
•Black Rock Coffee Bar, Inc. will enter into (i) the Registration Rights Agreement with our Co-Founders, certain of their affiliates, and our Sponsor, (ii) a Voting Agreement with the Co-Founders, (iii) a Voting Agreement with our Sponsor and (iv) the Tax Receivable Agreement with Black Rock OpCo and the TRA Parties. For a description of the terms of the Registration Rights Agreement, the Voting Agreements and the Tax Receivable Agreement, see “Certain Relationships and Related Party Transactions”; and
•Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into the New Credit Facilities. Black Rock OpCo intends to use the net proceeds of the New Term Loan, together with a portion of the net proceeds it receives from this offering, to repay all amounts outstanding under our existing Credit Facility.
Organizational Structure Following the Transactions
•Black Rock Coffee Bar, Inc. will be a holding company and its principal asset will consist of its interest in Black Rock OpCo;
•Black Rock Coffee Bar, Inc. will be the sole managing member of Black Rock OpCo and will control the business and affairs of Black Rock OpCo;
•Black Rock Coffee Bar, Inc. will own, directly or indirectly, 15,467,125 LLC Units of Black Rock OpCo, representing approximately 32.3% of the economic interest in Black Rock OpCo (or approximately 36.7% of the economic interest in Black Rock OpCo if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
•the Continuing Equity Owners will own (i) 32,348,485 LLC Units of Black Rock OpCo, representing approximately 67.7% of the economic interest in Black Rock OpCo (or approximately 63.3% of the economic interest in Black Rock OpCo if the underwriters exercise in full their option to purchase additional shares of Class A common stock), (ii) 14,331,482 shares of Class B common stock of Black Rock Coffee Bar, Inc., representing approximately 6.8% of the combined voting power of all of Black Rock Coffee Bar, Inc.’s common stock (or 13,135,069 shares of Class B common stock of Black Rock Coffee Bar, Inc., representing approximately 6.4% if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (iii) 18,017,003 shares of Class C common stock of Black Rock Coffee Bar, Inc., representing approximately 85.8% of the combined voting power of all of Black Rock Coffee Bar, Inc.’s common stock (or 17,384,492 shares of Class C common stock of Black Rock Coffee Bar, Inc., representing approximately 84.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
•the Co-Founders and their affiliates will own (i) 18,017,003 LLC Units of Black Rock OpCo, representing approximately 37.7% of the economic interest in Black Rock OpCo (or approximately 36.1% of the economic interest in Black Rock OpCo if the underwriters exercise in full their option to purchase additional shares of Class A common stock) and (ii) 18,017,003 shares of Class C common stock of Black Rock Coffee Bar, Inc., representing approximately 85.8% of the combined voting power of all of Black Rock Coffee Bar, Inc.’s common stock (or approximately 84.9% if the underwriters exercise in full their option to purchase additional shares of Class A common stock);
•the Blocker Shareholders will own (i) 761,243 shares of Class A common stock of Black Rock Coffee Bar, Inc., representing approximately 0.4% of the combined voting power of all of Black Rock Coffee Bar, Inc.’s common stock and approximately 1.6% of the economic interest in Black Rock Coffee Bar, Inc. and (ii) through Black Rock Coffee Bar, Inc.’s ownership of LLC Units, indirectly will hold approximately 1.6% of the economic interest in Black Rock OpCo; and
•the investors in this offering will own (i) 14,705,882 shares of Class A common stock of Black Rock Coffee Bar, Inc. (or 16,911,764 shares of Class A common stock of Black Rock Coffee Bar, Inc. if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing approximately 7.0% of the combined voting power of all of Black Rock Coffee Bar, Inc.’s common stock and approximately 30.8% of the economic interest in Black Rock Coffee Bar, Inc. (or approximately 8.3% of the combined voting power and approximately 35.1% of the economic interest if the underwriters exercise in full their option to purchase additional shares of Class A common stock), and (ii) through Black Rock Coffee Bar, Inc.’s ownership of LLC Units, indirectly will hold approximately 30.8% of the economic interest in Black Rock OpCo (or approximately 35.1% of the economic interest in Black Rock OpCo if the underwriters exercise in full their option to purchase additional shares of Class A common stock).
Our corporate structure following this offering, as described below, is commonly referred to as an umbrella partnership-C corporation (“Up-C”) structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering of their business. The Up-C structure will allow the Continuing Equity Owners to retain their equity ownership in Black Rock OpCo and to continue to realize tax benefits associated with owning interests in an entity that is treated as a partnership, or “flow-through” entity, for U.S. federal income tax purposes following the offering. Investors in this offering will, by contrast, hold their equity ownership in Black Rock Coffee Bar, Inc., a Texas corporation that is a domestic corporation for U.S. federal income tax purposes, in the form of shares of Class A common stock. One of the tax benefits to the Continuing Equity Owners associated with this structure is that future taxable income of Black Rock OpCo that is allocated to the Continuing Equity Owners, as applicable, will be taxed on a flow-through basis and therefore will not be subject to corporate taxes at the entity level. Additionally, because the Continuing Equity Owners may have their LLC Units redeemed by Black Rock OpCo (or at our option, directly exchanged by Black Rock Coffee Bar, Inc.) for newly issued shares of our Class A common stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends, and reclassifications) or, at our option, for cash, the Up-C structure also provides the Continuing Equity Owners with potential liquidity that holders of non-publicly traded limited liability companies are not typically afforded. In connection with any such redemption or exchange of LLC Units, a corresponding number of shares of Class B common stock held by the relevant Continuing Equity Owner or Class C common stock held by the relevant Co-Founder or affiliate thereof, as applicable, will automatically be transferred to Black Rock Coffee Bar, Inc. for no consideration and be canceled. The

Continuing Equity Owners and Black Rock Coffee Bar, Inc. also each expect to benefit from the Up-C structure as a result of certain tax benefits arising from redemptions or exchanges of the Continuing Equity Owner’s LLC Units for Class A common stock or cash, and certain other tax benefits covered by the Tax Receivable Agreement discussed in “Certain Relationships and Related Party Transactions—Tax Receivable Agreement.” See “Risk Factors—Risks Related to our Organizational Structure.” In general, the TRA Parties expect to receive payments under the Tax Receivable Agreement of 85% of the amount of certain tax benefits, as described below, and Black Rock Coffee Bar, Inc. expects to benefit from amounts equal to 15% of certain tax benefits, as described below. Any payments made by us to the TRA Parties under the Tax Receivable Agreement will reduce cash otherwise arising from such tax savings. We expect such payments will be substantial.
The diagram below depicts our organizational structure after giving effect to the Transactions, including this offering, assuming no exercise by the underwriters of their option to purchase additional shares of Class A common stock.
_________________
(1)Includes ownership by our Sponsor; excludes ownership by our Co-Founders and certain of their affiliates that hold Class C common stock as shown.
As the sole managing member of Black Rock OpCo, we will operate and control all of the business and affairs of Black Rock OpCo and conduct our business through Black Rock OpCo and its subsidiaries. Following the Transactions, including this offering, Black Rock Coffee Bar, Inc. will control the management of Black Rock OpCo as its sole managing member. As a result, Black Rock Coffee Bar, Inc. will consolidate Black Rock OpCo and record a significant noncontrolling interest in a consolidated entity in Black Rock Coffee Bar, Inc.’s consolidated financial statements for the economic interest in Black Rock OpCo held by the Continuing Equity Owners.
Incorporation of Black Rock Coffee Bar, Inc.
Black Rock Coffee Bar, Inc., the issuer of the Class A common stock offered by this prospectus, was originally incorporated as a Delaware corporation on May 2, 2025 and in June 2025 re-domiciled to be incorporated in Texas. Black Rock Coffee Bar, Inc. has not engaged in any material business or other activities except in connection with its formation, the Transactions and the preparation of this prospectus and the registration statement of which this prospectus forms a part. The amended and restated

certificate of formation of Black Rock Coffee Bar, Inc. that will become effective immediately prior to the consummation of this offering will, among other things, authorize three classes of common stock, Class A common stock, Class B common stock and Class C common stock, and a class of preferred stock, each having the terms described in “Description of Capital Stock.”
Amendment and Restatement of the Black Rock Coffee Holdings, LLC Limited Liability Company Agreement
Prior to the consummation of this offering, the Black Rock OpCo LLC Agreement will be amended and restated to, among other things, (i) recapitalize its capital structure by creating a single new class of units, or the common units or the LLC Units, and (ii) provide for a right of redemption of common units in exchange for, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules), who are disinterested), shares of our Class A common stock or cash provided that, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), we may effect a direct exchange by Black Rock Coffee Bar, Inc. of such Class A common stock or such cash, as applicable, for such LLC Units. In connection with any such redemption or exchange of LLC Units, a corresponding number of shares of Class B common stock and Class C common stock held by the relevant Continuing Equity Owner and Founders, as applicable, will automatically be transferred to Black Rock Coffee Bar, Inc. and be canceled. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement.”

USE OF PROCEEDS
We estimate that the net proceeds to us from our sale of 14,705,882 shares of Class A common stock in this offering will be approximately $232.5 million, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. The underwriters also have an option to purchase up to an additional 2,205,882 shares of Class A common stock from us. We estimate that the net proceeds to us, if the underwriters exercise their right to purchase the maximum of 2,205,882 additional shares of Class A common stock from us, will be approximately $267.4 million, after deducting estimated underwriting discounts and commissions and estimated expenses payable by us in connection with this offering. This estimate assumes a public offering price of $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus).
We estimate that the offering expenses (other than the underwriting discount and commissions) will be approximately $6.5 million. All of such offering expenses will be paid for or otherwise borne by Black Rock OpCo.
We intend to use all of the net proceeds from this offering to purchase (i) 3,877,011 newly issued LLC Units from Black Rock OpCo and (ii) 10,753,739 LLC Units from our Sponsor (and retire the corresponding shares of Class B common stock) and (iii) 75,132 LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock). In the event the underwriters exercise their option to purchase additional shares of Class A common stock, we intend to use any proceeds from such exercise (i) to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B or Class C common stock, as applicable) and, (ii) to the extent there are remaining proceeds, to purchase newly issued LLC Units from Black Rock OpCo. The foregoing purchases of LLC Units will be at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the estimated underwriting discounts and commissions. See “Principal Shareholders” for more information regarding the proceeds from this offering that may be paid to certain of our Continuing Equity Owners, including our Co-Founders and Sponsor.
Black Rock OpCo currently intends to use the net proceeds it receives from this offering, together with proceeds from the Refinancing and the Co-Founder Contribution, (i) to repay all $113.2 million of outstanding borrowings under the Credit Facility, (ii) to pay estimated offering expenses of $6.5 million and, (iii) to the extent there are remaining proceeds, for general corporate purposes.
As of June 30, 2025, outstanding borrowings under the Credit Facility consisted of $108.2 million. Borrowings under the Credit Facility bore interest at a variable rate of approximately 10.57% as of June 30, 2025 and mature on September 30, 2026. For a further description of our Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility.”
A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the amount of proceeds to us from this offering available by approximately $13.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and commissions. An increase (decrease) of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share of $17.00 (the midpoint of the estimated price range shown on the cover page of this prospectus), would increase (decrease) the amount of net proceeds to us from this offering available by approximately $15.8 million.

DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore we do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. Holders of our Class B common stock and Class C common stock are not entitled to participate in any dividends (other than certain in-kind dividends) declared by our Board. Furthermore, because we are a holding company, our ability to pay cash dividends on our Class A common stock depends on our receipt of cash distributions from Black Rock OpCo. Our New Credit Facility will contain certain covenants that restrict, subject to certain exceptions, our ability to pay dividends. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility.” Our ability to pay dividends may be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of us. See “Description of Capital Stock” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our Board and subject to the requirements of applicable law, compliance with contractual restrictions and covenants in the agreements governing our future indebtedness. Any such determination will also depend upon our business prospects, results of operations, financial condition, cash requirements and availability and other factors that our Board may deem relevant.
Accordingly, you may need to sell your shares of our Class A common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—We do not intend to pay dividends for the foreseeable future.”
Immediately following this offering, we will be a holding company, and our principal asset will be the LLC Units we purchase from Black Rock OpCo and from each Continuing Equity Owner. If we decide to pay a dividend in the future, we would need to cause Black Rock OpCo to make distributions to us in an amount sufficient to cover such dividend. If Black Rock OpCo makes such distributions to us, the other holders of LLC Units will be entitled to receive pro rata distributions. See “Risk Factors—Risks Related to Our Organizational Structure—Our principal asset after the completion of this offering will be our interest in Black Rock OpCo, and, as a result, we will depend on distributions from Black Rock OpCo to pay our taxes and expenses (including payments under the Tax Receivable Agreement) and pay dividends. Black Rock OpCo’s ability to make such distributions may be subject to various limitations and restrictions.”

CAPITALIZATION
The following table sets forth the cash and capitalization as of June 30, 2025, as follows:
•of Black Rock OpCo on a historical basis;
•of Black Rock Coffee Bar, Inc. and its subsidiaries, on a pro forma basis to give effect to the Transactions, excluding the Co-Founder Contribution, the Refinancing and this offering; and
•of Black Rock Coffee Bar, Inc. and its subsidiaries on a pro forma as adjusted basis to give effect to the Transactions, including (i) the Co-Founder Contribution, (ii) the Refinancing and (iii) our sale of 14,705,882 shares of Class A common stock in this offering at an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under “Use of Proceeds.”
For more information, please see “Organizational Structure,” “Use of Proceeds” and “Unaudited Pro Forma Combined and Consolidated Financial Information” included elsewhere in this prospectus. The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” and our audited consolidated financial statements and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus.

	June 30, 2025
	Black Rock OpCo Historical	Black Rock Coffee Bar, Inc. Pro Forma	Black Rock Coffee Bar, Inc. Pro Forma As Adjusted

	(unaudited)
	(in thousands, except share and per share amounts)
Cash and cash equivalents	$14,640	$14,640	$34,891
Long-term debt(1):	$106,380	$106,380	$49,000
Temporary Equity	254,314	—	—
Members’/Stockholders’ equity (deficit):
Members’ deficit, actual	(276,949)	—	—
Preferred stock, par value $0.00001 per share; no shares authorized, issued or outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Class A common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; 500,000,000 shares authorized, 0 shares issued and outstanding, pro forma; 500,000,000 shares authorized,15,467,125 shares issued and outstanding, pro forma as adjusted	—	—	—
Class B common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, 28,168,886 shares issued and outstanding, pro forma; 200,000,000 shares authorized, 14,331,482 shares issued and outstanding, pro forma as adjusted	—	—	—
Class C common stock, par value $0.00001 per share; no shares authorized, issued and outstanding, actual; 20,000,000 shares authorized, 15,769,715 shares issued and outstanding, pro forma; 20,000,000 shares authorized, 18,017,003 shares issued and outstanding, pro forma as adjusted	—	—	—
Additional paid-in capital	—	—	32,252
Retained earnings (accumulated deficit)	—	—	(2,745)
Noncontrolling interests in Black Rock OpCo	—	(22,635)	38,731
Total members’ / shareholders’ equity (deficit)	(276,949)	(22,635)	68,238
Total capitalization	$83,745	$83,745	$117,238

(1)As of June 30, 2025, we had $108.2 million of borrowings outstanding under the Credit Facility. The Credit Facility has a total capacity of $137.5 million which consists of a $112.5 million term loan and a $25.0 million delayed draw term loan and an option allowing us to increase the size of the credit facility by $20.0 million through incremental delayed draw term loans. For a further description of our Credit Facility, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Credit Facility” and “—New Credit Facilities.” Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into the New Credit Facilities. In connection with this offering, Black Rock OpCo intends to use the net proceeds of the New Term Loan, together with a portion of the net proceeds it receives from this offering, to repay all amounts outstanding under our existing Credit Facility.
A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus), would increase (decrease) each of our pro forma as adjusted cash and cash equivalents by approximately $13.7 million, and each of our pro forma as adjusted total members’/ shareholders’ equity and total capitalization by approximately $13.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares of Class A common stock offered by us would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, total members’ / shareholders’ equity, and total capitalization by approximately $15.8 million, assuming the assumed initial public offering price of $17.00 per share of Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus), remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.
The table above does not include:
•32,348,485 shares of Class A common stock reserved for issuance upon redemption or exchange of LLC Units that will be held by the Continuing Equity Owners on a one-for-one basis; and
•4,303,405 shares of Class A common stock reserved for future issuance under the 2025 Plan, which will become effective upon the effectiveness of the registration statement of which this prospectus forms a part (which number includes 1,163,339 shares of our Class A common stock subject to restricted stock unit awards and stock options that will be granted to certain of our employees and directors substantially concurrently with the consummation of this offering pursuant to our 2025 Plan, based upon an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus)).

DILUTION
The Continuing Equity Owners will own LLC Units after the Transactions. Because the Continuing Equity Owners do not own any Class A common stock or have any right to receive distributions from Black Rock Coffee Bar, Inc., we have presented dilution in pro forma net tangible book value per share both before and after this offering assuming that all of the holders of LLC Units (other than Black Rock Coffee Bar, Inc.) had their LLC Units redeemed or exchanged for newly issued shares of Class A common stock on a one-for-one basis (rather than for cash) and the transfer to the Company and cancellation for no consideration of all of their shares of Class B common stock and Class C common stock (which are not entitled to receive distributions or dividends, whether cash or stock from Black Rock Coffee Bar, Inc.) in order to more meaningfully present the dilutive impact on the investors in this offering. We refer to the assumed redemption or exchange of all LLC Units for shares of Class A common stock as described in the previous sentence as the Assumed Redemption.
Dilution is the amount by which the offering price paid by the investors of the Class A common stock in this offering exceeds the pro forma net tangible book value per share of Class A common stock after the offering. Black Rock OpCo’s pro forma net tangible book value (deficit) as of June 30, 2025 prior to this offering and after giving effect to the other Transactions, excluding the Co-Founder Contribution and the Refinancing, and the Assumed Redemption was $(38.5) million. Pro forma net tangible book value per share prior to this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding after giving effect to the Assumed Redemption.
If you invest in our Class A common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma net tangible book value per share of our Class A common stock after this offering.
Pro forma net tangible book value per share after this offering is determined by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of Class A common stock deemed to be outstanding, after giving effect to the Transactions, including this offering and the application of the proceeds from this offering as described in “Use of Proceeds,” and the Assumed Redemption. Our pro forma net tangible book value as of June 30, 2025 after this offering would have been approximately $52.4 million, or $1.10 per share of Class A common stock. This amount represents an immediate increase in pro forma net tangible book value of $1.98 per share to our existing shareholders and an immediate dilution in pro forma net tangible book value of approximately $15.90 per share to new investors purchasing shares of Class A common stock in this offering. We determine dilution by subtracting the pro forma net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of Class A common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$17.00
Pro forma net tangible book value (deficit) per share as of June 30, 2025 before this offering	$(0.88)
Increase per share attributable to new investors purchasing shares of our Class A common stock in this offering	$1.98
Pro forma net tangible book value per share immediately after this offering		$1.10
Dilution per share to new Class A common stock investors in this offering		$15.90

A $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) would increase the pro forma net tangible book value (deficit) per share after this offering by approximately $0.29, and dilution in pro forma net tangible book value (deficit) per share to new investors by approximately $0.71 assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters exercise in full their option to purchase additional shares of Class A common stock, the pro forma net tangible book value (deficit) after the offering would be $1.75 per share, the increase in pro forma net tangible book value per share to existing shareholders would be $2.63 per share and the dilution in pro forma net tangible book value to new investors would be $15.25 per share, in each case assuming an initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). In addition, if the underwriters exercise in full their option to purchase additional shares of Class A common stock:
•the percentage of Class A common stock held by the Continuing Equity Owners will decrease to approximately 4.3% of the total number of shares of our Class A common stock outstanding after this offering; and
•the number of shares of Class A common stock held by new investors in this offering will increase to 16,911,764, or approximately 95.7% of the total number of shares of our Class A common stock outstanding after this offering.
The following table summarizes, as of June 30, 2025, after giving effect to the Transactions and the Assumed Redemption, the number of shares of Class A common stock purchased from us, the total consideration paid, or to be paid, to us and the average price per share paid, or to be paid, by existing shareholders and by the new investors. The calculation below is based on an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus).

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors	33,109,729	69.2%	$193,486,696	43.6%	$5.84
New public investors	14,705,882	30.8%	250,000,000	56.4%	17.00
Total	47,815,611	100%	$443,486,696	100%	$9.27

(1)The presentation in this table regarding ownership by existing shareholders does not give effect to any purchases that existing shareholders may make through our directed share program or otherwise in this offering.
Each $1.00 increase (decrease) in the assumed initial public offering price of $17.00 per share would increase (decrease) the total consideration paid by new investors and the total consideration paid by all shareholders by $13.7 million, assuming the number of shares offered by us remains the same.
Except as otherwise indicated, the discussion and the tables above assume no exercise of the underwriters’ option to purchase additional shares of Class A common stock. The number of shares of our Class A common stock outstanding after this offering as shown in the tables above is based on the number of shares outstanding as of June 30, 2025, after giving effect to the Transactions and the Assumed Redemption, and excludes shares of our Class A common stock reserved for future issuance under our 2025 Plan (as described in “Executive and Director Compensation—Executive Compensation—2025 Incentive Award Plan”).

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED FINANCIAL INFORMATION
The following unaudited pro forma combined and consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended, and gives pro forma effect to the Transactions set forth in the “Organizational Structure” section of this prospectus.
Following the completion of the Transactions, Black Rock Coffee Bar, Inc. will be a holding company whose principal asset will consist of 32.3% of the outstanding LLC Units (or 36.7% of LLC Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock) that it acquires directly from Black Rock OpCo. Black Rock Coffee Bar, Inc. will act as the sole managing member of Black Rock OpCo, will operate and control the business and affairs of Black Rock OpCo and, through Black Rock OpCo, will conduct its business.
The following unaudited pro forma combined and consolidated balance sheet as of June 30, 2025 presents our unaudited pro forma balance sheet after giving effect to the Transactions as if they had occurred as of June 30, 2025. The following unaudited pro forma combined and consolidated statement of operations for the year ended December 31, 2024 and for the six months ended June 30, 2025, gives effect to the Transactions, including this offering, and the other events summarized below, as if they had occurred on January 1, 2024.
We have derived the unaudited pro forma combined and consolidated balance sheet and unaudited pro forma combined and consolidated statement of operations from the consolidated financial statements and the unaudited condensed consolidated interim financial statements of Black Rock OpCo and its subsidiaries included elsewhere in this prospectus to reflect the accounting for the Transactions in accordance with GAAP. The unaudited pro forma combined and consolidated financial information reflects adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. Black Rock Coffee Bar, Inc. was formed on May 2, 2025 and was capitalized at one cent, and will have no results of operations until the completion of this offering; therefore, its financial position as of December 31, 2024 and its historical results of operations for the period then ended are not shown in separate columns in the unaudited pro forma combined and consolidated balance sheet or statement of income.
As a public company, we will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. We expect to incur additional annual expenses related to these steps and, among other things, additional directors’ and officers’ liability insurance, director fees, costs for reporting requirements of the SEC, transfer agent fees, costs for hiring additional accounting, legal, and administrative personnel, increased auditing and legal expenses, and other related costs. Due to the scope and complexity of these activities, the amount of these costs would be based on subjective estimates and assumptions that could not be factually supported. We have not included any pro forma adjustments related to these costs.
The unaudited pro forma combined and consolidated financial information is provided for informational purposes only and is not necessarily indicative of the operating results that would have occurred if the Transactions had been completed as of the dates set forth above, nor is it indicative of our future results. Our management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Transactions as contemplated, that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined and consolidated financial information.
The unaudited pro forma combined and consolidated financial information should be read together with “Organizational Structure,” “Capitalization,” “Use of Proceeds,” “Summary Historical and Pro Forma Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our historical financial statements and related notes of Black Rock OpCo and its subsidiaries and Black Rock Coffee Bar, Inc. and related notes thereto, each included elsewhere in this prospectus.
Summary of the Transactions
The pro forma adjustments related to the Transactions are described in the notes to the unaudited pro forma combined and consolidated financial information and primarily include:
•the amendment and restatement of the Black Rock OpCo LLC Agreement, which will become effective prior to the consummation of this offering, to, among other things, (i) recapitalize its capital structure by creating a single new class of units, (ii) appoint Black Rock Coffee Bar, Inc. as the sole managing member of Black Rock OpCo upon its acquisition of LLC Units in connection with this offering and (iii) provide certain redemption rights to the Continuing Equity Owners;
•the amendment and restatement of Black Rock Coffee Bar, Inc.’s certificate of formation to, among other things, provide (i) for Class A common stock, with each share of our Class A common stock entitling its holder to one vote per share on all matters presented to our shareholders generally, (ii) for Class B common stock, with each share of our Class B common stock entitling its holder to one vote per share on all matters presented to our shareholders generally but no right to receive dividends or to receive a distribution upon Black Rock Coffee Bar, Inc.’s dissolution or liquidation and (iii) for Class C common stock, with each share of our Class C common stock entitling its holder to ten votes per share on all matters presented to our shareholders generally but no right to receive dividends or to receive a distribution upon Black Rock Coffee Bar, Inc.’s dissolution or liquidation;
•the issuance of 28,168,886 shares of our Class B common stock to the Continuing Equity Owners, which is equal to the number of LLC Units held by such Continuing Equity Owners, for nominal consideration; the issuance of 15,769,715 shares of our Class C common stock to our Co-Founders and certain of their affiliates, which is equal to the number of LLC Units held by such Co-Founders and certain of their affiliates, for nominal consideration;
•the entrance into the Tax Receivable Agreement with Black Rock OpCo and the TRA Parties that will provide for the payment by Black Rock Coffee Bar, Inc. to the TRA Parties of 85% of the amount of tax benefits, if any, that Black Rock Coffee Bar, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of Basis Adjustments and certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Tax Receivable Agreement” for a description of the Tax Receivable Agreement;
•the issuance of 14,705,882 shares of our Class A common stock to the purchasers in this offering (or 16,911,764 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock) in exchange for net proceeds of approximately $232.5 million (or approximately $267.4 million if the underwriters exercise in full their option to purchase additional shares of Class A common stock) based upon an assumed initial public offering price of $17.00 per share (which is the midpoint of the estimated price range set forth on the cover page of this prospectus), less the estimated underwriting discounts and commissions and estimated offering expenses payable by us;
•the purchase by an affiliate of our Co-Founders of 2,247,288 newly issued LLC Units from Black Rock OpCo;
•use by us of the net proceeds from this offering to purchase (i) 3,877,011 newly issued LLC Units for approximately $61.3 million directly from Black Rock OpCo (ii) 10,753,739 LLC units for approximately $170.0 million from our Sponsor and (iii) 75,132 LLC Units for approximately $1.2 million from certain Continuing Equity Owners, in each case, at the initial public offering price less the underwriting discounts and commissions, excluding estimated offering expenses of $6.5 million payable by Black Rock OpCo;

•the use by Black Rock OpCo of the proceeds from the sale of its LLC Units to us, together with proceeds from the Refinancing and the Co-Founder Contribution, (i) to repay $108.2 million of outstanding borrowings under the Credit Facility and, (ii) to the extent there are remaining proceeds, for general corporate purposes, as described under “Use of Proceeds”; and
•Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into the New Credit Facilities. Black Rock OpCo intends to use the net proceeds of the New Term Loan, together with a portion of the net proceeds it receives from this offering, to repay all amounts outstanding under our existing Credit Facility.
Our agreements will include a provision for the Continuing Equity Owners, subject to certain exceptions from time to time at each of their option, to require Black Rock OpCo to redeem all or a portion of their LLC Units (and corresponding Class B common stock or Class C common stock, as applicable) in exchange for, at our election, newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of our Class A common stock for each LLC Unit so redeemed, in each case, in accordance with the terms of the Black Rock OpCo LLC Agreement.
Except as otherwise indicated, the unaudited pro forma combined and consolidated financial information presented assumes no exercise by the underwriters of their option to purchase additional shares of Class A common stock in the offering.
Expected Accounting Treatment of the Transactions
Following the completion of the Transactions, Black Rock Coffee Bar, Inc. will become the sole managing member of Black Rock OpCo. Although we will have a minority economic interest in Black Rock OpCo, we will have the sole voting interest in, and control of, the business and affairs of Black Rock OpCo. As a result, we will consolidate Black Rock OpCo and record a significant noncontrolling interest in equity in our consolidated financial statements for the economic interest in Black Rock OpCo held directly or indirectly by the Continuing Equity Owners.
Under GAAP, since the members of Black Rock OpCo prior to the exchange will continue to hold a controlling interest in Black Rock OpCo after the exchange (i.e., there was no change in control of Black Rock OpCo) and since Black Rock Coffee Bar, Inc. is considered a “shell company” which does not meet the definition of a business, the financial statements of the consolidated entity represent a continuation of the financial position and results of operations of Black Rock OpCo. Accordingly, the historical cost basis of assets, liabilities, capital, and accumulated earnings of Black Rock OpCo are carried over to the consolidated financial statements of the merged company as a common control transaction. Also, after consummation of this offering, Black Rock Coffee Bar, Inc. will become subject to U.S. federal, state, and local income taxes with respect to our allocable share of any taxable income of Black Rock OpCo, which will be taxed at the prevailing corporate tax rates.
Accordingly, this prospectus contains the following historical financial statements:
•Black Rock Coffee Bar, Inc. Other than the inception balance sheet dated as of May 2, 2025, the historical financial information of Black Rock Coffee Bar, Inc. has not been included in this prospectus as it is a newly incorporated entity and has had no business transactions or activities to date, besides our initial capitalization.
•Black Rock OpCo. Because Black Rock Coffee Bar, Inc. will have no interest in any operations other than those of Black Rock OpCo, the historical financial information included in this prospectus is that of Black Rock OpCo.

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED BALANCE SHEET

	Black Rock OpCo Actual as of June 30, 2025	Reorganization and offering transaction adjustments		Black Rock Coffee Bar, Inc. Pro Forma

		($ in thousands, except unit, share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$14,640	$20,251	(1)	$34,891
Receivables, net	4,514	–		4,514
Inventories	2,644	–		2,644
Prepaid expenses and deposits	2,493	–		2,493
Other current assets	2,678	(2,678)	(7)	–
Total current assets	26,969	17,573		44,542
Deferred tax asset	–	29,528	(2)	29,528
Property and equipment, net	80,130	–		80,130
Operating lease right-of-use assets, net	116,362	–		116,362
Note receivable from related party	5,258	(5,258)	(6)	–
Other assets	77	–		77
Goodwill	9,360	–		9,360
Intangible assets, net	6,463	–		6,463
Total assets	$244,619	$41,843		$286,462

LIABILITIES, TEMPORARY EQUITY AND MEMBERS’ DEFICIT, NONCONTROLLING INTEREST AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	6,961	–		6,961
Accrued expenses	6,813	(2,678)	(7)	4,135
Accrued payroll and benefits	6,024	–		6,024
Deferred compensation	7,512	(7,512)	(1)	–
Gift card and loyalty program liability	1,072	–		1,072
Current portion of long-term debt	1,085	790	(1)	1,875
Current portion of operating lease liabilities	7,615	–		7,615
Total current liabilities	37,082	(9,400)		27,682
Long-term debt, net of current portion	105,295	(58,170)	(1)	47,125
Operating lease liabilities, net of current portion	124,877	–		124,877
Tax receivable agreement liability	–	18,540	(2)	18,540
Total liabilities	267,254	(49,030)		218,224
Commitments and Contingencies
Temporary equity
Preferred units:
Series A-1 (2,000,000 units authorized; 1,468,058 issued and outstanding as of June 30, 2025)	223,541	(223,541)	(1)(3)	–
Series A-2 (900,000 authorized; 893,835 units issued and outstanding as of June 30, 2025; aggregate liquidation preference of $168,785,545)	30,773	(30,773)	(3)	–
Members’ deficit
Members’ deficit (Class A common units, 4,000,000 authorized, 2,646,087 units issued and outstanding as of June 30, 2025)	(276,949)	276,949	(3)	–
Shareholders' equity
Class A common stock	–	–		–
Class B common stock	–	–		–
Class C common stock	–	–		–
Additional paid-in capital	–	32,252	(5)	32,252
Retained earnings (accumulated deficit)	–	(2,745)	(4)	(2,745)
Noncontrolling interest	–	38,731	(3)(4)	38,731
Total liabilities, temporary equity, members' deficit, noncontrolling interest and shareholders' equity	$244,619	$41,843		$286,462

(1)Represents the gross proceeds from this offering, Co-Founder Contribution and New Credit Facilities, net of discounts and commissions and offering-related payments, as follows:

Gross proceeds from this offering	$250,000
Proceeds from Co-Founder Contribution	38,204
Proceeds from New Credit Facilities	50,000
Less: discounts & commissions	(17,500)
Net proceeds	320,704
Purchase of LLC units from our Sponsor	(170,017)
Purchase of LLC Units from Continuing Equity Owners	(1,188)
Repayment of current portion, long-term debt	(1,085)
Repayment of long-term debt, net of current portion	(107,148)
Payment of deferred compensation	(7,512)
Payment of performance bonuses	(6,003)
Payment of non-underwriting offering costs	(6,500)
Payment of New Credit Facilities fees	(1,000)
Net proceeds remaining	$20,251

(2)As described under “Certain Relationships and Related Party Transactions—Tax Receivable Agreement,” in connection with this offering, Black Rock Coffee Bar, Inc. will enter into a Tax Receivable Agreement with Black Rock OpCo and each of the TRA Parties, pursuant to which Black Rock Coffee Bar, Inc. will pay to the TRA Parties 85% of the amount of tax benefits, if any, that Black Rock Coffee Bar, Inc. actually realizes (or in some circumstances is deemed to realize) as a result of (1) Basis Adjustments; and (2) certain additional tax benefits arising from payments made under the Tax Receivable Agreement. The net deferred tax asset of $29.5 million and the $18.5 million tax receivable agreement liability assumes: (A) only exchanges associated with the corporate reorganization and this offering, (B) a share price equal to $17.00 per share (the midpoint of the price range set forth on the cover of this prospectus) less any underwriting discounts and commissions, (C) a constant blended U.S. federal, state and local income tax rate of 24.6%, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations and (G) future Tax Receivable Agreement payments. We recognized a deferred tax asset in the amount of $29.5 million as of June 30, 2025 associated with the increase in tax basis of the tangible and intangible assets of Black Rock OpCo as a result of the corporate reorganization transactions, as well as the tax basis difference in Black Rock Coffee Bar, Inc’s investment in Black Rock OpCo.
(3)Upon completion of the Transactions, Black Rock OpCo’s existing Class A common units, its Series A-1 Preferred Units and its Series A-2 Preferred Units will have converted into newly issued LLC Units in Black Rock OpCo and Black Rock Coffee Bar, Inc. will have used a portion of the proceeds from this offering to purchase LLC Units from our Sponsor and certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock). Further, Black Rock Coffee Bar, Inc. will become the sole managing member of Black Rock OpCo. Although we will have a minority economic interest in Black Rock OpCo, we will have the sole voting interest in, and control of the management of, Black Rock OpCo. As a result, we will consolidate the financial results of Black Rock OpCo and will report a noncontrolling interest related to the interests in Black Rock OpCo held by the Continuing Equity Owners on our consolidated balance sheet. Immediately following the Transactions, the economic interests held by the noncontrolling interest will be approximately 67.7%. If the underwriters exercise their option to purchase additional shares of Class A common stock in full, the economic interests held by the noncontrolling interest would be approximately 63.3%.
Pro forma Shareholders’ equity allocable to noncontrolling interests as a result of the Transactions is calculated as follows:

Historical Members’ deficit and Temporary Equity	$(22,635)
Newly issued LLC Units	99,499
Capitalized offering costs	(6,500)
Forgiveness of related party note receivable	(5,258)
Additional paid-in capital from vesting of profits interest units	631
Noncontrolling interest ownership immediately following the Transactions	67.7%
Total Black Rock OpCo net assets allocable to the noncontrolling interest as a result of the Transactions	$44,473

(4)Pro forma impacts to retained earnings (accumulated deficit) from the Transactions as if they occurred on June 30, 2025 includes the following:

Extinguishment of unamortized debt issuance costs and loan modification fees associated with our Credit Facility	$(1,853)
Share-based compensation expense from the vesting of profits interest units	(631)
Expense from vesting of deferred compensation and performance bonuses	(6,003)
Pro forma retained earnings (accumulated deficit) adjustment from the Transactions	$(8,487)

Pro forma retained earnings (accumulated deficit) from the Transactions allocable to noncontrolling interest is calculated as follows:

Pro forma retained earnings (accumulated deficit) adjustment from the Transactions	$(8,487)
Noncontrolling interest ownership immediately following the Transactions	67.7%
Pro forma retained earnings (accumulated deficit) adjustment allocable to noncontrolling interest as a result of the Transactions	$(5,742)

(5)Pro forma impacts to additional paid-in capital as a result of the Transactions are as follows:

Net proceeds for issuance of Class A common stock in excess of par value	$232,500
Proceeds from Co-Founder Contribution	38,204
Newly issued LLC Units allocable to the noncontrolling interest	(67,314)
Purchase of LLC units from our Sponsor	(170,017)
Purchase of LLC Units from Continuing Equity Owners	(1,188)
Historical Members’ deficit and Temporary Equity allocable to controlling interest	(7,322)
Capitalized offering costs allocable to controlling interest	(2,102)
Additional paid-in capital from vesting of profits interest units allocable to controlling interest	205
Forgiveness of related party note receivable allocable to controlling interest	(1,701)
Adjustments related to Black Rock Coffee, Inc.’s investment in Black Rock OpCo net of the increase in deferred tax assets and liabilities under the tax receivable agreement as a result of the Transactions	10,987
Total	$32,252

(6)Prior to the completion of this offering, in August of 2025, the Company forgave the full amount of the note receivable with Viking Cake. See “Certain Relationships and Related Party Transactions—Promissory Note Financing”.
(7)Reflects the reclassification of capitalized offering costs from current assets to equity.

UNAUDITED PRO FORMA COMBINED AND CONSOLIDATED STATEMENT OF OPERATIONS

	Black Rock OpCo Actual for the year ended December 31, 2024	Reorganization and offering transaction adjustments		Pro Forma Combined

		($ in thousands, except share and per share amounts)
Store revenue	$160,682	–		$160,682
Other	235	–		235
Total revenue	160,917	–		160,917
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	46,491	–		46,491
Labor and related expenses	35,132	–		35,132
Occupancy and related expenses	13,107	–		13,107
Other store operating expenses	21,172	–		21,172
Total store operating costs and expenses	115,902	–		115,902
Selling, general and administrative expenses	25,261	6,634	(5)	31,895
Depreciation and amortization	10,364	–		10,364
Pre-opening costs	3,357	–		3,357
Total operating expenses	154,884	6,634		161,518
Income (loss) from operations	6,033	(6,634)		(601)
Interest expense, net	(11,115)	6,770	(6)	(4,345)
Other income (expense), net	(1,835)	(3,829)	(7)(8)	(5,664)
Loss before income taxes	(6,917)	(3,693)		(10,610)
Income tax expense (benefit)	270	(1,008)	(1)	(738)
Net loss(2)	$(7,187)	$(2,685)		$(9,872)
Net loss attributable to noncontrolling interest(3)				(6,680)
Net loss attributable to Black Rock Coffee Bar, Inc.				(3,193)
Basic and diluted net loss per share(4)				$(0.21)
Shares used in basic and diluted per share calculations				15,467,125

(1)Represents an assumed income tax expense on our earnings which is calculated at 7.0% of loss before income taxes. Following the Transactions, Black Rock Coffee Bar, Inc. will be subject to U.S. federal income taxes in addition to applicable state and local taxes with respect to its allocable share of net taxable income of Black Rock OpCo. Accordingly, we have provided income taxes assuming a blended federal, state and local rate of 24.8% on our allocable share of taxable income of Black Rock OpCo, and assuming no adjustments for non-taxable or non-deductible amounts of income and expenses. The actual rate could vary from the rate used in the pro forma financial statements.
(2)Net loss attributable to historical noncontrolling interests in subsidiaries of Black Rock OpCo are assumed to have been repurchased as of January 1, 2024 for the purpose of this pro forma.
(3)Reflects the portion of our net loss allocable to the noncontrolling interest. After the Transactions, we will become the managing member of Black Rock OpCo with a 32.3% economic interest but will control the management of Black Rock OpCo. The Continuing Equity Owners will own the remaining 67.7% economic interest in Black Rock OpCo, which will be accounted for as a noncontrolling interest in our future consolidated financial statements. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, the economic interest held by the noncontrolling interest would be approximately 63.3%.
(4)Pro forma basic and diluted net loss per share is computed by dividing the net loss attributable to holders of Class A common stock by the weighted-average shares of Class A common stock outstanding during the period. Shares of Class B common stock and Class C common stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net loss per share. There are no outstanding dilutive securities due to the following:
•Continuing Equity Owners may cause a pro rata redemption of LLC Units for shares of Class A common stock on a one-for-one basis, which would concurrently require Class B common stock and Class C common stock to be transferred to Black Rock Coffee

Bar, Inc. for no consideration and be cancelled. Upon such redemption, net loss per share attributable to Black Rock Coffee Bar, Inc. would remain unchanged due to a corresponding increase in net loss attributable to Black Rock Coffee Bar, Inc. (and a decrease in net loss attributable to noncontrolling interests) and the number of shares of Class A common stock outstanding.
•Outstanding and unvested LLC Units are not dilutive when applying the treasury stock method.
(5)Represents pro forma expense adjustments related to the Transactions as follows:

Share-based compensation for the vesting of profits interest units	$631
Expense from vesting of deferred compensation and performance bonuses	6,003
Total	$6,634

(6)Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into New Credit Facilities and expect to incur a debt extinguishment charge related to the repayment of our existing Credit Facility. Our capitalized debt issuance costs and loan modification fees were $1.5 million as of January 1, 2024, which represents the extinguishment charge had we refinanced our existing Credit Facility on January 1, 2024. The adjustments below reflect the elimination of the historical interest expense and amortization of debt issuance costs and loan modification fees related to the existing Credit Facility, the recognition of a debt extinguishment charge associated with the repayment of the existing Credit Facility, and recognition of interest expense and deferred financing costs related to the New Credit Facilities:

Interest expense under the existing Credit Facility	$10,444
Amortization of debt issuance costs and loan modification fees under the existing Credit Facility	1,322
Extinguishment charge	(1,541)
Interest expense under the New Credit Facilities	(3,255)
Amortization of deferred financing costs under the New Credit Facilities	(200)
Total	$6,770

(7)Reflects the reversal of $1.4 million of expense incurred related to the payment of fees associated with the Series A Redemption Agreement (as defined in “Certain Relationships and Related Party Transactions—Series A Preferred Unit Redemption”).
(8)Represents $5.3 million of expense recognized from the forgiveness of related party note receivable which took place prior to the first public filing of the registration statement of which this prospectus forms a part. See “Certain Relationships and Related Party Transactions—Promissory Note Financing”.

	Black Rock OpCo Actual for the six months Ended June 30, 2025	Reorganization and offering transaction adjustments		Pro Forma Combined

		($ in thousands, except share and per share amounts)
Store revenue	$95,110	$–		$95,110
Other	104	–		104
Total revenue	95,214	–		95,214
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	27,355	–		27,355
Labor and related expenses	19,803	–		19,803
Occupancy and related expenses	7,607	–		7,607
Other store operating expenses	12,804	–		12,804
Total store operating costs and expenses	67,569	–		67,569
Selling, general and administrative expenses	14,740	–		14,740
Depreciation and amortization	5,826	–		5,826
Pre-opening costs	1,561	–		1,561
Total operating expenses	89,696	–		89,696
Income from operations	5,518	–		5,518
Interest expense, net	(6,157)	4,754	(4)	(1,403)
Other income (expense), net	(1,084)	1,429	(5)	345
Income (loss) before income taxes	(1,723)	6,183		4,460
Income tax expense	222	280	(1)	502
Net income (loss)	(1,945)	5,903		3,958
Net income attributable to noncontrolling interest(2)				2,677
Net income attributable to Black Rock Coffee Bar, Inc.				1,281
Basic and diluted net income per share(3)				$0.08
Shares used in basic and diluted per share calculations				15,467,125

(1)Represents an assumed income tax expense on our earnings which is calculated at 11.3% of income (loss) before income taxes. Following the Transactions, Black Rock Coffee Bar, Inc. will be subject to U.S. federal income taxes in addition to applicable state and local taxes with respect to its allocable share of net taxable income of Black Rock OpCo. Accordingly, we have provided income taxes assuming a blended federal, state and local rate of 24.6% on our allocable share of taxable income of Black Rock OpCo, and assuming no adjustments for non-taxable or non-deductible amounts of income and expenses. The actual rate could vary from the rate used in the pro forma financial statements.
(2)Reflects the portion of our net income allocable to the noncontrolling interest. After the Transactions, we will become the managing member of Black Rock OpCo with a 32.3% economic interest but will control the management of Black Rock OpCo. The Continuing Equity Owners will own the remaining 67.7% economic interest in Black Rock OpCo, which will be accounted for as a noncontrolling interest in our future consolidated financial statements. If the underwriters exercise their option to purchase additional shares of our Class A common stock in full, the economic interest held by the noncontrolling interest would be approximately 63.3%.
(3)Pro forma basic net income per share is computed by dividing the net income attributable to holders of Class A common stock by the weighted-average shares of Class A common stock outstanding during the period. Shares of Class B common stock and Class C common stock are not considered participating securities and are not included in the weighted-average shares outstanding for purposes of computing pro forma net income per share. Pro forma diluted net income per share considers the impact of applying the if-converted and treasury stock methods to the outstanding potentially dilutive securities. Pro forma diluted net income per share includes a numerator adjustment for the dilutive effect of outstanding unvested LLC units that reduces net income attributable to holders of Class A common stock when assumed to be vested. Diluted weighted average shares of Class A common stock outstanding is the same as basic because the potentially dilutive securities are excluded from the calculation of diluted net income per share as the Continuing Equity Owners may cause a pro rata redemption of LLC Units for shares of Class A common stock on a one-for-one basis, which would concurrently require Class B common stock and Class C common stock to be transferred to Black Rock Coffee Bar, Inc. for no consideration and be cancelled. Upon such redemption, net income per share attributable to Black Rock Coffee Bar, Inc. would remain unchanged, or is less dilutive than applying the treasury stock method, due to a corresponding increase in net income attributable to Black Rock Coffee Bar, Inc. (and a decrease in net income attributable to noncontrolling interests) and the number of weighted-average shares of Class A common stock outstanding.

(4)Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into New Credit Facilities. The adjustments below reflect the elimination of the historical interest expense and amortization of debt issuance costs and loan modification fees related to the existing Credit Facility, as well as the incurrence of interest expense and deferred financing costs related to the New Credit Facilities:

Interest expense under the existing Credit Facility	$5,664
Amortization of debt issuance costs and loan modification fees under the existing Credit Facility	728
Interest expense under the New Credit Facilities	(1,538)
Amortization of deferred financing costs under the New Credit Facilities	(100)
Total	$4,754

(5)Reflects the reversal of expense incurred related to the payment of fees associated with the Series A Redemption Agreement (as defined in “Certain Relationships and Related Party Transactions—Series A Preferred Unit Redemption”).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with our audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes together with our “Unaudited Pro Forma Combined and Consolidated Financial Information” and other financial information included elsewhere in this prospectus.
Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our current plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.
You should review the “Special Note Regarding Forward-Looking Statements” and “Risk Factors” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Our historical results are not necessarily indicative of the results that may be expected for any period in the future. Except as required by applicable law, we are not undertaking any obligation to update any forward-looking statements or other statements we may make in the following discussion or elsewhere in this prospectus even though these statements may be affected by events or circumstances occurring after the forward-looking statements or other statements were made.
Overview
We are a high-growth operator of guest-centric, drive-thru coffee bars offering premium caffeinated beverages and an elevated in-store experience crafted by our engaging baristas. Black Rock Coffee Bar was founded in 2008 in Beaverton, Oregon, by our co-founders Daniel Brand and Jeff Hernandez. What started as a single 160 square foot coffee bar in 2008 is now one of the fastest growing beverage companies in the United States by revenue and the largest fully company-owned coffee retailer in the country, with 158 locations spanning seven states as of June 30, 2025, from the Pacific Northwest to Texas.
We were founded as a drive-thru only concept and evolved to include engaging seating areas, which we call “lobbies.” All of our locations include efficient drive-thrus and approximately 75% of our locations include lobbies as of June 30, 2025. We expect most of our new locations to include both drive-thrus and lobbies as we continue to grow. Our modern, inviting store formats—paired with a robust digital platform—allow us to deliver a dynamic and multi-faceted guest experience.
Driven by a passion for Connection, Caffeine, and Community, Black Rock is a platform to do well by our baristas, guests, and the communities we serve. With a relentless focus on people and excellence, our culture has been key to our success.
These results demonstrate the strength and consistency of our model and highlight our genuine connection to our guests across diverse markets.

_________________
(*)Excludes 14 Roasters locations that were divested in May 2023 (see Note 5 to our audited consolidated financial statements included elsewhere in this prospectus).
(**)    For more information, see “—Non-GAAP Financial Measures” for definitions of each non-GAAP metric and a discussion of Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of each measure to its respective most directly comparable GAAP measure.
Growth Strategies and Outlook
With 158 stores as of June 30, 2025, we believe we are well-positioned to take advantage of significant growth opportunities due to our clear and consistent focus: creating authentic connections between baristas and guests, delivered through premium caffeinated beverages in modern, welcoming environments. We plan to expand our business by executing on the following growth strategies:
•Expanding Our Store Footprint in New and Existing Markets – We are in the early stages of our long-term growth journey, with significant whitespace in both existing and new markets. We have a robust pipeline for development to support future anticipated growth. In the near term, we expect to open approximately 30 stores in 2025 and expect our future average annual store growth to be consistent with our approximately 20% historical average annual store growth from 2020 through 2024. We believe that we can achieve 1,000 stores by 2035, with ample whitespace in our existing markets to support this growth.
•Continuous Menu Innovation – Menu innovation is core to our brand. We regularly develop new offerings in partnership with our team and community in an effort to ensure our menu is relevant and exciting. Each seasonal marketing window provides an innovative coffee-based offering that highlights our commitment to our coffee forward culture.
•Building Loyalty Through Our Differentiated Tech-Enabled Approach – We continue to invest in technology that supports human connection. Our mobile application and loyalty program streamline service while enabling personalized marketing and data-driven insights.
◦Digital – At 15% of store revenue for the three months ended June 30, 2025, our digital strategy is still in its early stages. Mobile orders reduce wait times, increase throughput, and showcase trending items in-store and in-app.
◦Loyalty – Since launching in June 2024, we have gained more than 1.8 million loyalty members and seen guests visit 129% more often following their enrollment into our loyalty program (based on a review of the transaction history of approximately 1,200 loyalty members in the 90 days before and after joining the loyalty program). This behavior drives higher frequency and larger check sizes.
•Fueling Brand Growth – Every new Black Rock location deepens brand visibility and introduces more guests to our Fuel Your Story philosophy. Our consistent, friendly barista interactions, premium beverages, and fast service turn each store into a medium for future connections.
◦Local Community Engagement – As we expand, we tailor our outreach efforts to local markets. Our baristas actively engage in their communities, helping to build trust and familiarity. In 2025, we have provided support to over 200 local businesses and high schools through donations, including gift cards and drinks, continuing our commitment to strengthening the communities we serve.
◦Growing Our Social Community – Our enthusiastic, growing fan base engages with Black Rock across social channels, and we meet them with timely content, branded moments, and community storytelling.
◦Exclusive Products – Our in-house Fuel line and other branded items, such as our K-Cup pods, custom blend roasted beans, and cold brew bags offer powerful brand touchpoints. This keeps Black Rock top of mind whether guests are in-store or on the go.

•Leverage Infrastructure – Our investments in people, facilities, and technology have built a strong foundation for scalable growth.
◦People-First Organization – With strong internal promotion practices and new key hires across functions, we are building a leadership bench ready to support expansion. Our team-first culture keeps us aligned as we grow.
◦Roasting Facilities – Our two roasting centers ensure freshness, consistency, and capacity to support national growth.
◦Supply Chain – A robust distribution network supports multi-state operations and helps us deliver high-quality products at scale.
◦Technology Infrastructure – We have built an integrated digital platform that supports everything from inventory control to real-time sales tracking and predictive scheduling. These systems help to reduce waste, control prime costs, and streamline daily operations.
◦Product Innovation – Our exclusive Fuel energy drinks were developed in-house, allowing us to capture greater margins and offer unique products that differentiate us in the market.
Reorganization Transactions
The historical results of operations discussed in this section are those of Black Rock OpCo prior to the consummation of the Transactions, including this offering, and do not reflect certain items that we expect will affect our results of operations and financial position after giving effect to the Transactions, including this offering and the use of proceeds from this offering.
Following the consummation of the Transactions, Black Rock Coffee Bar, Inc. will become the sole managing member of Black Rock OpCo. Although we will have a minority economic interest in Black Rock OpCo, we will have the sole voting interest in, and control of the business and affairs of, Black Rock OpCo. As a result, Black Rock Coffee Bar, Inc. will consolidate Black Rock OpCo and record a significant noncontrolling interest in a consolidated entity in Black Rock Coffee Bar, Inc.’s consolidated financial statements for the economic interest in Black Rock OpCo held by the Continuing Equity Owners. Immediately after the Transactions, investors in this offering will collectively own 95.1% of our outstanding Class A common stock, consisting of 14,705,882 shares (or 95.7% of our outstanding Class A common stock, consisting of 16,911,764 shares if the underwriters exercise in full their option to purchase additional shares of Class A common stock); Black Rock Coffee Bar, Inc. will own 15,467,125 LLC Units (or 17,673,007 LLC Units if the underwriters exercise in full their option to purchase additional shares of Class A common stock), representing 32.3% of the LLC Units (or 36.7% if the underwriters exercise in full their option to purchase additional shares of Class A common stock); and the Continuing Equity Owners will collectively own 32,348,485 LLC Units, representing 67.7% of the LLC Units (or 30,519,561 LLC Units, representing 63.3% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Accordingly, net income attributable to noncontrolling interests will represent 67.7% of the net income of Black Rock Coffee Bar, Inc. (or 63.3% if the underwriters exercise in full their option to purchase additional shares of Class A common stock). Black Rock Coffee Bar, Inc. is a holding company that conducts no operations and, as of the consummation of this offering, its principal asset will be LLC Units we purchase from Black Rock OpCo. As a result, the historical consolidated financial data may not give you an accurate indication of what our actual results would have been if the Transactions had been consummated at the beginning of the periods presented or of what our future results of operations are likely to be. See “Organizational Structure.”
After consummation of the Transactions, Black Rock Coffee Bar, Inc. will become subject to U.S. federal, state, and local income taxes with respect to our allocable share of taxable income of Black Rock OpCo and will be taxed at the prevailing corporate tax rates. In addition to tax expenses, we also will incur expenses related to our status as a public company, plus payment obligations under the Tax Receivable

Agreement, which we expect to be substantial. We intend to cause Black Rock OpCo to make distributions to us in an amount sufficient to allow us to pay these expenses and fund any payments due under the Tax Receivable Agreement. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement—Agreement in effect upon consummation of the Transactions—Distributions” and “Unaudited Pro Forma Combined and Consolidated Financial Information” for further discussion on the Tax Receivable Agreement, our tax treatment, and the comparability differences between our current and future financial statements.
Key Performance Measures and Non-GAAP Financial Measures
In assessing the performance of our business, in addition to considering a variety of measures in accordance with GAAP, our management team also considers a variety of key performance measures and non-GAAP financial measures. The key performance measures and non-GAAP financial measures used by our management to evaluate our performance are: Total Stores (End of Period), Net New Store Openings, Same Store Sales Growth, Average Unit Volume, Store revenue, Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin.
We believe that these measures provide useful information to users of our financial statements in understanding and evaluating our results of operations in the same manner as our management team. The presentation of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. See “Non-GAAP Financial Measures” below.
The following table sets forth our key performance measures for the periods presented(1):

	Six Months Ended June 30,			Year Ended December 31,
($ in thousands)	2025	2024	Change	2024	2023	Change
Total Stores (End of Period)	158	137	21	149	125	24
Net New Store Openings	9	12	(3)	24	21	3
Same Store Sales Growth(2)	10.1%	3.4%	6.7%	6.3%	5.1%	1.2%
Average Unit Volume	$1,226	$1,158	$68	$1,186	$1,170	$16
Store revenue	$95,110	$76,542	$18,568	$160,682	$132,961	$27,721
Store-Level Profit(3)	$27,541	$21,547	$5,994	$44,780	$32,684	$12,096
Store-Level Profit Margin(3)	29.0%	28.2%	0.8%	27.9%	24.6%	3.3%
Adjusted EBITDA(3)	$14,063	$10,798	$3,265	$20,194	$14,394	$5,800
Adjusted EBITDA Margin(3)	14.8%	14.1%	0.7%	12.5%	10.8%	1.7%

(1)The presentation of Net New Store Openings, Same Store Sales Growth and AUV excludes 14 Roasters locations we owned for a total of 28 months that were divested in May of 2023 pursuant to the terms of a legal settlement (see Note 5 to our audited consolidated financial statements elsewhere in this prospectus). Net New Store Openings reflects the 2023 closure of a single store located within a stadium venue; this location was not one of our typical drive-thru locations and the closure reflects a decision to focus on our core development strategy. Same Store Sales Growth and AUV exclude this location.
(2)Same Store Sales Growth reflects the change in year-over-year sales for the comparable store base, which we define as stores open for 18 months or longer.
(3)See “Non-GAAP Financial Measures” for a discussion of Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA margin and reconciliation of each measure to its most directly comparable GAAP measure.
Net New Store Openings
Net New Store Openings reflect the number of stores opened during a particular reporting period, net of any permanent store closures during the same period. Before we open new stores, we incur pre-opening costs as described below. The opening of new stores has been and is expected to continue to be the primary driver of revenue growth. The total number of new store openings has, and will continue to have, an impact on our results of operations.
Same Store Sales Growth
Same Store Sales Growth is defined as the period-over-period sales comparison for stores in our comparable store base, which we define as stores that have been open for 18 months or longer. We use

Same Store Sales Growth to assess the performance of existing stores that have been open for 18 months or longer, as the impact of new store openings is excluded.
As of June 30, 2025 and 2024, there were 125 stores and 103 stores, respectively, in our comparable store base. As of December 31, 2024 and 2023, there were 115 stores and 94 stores, respectively, in our comparable store base.
Average Unit Volume
AUV represents total trailing twelve-month store revenue of operating stores in the comparable store base, divided by the number of stores in the comparable store base. We use AUV to assess and understand changes in spending patterns and overall performance. AUV is impacted by changes in guest traffic and the number of newer stores that are included in calculating AUVs.
Store revenue
Store revenue represents all revenue attributable to our stores in the specified period. We use store revenue to evaluate and track the aggregate beverage and food sales in our stores. Several factors affect store revenue in any given period, including number of stores open, same store sales and guest traffic.
Store-Level Profit and Store-Level Profit Margin
Store-Level Profit represents store revenue in the specific period less beverage, food and packaging, labor and related expenses, occupancy and related expenses, and other store operating expenses, excluding depreciation and amortization and pre-opening costs in the period.
Store-Level Profit Margin represents Store-Level Profit as a percentage of store revenue. We use Store-Level Profit and Store-Level Profit Margin in our evaluation of the performance and profitability of each store.
Adjusted EBITDA and Adjusted EBITDA Margin
Adjusted EBITDA is net loss adjusted to exclude interest expense, net, income tax expense, and depreciation and amortization, further adjusted to exclude certain items that we do not consider indicative of our ongoing operating performance, including transaction costs associated with this offering, capital restructuring costs, litigation costs, net, point-of-sale system transition costs and other non-core costs. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of Total revenue. We use Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions, and to compare our performance against that of other peer companies using similar measures. See “Non-GAAP Financial Measures” below for our reconciliation of Adjusted EBITDA to net loss.
Components of Results of Operations
Store revenue represents the aggregate sales of beverages and food, net of discounts at our stores and gift card and loyalty breakage income.
Other includes sales of online retail products, net of discounts, and other non-store revenue.
Store Operating costs and expenses
Our store operating costs and expenses consist of (i) beverage, food and packaging costs, (ii) labor and related expenses, (iii) occupancy and related expenses and (iv) other store operating expenses.
Beverage, food and packaging costs consists primarily of beverage, food and packaging costs, including manufacturing costs and costs associated with our production facilities. The components of beverage, food and packaging costs are variable by nature, change with sales volume, are impacted by menu mix and subject to increases or decreases in commodity costs.

Labor and related expenses includes all store-level management and hourly labor costs, including salaries, wages, benefits, bonuses, payroll taxes and other indirect labor costs. Factors that influence labor costs include the minimum wage in the jurisdictions in which we operate, payroll tax legislation, inflation, the strength of the labor market for hourly team members, benefit costs, health care costs, and the number, size, and location of stores.
Occupancy and related expenses consists of store-level occupancy including rent, common area expenses, real estate and other taxes. Occupancy excludes expenses associated with unopened stores, which are recorded in pre-opening costs. Occupancy varies from location to location and is impacted by macroeconomic conditions, including inflation.
Other store operating expenses includes credit card fees, repairs and maintenance, utilities, software subscriptions, property taxes, and other operating expenses, incidental to operating our stores, such as store supplies, insurance, business permits and travel expense.
Selling, general and administrative expenses includes expenses associated with our corporate function that supports the development and operation of stores, including compensation and benefits, insurance, professional fees, technology support, travel expenses, certain marketing and advertising costs, and other costs related to our corporate offices and support teams.
Depreciation and amortization consists of depreciation of fixed assets including all equipment and leasehold improvements and amortization of intangible assets such as reacquired franchise rights and trademarks.
Pre-opening costs consists of grand opening expenses and start-up and promotional costs incurred prior to opening a new store and are made up of labor, relocation costs, supplies, recruiting expenses, payroll and training costs, travel costs and marketing costs. Pre-opening costs also include occupancy costs recorded during the period between the date of possession and the date we begin operations at a location. Pre-opening costs are expensed as incurred.
Interest expense, net includes cash and non-cash charges related to our Credit Facility, including the amortization of debt issuance costs and loan modification fees, net of capitalized interest associated with borrowings related to eligible capital expenditures and interest income earned on our related party note receivable and cash and cash equivalents.
Other (income) expense, net consists of miscellaneous income and expenses.
Income tax expense consists primarily of various state and local income taxes including corporate activity and franchise taxes.

Results of Operations
Comparison of the six months ended June 30, 2025 and 2024
The following table summarizes our results of operations for the periods presented below:

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Store revenue	$95,110	$76,542	$18,568	24.3%
Other	104	108	(4)	(3.7)%
Total revenue	95,214	76,650	18,564	24.2%
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	27,355	22,258	5,097	22.9%
Labor and related expenses	19,803	16,502	3,301	20.0%
Occupancy and related expenses	7,607	6,415	1,192	18.6%
Other store operating expenses	12,804	9,820	2,984	30.4%
Total store operating costs and expenses	67,569	54,995	12,574	22.9%
Selling, general and administrative expenses	14,740	12,563	2,177	17.3%
Depreciation and amortization	5,826	4,801	1,025	21.3%
Pre-opening costs	1,561	1,284	277	21.6%
Total operating expenses	89,696	73,643	16,053	21.8%
Income from operations	5,518	3,007	2,511	83.5%
Interest expense, net	(6,157)	(5,115)	(1,042)	20.4%
Other income (expense), net	(1,084)	(1)	(1,083)	108,300.0%
Loss before income taxes	(1,723)	(2,109)	386	(18.3)%
Income tax expense	222	126	96	76.2%
Net loss	$(1,945)	$(2,235)	$290	(13.0)%

Store revenue
Store revenue increased $18.6 million, or 24.3%, to $95.1 million for the six months ended June 30, 2025, compared to $76.5 million for the six months ended June 30, 2024. The increase in store revenue was primarily driven by 21 Net New Store Openings subsequent to June 30, 2024, which contributed $8.3 million, as well as 12 stores opened during the six month period ended June 30, 2024 that are not yet in the comparable store base, which contributed $2.9 million. The remainder of the increase was primarily driven by Same Store Sales Growth of 10.1%, which contributed $7.1 million, which consists of 3.8%, or $2.7 million, from menu price increases, and 8.4%, or $5.9 million, from increased traffic, offset by a decrease of 2.1%, or $1.5 million, due to decreased check size as a result of higher discounting for the six months ended June 30, 2025, compared to the six months ended June 30, 2024.
Other
Other remained relatively flat and decreased $4.0 thousand, or 4.0%, to $104.0 thousand for the six months ended June 30, 2025, compared to $108.0 thousand for the six months ended June 30, 2024.

Beverage, food and packaging costs

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Beverage, food and packaging costs	$27,355	$22,258	$5,097	22.9%
As a percentage of Total revenue	28.7%	29.0%	n/a	(0.3)%

Beverage, food and packaging costs increased $5.1 million, or 22.9%, to $27.4 million for the six months ended June 30, 2025, compared to $22.3 million for the six months ended June 30, 2024. The increase in beverage, food and packaging costs was primarily driven by 21 Net New Store Openings subsequent to June 30, 2024, which contributed approximately $2.4 million of incremental expense.
As a percentage of total revenue, beverage, food and packaging costs decreased for the six months ended June 30, 2025 primarily due to menu price increases and volume pricing efficiencies gained driven by greater economies of scale as we continued to expand our store footprint.
Labor and related expenses

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Labor and related expenses	19,803	16,502	3,301	20.0%
As a percentage of Total revenue	20.8%	21.5%	n/a	(0.7)%

Labor and related expenses increased $3.3 million, or 20.0%, to $19.8 million for the six months ended June 30, 2025, compared to $16.5 million for the six months ended June 30, 2024. The increase in labor and related expenses was primarily driven by 21 Net New Store Openings subsequent to June 30, 2024, which contributed approximately $1.9 million in incremental expense as well as an increase in prevailing wage rates in many of our markets.
As a percentage of total revenue, labor and related expenses decreased for the six months ended June 30, 2025 due to our ongoing efforts to improve employee retention and operational efficiency.
Occupancy and related expenses

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Occupancy and related expenses	$7,607	$6,415	$1,192	18.6%
As a percentage of Total revenue	8.0%	8.4%	n/a	(0.4)%

Occupancy and related expenses increased $1.2 million, or 18.6%, to $7.6 million for the six months ended June 30, 2025, compared to $6.4 million for the six months ended June 30, 2024. The increase in occupancy and related expenses was primarily due to 21 Net New Store Openings subsequent to June 30, 2024, which contributed approximately $1.0 million in incremental expense.
Other store operating expenses

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Other store operating expenses	$12,804	$9,820	$2,984	30.4%
As a percentage of Total revenue	13.4%	12.8%	n/a	0.6%

Other store operating expenses increased $3.0 million, or 30.4%, to $12.8 million for the six months ended June 30, 2025, compared to $9.8 million for the six months ended June 30, 2024. The increase in other store operating expenses was primarily driven by higher delivery commissions and merchant processing fees associated with increased sales and transaction volumes, which contributed approximately $1.2 million of incremental expense, an increase in repairs and maintenance which contributed $604.3 thousand of incremental expense as well as increased facilities costs.
Selling, general and administrative expenses

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Selling, general and administrative expenses	$14,740	$12,563	$2,177	17.3%
As a percentage of Total revenue	15.5%	16.4%	n/a	(0.9)%

Selling, general, and administrative expenses increased $2.2 million, or 17.3%, to $14.7 million for the six months ended June 30, 2025, compared to $12.6 million for the six months ended June 30, 2024. The increase in selling, general, and administrative expenses was primarily driven by a $1.5 million increase in our corporate payroll expenses and a $1.1 million increase in professional service fees, to support future growth and strategic initiatives.
Depreciation and amortization

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Depreciation and amortization	$5,826	$4,801	$1,025	21.3%
As a percentage of Total revenue	6.1%	6.3%	n/a	(0.2)%

Depreciation and amortization increased $1.0 million, or 21.3%, to $5.8 million for the six months ended June 30, 2025, compared to $4.8 million for the six months ended June 30, 2024. The increase in depreciation and amortization was primarily driven by 21 Net New Store Openings subsequent to June 30, 2024.
Pre-opening costs

	Six Months Ended June 30,		Change
($ in thousands)	2025	2024	$	%
Pre-opening costs	$1,561	$1,284	$277	21.6%
As a percentage of Total revenue	1.6%	1.7%	n/a	(0.1)%

Pre-opening costs increased $277.0 thousand, or 21.6%, to $1.6 million for the six months ended June 30, 2025, compared to $1.3 million for the six months ended June 30, 2024. The increase in pre-opening costs was primarily driven by a $648.4 thousand increase in single lease cost related to unopened stores, partially offset by a decrease in payroll expense associated with training employees prior to store opening as a result of 3 less Net New Store Openings for the six months ended June 30, 2025 compared to the six months ended June 30, 2024.
Interest expense, net
Interest expense, net increased $1.0 million, or 20.4%, to $6.2 million for the six months ended June 30, 2025, compared to $5.1 million for the six months ended June 30, 2024. The increase in interest expense, net was primarily driven by higher borrowings on our term loan for the six months ended June 30, 2025, compared to the six months ended June 30, 2024.

Other income (expense), net
The change of $(1.1) million in other income (expense), net for the six months ended June 30, 2025 was primarily driven by $1.1 million in capital restructuring fees incurred during the six months ended June 30, 2025.
Income tax expense
Income tax expense was an immaterial amount for each of the six months ended June 30, 2025 and 2024.
Comparison of the year ended December 31, 2024 and 2023
The following table summarizes our results of operations for the periods presented below:

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Store revenue	$160,682	$132,961	$27,721	20.8%
Other	235	201	34	16.9%
Total revenue	160,917	133,162	27,755	20.8%
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	46,491	41,923	4,568	10.9%
Labor and related expenses	35,132	30,236	4,896	16.2%
Occupancy and related expenses	13,107	10,832	2,275	21.0%
Other store operating expenses	21,172	17,286	3,886	22.5%
Total store operating costs and expenses	115,902	100,277	15,625	15.6%
Selling, general and administrative expenses	25,261	20,313	4,948	24.4%
Depreciation and amortization	10,364	8,523	1,841	21.6%
Pre-opening costs	3,357	2,007	1,350	67.3%
Total operating expenses	154,884	131,120	23,764	18.1%
Income from operations	6,033	2,042	3,991	195.4%
Interest expense, net	(11,115)	(10,949)	(166)	1.5%
Other income (expense), net	(1,835)	566	(2,401)	(424.2)%
Loss before income taxes	(6,917)	(8,341)	1,424	(17.1)%
Income tax expense	270	357	(87)	(24.4)%
Net loss	$(7,187)	$(8,698)	$1,511	(17.4)%

Store revenue
Store revenue increased $27.7 million, or 20.8%, to $160.7 million for the year ended December 31, 2024, compared to $133.0 million for the year ended December 31, 2023. The year ended December 31, 2023 includes $3.7 million in sales from Roasters stores that were divested in May of 2023. The increase in store revenue was primarily driven by 24 Net New Store Openings during the year ended December 31, 2024 which contributed $13.7 million, as well as 10 stores opened during the year ended December 31, 2023, that are not yet in the comparable store base, which contributed $7.3 million. The remainder of the increase was primarily driven by Same Store Sales Growth of 6.3%, which contributed $7.4 million, which consists of 4.2%, or $4.9 million, from menu price increases, 1.6%, or $1.9 million, from increased check size and 0.5%, or $585 thousand, in guest traffic increases.

Other
Other increased $34.0 thousand, or 16.9%, to $235.0 thousand for the year ended December 31, 2024, compared to $201.0 thousand for the year ended December 31, 2023. The increase in other was primarily driven by an increase in online and subscription bean sales for the year ended December 31, 2024.
Beverage, food and packaging costs

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Beverage, food and packaging costs	$46,491	$41,923	$4,568	10.9%
As a percentage of Total revenue	28.9%	31.5%	n/a	(2.6)%

Beverage, food and packaging costs increased $4.6 million, or 10.9%, to $46.5 million for the year ended December 31, 2024, compared to $41.9 million for the year ended December 31, 2023. The increase in beverage, food and packaging costs was primarily driven by 24 Net New Store Openings during the year ended December 31, 2024, which contributed approximately $4.0 million of incremental expense.
As a percentage of total revenue, beverage, food and packaging costs decreased for the year ended December 31, 2024 primarily due to menu price increases and volume pricing efficiencies gained driven by greater economies of scale as we continued to expand our store footprint.
Labor and related expenses

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Labor and related expenses	$35,132	$30,236	$4,896	16.2%
As a percentage of Total revenue	21.8%	22.7%	n/a	(0.9)%

Labor and related expenses increased $4.9 million, or 16.2%, to $35.1 million for the year ended December 31, 2024, compared to $30.2 million for the year ended December 31, 2023. The increase in labor and related expenses was primarily driven by 24 Net New Store Openings during the year ended December 31, 2024, which contributed approximately $3.6 million in incremental expense as well as an increase in prevailing wage rates in many of our markets.
As a percentage of total revenue, labor and related expenses decreased for the year ended December 31, 2024 due to our ongoing efforts to improve employee retention and operational efficiency.
Occupancy and related expenses

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Occupancy and related expenses	$13,107	$10,832	$2,275	21.0%
As a percentage of Total revenue	8.1%	8.1%	n/a	—%

Occupancy and related expenses increased $2.3 million, or 21.0%, to $13.1 million for the year ended December 31, 2024, compared to $10.8 million for the year ended December 31, 2023. The increase in occupancy and related expenses was primarily due to the 24 Net New Store Openings during the year ended December 31, 2024, which contributed approximately $1.6 million in incremental expense.

Other store operating expenses

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Other store operating expenses	$21,172	$17,286	$3,886	22.5%
As a percentage of Total revenue	13.2%	13.0%	n/a	0.2%

Other store operating expenses increased $3.9 million, or 22.5%, to $21.2 million for the year ended December 31, 2024, compared to $17.3 million for the year ended December 31, 2023. The increase in other store operating expenses was primarily driven by higher delivery commissions and merchant processing fees associated with increased sales and transaction volumes, which contributed approximately $2.0 million of incremental expense, as well as increased facilities costs.
Selling, general and administrative expenses

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Selling, general and administrative expenses	$25,261	$20,313	$4,948	24.4%
As a percentage of Total revenue	15.7%	15.3%	n/a	0.4%

Selling, general and administrative expenses increased $4.9 million, or 24.4%, to $25.3 million for the year ended December 31, 2024, compared to $20.3 million for the year ended December 31, 2023. The increase in selling, general and administrative expenses was primarily driven by investments in our corporate functions, including a $4.7 million increase in corporate payroll expenses, to support future growth and strategic initiatives.
Depreciation and amortization

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Depreciation and amortization	$10,364	$8,523	$1,841	21.6%
As a percentage of Total revenue	6.4%	6.4%	n/a	—%

Depreciation and amortization increased $1.8 million, or 21.6%, to $10.4 million for the year ended December 31, 2024, compared to $8.5 million for the year ended December 31, 2023. The increase in depreciation and amortization was primarily driven by 24 Net New Store Openings during the year ended December 31, 2024.
Pre-opening costs

	Year Ended December 31,		Change
($ in thousands)	2024	2023	$	%
Pre-opening costs	$3,357	$2,007	$1,350	67.3%
As a percentage of Total revenue	2.1%	1.5%	n/a	0.6%

Pre-opening costs increased $1.4 million, or 67.3%, to $3.4 million for the year ended December 31, 2024, compared to $2.0 million for the year ended December 31, 2023. The increase in pre-opening costs was primarily driven by an increase in lease expense related to unopened stores and an increase in wages and team costs associated with training employees prior to store opening.

Interest expense, net
Interest expense, net increased $166 thousand, or 1.5%, to $11.1 million for the year ended December 31, 2024, compared to $10.9 million for the year ended December 31, 2023. The increase in interest expense, net was primarily driven by higher borrowings on our term loan for the year ended December 31, 2024 compared to year ended December 31, 2023.
Other income (expense), net
Other income (expense), net decreased $2.4 million, shifting from other income, net to other expense, net for the year ended December 31, 2024. The decrease in other income (expense), net was primarily driven by $1.4 million in capital restructuring fees incurred for the year ended December 31, 2024.
Income tax expense
Income tax expense was an immaterial amount for each of the years ended December 31, 2024 and 2023.
Selected Quarterly Financial Data
The following table presents unaudited quarterly historical consolidated financial and other data for each of the periods indicated. The unaudited quarterly historical consolidated financial data have been derived from the unaudited consolidated financial statements of Black Rock OpCo and its subsidiaries. This information should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results in any future period and the results of a particular quarter or other interim period are not necessarily indicative of the results for a full year(1).

	Three months ended
($ in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Consolidated Statements of Operations data:
Revenue	$50,394	$44,820	$42,812	$41,455	$40,592	$36,058	$33,697	$33,021	$34,537	$31,907
Income (loss) from operations	$3,267	$2,251	$(112)	$3,138	$2,132	$875	$(635)	$63	$1,099	$1,515
Income (loss) from operations margin	6.5%	5.0%	(0.3)%	7.6%	5.3%	2.4%	(1.9)%	0.2%	3.2%	4.7%
Net loss	$(1,061)	$(884)	$(4,230)	$(722)	$(522)	$(1,713)	$(3,108)	$(2,858)	$(1,290)	$(1,442)
Net loss margin	(2.1)%	(2.0)%	(9.9)%	(1.7)%	(1.3)%	(4.8)%	(9.2)%	(8.7)%	(3.7)%	(4.5)%
Other Financial And Operating data:
Total Stores (End of Period)	158	154	149	144	137	133	125	121	116 (2)	109 (2)
Net New Store Openings	4	5	5	7	4	8	4	5	7	5
Same Store Sales Growth	10.9%	9.2%	9.5%	8.6%	3.9%	2.9%	3.8%	3.1%	6.4%	7.6%
Average Unit Volume (AUV)	$1,226	$1,203	$1,186	$1,168	$1,158	$1,161	$1,170	$1,157	$1,249	$1,175
Store revenue	$50,336	$44,774	$42,741	$41,399	$40,538	$36,004	$33,644	$32,972	$34,488	$31,857
Store-Level Profit	$14,855	$12,686	$11,580	$11,653	$11,657	$9,890	$7,986	$7,620	$9,124	$7,954
Store-Level Profit Margin	29.5%	28.3%	27.1%	28.1%	28.8%	27.5%	23.7%	23.1%	26.5%	25.0%
Adjusted EBITDA	$8,046	$6,017	$4,274	$5,122	$6,383	$4,415	$2,827	$3,131	$4,383	$4,053
Adjusted EBITDA Margin	16.0%	13.4%	10.0%	12.4%	15.7%	12.2%	8.4%	9.5%	12.7%	12.7%

(1)The presentation of Net New Store Openings, Same Store Sales Growth and AUV excludes 14 Roasters locations we owned for a total of 28 months that were divested in May of 2023 pursuant to the terms of a legal settlement (see Note 5 to our audited consolidated financial statements elsewhere in this prospectus).
(2)Exclusive of 14 Roasters locations that were divested in May 2023 (see Note 5 to our audited consolidated financial statements included elsewhere in this prospectus).

Non-GAAP Financial Measures
In addition to our consolidated financial statements, which are prepared in accordance with GAAP, we present Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin in this prospectus as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We believe that these non-GAAP financial measures assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our operating performance. Management believes Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are useful to investors in highlighting trends in our operating performance, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate and capital investments. Management uses Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance in the evaluation of the effectiveness of our business strategies, to make budgeting decisions and to compare our performance against that of other peer companies using similar measures. Management supplements GAAP results with non-GAAP financial measures to provide a more complete understanding of the factors and trends affecting our business than GAAP results alone provide.
Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are not recognized terms under GAAP and should not be considered as alternatives to total revenue, net income (loss) and net income (loss) margin as measures of financial performance, or cash provided by operating activities as measures of liquidity, or any other performance measure derived in accordance with GAAP. Additionally, these measures are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, and debt service requirements. Because not all companies use identical calculations, the presentation of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company.
Our Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin measures have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:
•Store-Level Profit and Adjusted EBITDA do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•Store-Level Profit and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•Store-Level Profit and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•Store-Level Profit and Adjusted EBITDA do not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Store-Level Profit and Adjusted EBITDA do not reflect the impact of earnings or cash charges resulting from matters we consider not to be indicative of our ongoing operations;
•Store-Level Profit is not indicative of our overall results and does not accrue directly to the benefit of shareholders, as corporate-level expenses are excluded;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin should not be considered as measures of discretionary cash available to invest in business growth or to reduce indebtedness.
The following tables provide reconciliations of net loss to Adjusted EBITDA and net loss margin to Adjusted EBITDA Margin as well as income from operations to Store-Level Profit and Store-Level Profit Margin for the periods presented:

	Year Ended December 31,
($ in thousands)	2024	2023
Net loss	$(7,187)	$(8,698)
Non-GAAP Adjustments:
Interest expense, net	11,115	10,949
Income tax expense	270	357
Depreciation and amortization	10,364	8,523
Transaction costs(1)	3,725	2,312
Capital restructuring costs	1,771	357
Legal settlement, net(2)	(831)	142
Point-of-sale system transition costs	579	15
Other costs(3)	388	437
Adjusted EBITDA	$20,194	$14,394
Net loss margin	(4.5)%	(6.5)%
Adjusted EBITDA Margin	12.5%	10.8%

(1)Includes non-recurring professional service fees and executive compensation related to this offering.
(2)For the year ended December 31, 2024, includes legal costs, offset by insurance proceeds, stemming from the Roasters settlement (refer to Note 5 in the audited consolidated financial statements included elsewhere in this prospectus), along with other non-recurring legal fees. For the year ended December 31, 2023, includes legal costs associated with the Roasters settlement, offset by the settlement gain, and other non-recurring legal costs.
(3)Non-recurring professional service and legal costs.

	Six Months Ended June 30,
($ in thousands)	2025	2024
Net loss	$(1,945)	$(2,235)
Non-GAAP Adjustments:
Interest expense, net	6,157	5,115
Income tax expense	222	126
Depreciation and amortization	5,826	4,801
Transaction costs(1)	2,585	1,734
Capital restructuring costs	1,071	343
Legal settlement, net(2)	(38)	146
Point-of-sale system transition costs	—	579
Other costs(3)	185	189
Adjusted EBITDA	$14,063	$10,798
Net loss margin	(2.0)%	(2.9)%
Adjusted EBITDA Margin	14.8%	14.1%

(1)Includes non-recurring professional service fees and executive compensation related to this offering.
(2)For the six months ended June 30, 2025, includes non-recurring legal costs, offset by insurance proceeds. For the six months ended June 30, 2024, includes legal costs stemming from the Roasters settlement (refer to Note 5 in the audited consolidated financial statements included elsewhere in this prospectus),
(3)Non-recurring professional service and legal costs.

	Year Ended December 31,
($ in thousands)	2024	2023
Income from operations	$6,033	$2,042
Other	(235)	(201)
Selling, general and administrative expenses	25,261	20,313
Depreciation and amortization	10,364	8,523
Pre-opening costs	3,357	2,007
Store-Level Profit	$44,780	$32,684
Income from operations margin	3.7%	1.5%
Store-Level Profit Margin	27.9%	24.6%

	Six Months Ended June 30,
($ in thousands)	2025	2024
Income from operations	$5,518	$3,007
Other	(104)	(108)
Selling, general and administrative expenses	14,740	12,563
Depreciation and amortization	5,826	4,801
Pre-opening costs	1,561	1,284
Store-Level Profit	$27,541	$21,547
Income from operations margin	5.8%	3.9%
Store-Level Profit Margin	29.0%	28.2%

	Three months ended
($ in thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Net loss	$(1,061)	$(884)	$(4,230)	$(722)	$(522)	$(1,713)	$(3,108)	$(2,858)	$(1,290)	$(1,442)
Non-GAAP Adjustments:
Interest expense, net	3,115	3,042	2,927	3,073	2,565	2,550	2,412	2,787	2,794	2,956
Income tax expense	144	78	73	71	88	38	94	72	142	49
Depreciation and amortization	2,943	2,883	3,030	2,533	2,479	2,322	2,205	2,131	2,110	2,077
EBITDA	5,141	5,119	1,800	4,955	4,610	3,197	1,603	2,132	3,756	3,640
Transaction costs(1)	1,505	1,080	1,116	875	867	867	867	867	578	—
Capital restructuring costs	1,071	—	714	714	343	—	—	—	233	124
Legal settlement, net(2)(3)	202	(240)	509	(1,486)	83	63	215	126	(280)	81
Point-of-sale system transition costs	—	—	—	—	398	181	15	—	—	—
Other costs(4)	127	58	135	64	82	107	127	6	96	208
Adjusted EBITDA	$8,046	$6,017	$4,274	$5,122	$6,383	$4,415	$2,827	$3,131	$4,383	$4,053

Income (loss) from operations	$3,267	$2,251	$(112)	$3,138	$2,132	$875	$(635)	$63	$1,099	$1,515
Other	(58)	(46)	(71)	(56)	(54)	(54)	(53)	(49)	(49)	(50)
Selling, general and administrative expenses	7,860	6,880	7,804	4,894	6,581	5,982	6,243	4,885	5,243	3,942
Depreciation and amortization	2,943	2,883	3,030	2,533	2,479	2,322	2,205	2,131	2,110	2,077
Pre-opening costs	843	718	929	1,144	519	765	226	590	721	470
Store-Level Profit	$14,855	$12,686	$11,580	$11,653	$11,657	$9,890	$7,986	$7,620	$9,124	$7,954

(1)Includes non-recurring professional service fees and executive compensation related to this offering.
(2)For periods within the year ended December 31, 2024, includes legal costs, offset by insurance proceeds, stemming from the Roasters settlement (refer to Note 5 in the audited consolidated financial statements included elsewhere in this prospectus), along with other non-

recurring legal fees. For periods within the year ended December 31, 2023, includes legal costs associated with the Roasters settlement, offset by the settlement gain, and other non-recurring legal costs.
(3)For the three months ended March 31, 2025, includes legal costs, offset by insurance proceeds. For the three months ended June 30, 2025 includes non-recurring legal costs.
(4)Non-recurring professional service and legal costs.
Liquidity and Capital Resources
We assess our liquidity in terms of our ability to generate adequate amounts of cash to meet current and future needs. Our primary requirements for liquidity are to fund our working capital needs, operating lease obligations, capital expenditures and general corporate needs. Our requirements for working capital are generally not significant because our guests pay for their beverage and food purchases in cash or on debit or credit cards at the time of the sale and we are able to sell many of our inventory items before payments are due to the supplier of such items. Our ongoing capital expenditures are principally related to opening new stores, existing store capital investments for maintenance, as well as investments in our corporate technology infrastructure to support our corporate office, store locations and digital strategy. We have historically funded our operations primarily through cash provided by operating activities, draws under our Credit Facility as well as the issuance and sales of securities through private placements. Although we have no specific current plans to do so, if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity securities to finance such acquisitions, which would result in additional expenses or dilution to our shareholders.
After the consummation of this offering, Black Rock Coffee Bar, Inc. will be a holding company and will have no material assets other than its ownership of LLC Units (which may be held indirectly through certain of our wholly owned corporate subsidiaries). Black Rock Coffee Bar, Inc. will have no independent means of generating revenue. The Black Rock OpCo LLC Agreement that will be in effect at the time of the consummation of this offering provides for the payment of certain distributions to the TRA Parties and to Black Rock Coffee Bar, Inc. in amounts sufficient to cover the income taxes imposed on such members with respect to the allocation of taxable income from Black Rock OpCo as well as to cover Black Rock Coffee Bar, Inc.’s obligations under the Tax Receivable Agreement and other administrative expenses.
Regarding Black Rock OpCo’s ability to make distributions to Black Rock Coffee Bar, Inc., the terms of our Credit Facility contain covenants that may restrict Black Rock OpCo from paying such distributions, subject to certain exceptions. Further, Black Rock OpCo is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, Black Rock OpCo’s liabilities (with certain exceptions), as applicable, exceed the fair value of Black Rock OpCo’s assets.
Following the consummation of this offering, we will be obligated to make payments under the Tax Receivable Agreement. The actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of redemptions or exchanges by the TRA Parties, the amount of gain recognized by the TRA Parties, the amount and timing of the taxable income we generate in the future, and the federal tax rates then applicable. However, we expect that the payments that we will be required to make to the TRA Parties will be substantial. Any payments made by us to the TRA Parties under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to use and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.
If Black Rock Coffee Bar, Inc. does not have sufficient funds to pay taxes, payments under the Tax Receivable Agreement or other liabilities or to fund its operations, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent it is unable to make payments under the Tax Receivable Agreement for any reason, such payments generally will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement. In addition, if Black Rock OpCo does not have sufficient funds to make distributions, the ability of Black Rock Coffee Bar, Inc. to declare and pay cash dividends will also be restricted or impaired.
In addition, we may require additional capital resources to execute strategic initiatives to grow our business in the future. We believe, however, that cash provided by operating activities and existing cash on hand, together with amounts available under our Credit Facility and the proceeds from this offering, will be sufficient to satisfy our anticipated cash requirements for the next twelve months and the foreseeable future, including our expected capital expenditures for expansion of our store base and production facilities, debt service requirements, operating lease obligations, and working capital obligations. See Note 7 and Note 8 to our consolidated financial statements included elsewhere in this prospectus for more information. Our sources of liquidity could be affected by factors described under “Risk Factors” depending on the severity and direct impact of these factors on us, we may not be able to secure additional financing on acceptable terms, or at all.
Cash Overview
We had cash and cash equivalents of $14.6 million and $10.2 million as of June 30, 2025 and December 31, 2024, respectively.
Cash Flows
The following table summarizes our cash flows for the periods presented:

	Six Months Ended June 30,		Change		Year Ended December 31,		Change
Summary of Cash Flows	2025	2024	$	%	2024	2023	$	%
($ in thousands)
Net cash provided by operating activities	$8,419	$5,339	$3,080	57.7%	$13,305	$5,167	$8,138	157.5%
Net cash used in investing activities	$(15,143)	$(11,779)	$(3,364)	28.6%	(22,921)	(15,446)	(7,475)	48.4%
Net cash provided by financing activities	$11,137	$7,700	$3,437	44.6%	2,643	21,562	(18,919)	(87.7)%
Net increase (decrease) in cash and cash equivalents	$4,413	$1,260	$3,153	250.2%	$(6,973)	$11,283	$(18,256)	(161.8)%

Operating Activities:
The increase in net cash provided by operating activities for the six months ended June 30, 2025, compared to the six months ended June 30, 2024, was primarily driven by an increase in sales due to nine Net New Store Openings, incremental revenue generated from 12 stores opened during the six months ended June 30, 2024, that are not yet in the comparable store base and Same Store Sales Growth of 10.1%, as well as improved operating performance as a result of improved labor efficiency and working capital management.
The increase in net cash provided by operating activities for the year ended December 31, 2024 compared to the year ended December 31, 2023, was primarily driven by an increase in sales due to 24 Net New Store Openings, incremental revenue generated from 10 stores opened during the year ended December 31, 2023, that are not yet in the comparable store base and Same Store Sales Growth of 6.3%, as well as improved operating performance as a result of volume pricing efficiencies gained from our expanded store footprint, and improved labor efficiency and working capital management.

Investing Activities:
The increase in net cash used by investing activities for the six months ended June 30, 2025, compared to the six months ended June 30, 2024, was primarily driven by our investments in capital expenditures as a result of Net New Store Openings.
The increase in net cash used by investing activities for the year ended December 31, 2024, compared to the year ended December 31, 2023, was primarily driven by our investments in capital expenditures as a result of Net New Store Openings.
Financing Activities:
The increase in net cash provided by financing activities for the six months ended June 30, 2025, compared to the six months ended June 30, 2024, was primarily driven by an increase in drawdowns on our delayed draw term loan.
The decrease in net cash provided by financing activities for the year ended December 31, 2024, compared to the year ended December 31, 2023, was primarily driven by our purchase of Series A Preferred Units under the Series A Redemption Agreement (as defined herein), and lower proceeds from securities offerings, partially offset by borrowings of long-term debt. See “Certain Relationships and Related Party Transactions—Series A Preferred Unit Redemption.”
Material Cash Requirements
Material cash requirements from known contractual obligations arising in the normal course of business primarily consist of operating lease obligations and long-term debt. The following table summarizes our current and long-term material cash requirements as of June 30, 2025:

	Payments Due by Period
($ in thousands)	Total	2025	2026-2027	2028-2029	2030 and thereafter
Operating leases	$190,013	$8,175	$31,615	$31,946	$118,277
Long-term debt(1)	123,431	6,401	117,030	—	—
Total	$313,444	$14,576	$148,645	$31,946	$118,277

(1)Long-term debt includes the principal amount of borrowings outstanding under our Credit Facility and the interest payments on our Credit Facility which are based on interest rates in effect as of June 30, 2025. As contractual interest rates and the amount of debt outstanding are variable in certain cases, actual cash payments may differ from the estimates provided.
Credit Facility
On May 31, 2024, we entered into the Credit Facility with RCS SBIC Fund II, L.P. and TCW Asset Management Company, LLC consisting of a $112.5 million term loan and a $25.0 million delayed draw term loan and an option allowing the Company to increase the size of the credit facility by $20.0 million through incremental delayed draw term loans.
Loans under the Credit Facility will mature and all amounts outstanding will be due and payable on September 30, 2026. The Credit Facility is payable in quarterly principal installments equal to 0.25% of the principal balance and accrues current pay interest at 0.50% per annum. Loans under the Credit Facility bear interest at either (a) the Secured Overnight Financing Rate (“SOFR”), plus 6.00%, plus a 0.50% spread; or (b) the greatest of (i) 2.50% per annum, (ii) the Federal Funds Rate plus 0.5%, (iii) the Prime Rate, and (iv) the Adjusted Term SOFR Rate for a one-month tenor in effect on such date plus 1.0%, in each case, plus 5.00% and a 0.5% spread, with the amount of spread in both scenarios based on a pricing grid tied to our total net leverage ratio. In addition, the Credit Facility has a commitment fee payable on a quarterly basis, at a rate per annum of 1.00% that is based on the total delayed draw term loan commitment. Black Rock OpCo’s obligations under the Credit Facility are guaranteed by us and certain of our subsidiaries and secured by first priority liens on substantially all of our assets as well as equity interests held by certain of its securityholders.

The Credit Facility contains financial covenants that require us to not exceed a maximum net leverage ratio and to maintain a minimum fixed charge coverage ratio. In addition, the Credit Facility also contains certain negative covenants that, among other things, limit our ability to incur additional debt, grant liens on assets, merge with or acquire other companies, make other investments, dispose of assets, and make restricted payments. As of the date of this prospectus, we were in compliance with all covenants under the Credit Facility.
As of December 31, 2024, we had $92.6 million in aggregate outstanding principal balance under the Credit Facility. In January 2025, we drew $10.0 million on the delayed draw term loan. In April 2025, we amended the Credit Facility through the Fifth Amendment to the Credit Facility (the “Fifth Amendment”) which increased the delayed draw term loan commitment by $10.0 million and extended the delayed draw availability period from September 30, 2025 to March 31, 2026. In May 2025, we drew another $6.0 million on the delayed draw term loan. As of June 30, 2025, we had $108.2 million in aggregate outstanding principal balance under the Credit Facility.
New Credit Facilities
Concurrently with, and conditioned upon, the closing of this offering, we intend to refinance our existing Credit Facility and enter into new credit facilities with a total capacity of $75.0 million, consisting of (i) $50.0 million available under a term loan (the “New Term Loan”) and (ii) $25.0 million available under a revolving credit facility (the “New Revolving Credit Facility” and, together with the New Term Loan, the “New Credit Facilities”). As of the closing of this offering, the aggregate principal amount borrowed under the New Credit Facilities will be $50.0 million from the New Term Loan. We intend to use the net proceeds from the New Term Loan, together with a portion of the net proceeds we receive from this offering, to repay all amount outstanding under our existing Credit Facility. See “Use of Proceeds.” These transactions are collectively referred to herein as the Refinancing. The following is a summary of the expected material terms of our New Credit Facilities. However, the final terms may not be determined until shortly before the completion of this offering and may differ from those described below.
We expect Black Rock OpCo, as borrower, to enter into a new credit agreement with JPMorgan Chase Bank, N.A., as administrative agent, and various lenders (the “New Credit Agreement”) to provide for (i) the New Term Loan, and (ii) the New Revolving Credit Facility.
Pursuant to the New Credit Agreement, certain subsidiaries of Black Rock OpCo will be guarantors of the obligations under the New Credit Agreement. Simultaneously with the execution of the New Credit Agreement, Black Rock OpCo and its subsidiaries will enter into a pledge and security agreement. Pursuant to the pledge and security agreement, the New Credit Facilities will be secured by liens on substantially all of our assets, including our intellectual property and the equity interests of our various subsidiaries.
The New Credit Agreement will contain certain affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens on assets, issuance of preferred equity interests, fundamental changes and asset sales, investments, negative pledges, repurchase of stock, dividends and other distributions, and transactions with affiliates. In addition, the New Credit Agreement also contains financial covenants that require us to not exceed a maximum net rent adjusted leverage ratio and to maintain a minimum fixed charge coverage ratio.
Borrowings under the New Credit Agreement will be available as alternate base rate (“ABR”) or term benchmark loans. ABR loans under the New Credit Agreement are expected to accrue interest at an alternate base rate plus an applicable rate, and term benchmark loans are expected to accrue interest at an adjusted SOFR rate plus an applicable rate, each of which will be set out in the New Credit Agreement. The ABR rate will represent the greater of (i) the prime rate, (ii) the Federal Reserve’s Bank of New York overnight rate plus 0.5% and (iii) the one-month adjusted term SOFR rate plus 1.0%. The applicable rate for the ABR and term benchmark loans will be tied to a pricing grid tied to our net rent adjusted leverage ratio. The applicable rate spread for ABR and term benchmark loans ranges from 0.50% to 1.75% and 1.50% to 2.75%, respectively.

The New Revolving Credit Facility will also have a variable commitment fee, which is based on our net rent adjusted leverage ratio. We expect the commitment fee to range from 0.25% to 0.35% per annum. We will be obligated to pay a fixed fronting fee for letters of credit of 0.125% per annum.
Amounts borrowed under the New Revolving Credit Facility may be repaid and re-borrowed through maturity of the New Credit Facilities in September 2030. The New Term Loan matures in September 2030. The New Term Loan may be repaid or prepaid but may not be re-borrowed.
Seasonality
Our business is subject to seasonal fluctuations in that our sales are typically nominally higher during the spring and fall months affecting the second and third quarters.
Off Balance Sheet Arrangements
As of June 30, 2025, we did not have any off-balance sheet arrangements, except for operating leases entered in the normal course of business where we have not taken physical possession of the leased property.
Critical Accounting Policies and Use of Estimates
Our management’s discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as report amounts of revenue and expenses during the period. We base our estimates on historical experience, known trends and events, as well as management’s judgement. Although management believes the judgement applied in preparing estimates is reasonable based on circumstances and information known at the time, actual results could vary materially from estimates based on assumptions used in the preparation of our financial statements. We evaluate our judgements and estimates on an ongoing basis in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, are reflected in the financial statements prospectively from the date of change in estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.
We believe that the following critical accounting policies involve a greater degree of judgement and complexity than our other significant accounting policies. Accordingly, these are the policies we believe are the most critical to understanding when evaluating our consolidated financial conditions and results of operations. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements and our condensed consolidated financial statements included elsewhere in this prospectus.
Leases
We lease stores, warehouse facilities and corporate offices under various lease agreements. At inception of a lease, we determine its classification as an operating or finance lease. All of our leases are classified as operating leases. Determining the probable term for each lease requires judgement by management and can impact the classification and accounting for a lease as financing or operating, as well as the period for straight-lined rent expense and depreciation period for leasehold improvements. To determine the length of the lease term at inception, we consider both termination and renewal option periods available. Reasonably certain renewal periods are included in the lease term at commencement.
We calculate operating lease right-of-use assets and lease liabilities at the present value of fixed lease payments over the reasonably certain lease term beginning at the commencement date. We use an incremental borrowing rate (“IBR”) in determining the present value of future lease payments as there are no explicit rates provides in the leases. The IBR is an estimate based on several factors, including financial market conditions, comparable company and credit analysis as well as management judgement. If the IBR was changed, our operating lease right-of-use assets and lease liabilities could differ materially. See Note 8 to our consolidated financial statements included elsewhere in this prospectus.
JOBS Act Election
We are currently an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
We will remain an emerging growth company until the earliest of (i) last day of the fiscal year following the fifth anniversary of the date of the consummation of this offering, (ii) the last day of the first fiscal year in which our annual gross revenue exceeds $1.235 billion, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.
Qualitative and Quantitative Disclosure About Market Risk
Commodity Risks
Our business is dependent on, among other things, our ability to anticipate and react to changes in the costs of key operating resources, including beverage commodities, energy and other commodities. In many cases, we believe we will be able to address material commodity cost increases through purchasing contracts, pricing arrangements, adjusting our menu pricing, or other operational adjustments that increase productivity. However, we cannot assure you that these measures will be able to fully offset tariffs, sustained inflation of, or substantial increases in costs and expenses, including coffee, dairy, fuel, sugar, cocoa and packaging commodities pricing, which could increase store operating costs as a percentage of store sales and impact our results of operations.
Labor Costs
We have experienced minimum wage increases, which directly affect our labor costs, and other upward pressure on wage rates in several states where we have stores. While we generally seek to offset any wage increases with operational efficiencies and by leveraging Same Store Sales Growth, such measures may not fully offset any wage increases and we may seek to increase our menu prices. We cannot assure you that we will be able to fully offset wage increases through these measures.
Interest Rate Risk
We have historically been exposed to interest rate risk through fluctuations in interest rates on our debt obligations. Our Credit Facility carries interest at a floating rate. We seek to manage exposure to adverse interest rate changes through our normal operating and financing activities. As of June 30, 2025 we had $108.2 million in aggregate outstanding principal balance under the Credit Facility and a hypothetical 1.0% increase of interest rates would result in an increase in our annual interest expense of approximately $1.1 million.
Impact of Inflation
The primary inflation factors affecting our operations are commodity and supply costs, labor costs, and construction costs of stores. Increases in minimum wage requirements directly affect our labor costs. Our leases require us to pay taxes, maintenance, repairs, insurance and utilities, all of which are generally subject to inflationary increases. Finally, the total cost to build our stores is impacted by inflation. Specifically, increases in sitework and permitting, construction materials, labor, and equipment costs may increase our overall development costs and capital expenditures, and potentially result in higher rent expenses for new stores. We continue to encounter current commodity inflation, known or pending legislation that will increase minimum wages in certain states, and labor market forces that at times may cause us to increase wages in order to adequately staff our stores. We expect these factors to affect our operating results in the foreseeable future. While these cost increases have impacted our operating results, we have taken measures to gradually increase our menu prices and make operating adjustments that increase productivity to help offset these pressures. Price increases and other inflationary pressures may lead to decreases in consumer demand.
Controls and Procedures
Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board (“PCAOB”) a deficiency in internal control over financial reporting exists when the design or operation of control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatement on a timely basis.
We have not performed an evaluation of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, nor have we engaged an independent registered public accounting firm to perform an audit of our internal control over financial reporting as of any balance sheet date or for any period reported in our financial statements. Our management is not presently required to perform an annual assessment of the effectiveness of our internal control over financial reporting. For as long as we are an “emerging growth company,” our independent registered public accounting firm will not be required to perform an audit of the effectiveness of our internal control over financial reporting. When we lose our status as an “emerging growth company,” our independent registered public accounting firm will be required to perform an audit of the effectiveness of our internal control over financial reporting.

BUSINESS
Our Mission: To Fuel People Forward – One Connection, One Moment, One Cup at a Time
We are a high-growth operator of guest-centric, drive-thru coffee bars offering premium caffeinated beverages and an elevated in-store experience crafted by our engaging baristas. Black Rock Coffee Bar was founded in 2008 in Beaverton, Oregon, by our co-founders Daniel Brand and Jeff Hernandez. What started as a single 160 square foot coffee bar in 2008 is now one of the fastest growing beverage companies in the United States by revenue and the largest fully company-owned coffee retailer in the country, with 158 locations spanning seven states as of June 30, 2025, from the Pacific Northwest to Texas.
We were founded as a drive-thru only concept and evolved to include engaging seating areas, which we call “lobbies.” All of our locations include efficient drive-thrus and approximately 75% of our locations include lobbies as of June 30, 2025. We expect most of our new locations to include both drive-thrus and lobbies as we continue to grow. Our modern, inviting store formats—paired with a robust digital platform—allow us to deliver a dynamic and multi-faceted guest experience.
Driven by a passion for Connection, Caffeine, and Community, Black Rock is a platform to do well by our baristas, guests, and the communities we serve. With a relentless focus on people and excellence, our culture has been key to our success.
Connection
We are a people first organization and we win with authentic connections. Our success is fueled by the personal connections between our store teams and our diverse range of guests that are cultivated while serving premium, caffeinated beverages with speed and consistency. These daily interactions, whether over a drink hand-off at a drive-thru window or a longer visit in one of our inviting lobbies, create “moments that matter” with our guests. Our exceptional guest satisfaction score, according to the September 2024 study, confirms our ability to consistently deliver on our brand promise while creating meaningful connections.
We invest in making meaningful internal connections with our team members through a combination of extensive on-the-job training and career advancement opportunities. Black Rock offers more than a job—it is a platform for long-term development. Providing our team members with the tools and opportunities to advance fuels a more engaged, high-performing workforce. This commitment to professional growth leads to stronger guest relationships, excellent retention, and lasting brand loyalty.
Caffeine
Our approach to coffee and handcrafted beverages reflects the same attention to detail and care that we show every guest. Our team members are passionate about delivering high-quality, premium coffee and caffeinated beverages. That commitment starts with our exclusive use of premium beans that we roast in small batches in one of our two roasting facilities, promoting consistency, flavor integrity, and freshness. Coffee beans are delivered to our stores weekly and consumed within 14 days of roasting to maintain optimal taste and quality. We offer a broad range of premium coffee beverages, from our deliciously refreshing Nitro Cold Brew to our unapologetically indulgent Caramel Blondie. We also offer competitively priced, premium classics, including the Americano and customizable Lattes, providing a high perceived value offering to our guests. The breadth and flexibility of our menu supports long-term guest engagement, allowing individuals to evolve their drink choices over time without compromising on quality. This consistency strengthens brand trust and enhances overall guest experience.
Our proprietary Iced and Frozen Fuel energy drinks further broaden our appeal, offering a customizable, flavor-forward option that resonates with a wide demographic. With a simplified menu and a wide variety of flavor combinations, Fuel provides an energizing and refreshing alternative that is suitable any time of day. Fuel showcases our ability to innovate while aligning with guest demand for bold, flexible options. Fuel has quickly grown into a popular product category, helping drive increased transaction volume and guest frequency.
Community
At Black Rock, we build genuine connections with our guests, support their daily lives, and foster a sense of community. These relationships—formed through shared moments and premium beverages—enable us to create a highly engaged guest base. Many of our guests refer to our stores as “my Black Rock,” reflecting a sense of ownership and belonging that is uncommon in our category.
Our modern, purposefully designed stores serve as welcoming hubs where people come together. This environment is powered by our baristas, whose friendly, attentive service ensures guests feel recognized, welcomed and respected. Whether hosting a business meeting, a study group, a casual catch-up, or a first date, our locations offer a space where people connect and return regularly.
Our commitment to the communities we serve is further reflected in our Give Back Days—localized events where we donate a portion of the day’s proceeds to individuals experiencing significant challenges such as illness, loss, or personal hardship. Our giveback days are an additional way for our store teams to deepen their connection within the community. It’s important for us to always support our guests in their time of need, to stay true to who we are as a brand.
As we expand into new and existing markets, our emphasis on building strong local ties remains central to our growth strategy. Our consistent, people-first approach helps ensure that each Black Rock location continues to function not just as a coffee bar, but as a trusted part of the communities we serve.
Rapid Growth
We have delivered strong performance by staying true to our core pillars: Connection, Caffeine, and Community. These values continue to guide our strategy and contribute to our ongoing momentum. As we scale our business, each new unit brings new, local baristas into the Black Rock family—deepening our connection with guests and fueling their daily routines. Our continued investment in people, infrastructure, and a distinctive guest experience supports sustained growth and operational excellence.
These results demonstrate the strength and consistency of our model and highlight our genuine connection to our guests across diverse markets.

_________________
(*)Excludes 14 Roasters locations that were divested in May 2023 (see Note 5 to our audited consolidated financial statements included elsewhere in this prospectus).
(**)    For more information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for definitions of each non-GAAP metric and a discussion of Store-Level Profit, Store-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin and reconciliation of each measure to its respective most directly comparable GAAP measure.
How We Fuel Our Story
At Black Rock, our growth is driven by a clear and consistent focus: creating authentic connections between baristas and guests, delivered through premium caffeinated beverages in modern, welcoming environments. These results validate the strength of our differentiated positioning and indicate significant room for continued growth across both new and existing markets. Everything we do is rooted in our commitment to Connection, Caffeine, and Community, which collectively define our differentiated guest experience.
People First Culture
Our people are our foundation. As we have scaled, we have intentionally built a culture that stands apart from “corporate coffee”—where service often takes a backseat to transactions. Instead, we invest in hiring and developing exceptional individuals who deliver memorable experiences. We operate with a merit-based approach that values performance, hard work, and advancement. By taking care of our team, we foster a culture that translates directly into consistent, high-quality guest interactions.
Consumers increasingly expect brands to reflect strong internal values. According to a 2021 Jobcase study, 61% of consumers said they were more likely to shop with a company that treats its employees well. Our commitment to our internal community is central to how we operate and to the trust we build externally. We have assembled an exceptional leadership team with the experience necessary to guide us through our next phase of expansion.

At the foundation of our People First Flywheel, we teach our store leaders “Business Acumen,” equipping them with the skills to understand, manage, and grow their store’s performance. As team members demonstrate business acumen across defined performance metrics, they can advance rapidly through our internal Career Path pipeline—from Barista to Shift Lead, Assistant Store Lead, Store Lead, and then to Multi-Store Lead.
Above the store level, high-performing leaders may progress into senior management roles such as Area Manager and then to Director of Operations, overseeing between 20 and 55 stores. From the Assistant Store Lead level onward, team members are eligible for Profit Sharing, creating alignment between their personal growth and company success. The metrics for Profit Sharing eligibility, along with transparent store ranking and healthy, objective internal competition, yields a dynamic Performance Culture that is ultimately recognized, rewarded and celebrated by exclusive invitations into the Top Quartile Meeting for the top performing 25% individuals at each operational level.
This disciplined approach to team development has fueled our strong retention and allowed our best operators to lead new markets as we grow. By continuously investing in our people and preparing them for larger roles, we focus on ensuring our culture scales with our footprint.
Fueling Your Day
Our thoughtfully curated, highly customizable menu plays a key role in engaging our guests and driving sales across all day parts and occasions.

_________________
Based on store revenue for the year ended December 31, 2024.
Our beverage platform is designed to balance approachability with personalization—allowing guests to tailor their drinks based on espresso strength, sweetness level, color, flavor additions, and toppings. This flexibility enables us to serve a wide range of preferences while maintaining operational simplicity, allowing baristas to focus on connection and consistency.
We are now crafting our seasonal drinks to align more closely with the experiences and moods our guests are naturally embracing during each promotional period. For instance, our current Camp Black Rock campaign taps into the nostalgia of summer. Additionally, we have started developing exclusive recipes with limited-time flavors and toppings that are not available year-round, encouraging guests to visit more frequently. By leveraging these offerings and staying in tune with guest preferences, we are seeing our Camp Black Rock campaign outperform previous campaigns we held during the spring and summer promotional periods of 2024 and 2025.
We recognize that the energy category continues to present significant growth opportunities for us, which resulted in the introduction of Fuel, our proprietary energy drink developed in-house. Fuel has quickly become a major growth driver, boosted by the integration of Frozen Fuel, growing the Fuel category to 23.8% of store revenue for the six months ended June 30, 2025. This new offering provides our guests with a refreshing, frozen version of our popular Iced Fuel energy drink, perfect for those warm days when they’re looking for something cool and energizing. Frozen Fuel gives guests a new way to enjoy the energizing benefits of our Fuel drink, blending the familiar with a fun, icy twist. These unique offerings differentiate us from competitors, create incremental occasions for visits, and appeal to a broad demographic—especially younger guests who are introduced to our brand through these beverages. As guest preferences evolve, our classic coffee offerings are available to meet these new preferences, which allows us to retain guest loyalty thanks to the consistent quality and guest experience. By expanding our energy drink options in this way, we are tapping into the growing demand of our guests, while continuing to innovate in a space that holds strong growth potential.
In addition to beverages, our “All-Day Breakfast” platform supports traffic and check growth by providing convenient, high-quality food options that complement any order. This includes a variety of savory and sweet items such as breakfast burritos, sausage cheddar sandwiches, banana bread, and glazed donut holes. We also tailor parts of our menu to reflect regional tastes and showcase local favorites. We expect to introduce egg bites in the near future. We recognize that our guests desire a savory, protein-packed snack, and we are excited to offer something that fits those cravings. We will continue to explore and innovate new menu items to stay ahead of guest preferences and deliver on their evolving food needs.
Our well-rounded, premium menu offering enhances the guest experience, increases transaction frequency, and contributes meaningfully to AUV. By maintaining both quality and speed of service, we are able to capture more occasions throughout the day and sustain strong guest engagement.
Flexible Format of Store Models Meets Guests Where They Are
We lead with drive-thru-first convenience, complemented by modern and inviting lobbies—ensuring we meet the needs of our guests for every occasion. As of June 30, 2025, all 158 stores had drive-thrus, and 118 included lobby spaces.

We deliver an exceptional guest experience by seamlessly blending speed with personal connection. Our drive-thrus allow guests to enjoy their favorite hand-crafted beverages and food on the go within a target ninety second order to delivery window. Our welcoming lobbies are the perfect place to hang out, unwind, or kick back with your favorite drinks and good vibes. This dual-format model differentiates us, serving guests wherever they are between convenience and connection. While our strategy is flexible, we expect to predominantly develop drive-thru stores that include lobbies.

BLACK ROCK
COFFEE BAR

Hyper-Fast, Convenient Drive-Thrus

72%
of store revenue comes from drive-thru transactions[1]

- Efficient drive-thru layouts
- Modern building exteriors
- Welcoming barista connections

+

Energized Lobbies

28%
of store revenue comes from in-store transactions[1]

- Energetic community stores
- Upscale, modern guest lobbies
- Rapid, in-store service

Growing Digital Presence with 15% of Total Revenue from Digital Sales in Q2'25[2]

_________________
(1)Based on store revenue for the six months ended June 30, 2025 for stores that contain a lobby and drive-thru; excludes all third-party digital transactions.
(2)For the three months ended June 30, 2025.
We are relentlessly focused on guest convenience and speed. This speed drives throughput, convenience, guest loyalty, and repeat business without compromising on quality.
Drive-thru
Our drive-thru experience is purpose-built for speed, ease, and elevated convenience. Designed to meet guests in their daily routines, many of our locations feature speaker boxes and dynamic line-busting solutions—like baristas who greet guests at their vehicles with tablets in hand to keep lines moving. Backed by our team’s deep operational expertise and commitment to service, we deliver fast, seamless experiences without compromise.
We paired our dual-lane drive-thru format with an optimized site plan and a high-efficiency dual-bar layout—together capable of supporting annual volumes exceeding $3 million at a single store. It is convenience, designed for today’s guest.

Lobby
Our lobbies are designed to feel like more than a waiting area—they are a place to settle in, catch up with friends, or just enjoy a quiet moment with a great drink and a bite to eat. With comfortable seating, energetic music, and brand-forward design, our spaces reflect the heart and personality of Black Rock. Lobbies also provide our teams more opportunities to connect with guests face-to-face, bringing our core values—Connection, Caffeine, and Community—to life in small but meaningful ways. Whether for hosting a business meeting, a study group, a casual catch-up, or a first date, these spaces are built to welcome everyone. By combining great products with an atmosphere that feels good to spend time in, we deepen loyalty and create spaces people want to return to.
Digital
We have built digital tools with the same mindset we bring to our stores: make it easier, make it personal, and make it meaningful. Features like exclusive offers, order-ahead, and seamless checkout allow guests to get what they need—quickly and on their terms—while giving our baristas more space to focus on connection.
Recently added digital capabilities have allowed us to move faster during peak times and support our teams behind the bar. For the three months ended June 30, 2025, digital made up 15% of store revenue, and our mobile application currently has more than 780,000 downloads since launch.
In June 2024 we launched our digital loyalty program, which has been a powerful tool for connection and retention. As of June 30, 2025, we had more than 1.8 million loyalty members, with loyalty members making up 64% of all transactions and spending more per order than non-loyalty guests.
Engaged Guest Community
With a team-first culture, an accessible menu, and stores designed for comfort and speed, we have built a community of guests who truly engage with the brand. The September 2024 study found that 67% of loyalty members consider coffee a daily ritual—showing just how integral we are to their everyday lives. Whether at the drive-thru, in the lobby, or on our app, we focus on showing up for people in an authentic way that centers around meaningful connection.
Our loyalty program helps reinforce that connection as members exhibit increased visit frequency and larger check sizes which demonstrate a stronger connection with our brand and products. These guests are not just customers—they are our advocates.
Our guest base is wide-ranging in age, income, and lifestyle, and that diversity reflects our broad menu appeal. We connect especially well with younger audiences, which puts us in a strong position to grow while continuing to serve a multi-generational community.
_________________
Source: September 2024 White Label study.

Seasoned, Founder-Backed Leadership and Management Team Driving Results
Our culture—grounded in Connection, Caffeine, and Community—has been deeply shaped by the hands-on leadership of our founders. Since launching in 2008 with a 160 square foot coffee bar in Beaverton, Oregon, Daniel Brand and Jeff Hernandez have built a purpose-driven business that today spans 158 stores across seven states. Their vision and values remain central to how we grow and operate.
In 2018, partners Jake Spellmeyer and Bryan Pereboom joined the leadership team, helping to scale our brand while ensuring the guest experience remained personal and community-driven. Together with our more than 2,400 team members as of June 30, 2025, we remain committed to delivering moments that matter—fueling the stories of our guests through meaningful daily interactions.
Our founders have also built a strong leadership team of experienced operators to support the next phase of growth, including:
•Mark Davis, our Chief Executive Officer, has more than 32 years of experience in foodservice and was the Vice President of Operations at Panera during their rapid phase of growth.
•Rodd Booth, our Chief Financial Officer, brings more than 16 years of financial management experience serving most recently as a Senior Manager and Audit Practice Leader at Aldrich Advisors after starting his career at Grant Thornton.
•Jessica Wegener-Beyer, our Chief Marketing Officer, who previously served as the Senior Director of Digital Marketing & Consumer Insights at True Food Kitchen, leverages 17 years of digital marketing experience.
•Clay Geyer, our Chief Operating Officer, brings over 13 years of operations experience in the coffee industry.
•Robert Kaufmann, our Chief Development Officer, contributes 11 years of experience in development leadership.
This combination of founder-led passion and deep operational expertise positions us for continued success as we scale while staying true to our values.
Market Opportunity
Our model—centered around premium beverages, energizing food options, and a people-first culture—uniquely positions us to win across both the coffee and limited-service restaurant categories.
According to Technomic, the U.S. retail coffee market grew at an annual rate of 7% from 2019 to 2024, reaching $56 billion. With 66% of Americans drinking coffee daily according to the Spring 2025 National Coffee Data Trends report, the demand for premium, convenient offerings continues to rise.
In parallel, we compete in the limited-service restaurant category, which grew at an annual rate of 6% from 2019 to 2024, according to Technomic, reaching $396 billion and in the large and expanding energy drink category, thanks to our all-day breakfast menu and proprietary Fuel energy drinks. We believe there is no other brand offering the same blend of fast, friendly service, elevated beverage and food quality, and welcoming lobbies—a combination that allows us to stand out and drive continued share gains.
As we grow, so does our opportunity to expand our markets and serve more guests with an experience that feels fresh, energizing, and personal.

Exceptional Unit Economics with Proven Portability Drive Financial Performance
Exceptional Unit Economics
Our commitment to a guest-centric experience—anchored in human connection and operational excellence—has created a unit economic model that is both efficient and resilient. Our stores deliver strong AUVs, attractive store-level profit margins, and compelling Cash-on-Cash Return.
Our average annual store count has grown at approximately 20% since 2020 and we have also grown AUVs through consistent same store sales increases. This growth reflects our ability to scale while continuing to meet guest expectations around product quality, speed, and service.
With a capital efficient model and experienced store leaders, our new store opening processes are streamlined, predictable and allow for strong margins. As we continue to refine our site selection and operating model, we expect to drive further AUV growth and margin expansion across both new and existing locations.
For the six months ended June 30, 2025, we achieved an AUV of $1.2 million, and average store-level profit margins of 29%. These results highlight the strength and scalability of our model.

Target Average New Unit Economics at 18 months ($ in millions)
AUV(1)	$1.1
Store-Level Profit Margin(2)	22%
Net Capital Expenditures per Unit	$0.6
Cash-on-Cash Return(3)	40%

(1)AUV represents the total trailing twelve-month store revenue of operating stores in the comparable store base, divided by the number of stores in the comparable store base.
(2)Store-Level Profit Margin represents Store-Level Profit as a percentage of store revenue.
(3)Cash-on-Cash Return is calculated as trailing twelve months Store-Level Profit after the store enters the comparable store base (which occurs after month 18) divided by total investment costs (net of tenant improvement allowances).

Proven Portability
With stores in seven states, we have demonstrated that our model performs well across a wide range of markets. Our brand translates well across geographies, thanks to its broad appeal, flexible formats, and focus on guest experience.

PROVEN PORTABILITY[1]

Established
Growing
Whitespace
12
34
8
3
7
52
42

_________________
As of June 30, 2025.
Our volumes and profitability yield attractive returns across our existing markets, and our Same Store Sales Growth is generated by both new openings and seasoned stores. We expect our brand awareness will continue to increase as we densify markets. When coupled with our strategies around menu innovation, digital, and loyalty, we believe that increased brand awareness will drive sustained Same Store Sales Growth and higher AUVs.
_________________
(1)Includes stores that have been open for 18 months or longer as of June 30, 2025.
Strategies for Continued Growth
Expanding Our Store Footprint in New and Existing Markets
We are in the early stages of our long-term growth journey, with significant whitespace in both existing and new markets. We have a robust pipeline for development to support future anticipated growth. In the near term, we expect to open approximately 30 stores in 2025 and expect our future average annual store growth to be consistent with our approximately 20% historical average annual store growth from 2020 through 2024. We believe that we can achieve 1,000 stores by 2035, with ample whitespace in our existing markets to support this growth. We expect to favor growth in markets where we currently have a presence while also taking a disciplined and methodical approach to enter new markets where we anticipate successful expansion to achieve our growth goals.
Existing Markets
Our positive momentum and success of new openings confirms the significant demand for new Black Rock stores. We will focus our growth in existing markets where we believe there is an opportunity to increase density with minimal sales transfer. We also believe there is upside in our brand awareness that will enable further growth of our AUVs in these markets. In addition, we intend to continue growing in our more established markets like Oregon and Washington and will responsibly build stores in additional cities within our existing states as we see opportunity to do so.
New Markets
We have achieved success and demonstrated portability across seven states as of June 30, 2025. Our whitespace opportunity extends beyond these existing markets. We have the brand strength, offering, portable unit economics, people, culture, and infrastructure to support our long-term expansion across the country. Our momentum gives us confidence. For example, in Phoenix, we scaled from two stores in 2017 to 41 by the end of 2024, growing sales from $2 million to $56 million, while growing AUVs from $1.1 million to $1.5 million, as well as improving margins and brand awareness over that same period. We have also opened another three stores in Phoenix during the first half of 2025.

Continuous Menu Innovation
Menu innovation is core to our brand. We regularly develop new offerings in partnership with our team and community in an effort to ensure our menu is relevant and exciting. Each seasonal marketing window provides an innovative coffee-based offering that highlights our commitment to our coffee forward culture.

SIP the OUTDOORS
CAMP BLACK ROCK
BREW AND WANDER
SUMMER SMORE'S
Old Town espresso with a chocolate base, toasted marshmallow cold foam, and graham cracker crumbs.
CAMP BLACKROCK
EST 2008
"BREW AND WANDER"
FUEL YOUR STORY
BLACK ROCK
COFFEE BAR™

For the year ended December 31, 2024 and the six months ended June 30, 2025, our Fuel and Frozen Fuel energy drinks accounted for approximately 22% and 24% of our total revenue, respectively. Iced Fuel is available in Original, Organic, and Sugar-Free varieties, each providing a refreshing boost. For those seeking a cooler option, our Frozen Fuel delivers a revitalizing experience. Guests can further personalize their drinks from a selection of 33 flavors with dozens of flavor combinations as well as add-ons like Dried Fruit and Make it Sour, further enhancing their Fuel experience.

Building Loyalty Through Our Differentiated Tech-Enabled Approach
We continue to invest in technology that supports human connection. Our mobile application and loyalty program streamline service while enabling personalized marketing and data-driven insights.
•Digital – At 15% of store revenue for the three months ended June 30, 2025, our digital strategy is still in its early stages. Mobile orders reduce wait times, increase throughput, and showcase trending items in-store and in-app.
•Loyalty – Since launching in June 2024, we have gained more than 1.8 million loyalty members and seen guests visit 129% more often following their enrollment into our loyalty program (based on a review of the transaction history of approximately 1,200 loyalty members in the 90 days before and after joining the loyalty program). This behavior drives higher frequency and larger check sizes.
By building digital tools that serve—not replace—human interaction, we are strengthening the bond between guests and our brand. In addition to our investments into in-store technology, we also utilize third-party delivery to serve our guests off-premises. Third-party delivery comprised 8.6% of store revenue for the six months ended June 30, 2025.
Fueling Brand Growth
Every new Black Rock location deepens brand visibility and introduces more guests to our Fuel Your Story philosophy. Our consistent, friendly barista interactions, premium beverages, and fast service turn each store into a medium for future connections.
To support growth, we invest in marketing strategies that drive awareness and connection:
•Local Community Engagement – As we expand, we tailor outreach efforts to local markets. Our baristas actively engage in their communities, helping to build trust and familiarity. In 2025, we have provided support to over 200 local businesses and high schools through donations, including gift cards and drinks, continuing our commitment to strengthening the communities we serve.
•Growing Our Social Community – Our enthusiastic, growing fan base engages with Black Rock across social channels, and we meet them with timely content, branded moments, and community storytelling.
•Exclusive Products – Our in-house Fuel line and other branded items, such as our K-Cup pods, custom blend roasted beans, and cold brew bags offer powerful brand touchpoints. This keeps Black Rock top of mind whether guests are in-store or on the go.

FUEL UP
CAFFEINE IS LIFE
Single Serve Cups
STEEL BRIDGE
BLACK ROCK
COFFEE BAR™
24
Single Serve Cups
STEEL BRIDGE DARK ROAST

Leverage Infrastructure
Our investments in people, facilities, and technology have built a strong foundation for scalable growth.
•People-First Organization – With strong internal promotion practices and new key hires across functions, we are building a leadership bench ready to support expansion. Our team-first culture keeps us aligned as we grow.
•Roasting Facilities – Our two roasting centers ensure freshness, consistency, and capacity to support national growth.
•Supply Chain – A robust distribution network supports multi-state operations and helps us deliver high-quality products at scale.
•Technology Infrastructure – We have built an integrated digital platform that supports everything from inventory control to real-time sales tracking and predictive scheduling. These systems help to reduce waste, control prime costs, and streamline daily operations.
•Product Innovation – Our exclusive Fuel energy drinks were developed in-house, allowing us to capture greater margins and offer unique products that differentiate us in the market.
Our People
We are powered by our exceptional people. We have grown through hiring and empowering authentic, engaging baristas who provide an exceptional experience to our guests, which in turn drives our strong results.
As of June 30, 2025, we employed more than 2,400 team members across our stores, roasting facilities and corporate operations. None of our team members are represented by a labor union, and we believe the opportunities and career path we provide to our team members to grow within our organization and our excellent retention demonstrate the strong relationship we have with our teams. According to a 2021 Jobcase study, 61% of consumers said they were more likely to shop with a company that treats its employees well. This purchasing behavior combined with the opportunities we provide to our team members and the culture that permeates our organization, positions us for continued success.

Culture Driven by Grit, Growth, Gratitude and Grace
Our culture is built on our “4G” ethos.
Commitment to our foundational values through the 4Gs plays a pivotal role in fostering both high employee retention and exceptional guest satisfaction, which underpin our success to date and provide the foundation for continued growth.
Our Highly Engaged, Loyal Guests
We have created an environment that nurtures and strengthens connections between our authentic, engaging baristas and our guests. This connection alongside our premium beverage and food offering, as well as our differentiated store model, leads to highly engaged and loyal guests. According to the August 2024 study, 96% of our guests reported being satisfied with Black Rock Coffee Bar and 96% rated their overall customer experience positively. We believe these results drive the enduring support we observe from our guests, particularly among our loyalty members who visit 129% more often following their enrollment into our loyalty program (based on a review of the transaction history of approximately 1,200 loyalty members in the 90 days before and after joining the loyalty program).
_________________
Source: September 2024 White Label study.

Our guest base is wide-ranging in age, income, and lifestyle, and that diversity reflects our broad menu appeal. We connect especially well with younger audiences, which puts us in a strong position to grow while continuing to serve a multi-generational community.
_________________
Source: September 2024 White Label study.
Our connection with our guests drives our unique value proposition – we meet our guests wherever they are with a curated menu offering that can be tailored to their preferences. As we continue to expand geographically, we are confident we will maintain the Black Rock experience and strong guest satisfaction through our embedded talent pipeline across our existing store base.
Our Exceptional Guest Experience
At Black Rock, we are all about Connection, Caffeine and Community. We create a powerful guest experience built upon our authentic barista-guest connections, premium and customizable menu offerings and differentiated store model. Our team members cultivate connections and deliver the Fuel Your Story ethos to our guests every day. We showcase hand-crafted beverages and delicious food in our modern, industrial-designed lobbies featuring plenty of seating options to cater to any occasion. Whether a guest is in our lightning-fast drive-thru for less than 90 seconds or in our lobby for an afternoon, we pride ourselves in providing a high quality, friendly and engaging experience. Our efforts have resulted in strong guest loyalty and exceptional guest satisfaction of 96% according to the September 2024 study.
Our Growing Footprint and Differentiated Store Format
Store Footprint
We operate a growing footprint of company-owned Black Rock Coffee Bar stores across the Northwest and Southwest with demonstrated success across multiple regions within suburban markets. As of June 30, 2025, we had 158 stores across seven states, all featuring our lightning-fast, convenient drive-thrus and approximately 75% featuring our modern, inviting lobbies.

High-Energy Stores Built for Speed and Connection
Each Black Rock Coffee Bar store is purpose-built to deliver an upscale, energetic guest experience, to drive throughput while fostering genuine guest engagement. Our differentiated store format provides our guests with the best of both worlds: lightning-fast drive-thru service with the ambiance of a local coffee shop.
Key features of our stores include:
•Outdoor Seating Areas: Welcoming spaces designed for groups and families, these areas support dwell time and community-based brand engagement.
•Optimized and Efficient Drive-Thru Layouts: Many of our locations feature speaker boxes and dynamic line-busting solutions—like baristas who greet guests at their vehicles with tablets in hand to keep lines moving. At certain locations, we also feature dual-lane drive-thrus, further improving our throughput and helping to ensure lightning-fast service at even the busiest times of day.
•Next-Generation Building Exteriors: Our architectural approach emphasizes clean, industrial lines with modern finishes, enhancing curb appeal and brand consistency.
•Dual-Bar Layout: We paired our dual-lane drive-thru format with an optimized site plan and a high-efficiency dual-bar layout—together capable of supporting annual volumes exceeding $3 million at a single store.
•Upscale, Modern Guest Lobbies: Our stores with lobbies feature modern interiors that blend steel and wood finishes with branded elements to enhance the guest experience.
•Rapid Service Times: We target service times of approximately 90 seconds from order to handoff, positioning us competitively within the high-frequency beverage category.
These design elements work together to create an efficient, inviting environment that supports authentic barista-guest connections and high volumes.
A Disciplined, Scalable Approach to Site Selection and Development
We take a rigorous, data-driven approach to site selection and new store development. New markets and trade areas are analyzed using demographic and psychographic indicators, vehicle traffic patterns, mobility data and proximity to other high-performing retail or limited-service restaurant locations. This flexible and data-informed development strategy enables us to thoughtfully scale our store footprint while maintaining strong returns and preserving brand integrity.
Our stores are 100% company-operated, and we enter into multiple types of lease arrangements including Build to Suit, Reverse Build to Suit, and ground leases. We do not own the land for any of our stores. When we enter into a Build to Suit arrangement, the developer has secured the land, prepped the site, constructs the building and retains ownership of the property; we purchase equipment directly and pay the developer rent. With Reverse Build to Suit, we act as developer and manage construction of the building, while the landlord retains ownership of the land and resulting building. In a ground lease, we manage the entire project from site prep to construction and equipment install, leasing the land only.
Our real estate and development teams work closely with internal operations to design our stores for peak efficiency and brand consistency. We leverage multi-year relationships with national and regional developers to select from top-quality new location sites which supports our goal of continued, disciplined expansion and reaching our store growth targets.
Our new store development costs have historically averaged approximately $600,000 per store, which represents a blended cost based on various build types. Our contribution ranges from approximately $230,000 for a build-to-suit project to the entire project costs in the case of a ground lease. We generally target a first 18-month AUV of $1.1 million, store-level profit margin for mature stores (i.e. stores in the comparable store base) in excess of approximately 22% and Cash-on-Cash Return of approximately 40%.
Team members—from baristas to multi-store leads—in each market adopt an ownership mindset at the stores they operate and manage. They view each store as “my site,” which helps to ensure alignment across the team and a unified effort toward continuously improving operations and driving growth. When team members take ownership of the stores they manage, they enhance the accountability of the team and foster a stronger connection to the success of each store, leading to greater efficiency and overall performance.
We continue to see strong performance across both drive-thru-only stores and locations with lobbies. While we generally prefer to include lobbies to enhance the guest experience, our primary focus remains on securing high-quality real estate in attractive locations with a high return on investment. Drive-thru only formats are typically pursued in high-traffic commuter corridors.
Focused Growth Within Existing Markets and Strategic New Market Entry
Our expansion strategy is designed to balance near-term growth within our existing footprint with disciplined entry into new, high-potential markets. Our succession planning pipeline gives us confidence that we have the team in place to support ongoing expansion. We believe there is an opportunity to increase density in existing markets with minimal sales transfer and also believe there is upside in our brand awareness that will enable further growth of our AUVs in these markets. In addition, we intend to continue growing in our more established markets like Oregon and Washington and will responsibly build stores in additional cities within our existing states as we see opportunity to do so. Growth within existing geographies enables us to leverage our existing infrastructure and overhead, resulting in improved operating efficiency while also further driving brand awareness in those markets.
When entering new markets, our strategy is to initially establish density by opening several stores. This clustered development approach helps build brand awareness quickly, drives operational efficiency, and supports local marketing efforts. To ensure consistency in execution and an exceptional guest experience, we also bring certain tenured members of our team into each new market to help support new locations during the initial ramp period. As we look ahead, potential new markets include designated market areas adjacent to our existing footprint, which provide geographic continuity.
Our disciplined expansion strategy, underpinned by strong unit-level economics and supported by experienced field leadership and embedded talent pipeline, positions us well for continued growth while preserving our culture and guest-first ethos.
Our Curated, Customizable, Broadly Appealing Menu
Our menu is thoughtfully curated and fully customizable with something for everyone. We offer a wide range of caffeinated beverage options, ranging from the classics, like Lattes, Americanos, and Cold Brew, to innovative customer favorites and coffeeless options like hot tea or our Matcha Latte. Our beverage platform is designed to balance approachability with personalization—allowing guests to tailor their drinks based on espresso strength, sweetness level, color, flavor additions, and toppings. Our menu also features our exclusive Fuel energy drinks and delicious “All-Day Breakfast” food offering. Our menu offerings enable us to serve a wide range of tastes and preferences.

COFFEE & ESPRESSO

HOT OR ICED

- LATTE
- AMERICANO
- MOCHA
- WHITE MOCHA
- SHAKEN ESPRESSO
- HOT DRIP

MOCHA · LATTE · HOT AMERICANO

TEAS

ADD A FLAVOR
PEACH · STRAWBERRY · RASPBERRY
MANGO · PASSION FRUIT · BLACKBERRY

ADD FRUIT
STRAWBERRY · DRAGON FRUIT

- MATCHA LATTE
- CHAI TEA LATTE
- GREEN TEA
- BLACK TEA
- HIBISCUS TEA
- SWEET TEA

MATCHA LATTE · STRAWBERRY PASSION GREEN TEA WITH DRAGON FRUIT

COFFEELESS

- SMOOTHIE
- FIZZ
  (Club Soda + Flavor of Choice)
- HOT CHOCOLATE
- SHAKE

FIZZ · SMOOTHIE

FAVORITES

HOT, ICED OR BLENDED

CARAMEL BLONDIE
Caramel White Mocha

CARAMEL TRUFFLE
Caramel Mocha

BLACKOUT
Hazelnut Mocha

IRISH COFFEE
Irish Cream Breve

MEXICAN MOCHA
Hints of Vanilla, Almond & Cinnamon

COLD BREW
Regular or Nitro

BLACKOUT · CARAMEL BLONDIE CHILLER · COLD BREW WITH CREAM

FUEL

FLAVORED FUEL

- ICED FUEL
- FROZEN FUEL

CHOOSE YOUR ENERGY
Original, Sugar Free or Organic

CHOOSE YOUR FLAVOR

ADD FRUIT
Strawberry, Dragon Fruit

ADD A SOUR KICK
Sour Kick

TEAL · BLUE LAGOON

CHILLERS

BLENDED

- MINT CHIP
- OREO
- CHOCOLATE CHIP

OREO CHILLER · CHOCOLATE CHIP CHILLER

Alternatives + Add-Ons

Alt. Milk

- ALMOND
- COCONUT
- OAT
- SOY

Add-Ons

- SAUCE
- SYRUP
- SHOT
- COLD FOAM

Coffee
Our espresso-based drinks include premium classics and we also innovate with favorites like our Caramel Blondie (caramel white mocha), Mexican Mocha (hints of vanilla, almond, and cinnamon), or our Blackout (hazelnut mocha). We exclusively use premium Rancilio espresso machines in our stores to pull incredibly smooth espresso shots. We focus on small batch roasting at our two company-owned, strategically located roasting facilities. Coffee is delivered to our stores weekly and consumed within 14 days of roasting to maintain optimal taste and quality. Guests who would like to enjoy Black Rock Coffee at home can also order or set up subscriptions for our custom coffee blends through our website.
Fuel
For the year ended December 31, 2024 and the six months ended June 30, 2025, Fuel and Frozen Fuel energy drinks accounted for approximately 22% and 24% of our total revenue, respectively. Iced Fuel, our traditional Fuel served over ice, is available in Original, Organic, and Sugar-Free varieties, each providing a refreshing boost. For those seeking a cooler option, our Frozen Fuel, our slushed energy drink, delivers a revitalizing experience. Guests can further personalize their drinks with dozens of flavor combinations and add-ons like Dried Fruit and Make it Sour, enhancing their Fuel experience. These unique offerings differentiate us from competitors, create incremental occasions for visits, and appeal to a broad demographic—especially younger guests who are introduced to our brand through these beverages. As guest preferences evolve, we expect many guests transition toward our classic coffee offerings, retaining their loyalty to us thanks to our consistent quality and guest experience.

Food
In addition to beverages, our “All-Day Breakfast” platform supports traffic and check growth by providing convenient, high-quality food options that complement any order. This includes a variety of savory and sweet items such as breakfast burritos, sausage cheddar sandwiches, banana bread, and glazed donut holes. We tailor parts of our menu to reflect regional tastes and showcase local favorites. We believe our high-quality, delicious offering encourages not only attachment but also serves as an intentional occasion for guests, driving traffic to our stores throughout the day and increasing average unit volume.
Our Thoughtful Sourcing and Roasting Capabilities
Coffee Sourcing Philosophy
We are committed to offering premium coffee with a consistent flavor profile by sourcing high-quality beans from Brazil, Ethiopia, Colombia and Mexico, among other countries. Our blends are carefully curated to highlight the flavor profiles our guests have come to love, including our signature Old Town, bold Steel Bridge, and vibrant Single Origin – Ethiopia blend. We believe that our focus on quality strengthens guest loyalty and differentiates our brand in a competitive coffee landscape.
Roasting Capabilities and Logistics
Our roasting operations are centralized in two facilities located in Tempe, Arizona and Vancouver, Washington. Together, these facilities roast approximately 26,500 pounds of coffee each week and are capable of handling up to 1,600 pounds per hour. This robust capacity enables us to maintain a steady supply of freshly roasted, high-quality coffee across our footprint.
•Tempe, Arizona facility: Services stores in Arizona, California, and Texas
•Vancouver, Washington facility: Services stores in Colorado, Idaho, Oregon, and Washington
Both roasting facilities are equipped with high performance Probat G120 roasters, as well as smaller batch roasters for testing and specialty blends. These facilities not only handle the production of our core coffee blends but also fulfill all online orders directly, which contributes to consistency and freshness across all sales channels.
Our strategically located roasting facilities allow us to ship coffee to stores within three to seven days of roasting, ensuring optimal freshness. Additionally, both facilities have substantial excess capacity, to support our expansion strategy and the increasing demands of our growing store base.

Cost Management and Inflationary Pressures
We, like others in the industry, remain mindful of the inflationary environment and potential future impacts from tariffs. We do, however, see our most significant tariff exposure moving forward stemming from refrigeration units, espresso machines, and coffee beans. We believe this exposure can be mitigated through sourcing these items domestically when necessary. See “Risk Factors—Risks Related to Our Business and Industry—Increases or sustained inflation in the cost of high-quality arabica coffee beans, dairy or other commodities or decreases in the availability of high-quality arabica coffee beans, dairy or other commodities could have an adverse impact on our business and financial results.”
To further support our cost structure, effective April 2025, we have implemented new internal inventory management programs aimed at minimizing waste and reducing cost of goods sold.
Growing Our Brand
We believe our marketing initiatives and loyalty program are core to our ability to connect with our guests and communities and grow the Black Rock brand.
Brand Awareness
In addition to growing our brand awareness through our expanding footprint of stores, we are focused on growing awareness through digital marketing, social media engagement and community-focused campaigns. We have significant opportunities to increase our marketing efforts and improve our brand awareness in new and existing markets. According to the September 2024 study, our aided brand awareness within our existing markets is 47% (compared to 97% for Starbucks and 83% for Dutch Bros). Our marketing costs represented only 1.1% of total revenue for the year ended December 31, 2024. We expect increases in marketing spend as a percentage of revenue to drive future growth and increase our brand awareness.
We effectively and efficiently introduce new guests to our brand through both targeted and organic marketing efforts. Our marketing budget includes paid media, online ads (through platforms such as Google and Meta) and in-store marketing displays. Marketing is also driven by word of mouth, including advocacy from our baristas, influencers and social media. Our influencer marketing is driven organically – we connect with influencers who are often already frequent guests at our stores. We share merchandise, curated influencer boxes and gift cards with influencers to encourage continued engagement that drives strong, positive associations with our brand. On social media, we engage with followers on our channels and other social media users through giveaways and top-of-mind content. As of June 30, 2025, we had more than 160,000 followers across our social media platforms. The combination of our targeted, paid and organic marketing efforts drives increased guest engagement and brand visibility.
Tech-Enabled Approach
We continue to invest in technology that supports human connection. Our mobile application and loyalty program streamline service while enabling personalized marketing and data-driven insights.
•Digital: At 15% of store revenue for the three months ended June 30, 2025, our digital strategy is still in its early stages. Mobile orders reduce wait times, increase throughput, and showcase trending items in-store and in-app.
•Loyalty: Since launching in June 2024, we have gained more than 1.8 million loyalty members and seen guests visit 129% more often following their enrollment into our loyalty program (based on a review of the transaction history of approximately 1,200 loyalty members in the 90 days before and after joining the loyalty program). This behavior drives higher frequency and larger check sizes.
By building digital tools that serve—not replace—human interaction, we are strengthening the bond between guests and our brand. The digital initiatives that come with our loyalty program have created a more streamlined experience for our guests while providing data and insights into guests’ purchasing behavior. Guests can order ahead with our mobile application and collect Bolts, which can be redeemed for future food, beverages, and exclusive perks. We see significant opportunity to drive greater traffic as we continue to add more loyalty members in existing and new markets.
Our loyalty program provides another opportunity to connect with guests and learn more about their tastes and preferences. Black Rock Rewards enables us to aggregate data and insights we can use for in-app marketing promotions to drive frequency and increase average check size.
Digital Marketing
With the successful launch of our enhanced loyalty program and integration of an upgraded technology stack with Paytronix, we have strengthened our digital platform. This robust platform enables us to provide a personalized and efficient experience for our guests while gathering valuable data and insights to improve the guest journey. The re-launch of Black Rock Rewards in June 2024 significantly improved the guest experience, allowing members to earn rewards both in-store or via the option of online ordering from our mobile app.
We can tailor messaging to our guests by leveraging data from our loyalty members, ensuring that the care and personalized service our baristas provide in-store is also reflected across our digital channels. Our marketing team regularly tests new limited time offers, adjusts menu items, and sends promotions customized to guest preferences. This personalized approach allows us to not only optimize our marketing strategy effectively, but also drive adoption of both our loyalty program and digital ordering.
Our technology platform underpins a comprehensive loyalty strategy, enabling direct engagement with guests across multiple touchpoints, including push notifications, email, and in-app alerts. By seamlessly integrating loyalty into our digital ecosystem, we aim to increase guest frequency and foster deeper connections with our most loyal guests.
Community Impact and Giving Back
Our commitment to positively impacting the communities where we operate is at the heart of everything we do. We strive to build strong, meaningful relationships with our local communities by actively engaging in initiatives that support individuals and organizations in need. Whether addressing environmental concerns, supporting local causes, or simply helping those who need it most, we hold ourselves to high standards in our efforts to contribute to the greater good.
We raise money for local organizations and causes through our “Give Back Days,” underscoring the deep impact of our community engagement efforts. In one notable 2024 campaign, we contributed $2 per drink on the day of the event (with some guests electing to contribute more), to support JoyRx, a music therapy program for pediatric cancer patients.
It is important to us to maintain a strong connection with our local communities. Therefore, we prioritize giving back to organizations through initiatives such as dedicated give-back days, donations to local schools and churches, and sponsoring local youth sports programs.

In addition to these efforts, in 2025, we have provided support to over 200 local businesses and high schools through donations, including gift cards and drinks, continuing our commitment to strengthening the communities we serve. We also plan to continue our annual holiday collaboration with Toys for Tots, and Stepstone in the Phoenix metro area, where we invite guests to donate unwrapped toys in exchange for a free drink, helping bring holiday cheer to families and children in need.
Our Operations
We are committed to delivering a consistent, high-quality guest experience across all locations. Our rigorous approach to beverage and food quality, combined with a focus on operational excellence through training, career development, and our operation’s scorecard, strives to ensure that each guest interaction reflects our brand’s standards. We achieve this through a strong focus on employee development, thoughtful store designs, and technology to drive accuracy, speed and efficiency.
Efficient Service and Empowered Teams
Our store operations are designed to provide rapid service without compromising quality. We target a 90 second window from order placement to fulfillment, enabling us to serve high volumes of guests efficiently.
Our staffing model emphasizes employee empowerment and growth. We provide opportunities for junior team members to take on leadership roles during shifts, fostering a sense of ownership and enhancing the overall work environment. This approach not only improves employee satisfaction but also contributes to a more dynamic and responsive guest experience.
Enhancing Operations Through Strategic Technology Integration
To support our operational goals and enhance the guest experience, we continue to invest in technology platforms.
As a primary example, we employ advanced intelligence scoring to segment guests based on their preferred days of the week for visitation. For instance, to drive increased traffic from Wednesday to Friday, we offer guests who typically visit during this period a moderate 2x Bolt incentive. In contrast, guests who generally visit from Saturday to Tuesday receive a more compelling 3x Bolt reward. This strategy is designed to encourage guests to deviate from their usual visitation patterns, driving engagement on days outside their typical preferences, or to generate an additional visit on their regularly scheduled days.

To enhance our order processing and Point-of Sale (POS) capabilities, in 2024, we implemented Revel Systems’ cloud-based POS platform across more than 130 locations. Revel integrates with various systems, including loyalty programs, online ordering, third-party delivery, inventory management, and employee scheduling. Revel has allowed for unified menu management and data collection, resulting in a more consistent brand experience, no matter the channel (in-store, app/online, third-party delivery), with the added capability to collect structured data, which is foundational to our analytics capabilities.
With Revel in place, we were also able to deploy additional elements of our tech stack. Paytronix was implemented in July 2024 to re-launch the Black Rock Rewards program. This integration has modernized our digital engagement strategy, providing guests with a more user-friendly mobile app for ordering, earning rewards, and receiving personalized promotions. The Paytronix platform offers us valuable insights into guest preferences, enabling targeted marketing efforts and enhancing guest loyalty. R365 was deployed as our inventory management solution which helps us control our cost of goods. 7 shifts is our time and attendance solution and utilizes Revel integration to provide predictive labor scheduling and real-time monitoring of sales and labor cost.
Nonetheless, despite our investments, concerns related to our use of technology (including technologies provided by third-party vendors) may arise. For more information, see “Risk Factors—Risks Related to Information Technology Systems, Cybersecurity, Data Privacy, and Intellectual Property.”
Quality and Food Safety
We prioritize a safe and healthy environment across all our stores through rigorous employee training, close supervision, and adherence to strict quality standards. Each location undergoes regular internal inspections to ensure compliance, and we monitor and report on both internal and external standards at every store.
Our commitment to beverage and food safety is reinforced by a close collaboration between our supply chain and distributor/supplier partners. We carefully review our supply partners’ ingredient decisions and reserve the right to conduct independent audits. We also assess each supplier’s safety and quality records and confirm insurance coverage.
Our coffee roasting facilities are specifically designed with the goal to mitigate the risk of contamination and foodborne illness and comply with relevant food safety regulations. These facilities are subject to routine safety inspections. As of the date of this prospectus, we have not identified any material food safety issues at either of our roasting facilities. Nonetheless, despite our robust quality controls, occasional concerns related to ingredients or food safety may arise. For more information, see “Risk Factors—Risks Related to Our Business and Industry—Food safety and quality concerns may negatively impact our brand, business and results of operations.”
Properties
The table below shows our leased properties as of June 30, 2025.

State	Number of Leased Properties
Arizona	52
California	3
Colorado	7
Idaho	8
Oregon	34
Texas	42
Washington	12
Total	158

In addition to our stores, we lease an approximately 5,000 square foot corporate office located in Scottsdale, Arizona with lease options extending through 2030. Additionally, we lease an approximately 15,000 square foot roasting and packing facility in Vancouver, Washington and an approximately 10,000 square foot roasting and packing facility in Tempe, Arizona. We do not currently own any real estate, and we lease all of our store locations. We believe our facilities are adequate and suitable for our current needs, and that suitable additional or alternative space will be available to accommodate our operations when needed.
Intellectual Property
In an effort to establish and protect our brand and other intellectual property rights, we rely on a combination of trademark, and trade secret laws, as well as contractual arrangements.
Our primary trademark, BLACK ROCK COFFEE BAR, and our related logos have been registered in the United States. We believe these marks are of significant value and are very important to the success of our business. We also own other U.S. registered trademarks, including FUEL YOUR STORY. We may consider pursuing trademark registrations for additional marks if and to the extent we believe such registrations would be beneficial to our business and cost-effective. As of June 30, 2025, we have also registered various domain names that we use in the conduct of our business, including br.coffee.
We enter into, and rely on, confidentiality and proprietary rights agreements with certain of our employees, contractors and business partners to protect our trade secrets and other confidential information. For information regarding risks related to our intellectual property, please see “Risk Factors—Risks Related to Information Technology Systems, Cybersecurity, Data Privacy and Intellectual Property.”
Data Privacy/Security
Numerous state and federal laws, rules, regulations, industry standards and other obligations relating to privacy, data protection, and data security govern the collection, dissemination, use, access to, confidentiality, and security of personal information, and we are subject to several such obligations. Failure to comply with these obligations, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, industry standards and other obligations are evolving, may conflict with each other to make compliance efforts more challenging, and can result in investigations, proceedings, or actions that lead to significant penalties and restrictions on data processing and we may become subject to additional requirements and obligations as we expand our operations into new geographic markets. See “Risk Factors—Risks Related to Information Technology Systems, Cybersecurity, Data Privacy and Intellectual Property.”
Competition
The beverage and food service industry is highly competitive and fragmented, and our stores compete on a variety of factors, including convenience, taste preferences, price, quality, service, location, brand reputation, digital engagement and the ambience and condition of each shop. We believe our primary competitors include beverage and coffee stores, including Starbucks and Dutch Bros, other specialty coffee shops and drive-thru quick service restaurants. Our competitors range from multi-unit international, national and regional chains to single-location local shops. Our competitors operate both company-operated, franchised and mixed business models. Many of our competitors have existed longer than we have and have a more established market presence with substantially greater financial, marketing, personnel, and other resources than we do, and as a result, these competitors may be better positioned to succeed in the highly competitive beverage and food service industry. Because of our proprietary Fuel energy beverages, we also compete with companies outside of the coffee shop industry, such as convenience food shops.
As we expand our geographic presence and develop our digital channels, we anticipate we will face increased competition for channel access. In addition, our competitors will likely grow in number as the beverage industry grows, and we may face the risk that new or existing competitors will mimic our business model, menu offerings, marketing strategies, and overall concept. See “Risk Factors—Risks Related to Our Business and Industry—We may not be able to compete successfully with other coffee stores, quick service restaurants and convenience stores, including the growing number of coffee delivery options. Intense competition in the food service and restaurant industry could make it more difficult to expand our business and could also have a negative impact on our operating results if customers favor our competitors or we are forced to change our pricing and other marketing strategies.” and “Risk Factors—Risks Related to Our Business and Industry—Our growth strategy depends in part on opening new stores in existing and new markets. We may be unsuccessful in opening new stores or establishing new markets, which could adversely affect our growth.”
Legal Proceedings
We are involved in various claims and legal actions that arise in the ordinary course of business. We do not believe the ultimate resolution of these actions will have a material adverse effect on our financial position, results of operations, liquidity, and capital resources. A significant increase in the number of claims or an increase in amounts owing under successful claims could materially adversely affect our business, financial condition, results of operations and cash flows.
Regulatory
We are subject to extensive federal, state, and local government regulation, including those relating to, among others, public health and safety and zoning, and franchising. Failure to obtain or retain licenses and registrations or exemptions would adversely affect the operation of our stores. Although we have not experienced and do not anticipate experiencing any significant problems obtaining required licenses, permits or approvals, any difficulties, delays or failures in obtaining such licenses, permits, registrations, exemptions or approvals could delay or prevent the opening of, or adversely impact the viability of, a store in a particular area. The development and construction of additional stores will be subject to compliance with the applicable zoning, land use and environmental regulations.
We are also subject to the U.S. Occupational Safety and Health Act, which governs worker health and safety, the Fair Labor Standards Act, the Immigration Reform and Control Act of 1986 and various federal and state laws governing such matters such as minimum wage, overtime, employment tax rates, workers compensation rates, citizenship requirements, and other working conditions. A significant number of store-level personnel are paid at rates related to the federal minimum wage. We are also subject to the Americans with Disabilities Act, which prohibits discrimination on the basis of a disability and public accommodations in employment, which may require us to design or modify our shops to make reasonable accommodations for disabled persons.
For a discussion of the various risks, we face from regulation and compliance matters, see “Risk Factors—Risks Related to Regulation and Litigation.”
Environmental
We believe federal and state environmental regulations have not had a material effect on operations, but more stringent and varied requirements of local government bodies with respect to zoning land use and environmental factors could delay construction and increase development costs for new stores.

MANAGEMENT
The following table sets forth the name, age as of the date of this prospectus, and position of the individuals who currently serve as our directors and executive officers as of the date of this prospectus.

Name	Age	Position(s)
Executive Officers
Mark Davis	56	Chief Executive Officer and Director
Rodd Booth	40	Chief Financial Officer
Clay Geyer	37	Chief Operating Officer
Robert Kaufmann	45	Chief Development Officer
Jessica Wegener-Beyer	43	Chief Marketing Officer
Samuel Seiberling	41	Chief Legal Officer
Will MacIntosh	51	Chief Investor Relations Officer
Derek Tonn	43	Senior Vice President, IT & Analytics
Non-Employee Directors
Jeff Hernandez	45	Director
Daniel Brand	44	Director
Jake Spellmeyer	41	Director
Bryan Pereboom	41	Director
Richard Federico	71	Director
Sarah Goldsmith-Grover	60	Director
Andrew Braithwaite	40	Director
Kristina Cashman	59	Director Nominee

Executive Officers and Employee Directors
Mark Davis has served as our Chief Executive Officer and a member of our Board since 2023. Prior to joining Black Rock Coffee, Mr. Davis served as Chief Operating Officer of Coffee & Bagel Brands from July 2019 to April 2023, where he oversaw operations for Einstein Bros., Bruegger’s, Noah’s, and Manhattan Bagels. Before his tenure at Coffee & Bagel Brands, Mr. Davis served as Chief Executive Officer of Tokyo Joe’s from January 2015 to June 2019, where he was a member of the board of directors. Mr. Davis also previously served as Chief Operations Officer at Breckenridge-Wynkoop LLC, or Breckenridge Brewery. Prior to that, Mr. Davis served as Vice President of Operations at Panera Bread Co. Mr. Davis holds a Master of Business Administration from Regis University and a Bachelor of Arts degree from Colorado State University. We believe that Mr. Davis is qualified to serve as a member of our Board because of his proven track record in executive leadership in the food and beverage industry and thorough knowledge of our strategy as our Chief Executive Officer.
Rodd Booth has served as our Chief Financial Officer since October 2020. Prior to joining Black Rock Coffee, Mr. Booth worked as an Assurance Senior Manager and Audit Practice Leader at Aldrich CPA+ Advisors LLP from November 2014 to October 2020. Prior to that, Mr. Booth worked as an Audit Manager at Grant Thornton LLP, an international accounting firm from 2011 to 2014. Mr. Booth holds a Bachelor of Science, Accounting from Linfield University and is a Certified Public Accountant (Inactive).
Clay Geyer has served as our Chief Operating Officer since January 2025. Mr. Geyer previously served as our Vice President of Operations from January 2022 to December 2024. Prior to joining Black Rock Coffee, Mr. Geyer was a franchisee of Black Rock Coffee from 2016 to 2021.

Robert Kaufmann has served as our Chief Development Officer since January 2025. Mr. Kaufmann previously serviced as our Vice President of Development from January 2015 to January 2025. Mr. Kaufmann holds an Associate of Arts and Sciences from Umpqua Community College and a Bachelor of Applied Science from University of Phoenix.
Jessica Wegener-Beyer has served as our Chief Marketing Officer since April 2024. Prior to joining Black Rock Coffee, Ms. Wegener-Beyer served as Chief Marketing Officer at eegee’s, an Arizona-based sandwich restaurant chain from November 2020 to January 2023. Prior to that, Ms. Wegener-Beyer served as Senior Director of Marketing at True Food Kitchen. Ms. Wegener-Beyer holds a Master of Business Administration and a Bachelor of Arts from Arizona State University.
Samuel Seiberling has served as our Chief Legal Officer since January 2025. Mr. Seiberling previously practiced law at Davis Graham & Stubbs LLP, where his practice focused on acquisition transactions, public and private placements of securities, securities law disclosure and compliance and corporate governance, including his time as a partner with the firm from January 2021 through January 2025. Mr. Seiberling holds a Juris Doctor from the University of Denver, Sturm College of Law and a Bachelor of Arts degree in Biophysical Chemistry from Dartmouth College.
Will MacIntosh has served as our Chief Investor Relations Office since April 2025. Prior to joining Black Rock Coffee, Mr. MacIntosh served as Vice President of Operations Services at Bagel Brands, the parent company of several well-known breakfast brands, from July 2016 to April 2025. Mr. MacIntosh also previously served as Director of Learning and Technology at MOOYAH Burgers, Fries and Shakes from 2011 to 2015. Prior to that, Mr. MacIntosh served as Director of Field Training at Applebee’s from 2001 to 2011.
Derek Tonn has served as our Senior Vice President, Information Technology & Analytics since January 2021. Prior to joining Black Rock Coffee, Mr. Tonn served as President and Chief Executive officer at Roaster Coffee LLC from June 2020 to January 2021. Mr. Tonn also previously served as a Senior Financial Specialist for Battelle Memorial Institute. Mr. Tonn holds a Master of Business Administration and a Bachelor of Arts in Business Administration and Management from Washington State University.
Non-Employee Directors
Jeff Hernandez is a Co-Founder of Black Rock Coffee and has served on our Board since our formation. Following this offering, Mr. Hernandez will serve as the chairman of our Board. Mr. Hernandez previously served as our Chief Executive Officer from 2010 to 2020. We believe that Mr. Hernandez, as our Co-Founder and former Chief Executive Officer, is qualified to serve on our Board because of his extensive familiarity with Black Rock Coffee and its strategic objectives.
Daniel Brand is a Co-Founder of Black Rock Coffee and has served on our Board since our formation. Mr. Brand previously served as our Chief Operating Officer from January 2017 to January 2025. We believe that Mr. Brand, as our Co-Founder and former Chief Operating Officer, is qualified to serve on our Board because of his extensive familiarity with Black Rock Coffee and its strategic objectives.
Jake Spellmeyer is a Co-Founder of Black Rock Coffee and has served on our Board since March 2018. Mr. Spellmeyer previously served as our Chief Financial Officer from March 2018 to March 2022 and as a franchise owner and operator of multiple Black Rock Coffee stores from 2013 to 2018. Prior to joining Black Rock Coffee, Mr. Spellmeyer was a Senior Audit Manager at Grant Thornton LLP, an international accounting firm, from 2006 to 2015. Mr. Spellmeyer holds a Bachelor of Arts in Finance and a Bachelor of Arts in Accounting from Linfield University and is a Certified Public Accountant (Inactive). We believe that Mr. Spellmeyer is qualified to serve on our Board because of his extensive familiarity with Black Rock Coffee and its strategic objectives, as well as his experience in finance and accounting roles.
Bryan Pereboom is a Co-Founder of Black Rock Coffee and has served on our Board since August 2018. Mr. Pereboom also serves on the board of EPT 16 LLC since March 2025. Mr. Pereboom previously served as our Chief Legal Officer from August 2018 to December 2024. Mr. Pereboom has also worked as the Founder of Aureatis IVS where he has served as external general counsel for small private equity firms since February 2013. Mr. Pereboom holds a Bachelor of Arts in Accounting and a Bachelor of Arts in Philosophy from Linfield University and a Juris Doctor from Pepperdine University School of Law. We believe that Mr. Pereboom is qualified to serve on our Board because of his extensive familiarity with Black Rock Coffee and its strategic objectives, as well as his experience in legal roles.
Richard Federico has served on our Board since March 2023. Following this offering, Mr. Federico will serve as our lead independent director of our Board. Mr. Federico served as Non-Executive Chairman of P.F. Chang’s China Bistro, Inc.(“P.F. Chang’s”) from February 2016 until its acquisition by TriArtisan Capital Advisors and Paulson & Co. Inc. in March 2019. Mr. Federico previously served as Executive Chairman of P.F. Chang’s from March 2015 to February 2016 and as Chairman of the board of directors, Chief Executive Officer or Co-Chief Executive Officer from September 1997 to March 2015. Mr. Federico joined P.F. Chang’s as President in 1996, when he also began his service on its board of directors. Mr. Federico currently serves on the board of directors of Domino’s Pizza, Inc. (NASDAQ: DPZ), as well as the board of directors of Fish Six Restaurant Corp. (d/b/a The Melt) and Boqueria SOHO LLC, a privately held restaurant concept. Mr. Federico also previously served as Chairman of the board of directors of Jamba, Inc. and on the board of trustees of RPT Realty and Tastemaker Acquisition Corp. Mr. Federico is a Founding Director of Chances for Children. Mr. Federico holds a Bachelor of Arts in Sociology from the University of Tennessee. We believe that Mr. Federico is qualified to serve as a member of our Board because of his extensive experience in the restaurant industry, both as an executive and a director.
Sarah Goldsmith-Grover has served on our Board since September 2024. Ms. Goldsmith-Grover is Principal of Sarah Grover, Inc., a strategic advisory firm focused on growth and transformation within the global hospitality industry. Ms. Goldsmith-Grover brings more than 35 years of executive experience leading brand, marketing, and operational strategy for high-growth consumer and global restaurant companies. Ms. Goldsmith-Grover spent the majority of her career at California Pizza Kitchen, where she held a series of senior leadership roles, including Executive Vice President and Chief Brand & Concept Officer. During her tenure, Ms. Goldsmith-Grover played a key role in scaling the business from a regional 10-unit concept to a $600 million global brand, successfully navigating multiple private equity and public company transactions. Recognized as a thought leader in brand strategy and customer engagement, Ms. Goldsmith-Grover was named to Advertising Age’s Marketing 50 and was recognized in 2020 as one of the Top 25 Executives in Fast Casual Dining. Ms. Goldsmith-Grover is on the board of directors of Shift4 Payments Inc. (NYSE: FOUR), ChowNow Inc. and the non-profit Support and Feed. Ms. Goldsmith-Grover holds a Bachelor of Arts in Communications from DePauw University. We believe that Ms. Goldsmith-Grover is qualified to serve as a member of our Board because of her experience and insight acquired from leading companies in the restaurant and consumer industries.
Andrew Braithwaite has served on our Board since December 2020. Mr. Braithwaite has served as a Managing Director, Principal or Vice President at The Cynosure Group, LLC since July 2017. Prior to his role at The Cynosure Group, LLC, Mr. Braithwaite worked as a senior associate or associate at The Carlyle Group from July 2012 to July 2017. Earlier in his career, Mr. Braithwaite served as an Investment Banker at Barclays Capital, Inc. in its Financial Institutions Group from June 2010 to June 2012. Mr. Braithwaite holds a Bachelor of Arts in Business and Economics from Merrimack College. We believe that Mr. Braithwaite is qualified to serve as a member of our Board because of his extensive experience in finance and investment, as well as his deep understanding of Black Rock Coffee and its strategic objectives.
Kristina Cashman will join our Board upon the effectiveness of the registration statement of which this prospectus is a part. Since July 2024, Ms. Cashman has served as Chief Executive Officer of Guy and Larry Restaurants. Ms. Cashman also serves as President and Chief Executive Officer of Cashman Restaurant & Retail Consulting, a position she has held since 2019. Ms. Cashman’s prior experience includes serving as Chief Financial Officer of several restaurant companies including Hopdoddy Burger Bar, Inc., Eddie V’s Restaurants, Inc., and P.F. Chang’s China Bistro. Ms. Cashman currently serves as a director of Vera Bradley, Inc. (Nasdaq: VRA) and of Bassett Furniture Industries, Inc. (Nasdaq: BSET). She also serves as a director for privately held Munchkin, Inc., an infant and toddler lifestyle brand. Ms. Cashman holds a Bachelor of Business Administration degree from the University of Texas at Austin. We believe that Ms. Cashman is qualified to serve on our Board because of her extensive experience in corporate finance and the restaurant and retail industry, as well as her experience as an officer and director of public companies.
Family Relationships
Jeff Hernandez and Daniel Brand, each members of our Board, are brothers-in-law. There are no other family relationships among any of our executive officers or directors.
Board Structure and Composition
Our business and affairs are managed under the direction of our Board which currently consists of eight directors and will consist of nine directors upon consummation of the Transactions. Effective at the time of effectiveness of the registration statement of which this prospectus forms a part, Jeff Hernandez will become our Chairman. As Jeff Hernandez is not an “independent director,” our Board has appointed Richard Federico to serve as our lead independent director, effective at the time of effectiveness of the registration statement of which this prospectus forms a part. Our amended and restated certificate of formation will provide that, subject to the rights of the holders of preferred stock, the number of directors on our Board shall be fixed exclusively by resolution adopted by our Board, provided however, that the number of directors will never be less than the number of directors our Sponsor is entitled to nominate and that the size of our Board will not be increased to greater than nine directors without the approval of the Cynosure Nominee. Our amended and restated certificate of formation will also grant our Sponsor, among other things, certain board and committee designation rights. Our amended and restated certificate of formation will provide that each director’s term will continue until the annual meeting of shareholders next held after his or her election and the election and qualification of his or her successor, or his or her earlier death, disqualification, resignation, or removal.
So long as our Sponsor is entitled to designate one individual for nomination to our Board, our Sponsor will also be entitled to certain board observer rights, as described in our amended and restated certificate of formation.
Prior to the consummation of this offering, our Co-Founders and Sponsor are expected to enter into voting agreements with us that will provide, among other things, that (i) our Co-Founders will vote their shares of common stock in favor of the Cynosure Nominee and, for each of the two annual shareholder meetings following this offering, each incumbent director of the Board, provided that each of the Co-Founders remains on the Board at the time of the relevant shareholder meeting, and in the event that either of Kristina Cashman or Richard Federico shall fail to be nominated for election to the Board prior to the end of their respective term, refrain from voting in favor of the election of a nominee to the Board nominated in the place of either of Kristina Cashman or Richard Federico without the written consent of the Cynosure Nominee and (ii) our Sponsor will vote its shares of common stock in favor of the election of our Co-Founders that are nominated for election to the Board. See “Certain Relationships and Related Party Transactions—Voting Agreements in effect upon the consummation of the Transactions.”
When considering whether directors have the experience, qualifications, attributes, or skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focuses primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business.
Director Independence
Prior to the consummation of the Transactions, our Board undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that Andrew Braithwaite, Kristina Cashman, Richard Federico and

Sarah Goldsmith-Grover are each an “independent director,” as defined under Nasdaq rules. In making these determinations, our Board considered the current and prior relationships that each director has with us and all other facts and circumstances our Board deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each director, and the transactions involving them described in “Certain Relationships and Related Party Transactions.”
Controlled Company Exemption
After the consummation of the Transactions, our Co-Founders and certain of their affiliates will have more than 50% of the combined voting power of our common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq rules and intend to elect not to comply with certain corporate governance standards, including that: (i) a majority of our Board consists of “independent directors,” as defined under Nasdaq rules; (ii) we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and (iii) we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. We intend to rely on the foregoing exemptions provided to controlled companies under Nasdaq rules. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all these corporate governance requirements. In the event we cease to be a “controlled company” and our shares continue to be listed on the Nasdaq Global Market, we will be required to comply with these provisions within the applicable transition periods. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Common Stock—Upon the listing of our Class A common stock on the Nasdaq Global Market, we will be a “controlled company” within the meaning of Nasdaq rules and, as a result, will qualify for, and intend to rely on, exemptions and relief from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.”
Classified Board of Directors
In accordance with our amended and restated certificate of formation, which will be effective immediately prior to the completion of this offering, our Board will be divided into three classes with staggered three-year terms. At each annual meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:
•The Class I directors will be Jeff Hernandez, Bryan Pereboom and Kristina Cashman, and their terms will expire at the annual meeting of shareholders to be held in 2026;
•The Class II directors will be Andrew Braithwaite, Mark Davis and Richard Federico, and their terms will expire at the annual meeting of shareholders to be held in 2027; and
•The Class III directors will be Daniel Brand, Sarah Goldsmith-Grover and Jake Spellmeyer, and their terms will expire at the annual meeting of shareholders to be held in 2028.
We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Our amended and restated certificate of formation will provide that for so long as our Board is classified, no director may be removed without cause.
The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. See "Risk Factors—Provisions in our corporate charter documents and under Texas law may prevent or frustrate attempts by our shareholders to change our management or hinder efforts to acquire a controlling interest in us, and the market price of our Class A common stock may be lower as a result."

Committees of our Board of Directors
Our Board directs the management of our business and affairs, as provided by Texas law, and conducts its business through meetings of the Board and its standing committees. We will have a standing audit committee and culture and compensation committee. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues.
Audit Committee
Our audit committee will be responsible for, among other things:
•appointing, approving the fees of, retaining, and overseeing our independent registered public accounting firm;
•discussing with our independent registered public accounting firm their independence from management;
•discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;
•approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the financial statements that we will file with the SEC;
•reviewing policies and practices related to risk assessment and management;
•reviewing our related person transactions; and
•establishing procedures for the confidential anonymous submission of complaints regarding questionable accounting, internal controls or auditing matters.
Upon the consummation of the Transactions, our audit committee will consist of Kristina Cashman, Richard Federico and Sarah Goldsmith-Grover, with Kristina Cashman serving as chair. Rule 10A-3 of the Exchange Act and Nasdaq rules require that our audit committee have at least one independent member upon the listing of our Class A common stock, have a majority of independent members within 90 days of the date of this prospectus and be composed entirely of independent members within one year of the date of this prospectus. Our Board has affirmatively determined that Kristina Cashman, Richard Federico and Sarah Goldsmith-Grover each meet the definition of “independent director” for purposes of serving on the audit committee under Nasdaq rules and the independence standards under Rule 10A-3 of the Exchange Act and Nasdaq rules. Each member of our audit committee meets the financial literacy requirements of Nasdaq rules. In addition, our Board has determined that each of Kristina Cashman, Richard Federico and Sarah Goldsmith-Grover will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board will adopt a written charter for the audit committee, which will be available on our principal corporate website at www.br.coffee substantially concurrently with the consummation of the Transactions. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Culture and Compensation Committee
Our culture and compensation committee will be responsible for, among other things:
•reviewing and approving, or recommending that the Board approve, the compensation of our Chief Executive Officer and other executive officers;
•making recommendations to the Board regarding non-employee director compensation;

•reviewing and approving or making recommendations to the Board regarding our incentive compensation and equity-based plans; and
•appointing and overseeing any compensation consultants.
Upon the consummation of the Transactions, our culture and compensation committee will consist of Andrew Braithwaite, Daniel Brand, Richard Federico and Sarah Goldsmith-Grover with Daniel Brand serving as chair. Our Board will adopt a written charter for the culture and compensation committee, which will be available on our principal corporate website at www.br.coffee substantially concurrently with the consummation of the Transactions. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Code of Business Conduct and Ethics
Prior to the completion of the Transactions, we will adopt a written code of business conduct and ethics that applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.br.coffee. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The information on any of our websites is deemed not to be incorporated in this prospectus or to be part of this prospectus.
Risk Oversight
Our Board is responsible for overseeing our risk management process. Our Board focuses on our general risk management policies and strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our audit committee reviews and evaluates our policies and practices with respect to risk assessment and risk management. Further, our audit committee is charged with understanding, communicating and monitoring our risk philosophy, risk appetite and risk profile, and reviewing certain risk exposures. Each board committee supports our risk assessment and risk management by overseeing those risks which may be delegated to it from time to time.
Indemnification and Insurance
We maintain directors’ and officers’ liability insurance. Our amended and restated certificate of formation and amended and restated bylaws will provide indemnification and advancement of expenses for our directors and executive officers to the fullest extent permitted by the Texas law, subject to limited exceptions. We also have entered into separate indemnification agreements with each of our directors and executive officers, which require us to indemnify them in certain circumstances, and have purchased directors’ and officers’ liability insurance for each of our directors and executive officers. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”
Compensation Committee Interlocks and Insider Participation
None of our executive officers has served as a member of a compensation committee (or if no committee performs that function, the Board) of any other entity that has an executive officer serving as a member of our Board.

EXECUTIVE AND DIRECTOR COMPENSATION
Executive Compensation
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2024 Summary Compensation Table” below. Our named executive officers for 2024, which consist of our principal executive officer during 2024 and our two next most highly compensated officers during 2024, and their positions for 2024 were as follows:
•Mark Davis, Chief Executive Officer;
•Rodd Booth, Chief Financial Officer; and
•Clay Geyer, Vice President of Operations.
Effective March 3, 2025, Clay Geyer was appointed as our Chief Operating Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.
2024 Summary Compensation Table
The following table sets forth information about the compensation for each of our named executive officers for the fiscal year ended December 31, 2024:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark Davis	2024	600,000	25,000	118,328	700,000	13,568	1,456,896
Chief Executive Officer
Rodd Booth	2024	238,368	18,500	152,518	187,500	6,434	603,320
Chief Financial Officer
Clay Geyer	2024	179,231	35,000	32,278	150,000	10,769	407,278
Vice President of Operations

(1)Amounts reflect discretionary annual bonuses earned by our named executive officers with respect to 2024, which were paid in early 2025.
(2)Amounts reflect the aggregate grant date fair value of profits interests in Black Rock OpCo granted to the named executive officers during 2024, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, assuming the achievement of any liquidity-based vesting conditions. Note that while the grant-date fair value assuming achievement of the liquidity-based vesting condition is included in the table above, the achievement of the liquidity-based vesting condition was not deemed probable on the date of grant and as of December 31, 2024, which resulted in no stock-based compensation costs being recognized in our audited consolidated financial statements for the year ended December 31, 2024. The grant-date fair value of the time-vesting units was determined based on the fair value of the units on the applicable grant date.
(3)Amounts reflect annual cash incentive bonuses earned by the named executive officers under our 2024 annual bonus program, which were paid in early 2025. We provide additional information regarding such bonuses in “—Narrative to Summary Compensation Table—2024 Cash Incentive Compensation—Annual Incentives” below.
(4)Amounts reported for each of the named executive officers include (i) safe harbor matching contributions made by us under our 401(k) plan ($12,923 for Mr. Davis, $6,434 for Mr. Booth and $10,769 for Mr. Geyer) and (ii) Company-paid reimbursement of cell phone expenses ($645 for Mr. Davis).

Narrative to Summary Compensation Table
2024 Salaries
Each of our named executive officers receives an annual base salary to compensate the executive for services rendered to us. The annual base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role, and responsibilities.
For fiscal year 2024, Mr. Davis had an annual base salary of $600,000. As of January 1, 2024, (i) Mr. Booth had an annual base salary of $223,720, which was increased to $250,000 effective March 4, 2024; and (ii) Mr. Geyer had an annual base salary of $160,000, which was increased to $185,000 effective March 4, 2024.
The “Salary” column of the 2024 Summary Compensation Table above shows the actual base salaries earned by each named executive officer in 2024.
Cash Incentive Compensation
Annual Incentives
In 2024, we maintained an annual bonus program pursuant to which Messrs. Davis, Booth and Geyer were eligible to earn annual cash incentive bonuses that were calculated on a sliding scale based on our achievement of pre-established adjusted EBITDA goals. The table set forth below shows the threshold, target and maximum annual bonus opportunities for each named executive officer based on achieving threshold, target and maximum adjusted EBITDA maximum goals. The table also sets forth the actual 2024 annual bonus earned by each named executive officer, based on our achievement of the maximum adjusted EBITDA goal.

Named Executive Officer	2024 Threshold Annual Bonus ($)	2024 Target Annual Bonus ($)	2024 Maximum Annual Bonus ($)	2024 Actual Annual Bonus ($)
Mark Davis	510,000	600,000	700,000	700,000
Rodd Booth	106,250	125,000	187,500	187,500
Clay Geyer	85,000	100,000	150,000	150,000

The annual bonuses earned by Messrs. Davis, Booth and Geyer under our 2024 annual bonus program are reflected above in the “Non-Equity Incentive Plan Compensation” column of the 2024 Summary Compensation Table.
In addition, the compensation committee of our Board determined to award each named executive officer with an additional discretionary cash bonus based on their extraordinary efforts for our company in 2024. These discretionary bonuses are set forth in the table below, and also are reflected above in the “Bonus” column of the 2024 Summary Compensation Table.

Named Executive Officer	Discretionary Bonus ($)
Mark Davis	25,000
Rodd Booth	18,500
Clay Geyer	35,000

Long-Term Cash Incentives
RCC Awards. Messrs. Davis and Geyer have entered into services agreements with us that provide they are eligible to earn a restricted cash compensation award (“RCC Award”), which is a special bonus opportunity that will be earned based on our achievement of certain company performance or valuation goals upon the consummation of this offering.
•Davis RCC Award. Mr. Davis’s RCC Award will equal an amount up to $8,000,000 and will be earned based on our achievement of pre-established adjusted EBITDA goals and his continued service through the consummation of this offering, delivery of an effective release of claims to the Company and continued compliance with restrictive covenants.
•Geyer RCC Award. Mr. Geyer’s RCC Award will equal $58,473 and will be earned based on our achievement of pre-established enterprise value goals and Mr. Geyer’s continued service through such event, delivery of an effective release of claims to the Company and continued compliance with restrictive covenants.
Davis Retention Bonus. Mr. Davis’s services agreement also provides that he is eligible to earn a $4,000,000 retention bonus, which is a special bonus opportunity that will be earned upon the consummation of this offering, subject to his continued service through such event, delivery of an effective release of claims to the Company and continued compliance with restrictive covenants.
Equity Compensation
Our named executive officers currently hold profits interests in Black Rock OpCo. We refer to these profits interests as “Incentive Units.” The Incentive Units are intended to qualify as profits interests within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43.
In 2024, we granted the following Incentive Unit awards to our named executive officers:
•43,569 Incentive Units to Mr. Davis and 19,666 Incentive Units to Mr. Booth, which will become vested in full upon the consummation of this offering, subject to the executive’s continued service.
•9,833 Incentive Units to Mr. Davis, (i) 36% of which are subject to time-based vesting, with 6% of such time-based units vesting on January 1, 2024, and the remaining time-based units vesting in equal installments on each of the subsequent three anniversaries, and (ii) 64% of which will vest upon our attainment of the performance unit strike price equal to the benchmark strike price ($182,000,000) multiplied by 2.5. In addition, the Incentive Units will vest in full upon the consummation of this offering, subject to his continued service.
•49,166 performance-vesting Incentive Units to Mr. Booth, which will vest upon the Company’s attainment of pre-established EBITDA goals, and which will vest in full upon the consummation of this offering, in either case, subject to his continued service.
•14,567 performance-vesting Incentive Units to Mr. Geyer, which will vest in full upon the Company’s attainment of pre-established annual consolidated EBITDA goals, and which will vest in full upon the consummation of this offering, in either case, subject to his continued service.
All of the incentive equity awards held by our named executive officers as of December 31, 2024 are further described below in “—Outstanding Equity Awards at 2024 Fiscal Year End” below. Further, in connection with this offering, we expect that each Incentive Unit will be recapitalized into common units of Black Rock OpCo, which we refer to as “LLC Units,” on a “value-for-value” basis based on the fair market value of the Incentive Units at the time of the offering and the common stock price in the offering, and taking into account applicable distribution thresholds. Following this conversion, the LLC Units will vest in full upon the consummation of this offering, and will be subject to all other terms and conditions applicable to the Incentive Units.
In connection with this initial public offering, we intend to adopt the 2025 Incentive Award Plan, or the 2025 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of the Company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. For additional information about the 2025 Plan, please see “—2025 Incentive Award Plan” below.

IPO Equity Awards
Our Board intends to approve the grant of restricted stock unit awards and stock options pursuant to the 2025 Plan to certain of our employees, including Messrs. Davis, Booth and Geyer, and non-employee directors, which grants will become effective in connection with the consummation of this offering (“IPO Equity Awards”), subject to continued service through the grant date.
The IPO Equity Awards that will be granted to each of Messrs. Davis, Booth and Geyer will be comprised of 50% restricted stock units and 50% stock options and are expected to have a cumulative value of $7,500,000, $1,500,000, and $500,000, respectively, as of the closing of this offering. The IPO Equity Awards that will be granted to our non-employee directors will be comprised of restricted stock unit awards, which are further described under the section titled “Executive and Director Compensation—Director Compensation—Non-Employee Director Compensation Program” below. The aggregate value of restricted stock unit awards to be granted to our employees and non-employee directors in connection with the offering will equal approximately $6.8 million. The aggregate value of stock option awards to be granted to our employees in connection with the offering will equal approximately $6.4 million.
Each restricted stock unit award granted to our executives will vest in substantially equal annual installments on each of the first, second, third and fourth anniversaries of the closing of this offering, subject to the executive’s continued service with us through the applicable vesting date. Each stock option granted to our executives will vest and become exercisable in full on the third anniversary of the closing of this offering, subject to the executive’s continued service with us through the vesting date. In addition, Mr. Davis’s awards will be eligible to vest and become exercisable, if applicable, in full if his employment with us terminates or he resigns as our Chief Executive Officer, in either case, due to his retirement, which generally will require Mr. Davis to provide 12 months’ notice of his retirement and satisfy certain requirements related to the transition (including, if requested by us, entering into an agreement to serve as our Executive Chair for at least 12 months), and requires the sum of Mr. Davis’ age and years of service to be 62, with at least five years of service.
Other Elements of Compensation and Compensation Policies
Retirement Plans
We currently maintain a 401(k) retirement savings plan, or the 401(k) plan, for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, through contributions to the 401(k) plan. Currently, we provide safe-harbor matching contributions equal to 100% of a participant’s salary deferrals up to 3% of the participant’s compensation and equal to 50% of the next 2% of the employee’s contributions, subject to limits provided in the Code. These matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings through our 401(k) plan adds to the overall desirability of our compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Health and Welfare Benefits and Perquisites
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical, dental and vision benefits (including a qualified high deductible health plan with a health savings account); short-term and long-term disability insurance; life and AD&D insurance; employee assistance plan; and travel assistance program.
We believe that the perquisites described in the 2024 Summary Compensation Table above are necessary and appropriate to fairly compensate and incentivize our named executive officers. In addition, all of our full-time employees, including our named executive officers, are eligible to receive a certain number of our beverages per year at no cost to the employee.

Clawback Policy
In connection with this offering, our Board intends to adopt a compensation recovery policy that is compliant with the listing rules of Nasdaq, as required by the Dodd-Frank Act.
Outstanding Equity Awards at 2024 Fiscal Year End
The following table summarizes the number of Incentive Units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

Name	Grant Date	Number of Units That Have Not Vested (#)		Market Value of Units That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested ($)(1)
Mark Davis	September 8, 2023	49,913	(2)	—	94,398	(3)	—
	September 18, 2024	—		—	39,332	(4)	—
	September 18, 2024	—		—	4,237	(5)	—
	September 18, 2024	3,327	(2)	—	6,293	(3)	—
Rodd Booth	April 18, 2024	—		—	47,037	(6)	—
	September 18, 2024	—		—	2,129	(6)	—
	September 18, 2024	—		—	19,666	(4)	—
Clay Geyer	April 18, 2024	—		—	14,000	(7)	—
	September 18, 2024	—		—	567	(7)	—

(1)The Incentive Units are not publicly traded and, therefore, there was no ascertainable public market value for the Incentive Units as of December 31, 2024. The value of the Incentive Units is calculated as of December 31, 2024 and was determined to be zero, based on the number of outstanding unvested Incentive Units as of such date and taking into account applicable distribution thresholds. If the distribution thresholds were not taken into account, then the per unit value of the unvested Incentive Units would have been approximately $2.22.
(2)Represents unvested Incentive Units that vested or will vest in equal installments on each of January 1, 2025, January 1, 2026 and January 1, 2027, subject to continued service through the date of certification that such vesting condition has been attained. In the event of a Public Offering or a Sale Event (each term as defined in the LLC Agreement of Black Rock OpCo) or the executive’s death, all then-unvested Incentive Units would become vested. The distribution threshold is $182,000,000.
(3)Represents unvested Incentive Units that will vest upon the Company’s attainment of the performance unit strike price equal to the benchmark strike price ($182,000,000) multiplied by 2.5, subject to continued service through the date of certification that the applicable vesting condition has been attained. In the event of a Public Offering or a Sale Event or the executive’s death, all then-unvested Incentive Units would become vested. The distribution threshold is $455,000,000 (which is equal to the benchmark strike price ($182,000,000) multiplied by 2.5).
(4)Represents unvested Incentive Units that will vest in full upon a Public Offering or a Sale Event, subject to the executive’s continued service. The distribution threshold is $265,000,000.
(5)Represents unvested Incentive Units that will vest in full upon a Public Offering or a Sale Event or receipt by the Company of an actionable all cash offer otherwise resulting in a Public Offering or a Sale Event, in any case, subject to the executive’s continued service. The distribution threshold is $265,000,000.
(6)Represents unvested Incentive Units that will vest upon the Company’s attainment of the applicable EBITDA goals, subject to the executive’s continued service. In the event of a Public Offering or a Sale Event, all then-unvested Incentive Units would become vested. The distribution threshold is $182,000,000.
(7)Represents unvested Incentive Units that will vest in full upon the Company’s attainment of annual consolidated EBITDA goals, subject to the executive’s continued service. In the event of a Public Offering or a Sale Event, the vesting schedule is accelerated, such that all then-unvested Incentive Units would become vested. The distribution threshold is $182,000,000.
Executive Compensation Arrangements
The following is a summary of the services agreements we have entered into with our named executive officers and the Executive Severance Plan we intend to adopt in connection with this offering. The services agreements with each of Messrs. Davis, Booth and Geyer will terminate in connection with this offering.

Davis Services Agreement
We are party to a services agreement with Mr. Davis, our Chief Executive Officer, which was originally entered into effective March 23, 2023 and amended on September 8, 2023 and September 18, 2024. Pursuant to the amended services agreement, Mr. Davis is entitled to receive a base salary, an annual cash incentive bonus targeted at $600,000, a RCC Award, a retention bonus and an Incentive Unit award and reimbursement of reasonable relocation expenses in the event Mr. Davis relocates to Phoenix, Arizona during the employment term. In addition, Mr. Davis is eligible to participate in our standard employee benefit programs. Mr. Davis’s service pursuant to the amended services agreement will continue until May 1, 2033, unless earlier terminated in accordance with its terms.
Mr. Davis’s RCC Award is a special bonus opportunity that will be earned upon the consummation of this offering, subject to our achievement of pre-established adjusted EBITDA goals and Mr. Davis’s continued service, delivery of an effective release of claims and continued compliance with restrictive covenants. The amount of the RCC Award (if any) will equal up to $8 million. Mr. Davis’s retention bonus is a special $4,000,000 bonus opportunity that will be earned upon the consummation of this offering, subject to Mr. Davis’s continued service, delivery an effective release of claims and continued compliance with restrictive covenants.
The amended services agreement also provides for a grant to Mr. Davis of Incentive Units (equal to 4.0% of the common equity securities of the Company as of the date of grant). 36% of the Incentive Units (the “Time-Based Units”) are subject to time-based vesting, with 6% of the Time-Based Units vesting on January 1, 2024, and the remaining Time-Based Units vesting in equal installments on each of the subsequent three anniversaries. 64% of such Incentive Units will vest upon the Company’s attainment of the performance unit strike price equal to the benchmark strike price ($182,000,000) multiplied by 2.5. In the event of a Public Offering or a Sale Event (each term as defined in the LLC Agreement of Black Rock OpCo) or the executive’s death, provided such event occurs during the employment term, all then-unvested Incentive Units would become vested.
If Mr. Davis is terminated without cause or resigns for good reason (each, as defined in the amended services agreement), due to his death or disability or as a result of a non-renewal of the employment term by our company, he is eligible to receive continued payments of base salary for 12 months following the date of termination. These severance payments and benefits are subject to Mr. Davis’s timely execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below.
Booth Services Agreement
We are party to a services agreement with Mr. Booth, our Chief Financial Officer, which was entered into effective December 11, 2023 and amended on May 27, 2025. Pursuant to the amended services agreement, Mr. Booth is entitled to receive a base salary, an annual cash incentive bonus, an Incentive Unit award and is eligible to participate in our standard employee benefit programs. Mr. Booth is also entitled to repurchase by us of a certain number of units held by him in Black Rock OpCo in connection with this offering. Mr. Booth’s service pursuant to the amended services agreement will continue until December 10, 2028, subject to automatic one-year successive renewals, unless earlier terminated in accordance with its terms.
The amended services agreement provides for a grant to Mr. Booth of Incentive Units in Black Rock OpCo. The Incentive Units that will vest upon our attainment of pre-established EBITDA goals. In the event of a Public Offering or a Sale Event (each term as defined in the LLC Agreement of Black Rock OpCo), provided such event occurs during the employment term, all then-unvested Incentive Units would become vested.
If Mr. Booth is terminated without cause or resigns for good reason (each, as defined in the amended services agreement), Mr. Booth is eligible to receive continued payments of base salary for three months following the date of termination. These severance payments and benefits are subject to Mr. Booth’s timely execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below.
Geyer Services Agreement
We are party to a services agreement with Mr. Geyer, our Chief Operating Officer (Vice President of Operations in 2024), which was entered into effective November 9, 2023 and amended on May 27, 2025. Pursuant to the amended services agreement, Mr. Geyer is entitled to receive a base salary, an annual cash incentive bonus, a RCC Award and an Incentive Unit award and is eligible to participate in our standard employee benefit programs. The initial employment term pursuant to Mr. Geyer’s amended services agreement ended on November 9, 2024 and has been subject to automatic one-year successive renewals since then, unless earlier terminated in accordance with its terms.
Mr. Geyer’s RCC Award will be earned upon the consummation of this offering, subject to our achievement of pre-established enterprise value goals and Mr. Geyer’s continued service, delivery of an effective release of claims and continued compliance with restrictive covenants.
The amended services agreement provides for a grant to Mr. Geyer of Incentive Units in Black Rock OpCo. The Incentive Units that will vest upon our attainment of pre-established annual consolidated EBITDA goals. In the event of a Public Offering or a Sale Event (each term as defined in the LLC Agreement of Black Rock OpCo), provided such event occurs during the employment term, all then-unvested Incentive Units would become vested.
If Mr. Geyer is terminated without cause or resigns for good reason (each, as defined in the amended services agreement), Mr. Geyer is eligible to receive continued payments of base salary for three months following the date of termination. These severance payments and benefits are subject to Mr. Geyer’s timely execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described below.
Messrs. Davis, Booth and Geyer are party to separate agreements that include restrictive covenants, including non-disclosure of confidential information provision that applies during employment and thereafter, as well as a non-competition provision (other than for Mr. Booth) and service provider and customer non-solicitation provisions that are applicable during employment and for 12 months thereafter.
Executive Severance Plan
In connection with this offering, we adopted the Executive Severance Plan. The Executive Severance Plan will become effective upon the completion of this offering and will provide for the payment of certain cash severance and other benefits to participants, including each of our named executive officers, in the event of a qualifying termination of employment with us.
Under the Executive Severance Plan, in the event of a termination of the executive’s employment by us without cause or by the executive for good reason (or, for Mr. Davis, due to death or disability), in any case, outside of the 24-month period commencing on a change in control, the executive will be eligible to receive the following payments and benefits:
•cash payments equal to 100% (or 200% for Mr. Davis) of the executive’s then-current annual base salary, paid in substantially equal installments over the 12-month (or 24-month for Mr. Davis) period following the termination date;
•eligibility for a pro-rata annual bonus for the calendar year in which the termination date occurs and based on actual performance of applicable performance goals and, with respect to Mr. Davis only, any earned but unpaid prior-year bonus; and
•company-paid COBRA premium payments for the executive and the executive’s eligible dependents for up to 12 months (or 24 months for Mr. Davis).

In the event of a termination of the executive’s employment by us without cause or by the executive for good reason (or, for Mr. Davis, due to death or disability), in any case, within the 24-month period commencing on a change in control, the executive will be eligible to receive the following payments and benefits:
•cash payments equal to 100% (or 200% for Mr. Davis) of the sum of the executive’s then-current annual base salary and target annual bonus, paid in substantially equal installments over the 12-month (or 24-month for Mr. Davis) following the termination date;
•pro-rata annual target bonus for the calendar year in which the termination date occurs and, with respect to Mr. Davis only, any earned but unpaid prior-year bonus;
•company-paid COBRA premium payments for the executive and the executive’s eligible dependents for up to 12 months (or 24 months for Mr. Davis); and
•full vesting of then-unvested equity awards (with respect to performance-vesting equity awards, assuming the greater of target and actual level of performance).
An executive’s right to receive the severance payments and benefits described above is subject to the executive’s execution and, as applicable, non-revocation of a general release of claims in our favor.
In addition, in the event that any payment under the Executive Severance Plan, together with any other amounts paid to the executive, would subject such executive to an excise tax under Section 4999 of the Internal Revenue Code, such payments will be reduced to the extent that such reduction would produce a better net after-tax result for the executive.
2025 Incentive Award Plan
In connection with this offering, we adopted and our shareholders approved the 2025 Plan, under which we may grant equity and cash incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2025 Plan are summarized below.
Eligibility and Administration. Our employees, consultants and directors and employees and consultants of our affiliates will be eligible to receive awards under the 2025 Plan. Following the completion of this offering, the 2025 Plan will be administered by our Board with respect to awards to non-employee directors and by our culture and compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator), subject to the limitations imposed under the 2025 Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The plan administrator will have the authority to take all actions and make all determinations under the 2025 Plan, to interpret the 2025 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2025 Plan as it deems advisable. The plan administrator will also have the authority to determine which eligible service providers receive awards, grant awards and set the terms and conditions of all awards under the 2025 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2025 Plan.
Limitation on Awards and Shares Available. The initial aggregate number of shares of our common stock that will be available for issuance under the 2025 Plan will be equal to 9% of the number of shares of our Class A common stock, Class B common stock and Class C common stock outstanding as of immediately following the completion of this offering (which is expected to be 4,303,405 shares, assuming an initial public offering price of $17.00 per share, which is the midpoint of the estimated price range set forth on the cover page of this prospectus). In addition, the number of shares of our common stock available for issuance under the 2025 Plan will be subject to an annual increase on the first day of each calendar year beginning on and including January 1, 2026 and ending on and including January 1, 2035, equal to the lesser of (A) 3% of the aggregate number of shares of our Class A common stock, Class B common stock and Class C common stock outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our Board. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options, or ISOs, granted under the 2025 Plan, will be 10,000,000. Any shares issued pursuant to the 2025 Plan may consist, in whole or in part, of authorized and unissued common stock, treasury common stock or common stock purchased on the open market.
If an award under the 2025 Plan expires, lapses or is terminated, exchanged for or settled in cash, any shares subject to such award (or portion thereof) may, to the extent of such expiration, lapse, termination or cash settlement, be used again for new grants under the 2025 Plan. Shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award will not reduce the shares available for grant under the 2025 Plan. Further, the payment of dividend equivalents in cash in conjunction with any awards under the 2025 Plan will not reduce the shares available for grant under the 2025 Plan. However, the following shares may not be used again for grant under the 2025 Plan: (i) shares subject to stock appreciation rights, or SARs, that are not issued in connection with the stock settlement of the SAR on exercise, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the 2025 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2025 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2025 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year, or director limit, may not exceed an amount equal to $750,000 (increased to $1,000,000 in the calendar year of a non-employee director’s initial service as a non-employee director or any calendar year during which a non- employee director serves as chairman of our Board or lead independent director), which limits shall not apply to the compensation for any non-employee director who serves in any capacity in addition to that of a non-employee director for which he or she receives additional compensation or any compensation paid prior to the calendar year following the calendar year in which the 2025 Plan becomes effective.
Awards. The 2025 Plan provides for the grant of stock options, including ISOs and nonqualified stock options, or NSOs, SARs, restricted stock, dividend equivalents, restricted stock units, or RSUs, and other stock or cash-based awards. Certain awards under the 2025 Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2025 Plan will be evidenced by award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.
•Stock Options and SARs. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by our Board, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share on the grant date (or 110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute awards granted in connection with a corporate transaction. The term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Conditions applicable to stock options and/or SARs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•Restricted Stock and RSUs. Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). The plan administrator may provide that the delivery of the shares underlying RSUs will be deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to RSUs will be determined by the plan administrator, subject to the conditions and limitations contained in the 2025 Plan. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.
•Other Stock or Cash-Based Awards. Other stock or cash-based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
•Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents payable with respect to an award prior to the vesting of such award instead will be paid out to the participant only to the extent that the vesting conditions are subsequently satisfied and the award vests.
Certain Transactions. The plan administrator has broad discretion to take action under the 2025 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2025 Plan and outstanding awards. In the event of a change in control (as defined in the 2025 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Repricing. Our board of directors may, without approval of the shareholders, reduce the exercise price of any stock option or SAR, or cancel any stock option or SAR in exchange for cash, other awards or stock options or SARs with an exercise price per share that is less than the exercise price per share of the original stock options or SARs.
Plan Amendment and Termination. Our board of directors may amend or terminate the 2025 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2025 Plan, may materially and adversely affect an award outstanding under the 2025 Plan without the consent of the affected participant, and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. The 2025 Plan will remain in effect until the tenth anniversary of the effective date of the 2025 Plan, unless earlier terminated. No awards may be granted under the 2025 Plan after its termination.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any Company clawback policy as set forth in such clawback policy or the applicable award agreement. Awards under the 2025 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2025 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.
Director Compensation
During the fiscal year ended December 31, 2024, our non-employee directors were Ms. Goldsmith-Grover and Messrs. Brand, Braithwaite, Federico, Hernandez, Pereboom, and Spellmeyer.
In 2024, each of Messrs. Brand, Hernandez, Pereboom and Spellmeyer were entitled to receive an annual cash retainer fee equal to $40,000. As a non-employee director, Mr. Braithwaite also was entitled to receive in 2024 an annual cash retainer fee equal to $40,000, although pursuant to an arrangement with our Sponsor this cash retainer was paid directly to our Sponsor. In addition, in 2024, Mr. Federico was entitled to receive an annual cash retainer fee equal to $50,000 and Ms. Goldsmith-Grover was entitled to receive a $150,000 fee and a grant of Incentive Units in Black Rock OpCo (equal to 0.05% of the common equity securities of the Company as of the date of grant). In 2024, Mr. Federico also received Incentive Unit awards in Black Rock OpCo, covering, in the aggregate, the same number of units as Ms. Goldsmith-Grover’s award.
2024 Director Compensation Table
The following table sets forth information for 2024 regarding the compensation awarded to, earned by or paid to the non-employee directors who served on our Board during fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)(1)		Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Daniel Brand	40,000		—	—		40,000
Andrew Braithwaite	40,000	(3)	—	—		40,000
Rick Federico	50,000		6,537	—		56,537
Sarah Goldsmith-Grover	150,000		6,537	—		156,537
Jeffrey Hernandez	40,000		—	—		40,000
Bryan Pereboom	40,000		—	—		40,000
Jake Spellmeyer	40,000		—	3,749	(4)	43,749

(1)The annual cash retainer fees to Messrs. Brand, Hernandez, Pereboom and Spellmeyer were paid directly to Viking Cake Holdings II, LLC, which is the entity directly or indirectly owned by these directors.
(2)Amounts reflect the aggregate grant date fair value of Incentive Units in Black Rock OpCo, intended to constitute profits interests for federal income tax purposes, granted to Mr. Federico and Ms. Goldsmith-Grover during 2024, computed in accordance with FASB ASC Topic 718, Compensation—Stock Compensation. The grant-date fair value of the time-vesting units was determined based on the fair value of the units on the applicable grant date.
(3)Pursuant to the arrangement with our Sponsor, Mr. Braithwaite’s annual cash retainer fee was paid directly to our Sponsor.
(4)Amount represents life insurance premiums paid to Mr. Spellmeyer during 2024.

The table below shows the aggregate numbers of unvested stock awards held as of December 31, 2024 by each non-employee director who was serving as of December 31, 2024.

Name	Incentive Units Outstanding at Fiscal Year End
Daniel Brand	—
Andrew Braithwaite	—
Rick Federico	2,065	(1)
Sarah Goldsmith-Grover	1,967	(2)
Jeffrey Hernandez	—
Bryan Pereboom	—
Jake Spellmeyer	—

(1)Represents unvested Incentive Units that will vest (i) with respect to 295 Incentive Units, in full upon the Company’s attainment of annual consolidated EBITDA goals, subject to the director’s continued service, and (ii) with respect to 1,770 Incentive Units, in substantially equal installments on each of March 21, 2025 and March 21, 2026, subject to continued service through the date of certification that such vesting condition has been attained. In the event of a Public Offering or a Sale Event, all then-unvested Incentive Units would become vested. The distribution threshold is $182,000,000.
(2)Represents unvested Incentive Units that will vest in substantially equal installments on each of October 1, 2026 and October 1, 2027, subject to continued service through the date of certification that such vesting condition has been attained. In the event of a Public Offering or a Sale Event, all then-unvested Incentive Units would become vested. The distribution threshold is $265,000,000.
Non-Employee Director Compensation Program
In connection with this offering, we adopted, and our shareholders approved, a compensation program (the “Director Compensation Program”) for our non-employee directors (each, an “Eligible Director”). The Director Compensation Program will provide for annual cash retainer fees and long-term equity awards. The material terms of the Director Compensation Program are described below.
The Director Compensation Program consists of the following components:
Cash Compensation:
•Annual Retainer: $50,000
The annual cash retainers will be paid in quarterly installments in arrears to independent Eligible Directors who are not affiliated with our Sponsor. However, in light of the compensation she received in 2024, Ms. Goldsmith-Grover is not expected to receive an annual cash retainer until October 1, 2027. Annual cash retainers will be pro-rated for any partial calendar quarter of service.
Equity Compensation:
•2025 Awards: Our Board intends to approve the grant of RSU awards pursuant to the 2025 Plan to our non-employee directors, which grants will become effective in connection with the completion of this offering (the “2025 Awards”). The dollar-denominated value of each award will be $56,250 and the aggregate dollar-denominated value of these awards will be $450,000. The aggregate number of shares of our Class A common stock that will be subject to the 2025 Awards will be determined based on the initial public offering price per share of our common stock in this offering.
The 2025 Awards will vest in full on the date of the annual meeting of stockholders to be held in 2026, or, if earlier, the first anniversary of the closing of this offering, subject to continued service through the applicable vesting date.
•Annual Award: An Eligible Director who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2026) automatically shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $75,000. The number of RSUs subject to the award will be determined by dividing the value of the award by the price per share of our Class A common stock on the applicable grant date.
Each Annual Award will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.
•Additional Annual Award: In addition, our Non-Executive Chair, Lead Independent Director and each Committee Chair who is serving on our Board as of the date of an annual meeting of stockholders (beginning with calendar year 2026) automatically shall be granted, on the date of such annual meeting, an RSU award with an aggregate value of $15,000. The number of RSUs subject to the award will be determined by dividing the value of the award by the price per share of our Class A common stock on the applicable grant date.
Each Additional Annual Award will vest in full on the earlier to occur of the first anniversary of the grant date and the date of the next annual meeting following the grant date, subject to continued service.
In addition, each equity award granted to an Eligible Director under the Director Compensation Program will vest in full immediately prior to the occurrence of a “change in control” (as defined in the 2025 Plan). Compensation under the Director Compensation Program will be subject to the annual limits on non-employee director compensation set forth in the 2025 Plan.
Viking Cake Promissory Note
In August 2025, prior to the first public filing of the registration statement of which this prospectus forms a part, our Board approved the forgiveness of the full outstanding principal amount of, and accrued and unpaid interest on, the promissory note we previously entered into with Viking Cake, which aggregate amount was $5.3 million as of June 30, 2025. Each of Messrs. Hernandez, Brand, Spellmeyer and Pereboom directly or indirectly own Viking Cake. For additional information, please refer to “Certain Relationships and Related Party Transactions—Promissory Note Financing.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2022 and any currently proposed transactions, to which we were or are to be a participant, in which (i) the amount involved exceeded or will exceed $120,000; and (ii) any of our directors, executive officers, or holders of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing persons or entities, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described under “Executive and Director Compensation.”
We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that we would pay or receive, as applicable, in arm’s-length transactions.
Transactions
In connection with the Transactions, we will engage in certain transactions with certain of our directors, executive officers and other persons and entities which are or will become holders of 5% or more of our voting securities upon the consummation of the Transactions. These transactions are described in “Organizational Structure.”
Co-Founder Contribution
In connection with the Transactions, an affiliate of Viking Cake that will be controlled by our Co-Founders will enter into a margin loan with a lender that is not the Company or one of its affiliates (the “Margin Loan”), the proceeds of which will be used to purchase 2,247,288 newly issued LLC Units from Black Rock OpCo. Such affiliate of Viking Cake will be issued a corresponding number of shares of Class C common stock (the “Co-Founder Contribution”).
Use of Proceeds
We intend to use all of the net proceeds from this offering to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock). In the event the underwriters exercise their option to purchase additional shares of Class A common stock, we intend to use any proceeds from such exercise (i) to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B or Class C common stock, as applicable) and, (ii) to the extent there are remaining proceeds, to purchase newly issued LLC Units from Black Rock OpCo.
Black Rock OpCo currently intends to use the net proceeds it receives from this offering, together with proceeds from the Refinancing and the Co-Founder Contribution, (i) to repay all $113.2 million of outstanding borrowings under the Credit Facility, (ii) to pay estimated offering expenses of $6.5 million and, (iii) to the extent there are remaining proceeds, for general corporate purposes.
The foregoing purchases of LLC Units will be at a price per unit equal to the initial public offering price per share of Class A common stock in this offering, less the underwriting discounts and commissions. See “Use of Proceeds” and “Principal Shareholders” for additional information regarding the proceeds from this offering that may be paid to certain of our Continuing Equity Owners.
Tax Receivable Agreement
As described in “Organizational Structure” and in “Transactions” above, we intend to use the net proceeds from this offering to purchase newly issued LLC Units directly from Black Rock OpCo. As a result of our post-offering organizational structure, Black Rock Coffee Bar, Inc. expects to obtain (i) Basis Adjustments and (ii) certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. We intend to treat any redemption or exchange of LLC Units for our Class A common stock or our cash as our direct purchase of LLC Units from the Continuing Equity Owners for U.S. federal income and other applicable tax purposes, regardless of whether such LLC Units are surrendered by the Continuing Equity Owners to Black Rock OpCo for redemption or sold to us upon the exercise of our election to acquire such LLC Units directly. Such Basis Adjustments may have the effect of reducing the amounts we would otherwise pay in the future to various tax authorities and may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the transactions described above, we will enter into a Tax Receivable Agreement with Black Rock OpCo and the TRA Parties, which we refer to as the Tax Receivable Agreement, that will provide for the payment by Black Rock Coffee Bar, Inc. to the TRA Parties of 85% of the amount of certain tax benefits, if any, that Black Rock Coffee Bar, Inc. actually realizes, or in some circumstances is deemed to realize, as a result of Basis Adjustments and certain tax benefits (such as interest deductions) arising from payments made under the Tax Receivable Agreement. Black Rock OpCo will have in effect an election under Section 754 of the Code, effective for the taxable year that includes the Transactions and each taxable year thereafter. For more information on the equity ownership of the TRA Parties, which include our Co-Founders and certain of their affiliates, including Viking Cake, our Sponsor, all of our executive officers as well as Richard Federico and Sarah Goldsmith-Grover, each a director, please see “Principal Shareholders” and the corresponding footnotes in the ownership table. These Tax Receivable Agreement payments are not conditioned upon one or more of the TRA Parties maintaining a continued ownership interest in Black Rock OpCo. If a TRA Party transfers LLC Units but does not assign to the transferee of such units its rights under the Tax Receivable Agreement, such TRA Party generally will continue to be entitled to receive payments under the Tax Receivable Agreement arising in respect of a subsequent exchange of such LLC Units. In general, the TRA Parties’ rights under the Tax Receivable Agreement may not be assigned, sold, pledged, or otherwise alienated to any person other than certain permitted transferees, without our prior written consent (not to be unreasonably withheld, conditioned, or delayed), and such person becoming a party to the Tax Receivable Agreement and agreeing to succeed to the applicable TRA Party’s interest therein. Any assignment, sale, pledge or other transfer of a TRA Party’s rights under the Tax Receivable Agreement would be subject to Black Rock Coffee Bar, Inc.’s right of first refusal and our prior written consent would be required for transfers to more than two transferees (excluding permitted transferees).
The actual Basis Adjustments, as well as any amounts paid to the TRA Parties under the Tax Receivable Agreement, will vary depending on a number of factors, including:
•the timing of any future redemptions or exchanges—for instance, the increase in any tax deductions will vary depending on the fair value, which may fluctuate over time, of the depreciable or amortizable assets of Black Rock OpCo at the time of each redemption, exchange, or distribution (or deemed distribution) as well as the amount of remaining existing tax basis at the time of such redemption, exchange, or distribution (or deemed distribution);
•the price of shares of our Class A common stock at the time of the purchases from the TRA Parties in connection with this offering and any applicable redemptions or exchanges—Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of our Class A common stock at the time of such purchases or future redemptions or exchanges;
•the extent to which redemptions or exchanges are taxable—if a redemption or exchange is not taxable for any reason, increased tax deductions will not be available;
•the extent to which such Basis Adjustments are immediately deductible—we may be permitted to immediately expense a portion of the Basis Adjustments (e.g., Basis Adjustments related to certain property and equipment that may be subject to accelerated depreciation methods) attributable to a redemption or exchange, which could significantly accelerate the timing of our realization of the associated tax benefits. Under the Black Rock OpCo LLC Agreement, the determination of whether to immediately expense such Basis Adjustments will be made in our sole discretion; and
•the amount and timing of our income—the Tax Receivable Agreement generally will require us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If we do not have sufficient taxable income to realize any of the applicable tax benefits, we generally will not be required (absent a material breach of a material obligation under the Tax Receivable Agreement, change of control, or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year may generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes will result in payments under the Tax Receivable Agreement.
For purposes of the Tax Receivable Agreement, cash savings in income tax will be computed by comparing our actual income tax liability to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments or additional tax benefits to us as a result of any payments made under the Tax Receivable Agreement; provided that, for purposes of determining cash savings with respect to state income taxes, we will use an assumed tax rate. The Tax Receivable Agreement will generally apply to each of our taxable years, beginning with the first taxable year ending after the consummation of the Transactions. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be terminated by us pursuant to an early termination procedure that requires us to pay the TRA Parties an agreed-upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated with certain assumptions, including regarding tax rates and utilization of Basis Adjustments and additional tax benefits arising from payments made under the Tax Receivable Agreement).
The payment obligations under the Tax Receivable Agreement are obligations of Black Rock Coffee Bar, Inc. and not of Black Rock OpCo. Although the actual timing and amount of any payments that we may make under the Tax Receivable Agreement will vary, we expect the payments we may be required to make to the TRA Parties could be substantial. Assuming no material changes in the relevant tax laws and that we earn sufficient taxable income to realize all tax benefits that are subject to the Tax Receivable Agreement, we expect the tax savings associated with the purchase of LLC Units in connection with this offering, together with future redemptions or exchanges of all remaining LLC Units owned by the TRA Parties pursuant to the Black Rock OpCo LLC Agreement as described above, would aggregate to approximately $178.8 million over 15 years from the date of this offering based on the assumed initial public offering price of $17.00 per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus), and assuming all redemptions or exchanges would occur immediately after the initial public offering for the remaining ownership of Black Rock OpCo not acquired by Black Rock Coffee Bar, Inc. Under such scenario, assuming future payments are made on the date each relevant tax return is due, without extensions, we would be required to pay approximately 85% of such amount, or approximately $152.0 million over the 15-year period from the date of this offering, to the TRA Parties. The actual amounts we will be required to pay under the Tax Receivable Agreement may be significantly different from the amounts described in the preceding sentence as a result of, among other things, the factors described above. Any payments made by us to the TRA Parties under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us or to Black Rock OpCo and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and, therefore, may accelerate payments due under the Tax Receivable Agreement. We anticipate funding any obligation under the Tax Receivable Agreement from cash flow from operations of Black Rock OpCo, available cash, or available borrowings under any future debt agreements. Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations, or other changes in control, may influence the timing and amount of payments we pay to a redeeming TRA Party under the Tax Receivable Agreement. For example, the disposition of assets following an exchange or acquisition transaction may accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
The Tax Receivable Agreement provides that if certain mergers, asset sales, other forms of business combination, or other changes of control were to occur, if we materially breach any of our material obligations under the Tax Receivable Agreement, or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions (including that we earn sufficient taxable income to realize all potential tax benefits that are subject to the Tax Receivable Agreement). In those circumstances, TRA Parties would be deemed to exchange any remaining outstanding LLC Units for Class A common stock and generally would be entitled to an immediate cash payment under the Tax Receivable Agreement as a result of such deemed exchanges.
We may also elect to completely terminate the Tax Receivable Agreement early only with the written approval of each of a majority of our “independent directors” (within the meaning of Rule 10A-3 promulgated under the Exchange Act and Nasdaq rules).
As a result of the foregoing, we could be required to make an immediate cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. We also could be required to make cash payments to the TRA Parties that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combination, or other changes of control. For example, should we elect to terminate the Tax Receivable Agreement immediately following this offering, assuming no material changes in the relevant tax laws or tax rates, we estimate that the aggregate termination payments payable to the TRA Parties would be approximately $104.2 million, based on the assumed initial public offering price of $17.00 per share of our Class A common stock (the midpoint of the estimated price range set forth on the cover page of this prospectus) and assuming SOFR (as defined in the Tax Receivable Agreement) were to be 5.34%.
There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement. See “Risk Factors—Risks Related to Our Organizational Structure—In certain cases, payments under the Tax Receivable Agreement to the TRA Parties may be accelerated or significantly exceed any actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.”
Payments under the Tax Receivable Agreement will generally be based on the tax reporting positions that we determine. We will not be reimbursed for any cash payments previously made to the TRA Parties pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, any excess cash payments made by us to a TRA Party will be netted against future cash payments, if any, we might otherwise be required to make under the terms of the Tax Receivable Agreement to such TRA Party. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments, if any, we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the IRS or a court will not disagree with our tax reporting positions. As a result, it is possible we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.

We will have full responsibility for, and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refund and defense of all tax contests, subject to certain participation and approval rights held by the TRA Parties. If the outcome of any challenge to all or part of the Basis Adjustments or other tax benefits we claim would reasonably be expected to adversely affect the rights and obligations of the TRA Parties in any material respect under the Tax Receivable Agreement, then we will not be permitted to settle such challenge without the consent (not to be unreasonably withheld or delayed) of the TRA Parties, as applicable. The interests of the TRA Parties in any such challenge may differ from or conflict with our interests and your interests, and the TRA Parties may exercise their consent rights relating to any such challenge in a manner adverse to our interests and your interests.
The Tax Receivable Agreement requires us to provide the TRA Representatives with a schedule showing the calculation of payments due under the Tax Receivable Agreement. We are required to provide such schedule within 120 calendar days after filing our U.S. federal income tax return for each taxable year with respect to which a payment obligation arises. This calculation will be based upon the advice of our tax advisors. Payments under the Tax Receivable Agreement will generally be made to the TRA Parties within five business days after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at a rate equal to the lesser of (i) 6.5% or (ii) SOFR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at a rate equal to SOFR plus 500 basis points, until such payments are made, generally including any late payments we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time they originally arose.
Black Rock OpCo LLC Agreement
Agreement in effect before consummation of the Transactions
Black Rock OpCo and the Continuing Equity Owners are currently parties to the Sixth Amended and Restated Limited Liability Company Agreement of Black Rock Coffee Holdings, LLC, dated as of May 31, 2024, as amended from time to time, which governs the business operations of Black Rock OpCo and defines the relative rights and privileges associated with the existing units of Black Rock OpCo. Under the Black Rock OpCo LLC Agreement in effect prior to the consummation of the Transactions, the board of managers of Black Rock OpCo has full and complete discretion to manage and control the business and affairs of Black Rock OpCo, subject to the terms of the Black Rock OpCo LLC Agreement, and the day-to-day business operations of Black Rock OpCo are overseen and implemented by officers of Black Rock OpCo. Each members’ rights under the Black Rock OpCo LLC Agreement continue until the effective time of the new Black Rock OpCo LLC Agreement to be adopted in connection with the Transactions, as described below, at which time the Continuing Equity Owners will continue as members that hold LLC Units with the respective rights thereunder.
Agreement in effect upon consummation of the Transactions
In connection with the consummation of the Transactions, we and the Continuing Equity Owners will enter into the Black Rock OpCo LLC Agreement.
Appointment as managing member. Under the Black Rock OpCo LLC Agreement, we will become a member and the sole manager of Black Rock OpCo. As the sole manager, we will be able to control all of the day-to-day business affairs and decision-making of Black Rock OpCo without the approval of any other member. As such, we, through our officers and directors, will be responsible for all operational and administrative decisions of Black Rock OpCo and daily management of Black Rock OpCo’s business. Pursuant to the terms of the Black Rock OpCo LLC Agreement, we cannot be removed or replaced as the sole manager of Black Rock OpCo except by our resignation, which may be given at any time by written notice to the members.

Compensation, fees, and expenses. We will not be entitled to compensation for our services as the manager of Black Rock OpCo. We will be entitled to reimbursement by Black Rock OpCo for reasonable fees and expenses incurred on behalf of Black Rock OpCo, including all expenses associated with the Transactions, any subsequent offering of our Class A common stock, being a public company, and maintaining our corporate existence.
Distributions. The Black Rock OpCo LLC Agreement will require “tax distributions” (as that term is used in the agreement) to be made by Black Rock OpCo to its members. Tax distributions will be made on a quarterly basis to each member of Black Rock OpCo, including us, pro rata in accordance with economic interests and based on such member’s allocable share of the taxable income of Black Rock OpCo and an assumed tax rate that will be determined by us, as described below. For this purpose, each member’s allocable share of Black Rock OpCo’s taxable income shall be net of its allocable share of taxable losses of Black Rock OpCo and our share of tax distributions shall be in amounts that permit us to satisfy our tax liabilities and our ordinary course payment obligations under the Tax Receivable Agreement. The assumed tax rate for purposes of determining tax distributions from Black Rock OpCo to its members generally will be the highest combined U.S. federal, state, and local tax rate that applies to any one of Black Rock OpCo’s members, regardless of the actual, final tax liability status of any such member. The Black Rock OpCo LLC Agreement will also allow for cash distributions to be made by Black Rock OpCo (subject to our sole discretion as the sole manager of Black Rock OpCo) to its members on a pro rata basis out of “distributable cash,” as that term is defined in the agreement, and as permitted by applicable law. We expect Black Rock OpCo may make distributions out of distributable cash periodically and as necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the Tax Receivable Agreement, except to the extent such distributions would render Black Rock OpCo insolvent or are otherwise prohibited by law or any of our future debt agreements.
Transfer restrictions. The Black Rock OpCo LLC Agreement generally does not permit transfers of LLC Units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and transfers approved in writing by the disinterested members of our Board, and other limited exceptions. The Black Rock OpCo LLC Agreement may impose additional restrictions on transfers (including redemptions described below with respect to each common unit) that are necessary or advisable so that Black Rock OpCo is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the Black Rock OpCo LLC Agreement, such member will be required to simultaneously transfer shares of Class B common stock or Class C common stock, as applicable, to such transferee equal to the number of LLC Units that were transferred to such transferee in such permitted transfer.
The Black Rock OpCo LLC Agreement provides that, in the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to our Class A common stock, each of which we refer to as a “Pubco Offer,” is approved by our Board or otherwise effected or to be effected with the consent or approval of our Board, each holder of LLC Units (other than Black Rock Coffee Bar, Inc. and its subsidiaries) shall be permitted to participate in such Pubco Offer by delivering a written notice, which shall be effective immediately prior to, and contingent upon, the consummation of such Pubco Offer. If a Pubco Offer is proposed by Black Rock Coffee Bar, Inc., then Black Rock Coffee Bar, Inc. is required to use its reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit the holders of such LLC Units to participate in such Pubco Offer to the same extent as or on an economically equivalent basis with the holders of shares of Class A common stock, provided that in no event shall any holder of LLC Units be entitled to receive aggregate consideration for each common unit that is greater than the consideration payable in respect of each share of Class A common stock pursuant to the Pubco Offer.
Except for certain exceptions, any transferee of LLC Units must assume, by operation of law or executing a joinder to the Black Rock OpCo LLC Agreement, all of the obligations of a transferring member with respect to the transferred units, and such transferee shall be bound by any limitations and obligations under the Black Rock OpCo LLC Agreement even if the transferee is not admitted as a member of Black

Rock OpCo. A member shall remain as a member with all rights and obligations until the transferee is accepted as substitute member in accordance with the Black Rock OpCo LLC Agreement.
Recapitalization. The Black Rock OpCo LLC Agreement will recapitalize the units currently held by the existing members of Black Rock OpCo into a new single class of LLC Units. The Black Rock OpCo LLC Agreement will also reflect a split of LLC Units such that one common unit can be acquired with the net proceeds received in the initial offering from the sale of one share of our Class A common stock, after the deduction of the underwriting discount. Each common unit generally will entitle the holder to a pro rata share of the net profits and net losses and distributions of Black Rock OpCo.
Maintenance of one-to-one ratio between shares of Class A common stock and LLC Units owned by us, one-to-one ratio between shares of Class B common stock and LLC Units owned by the Continuing Equity Owners and their permitted transferees (other, initially, than the Co-Founders and certain of their affiliates), one-to-one ratio between shares of Class C common stock and LLC Units owned by the Co-Founders, and certain of their affiliates and their permitted transferees. Except as otherwise determined, by us, the Black Rock OpCo LLC Agreement requires Black Rock OpCo to take all actions with respect to its LLC Units, including issuances, reclassifications, distributions, divisions or recapitalizations, such that (1) we at all times maintain a ratio of one common unit owned by us, directly or indirectly, for each share of Class A common stock issued and outstanding, (2) Black Rock OpCo at all times maintains (a) a one-to-one ratio between the number of shares of Class A common stock issued and outstanding and the number of LLC Units owned by us, (b) a one-to-one ratio between the number of shares of Class B common stock issued and owned by the Continuing Equity Owners (other than, initially, the Co-Founders, certain of their affiliates and their permitted transferees) and their permitted transferees and the number of LLC Units owned by the Continuing Equity Owners (other than, initially, the Co-Founders, certain of their affiliates and their permitted transferees) and their permitted transferees, collectively, and (c) a one-to-one ratio between the number of shares of Class C common stock issued and owned by the Co-Founders, certain of their affiliates and their permitted transferees and the number of LLC Units owned by the Co-Founders, certain of their affiliates and their permitted transferees, collectively. This ratio requirement disregards (1) shares of our Class A common stock under unvested options issued by us, (2) treasury stock and (3) preferred stock or other debt or equity securities (including warrants, options or rights) issued by us that are convertible into or exercisable or exchangeable for shares of Class A common stock, except to the extent we have contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of Black Rock OpCo. In addition, the Class A common stock ratio requirement disregards all LLC Units at any time held by any other person, including the Continuing Equity Owners. If we issue, transfer or deliver from treasury stock or repurchase shares of Class A common stock in a transaction not contemplated by the Black Rock OpCo LLC Agreement, we, as manager of Black Rock OpCo, have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding LLC Units we own equals, on a one-for-one basis, the number of outstanding shares of Class A common stock. If we issue, transfer or deliver from treasury stock or repurchase or redeem any of our preferred stock in a transaction not contemplated by the Black Rock OpCo LLC Agreement, we, as manager, have the authority to take all actions such that, after giving effect to all such issuances, transfers, deliveries repurchases or redemptions, we hold (in the case of any issuance, transfer or delivery) or cease to hold (in the case of any repurchase or redemption) equity interests in Black Rock OpCo which (in our good faith determination) are in the aggregate substantially economically equivalent to our preferred stock so issued, transferred, delivered, repurchased or redeemed. Black Rock OpCo is prohibited from undertaking any subdivision (by any split of units, distribution of units, reclassification, recapitalization or similar event) or combination (by reverse split of units, reclassification, recapitalization or similar event) of the LLC Units that is not accompanied by an identical subdivision or combination of (1) our Class A common stock to maintain at all times a one-to-one ratio between the number of LLC Units owned by us and the number of outstanding shares of our Class A common stock, (2) our Class B common stock to maintain at all times a one-to-one ratio between the number of LLC Units owned by the Continuing Equity Owners and their permitted transferees and the number of outstanding shares of our Class B common stock and (3) our Class C common stock to maintain at all times a one-to-one ratio between the number of LLC Units owned by our Co-Founders, certain of their affiliates and their permitted transferees and the number of outstanding shares of our Class C common stock, as applicable, in each case, subject to exceptions.
Contributions to Black Rock OpCo. The Black Rock OpCo LLC Agreement will permit us, in our discretion, to make contributions of excess cash to Black Rock OpCo. Upon any such contribution, there will be an automatic recapitalization of units in Black Rock OpCo, resulting in a pro rata reduction in the LLC Units and corresponding shares of our Class B common stock and/or Class C common stock (as applicable) held by the members of Black Rock OpCo other than us, to the extent necessary to maintain the one-to-one ratio between shares of our Class A common stock and LLC Units owned by us and the one-to-one ratio between the number of shares of our Class B common stock and/or Class C common stock (as applicable) and the number of outstanding LLC Units held by each Member (other than us).
Issuance of LLC Units upon exercise of options or issuance of other equity compensation. Upon the exercise of options issued by us (as opposed to options issued by Black Rock OpCo), or the issuance of other types of equity compensation by us (such as the issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from Black Rock OpCo a number of LLC Units equal to the number of our shares of Class A common stock being issued in connection with the exercise of such options or issuance of other types of equity compensation. When we issue shares of Class A common stock in settlement of stock options granted to persons that are not officers or employees of Black Rock OpCo, we will make, or be deemed to make, a capital contribution in Black Rock OpCo equal to the aggregate value of such shares of Class A common stock and Black Rock OpCo will issue to us a number of LLC Units equal to the number of shares we issued. When we issue shares of Class A common stock in settlement of stock options granted to persons that are officers or employees of Black Rock OpCo, then we will be deemed to have sold directly to the person exercising such award a portion of the value of each share of Class A common stock equal to the exercise price per share, and we will be deemed to have sold directly to Black Rock OpCo the difference between the exercise price and market price per share for each such share of Class A common stock. In cases where we grant other types of equity compensation to employees of Black Rock OpCo, on each applicable vesting date we will be deemed to have sold to Black Rock OpCo the number of vested shares at a price equal to the market price per share, Black Rock OpCo will deliver the shares to the applicable person, and we will be deemed to have made a capital contribution in Black Rock OpCo equal to the purchase price for such shares in exchange for an equal number of LLC Units.
Dissolution. The Black Rock OpCo LLC Agreement will provide that the consent of Black Rock Coffee Bar, Inc. as the managing member of Black Rock OpCo and members holding a majority of the voting units will be required to voluntarily dissolve Black Rock OpCo. In addition to a voluntary dissolution, Black Rock OpCo will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be applied in the following order: (1) first, to pay, or otherwise make adequate provision for the payment thereof, all of the debts, liabilities and obligations of Black Rock OpCo owed to creditors other than the members, including all expenses incurred in connection with the liquidation and winding up of Black Rock OpCo; (2) second, to pay, or otherwise make adequate provision for the payment thereof, all of the debts, liabilities and obligations of Black Rock OpCo owed to the members (other than any payments or distributions owed to such members in their capacity as members pursuant to Black Rock OpCo LLC Agreement); and (3) third, to the members pro-rata in accordance with their respective percentage ownership interests in Black Rock OpCo (as determined based on the number of LLC Units held by a member relative to the aggregate number of all outstanding LLC Units).
Indemnification. The Black Rock OpCo LLC Agreement will provide for indemnification of the manager, members and officers of Black Rock OpCo or affiliates.
Common unit redemption right. The Black Rock OpCo LLC Agreement will provide a redemption right to the Continuing Equity Owners which will entitle them to have their LLC Units redeemed for, at our election (determined solely by our independent directors (within the meaning of Rule 10A-3 promulgated under the

Exchange Act and Nasdaq rules) who are disinterested), newly issued shares of our Class A common stock, on a one-for-one basis, or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Unit so redeemed, in each case in accordance with the terms of the Black Rock OpCo LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of the rules of the Securities and Exchange Act) who are disinterested), we may effect a direct exchange by Black Rock Coffee Bar, Inc. of such Class A common stock, or such cash, as applicable, for such LLC Units. The Continuing Equity Owners may exercise such redemption right once per calendar quarter during a specified quarterly redemption notice period, and subject to certain exceptions, for as long as their LLC Units remain outstanding. In connection with the exercise of the redemption or exchange of LLC Units (1) the Continuing Equity Owners will be required to surrender a number of shares of our Class B common stock or Class C common stock, as applicable, registered in the name of such redeeming or exchanging Continuing Equity Owner, and therefore, will automatically be transferred to us and will be canceled for no consideration on a one-for-one basis with the number of LLC Units so redeemed or exchanged and (2) all redeeming members will surrender LLC Units to Black Rock OpCo for cancellation.
Each Continuing Equity Owner’s redemption rights will be subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of our Class A common stock that may be applicable to such Continuing Equity Owner and the absence of any liens or encumbrances on such LLC Units redeemed. Further, we may not effectuate a cash settlement unless the disinterested directors of our Board have authorized and consummated a qualifying offering by no later than the redemption date for the purpose of satisfying such cash settlement. Additionally, in the case we elect a cash settlement, such Continuing Equity Owner may rescind its redemption request with respect to such redemption within a specified period of time or, on one occasion in a 12-month period, on a drop of the trading price of our Class A common stock of 10%. Moreover, in the case of a settlement in Class A common stock, such redemption may be conditioned on the closing of an underwritten distribution of the shares of Class A common stock, which may be issued in connection with such proposed redemption. In the case of a settlement in Class A common stock, such Continuing Equity Owner may also revoke its redemption request or delay the consummation of a redemption if any of the following conditions exist: (1) any registration statement pursuant to which the resale of the Class A common stock to be registered for such Continuing Equity Owner at or immediately following the consummation of the redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (2) we failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such redemption or resale of the Class A common stock; (3) we exercised our right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Continuing Equity Owner to have its Class A common stock registered at or immediately following the consummation of the redemption or to have our Class A common stock resold; (4) such Continuing Equity Owner is in possession of any material non-public information concerning us, the receipt of which results in such Continuing Equity Owner being prohibited or restricted from selling Class A common stock at or immediately following the redemption or resale of its Class A common stock without disclosure of such information (and we do not permit disclosure); (5) any stop order relating to the registration statement pursuant to which the Class A common stock was to be registered by such Continuing Equity Owner at or immediately following the redemption shall have been issued by the SEC; (6) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A common stock is then traded; (7) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental entity that restrains or prohibits the redemption; (8) we shall have failed to comply in all material respects with our obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Continuing Equity Owner to consummate the resale of the Class A common stock to be received upon such redemption pursuant to an effective registration statement; (9) the redemption date would occur during a black-out period; or (10) such Continuing Equity Owner so elects by written notice to Black Rock OpCo no later than three business days prior to the scheduled redemption date.

Exchange and redemption right. The Black Rock OpCo LLC Agreement will provide a redemption right to the Company which will entitle us to redeem all outstanding LLC Units held by the Continuing Equity Owners if the Continuing Equity Owners hold less than 2.5% of the then-outstanding LLC Units. We must provide the Continuing Equity Owners written notice of such mandatory redemption at least one (1) year prior to the proposed redemption date.
Amendments. In addition to certain other requirements, our consent, as manager, and the consent of members holding a majority of the LLC Units then outstanding and entitled to vote (excluding LLC Units held directly or indirectly by us) will generally be required to amend or modify the Black Rock OpCo LLC Agreement.
Registration Rights Agreement in effect upon the consummation of the Transactions
We intend to enter into a Registration Rights Agreement with our Co-Founders, certain of their affiliates, and our Sponsor in connection with this offering, which we refer to as the Registration Rights Agreement. The Registration Rights Agreement will provide our Co-Founders, certain of their affiliates, and our Sponsor with certain demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register additional shares of common stock for sale to the public following the completion of this offering, we will be required to give notice of such registration to our Co-Founders, certain of their affiliates, and our Sponsor, and, subject to certain limitations, include shares of common stock held by them in such registration. The agreement will include customary indemnification provisions in favor of our Co-Founders, certain of their affiliates, and our Sponsor, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.
Voting Agreements in effect upon the consummation of the Transactions
Co-Founder Voting Agreement
We intend to enter into a Voting Agreement with our Co-Founders in connection with this offering, which we refer to as the Co-Founder Voting Agreement. Pursuant to the Co-Founder Voting Agreement, and subject to the exceptions set forth therein, our Co-Founders and certain of their affiliates will agree to (i) vote their shares of common stock in favor of the election of the Cynosure Nominee; (ii) vote their shares of common stock in favor of each incumbent member of the Board that is nominated for election to the Board for the next two consecutive annual meetings of the Company’s shareholders; provided that each of the Co-Founders remains on the Board on the date of the relevant annual meeting; and (iii) in the event that either of Kristina Cashman or Richard Federico shall fail to be nominated for election to the Board prior to the end of their respective term, refrain from voting in favor of the election of a nominee to the Board nominated in the place of either of Kristina Cashman or Richard Federico without the written consent of the Cynosure Nominee.
Sponsor Voting Agreement
We intend to enter into a Voting Agreement with our Sponsor in connection with this offering, which we refer to as the Sponsor Voting Agreement (together with the Co-Founder Voting Agreement, the “Voting Agreements”). Pursuant to the Sponsor Voting Agreement, and subject to the exceptions set forth therein, our Sponsor, for so long as it has the right to nominate the Cynosure Nominee, will agree to vote its shares of common stock in favor of the election of our Co-Founders that are nominated for election to the Board.
The Voting Agreements will terminate upon the earliest to occur of (i) the mutual written agreement of the Company, our Co-Founders and our Sponsor, (ii) the Sunset Date and (iii) the date on which our Sponsor no longer has the right to nominate a director for election to the Board pursuant to our amended and restated certificate of formation.
Promissory Note Financing
On May 8, 2023, we entered into a promissory note receivable with Viking Cake, in the principal amount of $4.9 million. The promissory note bore interest at 3.57% per annum and had an original maturity date of May 8, 2028. On May 31, 2024, Black Rock OpCo and Viking Cake entered into an amendment to the promissory note pursuant to which the maturity date of the note was amended to the earlier of (a) May 8, 2030, (b) the initial public offering of Black Rock OpCo or a successor company, (c) a Sale Event as defined under the Black Rock OpCo LLC Agreement and (d) the date on which all amounts under the promissory note become due and payable pursuant to an event of default under the note. Jeff Hernandez, Daniel Brand, Jake Spellmeyer and Bryan Pereboom, each of whom are on our Board, directly or indirectly own Viking Cake.
As of December 31, 2024 and December 31, 2023, the principal balance and interest owed by Viking Cake to Black Rock OpCo was $5.2 million and $5.0 million, respectfully. As of June 30, 2025, the principal balance and interest owed by Viking Cake to Black Rock OpCo was $5.3 million. The full outstanding principal amount of, and accrued and unpaid interest on, the promissory note was forgiven prior to the first public filing of the registration statement of which this prospectus forms a part.
Convertible Promissory Note Financing
On January 31, 2023, we issued Viking Cake Holdings II, LLC a convertible promissory note in the principal amount of $7.5 million in exchange for prior advances made to Black Rock OpCo by Viking Cake Holdings II, LLC. The convertible promissory note bore interest at 3.57% per annum and was fully repaid in October 2023. During the year ended December 31, 2023, interest payments payable by us to Viking Cake Holdings II, LLC totaled $91,000. Jeff Hernandez, Daniel Brand, Jake Spellmeyer and Bryan Pereboom, each of whom are on our Board, directly or indirectly own Viking Cake Holdings II, LLC. Viking Cake Holdings II, LLC is an affiliate of Viking Cake, which is the beneficial owner of more than 5% of our capital stock.
Series A Preferred Unit Redemption
On May 31, 2024, we entered into a redemption agreement (the “Series A Redemption Agreement”) with Viking Cake to purchase all of the 19,974,660 outstanding Series A Preferred Units of Black Rock OpCo for an aggregate purchase price of $18.0 million. The Series A Redemption Agreement waived all accrued and unpaid preferred yield associated with the Series A Units in the amount of $5.4 million. As of December 31, 2024, 16,169,962 Series A Preferred Units were purchased for approximately $14.6 million. On April 18, 2025, the remaining 3,804,698 Series A Preferred Units were purchased for approximately $3.4 million. Jeff Hernandez, Daniel Brand, Jake Spellmeyer and Bryan Pereboom, each of whom are on our Board, directly or indirectly own Viking Cake, which is the beneficial owner of more than 5% of our capital stock.
Fee Letter
On May 31, 2024, we entered into a fee letter agreement with certain holders of Black Rock OpCo’s Series A-1 Preferred Units and Series A-2 Preferred Units, including certain entities affiliated with our Sponsor and its affiliates, pursuant to which we agreed to pay $1.5 million in fees in connection with certain amendments to our Credit Facility and the Black Rock OpCo LLC Agreement. Black Rock OpCo also agreed to pay up to an additional $2.5 million upon the occurrence of certain events, including additional redemptions of Series A Preferred Units pursuant to the Series A Redemption Agreement. For the year ended December 31, 2024, we paid our Sponsor approximately $2.9 million pursuant to the fee letter agreement. For the six months ended June 30, 2025, we paid our Sponsor approximately $1.1 million pursuant to the fee letter agreement.

Guarantee and Pledge Agreements
On May 31, 2024, Jeff Hernandez, Daniel Brand, Jake Spellmeyer and Bryan Pereboom, each of whom is a director on our Board, entered into certain amended and restated limited guarantee and pledge agreements with TCW Asset Management Company LLC, as collateral agent for the secured parties under our Credit Facility. Under the limited guarantee and pledge agreements, each of the aforementioned directors guaranteed the prompt payment and performance of the guaranteed obligations by pledging as collateral security certain of their LLC Units.
Payoff and Exchange Agreement
On April 29, 2022, we entered into a payoff and exchange agreement with certain lenders and holders of warrants to purchase Class B Units of Black Rock OpCo. Pursuant to the payoff and exchange agreement: (i) Black Rock OpCo repaid the lenders a portion of the loans and exchanged the remaining loans for Series A-1 Preferred Units and (ii) the warrant holders exercised their warrants to purchase Class B Units and cancelled such warrants in exchange for Series A-1 Preferred Units of Black Rock OpCo.
The following table sets forth details regarding the loan amounts repaid or exchanged for Series A-1 Preferred Units and the Class B warrants exercised and exchanged for Series A-2 Preferred Units by certain of our beneficial owners of more than 5% of our capital stock.

Name	Loan amount repaid	Principal and interest of loans exchanged for Series A-1 Preferred Units	Series A-1 Preferred Units	Exercise Price of Warrants to purchase Class B Units	Class B Units Issued upon Exercise of Warrants	Series A-2 Preferred Units issued in Exchange for Class B Units
Entities Affiliated with The Cynosure Group	$25,372,212	$106,365,869	$1,063,659	$5,468	546,916	546,916

Series A-1 and A-2 Preferred Unit Financing
On May 8, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which we issued and sold to certain entities affiliated with our Sponsor 250,000 Series A-1 Preferred Units and 320,368 Series A-2 Preferred Units in a private placement for an aggregate purchase price of $25.0 million.
On May 20, 2024, we entered into an amendment to the Purchase Agreement, pursuant to which the terms of the second tranche contemplated under the Purchase Agreement were amended and we issued and sold to certain entities affiliated with our Sponsor 100,000 Series A-1 Preferred Units in a private placement for an aggregate purchase price of $10.0 million.
Relationship with Too Sweet
Too Sweet Cakes, LLC (“Too Sweet”), an Oregon bakery, offers a selection of their baked goods exclusively at certain of our stores. Shelbi Geyer, the wife of Clay Geyer, our Chief Operating Officer, and Viking Cake and its affiliates, a beneficial owner of more than 5% of our capital stock, are owners of and investors in Too Sweet. For each of the years ended December 31, 2024 and 2023, we paid Too Sweet $5.3 million and $4.2 million, respectively. For the six months ended June 30, 2025, we paid Too Sweet $3.3 million.
Lease
In 2022, we entered into a lease agreement with KECBG LLC for one of our stores located at 950 SW Scotton Way, Battle Ground, Washington. Clay Geyer, our Chief Operating Officer, is an owner of KECBG

LLC. Pursuant to the lease, we paid KECBG LLC $121,000 in rent for the year ended December 31, 2022. KECBG LLC sold the Battle Ground property in August 2023.
Director and Officer Indemnification and Insurance
Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. We have also purchased directors’ and officers’ liability insurance. See “Description of Capital Stock—Limitations on Liability and Indemnification of Officers and Directors.”
Purchases in Directed Share Program
Certain friends and family members of our Co-Founders will be able to purchase shares of our Class A common stock in the directed share program. See “Underwriting—Directed Share Program.” All purchases of Class A common stock in the directed share program will be at the public offering price. Purchases by any related persons participating in the directed share program may individually exceed $120,000.
Amended and Restated Certificate of Formation and Amended and Restated Bylaws
Our amended and restated certificate of formation and our amended and restated bylaws will, for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, among other things, provide for certain control, approval, and board and committee designation rights to our Sponsor, subject to the limitations contained therein.
Board of Directors
In the event that our Board determines to increase the size of the Board, our amended and restated certificate of formation will provide that any such increase that would cause our Board to consist of more than nine (9) members will be subject to the Cynosure Nominee’s prior written approval.
Designation Rights
Our amended and restated certificate of formation will require us take all necessary action to cause the slate of nominees recommended by the Board for election as directors to include one director designated by our Sponsor at each applicable annual or special meeting of stockholders for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock. Subject to certain limitations, our Sponsor will have the exclusive right to replace the Cynosure Nominee and fill any vacancy created by reason of death, removal, or resignation of the Cynosure Nominee. Our Sponsor will have the right, but not the obligation to designate the Cynosure Nominee to each committee of our Board, provided the Cynosure Nominee remains eligible to serve on the applicable committee under applicable laws, stock exchange listing standards and the rules and regulations of the SEC, including any requisite independence requirements applicable at such time to any committee of the Board. For so long as our Sponsor has the right to nominate the Cynosure Nominee, our Sponsor will also have the right to appoint, remove and replace from time to time one person to act as a nonvoting observer to the Board and each committee thereof, subject to such observer entering into a confidentiality agreement with the Company.
Additional Approval Rights
Our amended and restated certificate of formation and bylaws will also require that, for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, subject to certain limitations:
•the Cynosure Nominee is provided reasonable prior notice of material actions to be taken by the Board by written consent;

•any proposed transaction outside of the ordinary course of business that would be required to be disclosed by us pursuant to Item 404 of Regulation S-K of the Securities Act be approved by a majority of the members of our Audit Committee;
•the size of our Board may not be increased to be greater than nine (9) directors without the approval of the Cynosure Nominee; and
•approval of at least 66 2/3% of the Board is required for (i) the incurrence, assumption or guarantee of any indebtedness outside of the ordinary course of business resulting in a net debt leverage ratio exceeding 2.0; (ii) the termination of our Chief Executive Officer; or (iii) material changes to the compensation of any Director.
Related Person Transaction Policy
Our Board recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception thereof). Prior to the consummation of this offering, our Board intends to adopt a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the Nasdaq Global Market, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy is intended to cover, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements, or relationships, in which we (including any of our subsidiaries) are, were or will be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person has, had, or will have a direct or indirect material interest. Under the policy, our legal staff will be primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If our legal staff determines that a transaction or relationship is a related person transaction requiring compliance with the policy, the Chief Legal Officer will be required to present to the audit committee all relevant facts and circumstances relating to the related person transaction. The audit committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party, whether the transaction is inconsistent with the interest of our and its shareholders, and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our code of business conduct and ethics (which will be adopted prior to the completion of this offering), and either approve or disapprove the related person transaction. If advance audit committee approval of a related person transaction requiring the audit committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the Chair of the audit committee subject to ratification of the transaction by the audit committee at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, upon such recognition the transaction will be presented to the audit committee for ratification at the audit committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Management will be required to update the audit committee as to any material changes to any approved or ratified related person transaction and to provide a status report at least annually of all then current related person transactions. No director may participate in approval of a related person transaction for which he or she is a related person.

PRINCIPAL SHAREHOLDERS
The following table sets forth information with respect to the beneficial ownership of our Class A common stock, Class B common stock and Class C common stock (i) immediately following the consummation of the Transactions (excluding this offering), as described in “Organizational Structure” and (ii) as adjusted to give effect to this offering and the Co-Founder Contribution, for:
•each of our directors;
•each of our named executive officers;
•all directors and executive officers as a group; and
•each person, or group of persons, known to us who beneficially owns more than 5% of our capital stock.
The numbers of shares of Class A common stock, Class B common stock and Class C common stock, beneficially owned, percentages of beneficial ownership, and percentages of combined voting power before and after this offering that are set forth below are based on (i) the number of shares and LLC Units to be issued and outstanding prior to and after this offering, after giving effect to the Transactions and (ii) an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus). See “Organizational Structure.” The following table excludes any shares of our Class A common stock that may be purchased pursuant to our directed share program described under “Underwriting—Directed Share Program.”
The amounts and percentages of Class A common stock, Class B common stock and Class C common stock beneficially owned are reported on the basis of the regulations of the SEC governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days, provided that any person who acquires any such right with the purpose or effect of changing or influencing the control of the issuer, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition shall be deemed to be the beneficial owner of the securities which may be acquired through the exercise of such right. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated, the address of all listed shareholders is 9170 E. Bahia Drive, Suite 101, Scottsdale, AZ 85260.

Each of the shareholders listed has sole voting and investment power with respect to the shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

	Class A Common Stock						Class B Common Stock						Class C Common Stock						Combined Voting Power(1)
	Shares Prior to the Offering		Shares After the Offering		Shares After Offering, Including Full Option Exercise		Shares Prior to the Offering		Shares After the Offering		Shares After Offering, Including Full Option Exercise		Shares Prior to the Offering		Shares After the Offering		Shares After Offering, Including Full Option Exercise		Prior to the Offering	After Offering	After Offering, Including Full Option Exercise
Name of Beneficial Owner	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	Number	%	%	%	%
5% Shareholders
Viking Cake BR, LLC(2)	—	—	—	—	—	—	—	—	—	—	—	—	6,741,864	42.8%	8,989,152	49.9%	8,989,152	51.7%	36.3%	42.8%	43.9%
Entities affiliated with The Cynosure Group(3)	466,360	*	466,330	*	466,330	*	22,930,955	81.4%	12,590,198	87.8%	11,439,731	87.1%	—	—	—	—	—	—	12.6%	6.2%	5.8%
Jeff Hernandez(4)	—	—	—	—	—	—	—	—	—	—	—	—	6,795,129	43.1%	9,042,417	50.2%	9,036,092	52.0%	36.6%	43.1%	44.2%
Entities affiliated with Daniel Brand(5)	—	—	—	—	—	—	—	—	—	—	—	—	1,956,464	12.4%	1,956,464	10.9%	1,956,464	11.3%	10.5%	9.3%	9.6%
Daniel Brand(6)	—	—	—	—	—	—	—	—	—	—	—	—	13,742,703	87.1%	15,989,991	88.7%	15,363,805	88.4%	73.9%	76.2%	75.1%
Jake Spellmeyer(7)	—	—	—	—	—	—	—	—	—	—	—	—	6,754,172	42.8%	9,001,460	50.0%	9,001,460	51.8%	36.3%	42.9%	44.0%
Bryan Pereboom(8)	—	—	—	—	—	—	—	—	—	—	—	—	6,746,839	42.8%	8,994,127	49.9%	8,994,127	51.7%	36.3%	42.8%	43.9%
Named Executive Officers and Directors:																			*	*	*
Mark Davis(9)	—	—	—	—	—	—	293,582	*	293,582	*	293,582	*	—	—	—	—	—	—	*	*	*
Rodd Booth(10)	—	—	—	—	—	—	206,226	*	131,094	*	131,094	*	—	—	—	—	—	—	*	*	*
Clay Geyer(11)	—	—	—	—	—	—	48,031	*	48,031	*	48,031	*	—	—	—	—	—	—%	*	*	*
Jeff Hernandez(4)	—	—	—	—	—	—	—	—	—	—	—	—	6,795,129	43.1%	9,042,417	50.2%	9,036,092	52.0%	36.6%	43.1%	44.2%
Daniel Brand(6)	—	—	—	—	—	—	—	—	—	—	—	—	13,742,703	87.1%	15,989,991	88.7%	15,363,805	88.4%	73.9%	76.2%	75.1%
Jake Spellmeyer(7)	—	—	—	—	—	—	—	—	—	—	—	—	6,754,172	42.8%	9,001,460	50.0%	9,001,460	51.8%	36.3%	42.9%	44.0%
Bryan Pereboom(8))	—	—	—	—	—	—	—	—	—	—	—	—	6,746,839	42.8%	8,994,127	49.9%	8,994,127	51.7%	36.3%	42.8%	43.9%
Richard Federico(12)	—	—	—	—	—	—	9,726	*	9,726	*	9,726	*	—	—	—	—	—	—	*	*	*
Sarah Goldsmith-Grover(13)	—	—	—	—	—	—	5,828	*	5,828	*	5,828	*	—	—	—	—	—	—	*	*	*
Andrew Braithwaite(3)	466,360	*	466,330	*	466,330	*	22,930,955	81.4%	12,590,198	87.8%	11,439,731	87.1%	—	—	—	—	—	—	12.6%	6.2%	5.8%
Kristina Cashman	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
All executive officers and directors as a group (15 persons)	466,360	100.0%	466,360	*	466,360	*	26,935,515.00	95.6%	13,806,007	96.3%	12,655,540	96.3%	15,769,715	100.0%	18,017,003	100.0%	17,384,493	100.0%	99.3%	92.6%	91.4%

*Represents beneficial ownership of less than one percent of the shares of our common stock.
(1)Represents the percentage of voting power of our Class A common stock, Class B common stock and Class C common stock, voting as a single class. Each share of Class A common stock and Class B common stock entitles the registered holder to one vote per share, on all matters presented to shareholders for a vote generally, including the election of directors, and each share of our Class C common stock entitles the registered holder thereof to ten votes per share on all matters presented to shareholders for a vote generally, including the election of directors. The Class A common stock, Class B common stock and Class C common stock, will vote as a single class on all matters except as required by law or our amended and restated certificate of formation. Our Class B common stock and Class C common stock does not have any of the economic rights (including rights to dividends and distributions upon dissolution or liquidation) associated with our Class A common stock. See “Description of Capital Stock.”
(2)Consists of 8,989,152 shares of Class C common stock held by Viking Cake and its wholly-owned subsidiary, Viking Cake Fuel, LLC. Viking Cake’s managers are Vahalda LLC, Aureata, LLC, Jeffrey Hernandez and Daniel Brand. Jake Spellmeyer is the manager of Vahalda LLC. Bryan Pereboom is the manager of Aureatis Limited Liability Company, which is the manager of Aureata, LLC. As a result,

Messrs. Spellmeyer, Pereboom, Hernandez and Brand may be deemed to hold voting and investment power with respect to the shares held by Viking Cake. Pursuant to the Margin Loan, 9,987,947 shares of Class C common stock held by an affiliate of Viking Cake are subject to a “negative pledge” under which the sale or transfer of such shares would result in such loan becoming due. In addition, the Brand Irrevocable Trusts, Pereboom Trusts, Hernandez Irrevocable Trusts, Spellmeyer Irrevocable Trusts (each as defined below), Jeffrey R. Hernandez Revocable Trust, Daniel and Tanya Brand Living Trust, and Juliet A. Spellmeyer Revocable Trust will pledge shares of Class C common stock to cover the shortfall in shares not owned by Viking Cake. Viking Cake plans to use the proceeds from the Margin Loan in connection with the Co-Founder Contribution to purchase 2,247,288 LLC Units from Black Rock OpCo (and will be issued a corresponding number of shares of Class C common stock).
(3)Consists of (a) 5,725,009 shares of Class B common stock held by Cynosure Partners 2020, LP, (b) 425,051 shares of Class B common stock held by Cynosure Partners 2020 PV, LP, (c) 3,207,397 shares of Class B common stock held by Cynosure Partners 2020 Co-Investment, LLC, and (d) 3,232,741 shares of Class B common stock held by Cynosure Partners III, LP. The Cynosure Group, LLC, is the manager for, and has sole voting and investment power with respect to, the shares of Class B common stock held by each of these entities. The address of The Cynosure Group, LLC and its affiliated entities is 111 Main Street, Suite 2350, Salt Lake City, Utah 84111.
(4)Consists of (a) 53,265 shares of Class C common stock held by the Jeffrey R. Hernandez Revocable Trust, for which Mr. Hernandez serves as trustee, and (b) 8,989,152 shares of Class C common stock held by Viking Cake. Mr. Hernandez disclaims beneficial ownership of the shares held by Viking Cake except to the extent of his pecuniary interest therein.
(5)Consists of (a) 978,232 shares of Class C common stock held by the Daniel J. Brand 2021 Trust and (b) 978,232 shares of Class C common stock held by the Tanya N. Brand 2021 Trust (together with the Daniel J. Brand 2021 Trust, the “Brand Irrevocable Trusts”). As investment advisor, Robert Kaufmann may be deemed to hold voting and investment power with respect to the shares held by the Brand Irrevocable Trusts. Mr. Kaufmann disclaims beneficial ownership of the shares held by the Brand Irrevocable Trusts except to the extent of his pecuniary interest therein.
(6)Consists of (a) 19,773 shares of Class C common stock held by the Daniel and Tanya Brand Living Trust, (b) 2,636,299 shares of Class C common stock held by the Jeffrey R. Hernandez 2021 Trust, (c) 2,636,299 shares of Class C common stock held by the Tiffany S. Hernandez 2021 Trust (together with the Jeffrey R. Hernandez 2021 Trust, the “Hernandez Irrevocable Trusts”), (d) 608,780 shares of Class C common stock held by the Jacob V. Spellmeyer 2021 Trust, (e) 608,780 shares of Class C common stock held by the Juliet A. Spellmeyer 2021 Trust (together with the Jacob V. Spellmeyer 2021 Trust, the “Spellmeyer Irrevocable Trusts”), (f) 245,454 shares of Class C common stock held by the Bryan D. Pereboom 2021 Trust, (g) 245,454 shares of Class C common stock held by the Nicole Pereboom 2021 Trust (together with the Bryan D. Pereboom 2021 Trust, the “Pereboom Trusts”), and (h) 8,989,152 shares of Class C common stock held by Viking Cake. Mr. Brand serves as the investment advisor for the Hernandez Irrevocable Trusts, the Spellmeyer Irrevocable Trusts and the Pereboom Trusts. As a trustee, Mr. Brand may be deemed to hold shared voting and investment power with respect to the shares held by the Daniel and Tanya Brand Living Trust. As investment advisor, Mr. Brand may be deemed to hold voting and investment power with respect to the shares held by the Hernandez Trusts, the Spellmeyer Irrevocable Trusts and the Pereboom Trusts. Mr. Brand disclaims beneficial ownership of the shares held by the Hernandez Irrevocable Trusts, the Spellmeyer Irrevocable Trusts, the Pereboom Trusts and Viking Cake except to the extent of his pecuniary interest therein.
(7)Consists of (a) 12,308 shares of Class C common stock held by the Juliet A. Spellmeyer Revocable Trust and (b) 8,989,152 shares of Class C common stock held by Viking Cake. Mr. Spellmeyer serves as a trustee for the Juliet A. Spellmeyer Revocable Trust. As a trustee, Mr. Spellmeyer may be deemed to hold shared voting and investment power with respect to the shares held by the Juliet A. Spellmeyer Revocable Trust. Mr. Spellmeyer disclaims beneficial ownership of the shares held by the Juliet A. Spellmeyer Revocable Trust and Viking Cake except to the extent of his pecuniary interest therein.
(8)Consists of (a) 8,989,152 shares of Class C common stock held by Viking Cake and (b) 4,975 shares held of record by Nicole Pereboom, Mr. Pereboom’s spouse. Mr. Pereboom may be deemed to hold shared voting and investment power with respect to the shares held by Nicole Pereboom. Mr. Pereboom disclaims beneficial ownership of the shares held by Viking Cake and Nicole Pereboom except to the extent of his pecuniary interest therein.
(9)Consists of (a) 146,791 shares of Class B common stock held of record by the Mark Davis 2025 Gifting Trust and (b) 146,791 shares of Class B common stock held of record by the Jennifer Davis 2025 Gifting Trust based on 200,899 profits interest units (“PIUs”) that will convert into LLC Units in connection with the Transactions. Ms. Davis serves as the trustee of the Mark Davis 2025 Gifting Trust, and Mr. Davis serves as the trustee of the Jennifer Davis 2025 Gifting Trust. Mr. Davis may be deemed to beneficially own the securities owned by the Mark Davis 2025 Gifting Trust and the Jennifer Davis 2025 Gifting Trust.
(10)Consists of 206,226 shares of Class B common stock held of record by Mr. Booth based on 68,832 PIUs that will convert into LLC Units in connection with the Transactions.
(11)Consists of 48,031 shares of Class B common stock held of record by Mr. Geyer based on 14,567 PIUs that will convert into LLC Units in connection with the Transactions.
(12)Consists of 9,726 shares of Class B common stock held of record by Mr. Federico based on 2,950 PIUs that will convert into LLC Units in connection with the Transactions.
(13)Consists of 5,828 shares of Class B common stock held of record by Ms. Goldsmith-Grover based on 2,950 PIUs that will convert into LLC Units in connection with the Transactions.
As disclosed in “Use of Proceeds,” we intend to use a portion of the net proceeds (i) from this offering to purchase LLC Units from certain Continuing Equity Owners (and retire the corresponding shares of Class B common stock) and (ii) in the event the underwriters exercise their option to purchase additional shares of Class A common stock, to purchase or redeem outstanding LLC Units and retire corresponding shares of Class B common stock or Class C common stock, as applicable, from certain of our Continuing Equity Owners, in each case at a price per equity interest equal to the initial public offering price per share of our Class A common stock less the underwriting discounts and commissions, as described in “Organizational Structure” and “Use of Proceeds.” Of this amount, the following table sets forth the amounts that may be received by certain of our Continuing Equity Owners and their respective affiliates based upon an assumed initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus).

	Assuming Underwriters’ Option is Not Exercised		Assuming Underwriters’ Option is Exercised in Full
	Number of LLC Units Sold	Proceeds	Number of LLC Units Sold	Proceeds

	(in millions, except unit amounts)
Rodd Booth	75,132	$1.2	—	—
The Cynosure Group and its affiliates	10,753,739	$170.0	1,196,413	$18.9
Co-Founders and their respective affiliates	—	—	632,511	$10.0

DESCRIPTION OF CAPITAL STOCK
The following summary describes the material provisions of our capital stock and certain provisions of our amended and restated certificate of formation and our amended and restated bylaws, each of which will become effective immediately prior to the completion of this offering, and the Texas Business Organizations Code (the “TBOC”), and is qualified by reference to the amended and restated certificate of formation, the amended and restated bylaws, and the TBOC. We urge you to read our amended and restated certificate of formation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.
General
Prior to the consummation of this offering, we will file an amended and restated certificate of formation and we will adopt our amended and restated bylaws. Our amended and restated certificate of formation will authorize capital stock as follows:
•500,000,000 shares of Class A common stock, $0.00001 par value per share;
•200,000,000 shares of Class B common stock, $0.00001 par value per share;
•50,000,000 shares of Class C common stock, $0.00001 par value per share; and
•20,000,000 shares of undesignated preferred stock, with a par value per share that may be established by our Board in the applicable certificate of designations.
We are selling 14,705,882 shares of Class A common stock in this offering (16,911,764 shares if the underwriters exercise in full their option to purchase additional shares of our Class A common stock). All shares of our Class A common stock outstanding upon consummation of this offering will be fully paid and non-assessable. We are issuing 14,331,482 shares of Class B common stock to certain of the Continuing Equity Owners (excluding our Co-Founders and certain of their affiliates) and 18,017,003 shares of Class C common stock to the Co-Founders and certain of their affiliates in connection with the Transactions for nominal consideration.
The following summary describes the material provisions of our capital stock and certain provisions of our amended and restated certificate of formation and our amended and restated bylaws, each of which will become effective prior to the completion of this offering, and of the TBOC, and is qualified by reference to the amended and restated certificate of formation, the amended and restated bylaws and the TBOC. We urge you to read our amended and restated certificate of formation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.
Certain provisions of our amended and restated certificate of formation and our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of our Class A common stock.
Common Stock
Class A common stock
Holders of shares of our Class A common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders and on which the holders of the Class A common stock are entitled to vote.
Holders of shares of our Class A common stock are entitled to receive dividends when and if declared by our Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon our dissolution or liquidation, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of our Class A common stock will be entitled to receive pro rata our remaining assets available for distribution.
Holders of shares of our Class A common stock do not have preemptive, subscription, redemption, or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class A common stock.
Holders of shares of our Class A common stock will vote together with holders of our Class B common stock and Class C common stock as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to the amended and restated certificate of formation or as otherwise required by applicable law or our amended and restated certificate of formation.
Class B common stock
Each share of our Class B common stock entitles its holders to one vote per share on all matters presented to our shareholders and on which the holders of the Class B common stock are entitled to vote.
Shares of Class B common stock will be issued in the future only (i) to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by the Continuing Equity Owners and the number of shares of Class B common stock issued to the Continuing Equity Owners, (ii) upon conversions of Class C common stock upon death or disability of a Co-Founder or (iii) upon conversions of Class C common stock pursuant to a transfer of such Class C common stock by operation of law or otherwise that is not a permitted transfer under our amended and restated certificate of formation. Shares of Class B common stock are transferable only together with an equal number of LLC Units. Only permitted transferees of LLC Units held by the Continuing Equity Owners will be permitted transferees of Class B common stock. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement.” The outstanding shares of Class B common stock will be convertible at the option of the holder into shares of Class A common stock on a one-for-one basis; provided that, at our election (determined solely by the Disinterested Majority (as defined in the Black Rock OpCo LLC Agreement) we may effect such exchange for a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Unit so redeemed. Once converted into Class A common stock, such shares of Class B common stock so converted will not be reissued. Shares of Class B common stock automatically transferred to Black Rock Coffee Bar, Inc. upon the redemption or exchange of their LLC Units pursuant to the terms of the Black Rock OpCo LLC Agreement and will be canceled and may not be reissued.
Holders of shares of our Class B common stock will vote together with holders of our Class A common stock, as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to our amended and restated certificate of formation described below or as otherwise required by applicable law or our amended and restated certificate of formation.
Holders of our Class B common stock do not have any economic rights or any right to receive dividends (except for certain in-kind dividends) or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class B common stock do not have preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock. Upon the exchange of an LLC Unit (together with a share of Class B common stock) for Class A common stock, the shares of Class B common stock will be automatically transferred to Black Rock Coffee Bar, Inc. for no consideration and will be canceled and no longer outstanding. Such shares of Class B common stock may not be reissued.
Upon the consummation of the Transactions, the Continuing Equity Owners will own, in the aggregate, 14,331,482 shares of our Class B common stock.

Class C common stock
Each share of our Class C common stock entitles its holders to ten votes per share on all matters presented to our shareholders and on which the holders of the Class C common stock are entitled to vote. Shares of Class C common stock will convert automatically to Class B common stock (i) upon death or disability of a Co-Founder or (ii) upon a transfer of such Class C common stock by operation of law or otherwise that is not a permitted transfer under our amended and restated certificate of formation. Additionally, upon the earlier of (i) the ten-year anniversary of the later of the closing of this offering or the closing date of any exercise of the underwriters’ option to purchase additional shares of Class A common stock, and (ii) with respect to each Co-Founder, the date on which the aggregate number of shares of Class C common stock held by such Co-Founder or certain of their affiliates is less than thirty-three percent (33%) of the shares of Class C common stock held by such Co-Founder and certain of their affiliates as of the later of the closing of this offering or the closing date of any exercise of the underwriters' option to purchase additional shares of Class A common stock, each such holder’s Class C common stock will automatically convert to fully paid non-assessable shares of Class B common stock.
Shares of Class C common stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of LLC Units held by the Co-Founders, certain of their affiliates and permitted transferees and the number of shares of Class C common stock issued to the Co-Founders, certain of their affiliates and permitted transferees. Shares of Class C common stock are transferable only together with an equal number of LLC Units. Only permitted transferees of LLC Units held by the Co-Founders and certain of their affiliates will be permitted transferees of Class C common stock. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement.” The outstanding shares of Class C common stock will be convertible at the option of the holder into shares of Class A common stock on a one-for-one basis; provided that, at our election (determined solely by the Disinterested Majority (as defined in the Black Rock OpCo LLC Agreement ), who are disinterested) we may effect such exchange for a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Unit so redeemed. Once converted into Class A common stock, such shares of Class C common stock so converted will not be reissued. Shares of Class C common stock automatically transferred to Black Rock Coffee Bar, Inc. upon the redemption or exchange of their LLC Units pursuant to the terms of the Black Rock OpCo LLC Agreement and will be canceled and may not be reissued.
Holders of shares of our Class C common stock will vote together with holders of our Class A common stock, as a single class on all matters presented to our shareholders for their vote or approval, except for certain amendments to our amended and restated certificate of formation described below or as otherwise required by applicable law or our amended and restated certificate of formation.
Holders of our Class C common stock do not have any economic rights or any right to receive dividends (except for certain in-kind dividends) or to receive a distribution upon dissolution or liquidation. Additionally, holders of shares of our Class C common stock do not have preemptive, subscription or redemption rights. There will be no redemption or sinking fund provisions applicable to the Class C common stock. Upon the exchange of an LLC Unit (together with a share of Class C common stock) for Class A common stock, the shares of Class C common stock will be automatically transferred to Black Rock Coffee Bar, Inc. for no consideration and will be canceled and no longer outstanding. Such shares of Class C common stock may not be reissued.
Upon the consummation of the Transactions, the Co-Founders and certain of their affiliates will own, in the aggregate, 18,017,003 shares of our Class C common stock.
Preferred Stock
Upon the consummation of the Transactions and the effectiveness of our amended and restated certificate of formation that will become effective immediately prior to the consummation of the Transactions, the total of our authorized shares of preferred stock will be 20,000,000 shares. Upon the consummation of the Transactions, we will have no shares of preferred stock outstanding.

Under the terms of our amended and restated certificate of formation that will become effective immediately prior to the consummation of the Transactions, our Board is authorized to direct us to issue shares of preferred stock in one or more series without shareholder approval. Our Board has the discretion to determine the number and designation of such series and the powers, rights, preferences, privileges, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, and the qualifications, limitations, or restrictions, of each series of preferred stock.
The purpose of authorizing our Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific preferred stock issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings, and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of the voting power of our outstanding voting stock. Additionally, the issuance of preferred stock may adversely affect the holders of our Class A common stock by restricting dividends on the Class A common stock, diluting the voting power of the Class A common stock, or subordinating the dissolution or liquidation rights of the Class A common stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Class A common stock.
Approval and Designation Rights
For so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, our amended and restated certificate of formation and amended and restated bylaws will require, subject to certain limitations, that:
•the Cynosure Nominee is provided reasonable prior notice of material actions to be taken by the Board by written consent;
•any proposed transaction outside of the ordinary course of business that would be required to be disclosed by us pursuant to Item 404 of Regulation S-K of the Securities Act be approved by a majority of the members of our Audit Committee;
•the size of our Board may not be increased to be greater than nine (9) directors without the approval of the Cynosure Nominee; and
•approval of at least 66 2/3% of the Board is required for (i) the incurrence, assumption or guarantee of any indebtedness outside of the ordinary course of business resulting in a net debt leverage ratio exceeding 2.0; (ii) the termination of our Chief Executive Officer; or (iii) material changes to the compensation of any Director.
Our amended and restated certificate of formation will also require us, for so long as our Sponsor beneficially owns, on a collective basis, at least seven and one-half percent (7.5%) of our outstanding common stock, to include one director designated by our Sponsor in the slate of nominees for election as a Class II director, or such other class to which our Sponsor may consent. Subject to certain limitations, our Sponsor will have the exclusive right to replace its designee and to fill any vacancy created by reason of death, removal, or resignation of its designee.
Registration Rights
We intend to enter into a Registration Rights Agreement with our Co-Founders, certain of their affiliates, and our and Sponsor in connection with this offering pursuant to which such parties will have specified rights to require us to register all or a portion of their shares under the Securities Act. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement in effect upon the consummation of the Transactions.”

Voting Agreements
We intend to enter into Voting Agreements with each of (i) our Co-Founders and certain of their affiliates, and (ii) our Sponsor in connection with this offering. See “Certain Relationships and Related Party Transactions—Voting Agreements in effect upon the consummation of the Transactions.”
Dividends
As a Texas corporation, we are subject to certain restrictions on dividends under the TBOC. Generally, a Texas corporation may pay dividends to its shareholders out of its surplus (the excess of its assets over its stated capital) unless the dividend would render the corporation insolvent.
Declaration and payment of any dividend will be subject to the discretion of our Board. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our future indebtedness, industry trends, the provisions of Texas law affecting the payment of dividends and distributions to shareholders and any other factors our Board may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business, and therefore, do not anticipate declaring or paying any cash dividends on our Class A common stock in the foreseeable future. See “Dividend Policy” and “Risk Factors—General Risks— We do not intend to pay dividends for the foreseeable future.”
Anti-takeover Provisions
Our amended and restated certificate of formation and amended and restated bylaws will contain and the TBOC contains provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control, and enhance the ability of our Board to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of us by means of a tender offer, a proxy contest, or other takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by shareholders.
Authorized but Unissued Shares
Texas law does not require shareholder approval for any issuance of authorized shares. Accordingly, the authorized but unissued shares of our common stock and our preferred stock are available for future issuance without shareholder approval, subject to any limitations imposed by Nasdaq rules. The listing standards of Nasdaq, which would apply if and so long as our common stock remains listed on Nasdaq, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. These additional shares may be issued in the future for a variety of corporate finance transactions, acquisitions, and employee benefit plans and, as described under “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement—Agreement in effect upon consummation of the Transactions—Common unit redemption right,” funding of redemptions of LLC Units. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise.
Business Combinations
We are subject to the affiliated business combinations provisions of Title 2, Chapter 21, Subchapter M of the TBOC (Sections 21.601 through 21.610), which provides that a Texas “issuing public corporation”, which applies to any Texas corporation that, among other things, has more than 100 shareholders, may not engage in specified types of business combinations, including mergers, consolidations, and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” For purposes of this law, an “affiliated shareholder” is generally defined as the holder of 20% or more of the corporation’s voting shares, for a period of three years from the date that person became an affiliated shareholder. The law’s prohibitions do not apply if:
•the business combination or the acquisition of shares by the affiliated shareholder was approved by the board of directors of the corporation before the affiliated shareholder became an affiliated shareholder; or
•the business combination was approved by the affirmative vote of the holders of at least two-thirds of the outstanding voting shares of the corporation not beneficially owned by the affiliated shareholder, at a meeting of shareholders called for that purpose, not less than six months after the affiliated shareholder became an affiliated shareholder.
Because we will have more than 100 shareholders, we will be considered to be an “issuing public corporation” for purposes of this law. The affiliated business combinations provisions of the TBOC do not apply to the following:
•the business combination of an issuing public corporation where: (a) the corporation’s original certificate of formation or bylaws contain a provision expressly electing not to be governed by the affiliated business combinations provisions of the TBOC or (b) the corporation adopts an amendment to its certificate of formation or bylaws, by the affirmative vote of the holders, other than affiliated shareholders, of at least two-thirds of the outstanding voting shares of the corporation, expressly electing not to be governed by the affiliated business combinations provisions of the TBOC, so long as the amendment does not take effect for 18 months following the date of the vote and does not apply to a business combination with an affiliated shareholder who became affiliated on or before the effective date of the amendment;
•a business combination of an issuing public corporation with an affiliated shareholder that became an affiliated shareholder inadvertently, if the affiliated shareholder: (a) divests itself, as soon as practicable, of enough shares to no longer be a beneficial owner of 20% or more of the outstanding voting shares of the issuing public corporation and (b) would not at any time within the three-year period preceding the announcement of the business combination have been an affiliated shareholder but for the inadvertent acquisition;
•a business combination with an affiliated shareholder who became an affiliated shareholder through a transfer of shares by will or intestacy and continuously was an affiliated shareholder until the announcement date of the business combination; or
•a business combination of a corporation with its wholly owned Texas subsidiary if the subsidiary is not an affiliate or associate of the affiliated shareholder other than by reason of the affiliated shareholder’s beneficial ownership of voting shares of the corporation.
Neither our amended and restated certificate of formation nor our amended and restated bylaws contain any provision expressly providing that we will not be subject to the affiliated business combinations provisions of the TBOC. The affiliated business combinations provisions of the TBOC may have the effect of inhibiting a non-negotiated merger or other business combination involving us, even if that event would be beneficial to our shareholders.
Vacancies
Our amended and restated certificate of formation will provide that, subject to the rights granted to one or more series of preferred stock then outstanding, and except as otherwise provided in the TBOC, any vacancies on our Board may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, or by the affirmative vote of a majority of the voting power of our then-outstanding capital stock entitled to vote generally in the election of directors. Notwithstanding the foregoing, for so long as our Sponsor has the right to nominate a director for election to the Board, any vacancy caused by the death, disability, removal or resignation of the Cynosure Nominee shall, at the option of our Sponsor, be filled (i) solely by our Sponsor by delivering a written instrument to the Company identifying an individual to serve as the Cynosure Nominee or (ii) by a majority of the remaining Directors, even if less than a quorum, provided that, after giving effect to the filling of such vacancy, there is only one Cynosure Nominee in office.
No Cumulative Voting
Under Texas law, the right to vote cumulatively does not exist unless the certificate of formation specifically authorizes cumulative voting. Our amended and restated certificate of formation will not authorize cumulative voting. Therefore, shareholders holding a majority in voting power of the shares of our capital stock entitled to vote generally in the election of directors will be able to elect all of our directors.
Multi-Class Stock
As described above in “—Common Stock” our amended and restated certificate of formation will include a multi-class common stock structure, which will provide holders of our Class C common stock with significant influence over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or all or substantially all of its assets. Each share of Class C common stock will be entitled to ten votes for each share of Class C common stock held on all matters submitted to a vote of stockholders.
Shareholder Action; Special Meetings of Shareholders
Our amended and restated certificate of formation will provide that, prior to the Sunset Date, our shareholders may take action by consent without a meeting, and at any time from and after the Sunset Date, our shareholders may not take action by consent without a meeting, but may only take action at a meeting of shareholders. Our amended and restated certificate of formation will further provide that prior to the occurrence of the Sunset Date, holders of a majority of the voting power of all of the then-outstanding shares of Class C common stock may call a special meeting of shareholders, provided that such holders represent at least 10% of all of the then-outstanding shares of our capital stock entitled to vote at such meeting, and at any time from and after the Sunset Date, special meetings of our shareholders may be called only by a majority of our Board, our Chairman, our Chief Executive Officer or president, as applicable, thus prohibiting a shareholder from calling a special meeting. These provisions might delay the ability of our shareholders to force consideration of a proposal or for shareholders controlling a majority of our capital stock to take any action, including the removal of directors.
Requirements for Advance Notification of Director Nominations and Shareholder Proposals
Our amended and restated bylaws will establish advance notice procedures with respect to shareholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of the Board. In order for any matter to be “properly brought” before a meeting, a shareholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of shareholders. Our amended and restated bylaws will also specify requirements as to the form and content of a shareholder’s notice. Our amended and restated bylaws will allow the chair of the meeting at a meeting of the shareholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also defer, delay, or discourage a potential acquiror from conducting a solicitation of proxies to elect the acquiror’s own slate of directors or otherwise attempting to influence or obtain control of us.

Amendment of Bylaws and Certificate of Formation Provisions
Our amended and restated certificate of formation will provide that, prior to the Sunset Date, the affirmative vote of holders of a majority of the voting power of all of the then-outstanding shares of capital stock and, from and after the Sunset Date, at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock, in each case voting as a single class, will be required to amend certain provisions of our amended and restated certificate of formation, including provisions relating to amending our amended and restated bylaws, our share capital, the classified board, the size of our Board, removal of directors, our Sponsor’s director nomination and observer rights, director and officer liability, vacancies on our Board, special meetings, shareholder notices, actions by written consent and exclusive forum. In addition, our amended and restated certificate of formation will provide that, (i) for so long as any shares of Class B common stock or Class C common stock are outstanding, the affirmative vote of holders of at least 66 2/3% of the voting power of the then-outstanding shares of Class B common stock and Class C common stock, each voting as a separate class, will be required to amend certain provisions relating to our share capital and (ii) any amendment to our amended and restated certificate of formation that gives holders of Class B common stock or Class C common stock certain rights to receive dividends, convert or be exchanged for shares of Class A common stock or other economic rights, will also require the affirmative vote of holders of a majority of the outstanding shares of Class A common stock, voting separately as a separate class.
Our amended and restated certificate of formation will provide that the Board may adopt, amend, alter, or repeal our bylaws. In addition, our amended and restated certificate of formation will provide that our shareholders may not adopt, amend, alter or repeal our bylaws, provided however, that prior to the date on which the holders of LLC Units (other than the Company) hold less than a majority of the voting power of the outstanding shares of capital stock of the Company, the shareholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of the holders of at least 66 2/3% of the voting power of the then-outstanding shares of capital stock entitled to vote thereon. Additionally, our amended and restated bylaws will provide that the Cynosure Nominee’s consent will be required for any amendment to our bylaws by our Board that would have a disproportionately adverse impact on the rights or interests of our Sponsor relative to all holders of common stock or Class B common stock.
Exclusive Forum
Our amended and restated organizational documents will provide that the Business Court in the First Business Court Division of the State of Texas shall be the sole and exclusive forum for certain shareholder litigation matters, unless we consent in writing to the selection of an alternative forum or if the Business Court in the First Business Court Division of the State of Texas is not accepting filings or determines that it lacks jurisdiction, the exclusive forum will be the federal district courts in the Northern District of Texas or, if such federal district courts do not have jurisdiction, the State District Court in Dallas County, Texas; provided, however, that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and provided, further, that the foregoing choice of forum provision shall not apply to claims seeking to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the U.S. federal courts have exclusive jurisdiction. Although we believe this provision benefits us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies and in limiting our litigation costs, the provision may have the effect of discouraging lawsuits against our directors and officers, may result in increased costs for our shareholders to bring claims, and may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.
Conflicts of Interest
Texas law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors, or shareholders. Our amended and restated certificate of formation will, to the maximum extent permitted from time to time by Texas law, renounce any interest or expectancy that we have in, or right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to any of our directors or shareholders who are not employed by us or our subsidiaries (each such person, an “exempt person”). Our amended and restated certificate of formation will provide that, to the fullest extent permitted by law, no exempt person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which we or our subsidiaries now engage or propose to engage or (2) otherwise competing with us or our subsidiaries. In addition, to the fullest extent permitted by applicable law, if any exempt person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself or himself or its or his affiliates or for us or our affiliates, such exempt person will have no duty to communicate or offer such transaction or business opportunity to us or any of our subsidiaries and they may take any such opportunity for themselves or offer it to another person or entity, unless such opportunity was expressly offered to them solely in their capacity as a director, executive officer or employee of us or our subsidiaries. To the fullest extent permitted by Texas law, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the corporation or our subsidiaries unless (1) we or our subsidiaries would be permitted to undertake such transaction or opportunity in accordance with our amended and restated certificate of formation, (2) we or our subsidiaries, at such time have sufficient financial resources to undertake such transaction or opportunity, (3) we or our subsidiaries have an interest or expectancy in such transaction or opportunity and (4) such transaction or opportunity would be in the same or similar line of our business in which we or our subsidiaries are engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business. Our amended and restated certificate of formation will not renounce our interest in any business opportunity that is expressly offered to an employee director or employee in his or her capacity as a director or employee of Black Rock Coffee Bar, Inc.
Limitations on Liability and Indemnification of Officers and Directors
The TBOC authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties (other than breaches of such person’s duty of loyalty to corporations or their shareholders), except for liability for:
•any breach of the director’s duty of loyalty to us or our shareholders;
•any act or omission not in good faith that constitutes a breach of duty of the person to us or which involved intentional misconduct or a knowing violation of law;
•any transaction from which the director derived an improper personal benefit; and
•any act or omission for which the liability of a director is expressly provided by an applicable statute.
Our amended and restated certificate of formation will include a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC. The effect of these provisions will be to eliminate, other than limited exceptions, the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director or officer if such person has acted in bad faith, engaged in intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions, derived an improper benefit from his or her actions as a director or officer, or engaged in an act or omission for which the liability of the director or officer is expressly provided by an applicable statute.
Our amended and restated bylaws will provide generally that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the TBOC. We also have entered into separate indemnification agreements with each of our directors and executive officers and will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.
These limitation of liability, indemnification, and advancement provisions may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the TBOC, with certain exceptions, our shareholders will have appraisal rights in connection with a merger, a sale of all or substantially all of our assets, an interest exchange, or a conversion. Pursuant to the TBOC, shareholders who properly request and perfect appraisal rights in connection with such merger, sale of all or substantially all of our assets, interest exchange, or conversion will have the right to receive payment of the fair value of their shares as agreed to between the shareholder and us or, if unable to reach agreement, as determined by the State District Court in Dallas County, Texas.
Shareholders’ Derivative Actions
Under the TBOC, any of our shareholders may bring a civil action in our name to procure a judgment in our favor, also known as a derivative proceeding, provided that the shareholder bringing the action (i) is a holder of our shares at the time of the transaction to which the action relates or such shareholder became a shareholder by operation of law from a person that was a shareholder at the time of the transaction to which the action relates and (ii) fairly and adequately represents the interests of the Company in enforcing the right of the Company.
Listing
We have applied to list our Class A common stock on the Nasdaq Global Market under the symbol “BRCB.”
Transfer Agent and Registrar
The transfer agent and registrar for our Class A common stock, Class B common stock and Class C common stock will be Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street 23rd Floor, New York, New York 10005.

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our Class A common stock. Future sales of substantial amounts of Class A common stock in the public market (including shares of Class A common stock issuable upon redemption or exchange of LLC Units of our Continuing Equity Owners), or the perception that such sales may occur, could adversely affect the market price of our Class A common stock. Although we intend to apply to have our Class A common stock listed on the Nasdaq Global Market, we cannot assure you that there will be an active public market for our Class A common stock.
Upon the closing of this offering, we will have an aggregate of 15,467,125 shares of Class A common stock outstanding, assuming the issuance of 14,705,882 shares of Class A common stock offered by us in this offering. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below. In addition, following this offering, 4,303,405 shares of our Class A common stock issuable pursuant to awards granted under our 2025 Plan that are covered by a registration statement on Form S-8 will be freely tradable in the public market, subject to certain contractual and legal restrictions described below.
None of the shares of Class A common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. Restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including Rules 144 or 701 under the Securities Act, which are summarized below.
In addition, each LLC Unit held by our Continuing Equity Owners will be redeemable, at the election of each Continuing Equity Owner, for, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), newly issued shares of our Class A common stock on a one-for-one basis or a cash payment equal to a volume weighted average market price of one share of Class A common stock for each LLC Unit so redeemed, in each case, in accordance with the terms of the Black Rock OpCo LLC Agreement; provided that, at our election (determined solely by our independent directors (within the meaning of Nasdaq rules) who are disinterested), we may effect a direct exchange by Black Rock Coffee Bar, Inc. of such Class A common stock or such cash, as applicable, for such LLC Units. The Continuing Equity Owners may, subject to certain exceptions, exercise such redemption right for as long as their LLC Units remain outstanding. See “Certain Relationships and Related Party Transactions—Black Rock OpCo LLC Agreement.” Upon consummation of the Transactions, our Continuing Equity Owners will hold 32,348,485 LLC Units, all of which will be exchangeable for shares of our Class A common stock. The shares of Class A common stock we issue upon such exchanges would be “restricted securities” as defined in Rule 144 unless we register such issuances. However, we will enter into a Registration Rights Agreement with our Co-Founders, certain of their affiliates, and our Sponsor that will require us, subject to customary conditions, to register under the Securities Act these shares of Class A common stock. See “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”
Lock-Up Agreements
We, our officers, and directors, and holders of substantially all of our shares of capital stock or other securities convertible into or exchangeable for shares of our capital stock outstanding upon consummation of this offering have agreed or will agree that, without the prior written consent of J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus:
•offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any shares of our Class A common stock, or any options or warrants to purchase any shares of our Class A common stock, or any securities convertible into, or exchangeable for, or that represent the right to receive, shares of our Class A common stock; or

•engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to, or which reasonably could be expected to lead to, or result in, a sale, loan, pledge or other disposition of shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for shares of our Class A common stock, whether any transaction described above is to be settled by delivery of our Class A common stock or such other securities, in cash or otherwise.
Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. See “Underwriting” for additional information.
In addition to the restrictions contained in the lock‑up agreements described above, we have entered into agreements with certain security holders that contain market standoff provisions imposing restrictions on the ability of such security holders to offer, sell, or transfer our equity securities for a period of 180 days following the date of this prospectus.
Rule 144
In general, under Rule 144 under the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without complying with any of the requirements of Rule 144.
Beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act and subject to applicable lock-up restrictions described above, a person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our Class A common stock or the average weekly trading volume of our Class A common stock during the four calendar weeks preceding the filing of notice of the sale. Such sales are also subject to certain manner of sale provisions, notice requirements, and the availability of current public information about us.
Rule 701
In general, under Rule 701, any of our employees, directors, officers, consultants, or advisors who purchases shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of the registration statement of which this prospectus forms a part is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. Our affiliates can resell shares in reliance on Rule 144 without having to comply with the holding period requirement (but subject to all other requirements of Rule 144), and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements (but subject to the manner-of-sale restrictions).
Registration Rights
See “Certain Relationships and Related Party Transactions—Registration Rights Agreement in effect upon the consummation of the Transactions” for a description of these registration rights. If the offer and sale of these shares is registered, the shares will be freely tradable without restriction under the Securities Act, and a large number of shares may be sold into the public market.

Equity Incentive Plans
We intend to file with the SEC a registration statement on Form S-8 under the Securities Act to register the offer and sale of all shares of Class A common stock reserved for issuance under our 2025 Plan.
Such registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to certain Rule 144 limitations applicable to affiliates, vesting restrictions, and the lock-up agreements and market standoff restrictions described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
•U.S. expatriates and former citizens or long-term residents of the United States;
•persons holding our Class A common stock as part of a straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•banks, insurance companies, and other financial institutions;
•brokers, dealers, or certain electing traders in securities that are subject to a mark-to-market method of tax accounting for their securities;
•“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•tax-exempt organizations or governmental organizations;
•persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;
•persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to our Class A common stock to their financial statements under Section 451(b) of the Code;
•persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
•tax-qualified retirement plans; and
•“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of an owner of such an entity will depend on the status of the owner, the activities of such entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes holding our Class A common stock and the owners of such entities should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is an individual, corporation, estate or trust that is not a “U.S. person.” A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.
Distributions
As described in the “Dividend Policy” section of this prospectus we do not anticipate declaring or paying any dividends on our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute returns of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or other taxable disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to United States persons (as defined by the Code) unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or other taxable disposition
A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:
•the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
•the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
•our Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.
Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the rates and in the manner generally applicable to United States persons (as defined by the Code) unless an applicable income tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Class A common stock, which may be offset by certain U.S.-source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our common stock by a Non-U.S. Holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information reporting and backup withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable payor does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption.
However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable payor receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person or the Non-U.S. Holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Additional withholding tax on payments made to foreign accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

If withholding under FATCA is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
We are offering the shares of Class A common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC, Jefferies LLC, Morgan Stanley & Co. LLC and Robert W. Baird & Co. Incorporated are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of Class A common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Jefferies LLC
Morgan Stanley & Co. LLC
Robert W. Baird & Co. Incorporated
Stifel, Nicolaus & Company, Incorporated.
William Blair & Company, L.L.C.
Raymond James & Associates, Inc.
Total	14,705,882

The underwriters are committed to purchase all the shares of Class A common stock offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.
The underwriters propose to offer the shares of Class A common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $           per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $           per share from the initial public offering price. After the initial offering of the shares to the public, if all of the shares of Class A common stock are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of any shares made outside of the United States may be made by affiliates of the underwriters.
The underwriters have an option to buy up to 2,205,882 additional shares of Class A common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
The cornerstone investor has indicated an interest in purchasing up to $30.0 million in shares of Class A common stock in this offering at the initial public offering price. The shares of Class A common stock to be purchased by the cornerstone investor will not be subject to a lock-up agreement with the underwriters. Because this indication of interest is not a binding agreement or commitment to purchase, the cornerstone investor may determine to purchase more, less or no shares in this offering or the underwriters may determine to sell more, less or no shares to the cornerstone investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of Class A common stock purchased by the cornerstone investor as they will from any other shares of Class A common stock sold to the public in this offering.

The underwriting fee is equal to the public offering price per share of Class A common stock less the amount paid by the underwriters to us per share of Class A common stock. The underwriting fee is $          per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering to be paid by Black Rock OpCo, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $6.5 million. We have also agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority and compliance with state securities or “blue sky” laws in an amount of up to $50,000.
A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.
We have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or submit to, or file with, the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our Class A common stock or securities convertible into or exercisable or exchangeable for any shares of our Class A common stock, or publicly disclose the intention to make any offer, sale, pledge, loan, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of Class A common stock or any such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC for a period of 180 days after the date of this prospectus, other than the shares of our common stock to be sold in this offering.
The restrictions on our actions, as described above, do not apply to certain transactions, including (i) the issuance of shares of Class A common stock or securities convertible into or exercisable for shares of our Class A common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of the underwriting agreement and described in this prospectus; (ii) grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our Class A common stock or securities convertible into or exercisable or exchangeable for shares of our Class A common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing of this offering and described in this prospectus, provided that such recipients enter into a lock-up agreement with the underwriters; or (iii) our filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of the underwriting agreement and described in this prospectus or any assumed benefit plan pursuant to an acquisition or similar strategic transaction.

Our directors and executive officers, and substantially all of the holders of the LLC Units immediately prior to this offering (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 180 days after the date of this prospectus (such period, the “restricted period”), may not (and may not cause any of their direct or indirect affiliates to), without the prior written consent of J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our Class A common stock or any securities convertible into or exercisable or exchangeable for our Class A common stock (including, without limitation, Class A common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant (collectively with the Class A common stock, the “lock-up securities”)), (2) enter into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the lock-up securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of lock-up securities, in cash or otherwise, (3) make any demand for, or exercise any right with respect to, the registration of any lock-up securities, provided that, to the extent the lock-up party has demand and/or piggyback registration rights, the foregoing shall not prohibit the lock-up party from notifying us privately that it is or will be exercising its demand and/or piggyback registration rights following the expiration of the restricted period and undertaking any preparations related thereto, including a confidential submission of a registration statement so long as no public announcement is made regarding the submission or transaction during the restricted period, or (4) publicly disclose the intention to do any of the foregoing. Such persons or entities have further acknowledged that these undertakings preclude them from engaging in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) designed or intended, or which could reasonably be expected to lead to or result in, a sale or disposition or transfer (by any person or entity, whether or not a signatory to such agreement) of any economic consequences of ownership, in whole or in part, directly or indirectly, of any lock-up securities, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of lock-up securities, in cash or otherwise.
The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including (a) transfers, distributions, dispositions or surrenders of lock-up securities: (i) as bona fide gifts, or for bona fide estate planning purposes, including without limitation to charitable organizations or educational institutions, (ii) by will, testamentary document or intestacy, (iii) to any immediate family member or other dependent of the lock-up party, (iv) to any trust for the direct or indirect benefit of the lock-up party or any immediate family member, (v) to a partnership, limited liability company or other entity of which the lock-up party and its immediate family members are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (vi) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (v), (vii) (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or its affiliates or (B) as part of a distribution, transfer or disposition without consideration to partners, beneficiaries, members or shareholders of the lock-up party or its affiliates, (viii) by operation of law, (ix) to us or Black Rock OpCo from an employee upon death, disability or termination of employment of such employee, (x) as part of a sale of lock-up securities acquired in open market transactions after the completion of this offering or acquired from the underwriters in connection with this offering (other than issuer-directed shares of Class A common stock purchased in this offering by our officers or directors), (xi) to us in connection with the vesting, conversion, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our Class A common stock (including “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments, (xii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction approved by our Board and made to all shareholders involving a change in control, provided that if such transaction is not completed, all such lock-up securities would remain subject to the restrictions in the immediately preceding paragraph, (xiii) in any redemption, conversion or exchange of (A) LLC Units and a corresponding number of shares of Class B common stock or Class C common stock, as applicable, into or for shares of Class A common stock (or securities convertible into or exercisable or exchangeable for Class A Common stock) or (B) shares of Class B common stock or Class C common stock, as applicable, into shares of Class A common stock, in each case in a manner consistent with the provisions therefor set forth in this prospectus (an “Exchange”); provided that, any shares of Class A common stock or other securities received upon such Exchange shall remain subject to the restrictions similar to those in the immediately preceding paragraph for the remainder of the restricted period, and provided, further that an Exchange pursuant to this clause (xiii) shall only be permitted in connection with another transfer, disposition or sale of lock-up securities that is otherwise permitted by this paragraph, (xiv) transfers, conversion, reclassification, redemption or exchange of lock-up securities to us or any of our affiliates in connection with the reorganization as described in this prospectus, (xv) with respect to our Co-Founders and certain of their affiliates, in connection with any pledge, hypothecation or other grant of a security interest in any lock-up securities to one or more lending institutions (including their successors, assignees, participants, agents or representatives) as collateral or security for any loan, advance or extension of credit, including the transfer of such lock-up securities to such lending institution upon foreclosure of such lock-up securities; in addition, (A) any such lending institutions (including their successors, assignees, participants, agents or representatives) may (x) assign or transfer such lock-up securities to their successors, assignees, participants, agents or representatives or (y) transfer, sell, or otherwise dispose of such lock-up securities in connection with their exercise of rights and remedies, including any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of such lock-up securities, (B) the lock-up party or its lending institutions (including their successors, assignees, participants, agents or representatives) may sell, transfer or otherwise dispose of such lock-up securities in connection with a margin call, including without limitation any sale, transfer or other disposition intended to satisfy a margin call or potential margin call, and (C) the lock-up party or its lending institutions (including their successors, assignees, participants, agents or representatives) may publicly disclose any pledge, hypothecation, grant of security interest or transfer pursuant to this paragraph (xiv) if such disclosure is required by applicable law; or (xvi) in connection with the sale of any lock-up securities to be sold by the lock-up party in the manner described in this prospectus used to sell the shares of Class A common stock; (b) exercise of the options, settlement of RSUs or other equity awards, or the exercise of warrants granted pursuant to plans or other equity compensation arrangements described in this prospectus, provided that any lock-up securities received upon such exercise, vesting or settlement would be subject to restrictions similar to those in the immediately preceding paragraph; (c) the conversion of outstanding preferred stock, warrants to acquire preferred stock, or convertible securities into shares of our Class A common stock or warrants to acquire shares of our Class A common stock, provided that any Class A common stock or warrant received upon such conversion would be subject to restrictions similar to those in the immediately preceding paragraph; and (d) the establishment or modification of trading plans under Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the transfer of lock-up securities during the restricted period.
J.P. Morgan Securities LLC, Jefferies LLC and Morgan Stanley & Co. LLC, in their sole discretion, may release the securities subject to any of the lock-up agreements with the underwriters described above, in whole or in part at any time.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
We have applied to have our Class A common stock approved for listing/quotation on Nasdaq under the symbol “BRCB.”
In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of Class A common stock in the open market for the purpose of preventing or retarding a decline in the market price of the Class A common stock while this offering is in progress. These stabilizing transactions may include making short sales of Class A common stock, which involves the sale by the underwriters of a greater number of shares of Class A common stock than they are required to purchase in this offering, and purchasing shares of Class A common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.
The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Class A common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase Class A common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.
These activities may have the effect of raising or maintaining the market price of the Class A common stock or preventing or retarding a decline in the market price of the Class A common stock, and, as a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on Nasdaq, in the over-the-counter market or otherwise.
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:
•the information set forth in this prospectus and otherwise available to the representatives;
•our prospects and the history and prospects for the industry in which we compete;
•an assessment of our management;
•our prospects for future earnings;
•the general condition of the securities markets at the time of this offering;
•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and
•other factors deemed relevant by the underwriters and us.
Neither we nor the underwriters can assure investors that an active trading market will develop for our Class A common stock, or that the shares will trade in the public market at or above the initial public offering price.
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. We expect that affiliates of one or more of the underwriters will act as lenders and/or agents under, and as consideration therefor will receive customary fees and expenses in connection with, our New Credit Facilities.
An affiliate of Viking Cake that will be controlled by our Co-Founders will pledge, assuming an initial public offering price of $17.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), 9,987,947 LLC Units (and 9,987,947 underlying shares of Class C common stock) to a lender affiliated with J.P. Morgan Securities LLC, one of the underwriters of this offering, pursuant to certain loan and security agreements. We are not a party to these agreements. In the case of nonpayment at maturity or another event of default under certain of these loan and security agreements (including but not limited to the borrower’s inability to satisfy certain payments required under such loan and security agreements), the lender may exercise its right under the loan agreement to foreclose on the pledged securities. In such case, the lender may sell the shares of Class A common stock issuable upon the automatic exchange of such shares of Class C common stock through privately negotiated transactions at any time, including during the applicable lock-up period.
Directed Share Program
At our request, the underwriters have reserved up to 5% of the shares of Class A common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to certain friends and family members of our Co-Founders. Participants in the directed share program will not be subject to the terms of any lock-up agreement with respect to any shares purchased through the directed share program. The number of shares of Class A common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus. J.P. Morgan Securities LLC will administer our directed share program. We agreed to indemnify J.P. Morgan Securities LLC in connection with the directed share program, including for the failure of any participant to pay for its shares. Other than the underwriting discount described on the front cover of this prospectus, the underwriters will not be entitled to any commission with respect to shares of stock sold pursuant to the directed share program.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
a)to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or
c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
Notice to Prospective Investors in the United Kingdom
No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the Shares which has been approved by the Financial Conduct Authority, except that the Shares may be offered to the public in the United Kingdom at any time:
a)to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;
b)to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or
c)in any other circumstances falling within Section 86 of the FSMA.
provided that no such offer of the Shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.
Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to prospective investors in Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to prospective investors in Switzerland
This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any shares. No shares have been offered or will be offered to the public in Switzerland, except that offers of shares may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
a)to any person which is a professional client as defined under the FinSA;
b)to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or
c)in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of shares shall require the Company or any investment bank to publish a prospectus pursuant to Article 35 FinSA.
The shares have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this document nor any other offering or marketing material relating to the shares constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to prospective investors in Singapore
This document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, no shares of common stock have been or will be offered or sold and no shares of common stock have been or will be made the subject of an invitation for subscription or purchase and no prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock has been or will be circulated or distributed, whether directly or indirectly, to any person in Singapore other than:
a)to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;
b)to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or
c)otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(ii)where no consideration is or will be given for the transfer;
(iii)where the transfer is by operation of law;
(iv)as specified in Section 276(7) of the SFA; or
(v)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to prospective investors in Japan
The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to prospective investors in Hong Kong
The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to prospective investors in the Dubai International Financial Centre (“DIFC”)
This document relates to an Exempt Offer in accordance with the Markets Law, DIFC Law No. 1 of 2012, as amended. This document is intended for distribution only to persons of a type specified in the Markets Law, DIFC Law No. 1 of 2012, as amended. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority (DFSA) has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document, you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to prospective investors in Australia
This prospectus:
•does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);
•has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and
•may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).
The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares, you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those shares to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

LEGAL MATTERS
The validity of the shares of Class A common stock offered hereby will be passed upon for us by Latham & Watkins LLP, New York, New York. Kirkland & Ellis LLP has acted as counsel for the underwriters in connection with certain legal matters related to this offering.
EXPERTS
The financial statements of Black Rock Coffee Bar, Inc. as of May 2, 2025 and the consolidated financial statements of Black Rock Coffee Holdings, LLC as of December 31, 2024 and 2023, and for each of the years in the two year period ended December 31, 2024, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares of Class A common stock being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and our Class A common stock, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You may read our SEC filings, including this registration statement, over the internet at the SEC’s website at www.sec.gov. Upon the completion of this offering, we will be subject to the information reporting requirements of the Exchange Act and we will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website referred to above. We also maintain a corporate website at www.br.coffee, at which, following the completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

F-i

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Black Rock Coffee Bar, Inc.:
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Black Rock Coffee Bar, Inc. (the Company) as of May 2, 2025 and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of May 2, 2025 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2025.
Portland, Oregon
May 19, 2025

BLACK ROCK COFFEE BAR, INC.
Balance Sheet

May 2, 2025
ASSETS
Total assets	$0.01
STOCKHOLDER’S EQUITY
Common stock, par value $0.00001, 1,000 shares authorized, 1,000 shares issued and outstanding	0.01
Total stockholder’s equity	$0.01

See accompanying notes to the balance sheet.

BLACK ROCK COFFEE BAR, INC.
Notes to Balance Sheet

(1)Organization
Black Rock Coffee Bar, Inc. (the “Corporation”) was organized as a Delaware corporation on May 2, 2025. The Corporation’s fiscal year end is December 31. Pursuant to a reorganization into a holding corporation structure, the Corporation will become a holding corporation and its sole assets are expected to be an equity interest in Black Rock Coffee Holdings, LLC.
The Corporation will be the managing member of Black Rock Coffee Holdings, LLC and will operate and control all of the business affairs of Black Rock Coffee Holdings, LLC and through Black Rock Coffee Holdings, LLC and its subsidiaries, will continue to conduct the business now conducted by these entities.
(2)Summary of Significant Accounting Policies
Basis of Accounting
The Balance Sheet has been prepared in accordance with U.S. generally accepted accounting principles. Separate statements of income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.
(3)Stockholder’s Equity
The Corporation is authorized to issue 1,000 shares of common stock, at par value of $0.00001 per share. Under the Corporation’s certificate of incorporation in effect as of May 2, 2025, there is only one class of common stock. On May 2, 2025, the Corporation issued 1,000 shares of common stock for a total consideration of $0.01.
(4)Subsequent Events
Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Black Rock Coffee Holdings, LLC:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Black Rock Coffee Holdings, LLC and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in temporary equity and members’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Portland, Oregon
May 19, 2025, except for Note 2, under the heading Revision to the 2024 and 2023 Consolidated Statements of Cash Flows, as to which the date is July 25, 2025.

BLACK ROCK COFFEE HOLDINGS, LLC
Consolidated Balance Sheets
(in thousands, except unit data)

	December 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$10,227	$17,200
Receivables, net	4,304	777
Inventories	2,055	1,459
Prepaid expenses and deposits	2,860	1,936
Total current assets	19,446	21,372
Property and equipment, net	69,989	55,593
Operating lease right-of-use assets, net	101,591	76,662
Note receivable from related party	5,184	5,000
Other assets	—	624
Goodwill	9,360	9,360
Intangible assets, net	7,342	8,566
Total assets	$212,912	$177,177
LIABILITIES, TEMPORARY EQUITY AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$6,621	$6,552
Accrued expenses	3,400	2,785
Accrued payroll and benefits	6,984	4,562
Deferred compensation	5,778	2,311
Gift card and loyalty program liability	1,186	778
Current portion of long-term debt	925	800
Current portion of operating lease liabilities	8,410	7,909
Total current liabilities	33,304	25,697
Long-term debt, net of current portion	89,269	78,279
Operating lease liabilities, net of current portion	107,000	75,913
Total liabilities	229,573	179,889
Commitments and Contingencies (Note 13)
Temporary equity
Preferred units:
Series A ($1.00 par value per unit – 20,000,000 units authorized; 3,804,698 and 19,974,660 units issued and outstanding as of December 31, 2024 and 2023, respectively)	3,429	25,333
Series A-1 (2,000,000 units authorized; 1,468,058 and 1,368,058 units issued and outstanding as of December 31, 2024 and 2023, respectively)	206,973	167,258
Series A-2 (900,000 authorized; 893,835 units issued and outstanding as of December 31, 2024 and 2023; aggregate liquidation preference of $168,785,545)	30,773	30,773
Members’ deficit and noncontrolling interest
Members’ deficit (Class A common units, 4,000,000 authorized, 2,646,087 and 2,796,239 units issued and outstanding as of December 31, 2024 and 2023, respectively)	(257,836)	(226,512)
Noncontrolling interest	—	436
Total members’ deficit and noncontrolling interest	(257,836)	(226,076)
Total liabilities, temporary equity, members’ deficit and noncontrolling interest	$212,912	$177,177

See accompanying notes to consolidated financial statements.

BLACK ROCK COFFEE HOLDINGS, LLC
Consolidated Statements of Operations
(in thousands)

	Year Ended December 31,
	2024	2023
Store revenue	$160,682	$132,961
Other	235	201
Total revenue	160,917	133,162
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	46,491	41,923
Labor and related expenses	35,132	30,236
Occupancy and related expenses	13,107	10,832
Other store operating expenses	21,172	17,286
Total store operating costs and expenses	115,902	100,277
Selling, general and administrative expenses	25,261	20,313
Depreciation and amortization	10,364	8,523
Pre-opening costs	3,357	2,007
Total operating expenses	154,884	131,120
Income from operations	6,033	2,042
Interest expense, net	(11,115)	(10,949)
Other income (expense), net	(1,835)	566
Loss before income taxes	(6,917)	(8,341)
Income tax expense	270	357
Net loss	(7,187)	(8,698)
Net income attributable to noncontrolling interest	20	119
Net loss attributable to Black Rock Coffee Holdings, LLC	$(7,207)	$(8,817)

See accompanying notes to consolidated financial statements.

BLACK ROCK COFFEE HOLDINGS, LLC
Consolidated Statements of Changes in Temporary Equity and Members’ Deficit
(in thousands)

	Temporary Equity			Total Members' Deficit and Noncontrolling Interest
	Series A	Series A-1	Series A-2	Members’ Deficit	Noncontrolling Interest	Total
Balance at December 31, 2022	$23,735	$120,848	$30,773	$(192,498)	$317	$(192,181)
Net loss	—	—	—	(8,817)	—	(8,817)
Net income attributable to noncontrolling interest	—	—	—	—	119	119
Deemed distribution for Series A Preferred Units	1,598	21,410	—	(23,008)	—	(23,008)
Unitholder contributions	—	25,000	—	5,900	—	5,900
Unitholder distributions	—	—	—	(8,089)	—	(8,089)
Balance at December 31, 2023	$25,333	$167,258	$30,773	$(226,512)	$436	$(226,076)
Net loss	—	—	—	(7,207)	—	(7,207)
Net income attributable to noncontrolling interest	—	—	—	—	20	20
Purchase of noncontrolled ownership interest	—	—	—	(1,111)	(456)	(1,567)
Deemed distribution for Series A-1 Preferred Units	—	29,865	—	(29,865)	—	(29,865)
Unitholder distributions	—	(150)	—	(474)	—	(474)
Unitholder contributions	—	10,000	—	—	—	—
Waiver of unpaid Series A Preferred yield	(5,358)	—	—	5,358	—	5,358
Redemption discount on Series A Preferred Units	(1,975)	—	—	1,975	—	1,975
Unitholder redemptions	(14,571)	—	—	—	—	—
Balance at December 31, 2024	$3,429	$206,973	$30,773	$(257,836)	$—	$(257,836)

See accompanying notes to consolidated financial statements.

BLACK ROCK COFFEE HOLDINGS, LLC
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(7,187)	$(8,698)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,364	8,523
Loss on disposal of property and equipment	259	—
Amortization of debt issuance costs and loan fees	1,322	1,147
Accrued paid-in-kind interest	388	824
Interest income from related party	(184)	(92)
Non-cash operating lease costs	7,957	6,900
Other loss (gain)	259	(400)
Changes in operating assets and liabilities:
Receivables, net	(3,526)	290
Inventories	(596)	331
Prepaid expenses and deposits	(924)	(26)
Other assets	—	634
Accounts payable	27	(1,756)
Accrued payroll and benefits	2,422	1,927
Deferred compensation	3,467	2,311
Accrued expenses	146	(391)
Gift card and loyalty program liability	408	(1,106)
Operating lease liabilities	(1,297)	(5,251)
Net cash provided by operating activities	13,305	5,167
Cash flows from investing activities:
Purchases of property and equipment	(22,176)	(16,159)
Purchase of intangible assets	(745)	(248)
Note receivable from a related party	—	(4,908)
Proceeds from Roasters settlement	—	5,869
Net cash used in investing activities	(22,921)	(15,446)
Cash flows from financing activities:
Proceeds from long-term debt	12,500	—
Payments on long-term debt	(894)	(800)
Payments of debt issuance costs and loan fees	(2,201)	(448)
Purchase of noncontrolling interest position	(1,567)	—
Payments for redemption of outstanding Series A units	(14,571)	—
Unitholder contributions	10,000	30,900
Unitholder distributions	(624)	(8,090)
Net cash provided by financing activities	2,643	21,562
Net increase (decrease) in cash and cash equivalents	(6,973)	11,283
Cash and cash equivalents, beginning of period	17,200	5,917
Cash and cash equivalents, end of period	10,227	17,200
Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of capitalized interest	$10,141	$9,414
Income taxes paid, net of refunds	277	195
Supplemental disclosure of noncash investing and financing activities:
Additions of property and equipment accrued in accounts payable	1,722	845

See accompanying notes to consolidated financial statements.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Note 1 - Organization and Nature of Operations
Nature of Operations
Black Rock Coffee Holdings, LLC (“Black Rock”) was formed on August 1, 2018. Black Rock, together with its wholly owned subsidiaries (collectively, the “Company”) owns and operates a vertically integrated retail coffee business with locations in Oregon, Washington, Idaho, California, Colorado, Arizona, and Texas.
Note 2 - Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). These statements contain all necessary adjustments and disclosures resulting from that evaluation. Certain prior year amounts have been reclassified to conform with current year presentation. These reclassifications had no material effect on the operations, financial condition or cash flows of the Company.
Principles of Consolidation
The accompanying consolidated financial statements include accounts of Black Rock and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.
Revision to 2024 and 2023 Consolidated Statements of Cash Flows
The Company has revised amounts within the Consolidated Statements of Cash Flows for the years ended December 31, 2024 and 2023 to correctly present operating cash flow activity between the captions “Non-cash operating lease costs” and changes in “Operating lease liabilities”. As a result, the line item “Non-cash operating lease costs” was revised from ($7,957) to $7,957, and ($6,900) to $6,900 for the years ended December 31, 2024 and 2023, respectively, and the line item “Operating lease liabilities” was revised from $14,617 to ($1,297), and $8,549 to ($5,251) for the years ended December 31, 2024 and 2023, respectively. This change did not result in a change to total cash provided by operating activities for either of the years ended December 31, 2024 and 2023, and had no other impacts to the consolidated financial statements for the years ended December 31, 2024 or 2023. The Company has evaluated the effects of these corrections on the previously issued consolidated financial statements, individually and in the aggregate, in accordance with the guidance in ASC Topic 250, Accounting Changes and Error Corrections, concluding such corrections to be immaterial to its previously issued consolidated financial statements.
Revenue Recognition
Revenues from stores are presented net of discounts and recognized when beverage and food products are sold to the customer. Other revenue includes online retail coffee sales, recognized at the date of sale, as well as sales of products through the Company’s website, recognized at the point in time of shipment to customers. The Company reports revenues net of discounts and sales taxes collected from customers and remitted to government taxing authorities.
The Company has a loyalty program that allows customers to earn point rewards that may be redeemed for a free product. The Company defers revenue as rewards are earned under the loyalty program. The Company also operates a gift card program and maintains a gift card liability for gift cards sold, recognizing revenue from gift cards when the gift card is redeemed. Gift cards do not have an expiration date or a service fee that would cause a decrement to the customer balance. Based on historical redemption rates, a portion of loyalty program points and gift cards are not expected to be redeemed and will be recognized as breakage over time in proportion to loyalty program and gift card redemptions. Breakage is recognized in store revenue in the consolidated statements of operations. For the years

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

ended December 31, 2024 and 2023, the Company recognized breakage revenue of $341 thousand and $846 thousand, respectively.
Noncontrolling Interest
Black Rock locations can be owned and operated by certain members of the Company and at least one other individual who is not a member (“Hybrid”). As of December 31, 2023 there were two hybrid locations. The noncontrolling interests in the hybrid locations are presented as noncontrolling interest in the consolidated financial statements. On January 31, 2024, the Company acquired the remaining noncontrolling interest of its two hybrid stores for approximately $1.5 million. The Company recognized the consideration paid in connection with the acquisitions as a reduction to noncontrolling interest. Excess amounts were considered a distribution to the sellers and recognized as an increase to members’ deficit.
Fair Value Measurements
Fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants. For assets and liabilities recorded or disclosed at fair value on a recurring basis, the Company determined fair value based on the following:
•Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
•Level 2: Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3: Inputs that are both unobservable and significant to the overall fair value measurements reflecting an entity’s estimates of assumptions that market participants would use in pricing the asset or liability.
The Company’s consolidated financial statements include cash and cash equivalents, accounts receivable, prepaid expenses and deposits, accounts payable, accrued expenses and other current liabilities, for which the carrying amounts approximate fair value due to their short-term maturity. The fair value of the Company’s variable-rate credit facility approximates its carrying amounts as the cost of borrowing is variable and approximates current market prices, which is considered Level 2 in the fair value hierarchy.
The Company does not have any assets or liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis.
Cash and Cash Equivalents
Cash and cash equivalents include all short-term highly liquid instruments with original maturities of three months or less at the time of purchase, as well as credit card receivables for sales to customers in company-operated stores that generally settle within two to five business days.
The Company maintains its cash in bank deposit accounts at multiple financial institutions as well as the individual store locations. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to a limit of $250 thousand per depositor. While amounts at financial institutions may exceed FDIC limits, the Company has not experienced any losses in its bank deposit accounts.
Receivables, net
Receivables, net of allowances for credit losses, consists primarily of receivables for tenant improvement allowances granted from lessors under various operating lease agreements and amounts due from certain vendors. Receivables for tenant improvement allowances are recorded when the underlying leasehold improvement work has been completed and approved by the landlord at the conclusion of a project. The allowance for credit losses is calculated using a loss-rate method based on historical

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

experience, current economic conditions and other factors. The Company had no allowance for credit losses at December 31, 2024 and 2023.
Inventories
Inventories are recorded at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method. The Company records product returns as they are received, and obsolete and slow-moving inventory when identified, as these types of transactions have generally been immaterial to the Company’s historical operations. No allowance for obsolete inventory was considered necessary at December 31, 2024 and 2023.
Property and Equipment, net
The Company records property and equipment at cost, net of accumulated depreciation. The cost of property and equipment is depreciated using the straight-line method over the estimated useful lives of the depreciable assets. Leasehold improvements are depreciated over the shorter of the remaining term of the lease or their estimated useful lives. Expenditures for maintenance and repairs are charged to expense as incurred. When property and equipment is sold or retired, the asset and related accumulated depreciation are removed from the consolidated balance sheet and the resulting gain or loss is included in income from operations in the accompanying consolidated statement of operations. Repair and maintenance costs are expensed as incurred and presented within other store operating expenses or selling, general and administrative expenses in the accompanying consolidated statements of operations.
Goodwill
Goodwill represents the excess purchase price over the estimated fair value of net assets acquired in a business combination. The Company evaluates goodwill for impairment at least annually, as of the beginning of the fourth fiscal quarter, or more frequently if an event occurs or circumstances that indicate the carrying amount may not be recoverable. The annual impairment test includes an option to perform a qualitative assessment of whether it is more likely than not that a reporting unit’s fair value is less than its carrying value; the qualitative test may be performed prior to, or as an alternative to, performing a quantitative goodwill impairment test. If, after assessing the totality of events or circumstances, the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company is required to perform the quantitative goodwill impairment test. Otherwise, no further analysis is required. The quantitative impairment test involves the comparison of the fair value of the reporting unit to its carrying value. An impairment loss is recognized to the extent that the financial statement carrying amount exceeds the reporting unit’s fair value. The Company performed the annual qualitative impairment assessments for each of the two years in the period ended December 31, 2024, and no impairment charges were recognized, nor were there any accumulated impairment losses.
Impairment of Long-Lived Assets
The Company reviews the recoverability of its long-lived assets, such as property and equipment and finite-lived intangible assets, when events or changes in circumstances occur that indicate the carrying value of the asset or asset group may not be recoverable. The assessment of recoverability is based on the Company’s ability to recover the carrying value of the asset or asset group, which is generally at the store level, and requires judgement and an estimate of future undiscounted store-generated cash flows. If these undiscounted cash flows are less than the carrying amount of the related asset, an impairment is recognized for the excess of the carrying value over its fair value.
Debt Issuance Costs and Capitalized Modification Fees
The Company’s debt issuance costs and capitalized modification fees are presented in the consolidated balance sheet as a direct reduction to the carrying amount of the debt liability. These costs are amortized to interest expense over the life of the related debt liability using a method that approximates the effective interest rate method.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Leases
The Company currently leases all stores, warehouse facilities and office space for corporate administrative purposes, of which all are operating leases. The Company’s real estate leases consist of build-to-suit and commercial ground leases which generally have initial terms from 10 to 15 years and typically include multiple renewal options for additional periods of up to five years. Renewal options are generally not recognized as a part of the right-of-use assets and lease liabilities as it is not reasonably certain at the commencement date that the Company would exercise the renewal options.
For operating leases, fixed lease payments are recognized as operating lease costs on a straight-line basis over the lease term and are reported in specific line items on the consolidated statement of operations. Lease expense incurred before a store opens is recorded in pre-opening costs. Once a store opens, the straight-line lease expense is recorded in occupancy and related expenses. Many of these leases have variable lease costs which require the Company to pay real estate taxes, common area maintenance costs and amounts based on a percentage of gross sales in excess of specified levels. Variable lease costs are expensed as incurred and are included in occupancy and related expenses if associated with a store and are otherwise recorded in selling, general and administrative expenses.
The Company calculates operating lease right-of-use assets and lease liabilities as the present value of fixed lease payments over the reasonably certain lease term beginning at the commencement date. As the interest rate implicit in the Company’s leases is not readily determinable, the Company utilizes its incremental borrowing rate, determined by class of underlying asset, to discount the lease payments and is applied on a portfolio basis. The operating lease right-of-use assets also include lease payments made before commencement and are reduced by lease incentives.
The Company invests in leasehold improvements. Generally, a portion of the leasehold improvements and building costs are reimbursed by landlords through landlord incentives pursuant to agreed-upon terms in the lease agreements. Landlord incentives usually take the form of cash payments. In most cases, landlord incentives are received after the Company takes possession of the property and as milestones are met during the construction of the property. The Company includes these amounts in the measurement of the initial operating lease liability and right-of-use asset.
Redeemable Preferred Units
The Company applies the guidance enumerated in ASC 480, when determining the classification and measurement of preferred units. The Company classifies conditionally redeemable preferred units, which includes preferred units that features redemption rights that are either within the control of the holder or subject to redemption upon occurrence of uncertain events not solely within the Company’s control, as temporary equity. The Company subsequently measures temporary equity to redemption value when the instrument is currently redeemable or when it is probable the instrument will become redeemable.
Advertising Expense
The Company expenses advertising costs as they are incurred. Advertising expenses were approximately $1.9 million for each of the years ended December 31, 2024 and 2023.
Pre-opening Costs
The Company’s pre-opening costs consist of start-up and promotion costs such as labor, rents, and advertising associated with new store openings as well costs related to the store’s grand opening such as labor and travel expenses, promotion campaigns and advertising. These costs are expensed as incurred. The Company’s pre-opening costs were $3.4 million and $2.0 million as of December 31, 2024 and 2023, respectively.
Income Taxes
Black Rock is a limited liability company and has elected under the Internal Revenue Service Code to be taxed as a partnership whereby members of Black Rock are taxed on their proportionate share of Black

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Rock’s taxable income. Therefore, no provision for federal income taxes is recorded in the consolidated financial statements since all taxable income or loss is passed directly to the members. Income tax expense on the consolidated statement of operations is composed of various state and local income taxes including corporate activity and franchise taxes.
The Company will record a liability for uncertain tax positions when it is more likely than not that the position would not be sustained if examined by the taxing authority. Management has determined that the Company does not have any uncertain tax positions as of December 31, 2024 and 2023.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions, primarily related to business combinations, long-lived asset valuation, deferred revenue, and leases that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses for the reporting period. Although management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, actual results could differ from those estimates.
Concentrations
For the years ended December 31, 2024 and 2023, two suppliers accounted for approximately 78% and 69% of purchases, respectively.
Recently Issued Accounting Standards
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) N0. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in the update are intended to enhance the transparency and decision usefulness of income tax disclosures, primarily through improvements to the rate reconciliation and income taxes paid information, specifically requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation, and (2) income taxes paid disaggregated by jurisdiction. These amendments are effective for public business entities’ annual periods beginning after December 15, 2024 and interim periods within fiscal years beginning after December 15, 2025, and should be applied on a prospective basis. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently assessing the potential impacts of this standard on its income taxes disclosures and expects to provide additional detail and disclosures under the new guidance.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The intent of this ASU is to improve public entity financial footnote disclosures around types of expenses in commonly presented expense categories (i.e. cost of sales, selling, general and administrative expenses, and research and development). The amendments in this ASU do not change or remove current expense disclosure requirements, but rather 1) impact where this information appears in the notes to the consolidated financial statements and 2) add additional disclosure requirements for certain expense line items appearing on the face of the consolidated statement of operations. ASU 2024-03, as amended, is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company will assess potential impacts of this standard on its disclosures in future periods.
Recently Adopted Accounting Standards
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“Segment Reporting”). The amendments in this update are intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expenses. Effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Public entities should apply the amendments in this update retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on significant segment expense categories identified and disclosed in the period of adoption. The new standard has not had a material impact on the Company’s consolidated financial statements; however, the Company has provided additional detail and disclosures under the new guidance in Note 14.
Note 3 - Revenue Recognition

	Year Ended December 31,
(in thousands)	2024	2023
Store revenue	$160,682	$132,961
Other	235	201
Total revenue	$160,917	$133,162

The Company’s gift card and loyalty program liability activity was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Beginning balance	$778	$1,884
Revenue deferred - card activations and rewards earned	14,355	11,404
Revenue recognized - card and rewards redemptions and breakage	(13,947)	(12,510)
Ending balance	$1,186	$778

Note 4 – Supplemental Balance Sheet Information
The components of Receivables, net were as follows:

(in thousands)	December 31, 2024	December 31, 2023
Tenant improvement allowance receivables	$4,103	$557
Trade receivables	97	203
Other receivables	104	17
Receivables, net	$4,304	$777

The components of Inventories were as follows:

(in thousands)	December 31, 2024	December 31, 2023
Coffee beans and product inventory	$1,613	$1,157
Merchandise and supplies	207	161
Other	235	141
Inventories	$2,055	$1,459

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

The components of Property and equipment, net were as follows:

(in thousands)	Estimated Useful Lives	December 31, 2024	December 31, 2023
Manufacturing equipment	3-7 years	$27,476	$19,766
Leasehold improvements	15 years	46,100	33,264
Buildings	39 years	7,267	7,267
Furniture and fixtures	5-7 years	8,210	5,683
Vehicles	5-7 years	482	706
Software	5 years	232	-
Construction in progress		4,834	5,388
Property and equipment, gross		94,601	72,074
Less accumulated depreciation		(24,612)	(16,481)
Property and equipment, net		$69,989	$55,593

Depreciation expense was approximately $8.4 million and $6.3 million for the years ended December 31, 2024 and 2023, respectively, and is included in operating expenses in the consolidated statements of operations.
The Company capitalizes a portion of interest on borrowings related to eligible capital expenditures. Capitalized interest is added to the cost of qualified assets and amortized over the estimated useful lives of the assets. The Company capitalized approximately $361 thousand and $301 thousand in interest expense for the years ended December 31, 2024 and 2023, respectively.
Note 5 - Roasters Settlement
In September 2020, a prospective third-party buyer (“Prospect”) entered into a binding term sheet to acquire Roasters, the owner of 14 retail coffee stores throughout the state of Washington. On January 6, 2021, Roasters gave notice to the Prospect of its intent to terminate the binding term sheet. On January 20, 2021, Prospect filed an action against Roasters in Spokane County Superior Court to contest the termination, allege breach of contract, and seek specific performance. On January 21, 2021, the Company and Roasters signed and simultaneously closed an asset purchase agreement (the “Purchase Agreement”) pursuant to which the Company acquired the Roasters assets (the “Assets”) for $9 million, of which $6 million was paid upon the consummation of acquisition date and $3 million was deposited into a third-party escrow account (the “Holdback Amount”). The Holdback Amount was subject to reduction in certain situations and payable to Roasters upon the satisfaction of certain post-closing obligations. No portion of the Holdback Amount was paid to Roasters and was returned to the Company. The Assets consisted primarily of property and equipment and goodwill associated with the reporting unit along with an immaterial amount of inventories and other assets.
Prospect, Roasters and the Company, mutually agreed to arbitration, and in September 2022, the arbitration panel issued an interim award in favor of Prospect requiring specific performance. Pursuant to the terms of the award, Roasters would terminate the Purchase Agreement and return to the Company the initial $6 million paid, net of fees, for the Assets, in exchange for which the Company would return the Assets to Roasters. No portion of the Holdback was paid to Roasters and was returned to the Company. The award also required Roasters to sell the Assets to Prospect. In May 2023, the Company completed the transfer of the Assets and removed the net carrying value of the Assets from the financial statements.
In addition to specific performance, the arbitration panel further awarded Prospect damages of approximately $1.2 million, payable by the Company. The damages were paid as of December 31, 2023.
In August 2024, the Company reached full and final settlement with its insurers for its claims related to the Roasters settlement and all related insurance proceeds and gains in connection with the Company’s claims have been received and recognized, as of December 31, 2024. The amount of insurance recovery

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

gains and proceeds recognized within selling, general and administrative expenses on the consolidated statement of operations was approximately $1.5 million for the year ended December 31, 2024.
Note 6 – Intangible Assets
The Company has intangible assets that are being amortized over 3 to 15 years consisting of the following:

(in thousands)	December 31, 2024	December 31, 2023
Reacquired franchise rights	$13,504	$13,504
Other intangible assets	2,959	2,213
Less accumulated amortization	(9,121)	(7,151)
Total intangible assets, net	$7,342	$8,566

Amortization expense in the consolidated statement of operations was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Reacquired franchise rights	$1,799	$2,000
Other intangible assets	171	250

Estimated future amortization expense for intangible assets is as follows:

(in thousands)
2025	$1,947
2026	1,887
2027	1,268
2028	1,167
2029	683
Thereafter	390
Total	$7,342

Note 7 – Long-Term Debt

(in thousands)	December 31, 2024	December 31, 2023
Note payable to RCS SBIC Fund II, L.P and TCW Asset Management Company, LLC	$92,614	$80,620
Less current portion	(925)	(800)
Less debt issuance costs	(769)	(1,541)
Less capitalized modification fees	(1,651)	-
Total long-term debt	$89,269	$78,279

On May 8, 2023, the Company amended its Senior Credit Facility with RCS SBIC Fund II, L.P. and TCW Asset Management Company, LLC (the “Credit Facility”), dated as of April 29, 2022, through the Third Amendment to the Credit Facility (the “Third Amendment”). The Third Amendment reduced the total capacity of the Credit Facility to $80 million by removing the delayed draw term loan commitment in the amount of $20 million and revised certain financial covenants and reporting requirements.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

On May 31, 2024, the Company amended the Credit Facility through the Fourth Amendment to the Credit Facility (the “Fourth Amendment”). The Fourth Amendment increased the total capacity of the Credit Facility to $137.5 million, consisting of a $112.5 million term loan and a $25 million delayed draw term loan, and included an option allowing the Company to increase the size of the credit facility by $20 million through incremental delayed draw term loans. The Fourth Amendment also extended the term loan maturity date to September 30, 2026, and revised certain financial covenants.
As revised by the Fourth Amendment, the Credit Facility bears interest at either (a) the Secured Overnight Financing Rate (“SOFR”), plus 6.00%, plus a 0.50% spread or (b) the greatest of (i) 2.50% per annum, (ii) the Federal Funds Rate plus 0.5%, (iii) the Prime Rate, and (iv) the Adjusted Term SOFR Rate for a one-month tenor in effect on such date plus 1.0%, in each case, plus 5.00% and a 0.5% spread, with the amount of spread in both scenarios based on a pricing grid tied to the Company’s total net leverage ratio. In addition, the Fourth Amendment includes a commitment fee payable on a quarterly basis, at a rate per annum of 1.00% that is based on the total delayed draw term loan commitment. Interest on borrowings under the Credit Facility is payable at least quarterly and upon maturity. These fees are recorded within interest and other related expenses on the consolidated statement of operations. The Credit Facility is payable in quarterly principal installments equal to 0.25% of the principal balance and accrued current pay interest at 0.50% per annum.
The Credit Facility, as revised by the Fourth Amendment, also contains financial covenants that require the Company to not exceed a maximum net leverage ratio and to maintain a minimum fixed charge coverage ratio. In addition, the Credit Facility also contains certain negative covenants that, among other things, limit the Company’s ability to incur additional debt, grant liens on assets, merge with or acquire other companies, make other investments, dispose of assets, and make restricted payments. Obligations under the Credit Facility are guaranteed by the Company and certain of its subsidiaries and secured by first priority liens on substantially all of the Company’s assets as well as equity interests held by certain of the Company’s members.
As of December 31, 2024 no amount had been drawn on the Company’s delayed draw term loan. The term loans bear interest at approximately 11.82% as of December 31, 2024. The Company was in compliance with all financial covenants as of that date.
Future principal maturities of long-term debt as of December 31, 2024 are as follows:

(in thousands)
2025	$925
2026	91,689
Total	$92,614

Interest expense, net in the consolidated statement of operations was as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Interest expense, net	$10,444	$10,340
Amortization of debt issuance costs and capitalized modification fees	1,322	1,147
Interest income	(651)	(538)
Interest expense, net	$11,115	$10,949

Note 8 – Leases
The Company leases its stores, roasting and warehouse facilities, and corporate offices under operating leases, typically with initial terms of 10 to 15 years.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

The components of net lease costs, included in occupancy and related expenses as well as selling, general and administrative expenses in the consolidated statement of operations, were as follows:

	Year Ended December 31,
(in thousands)	2024	2023
Operating lease cost	$13,280	$10,837
Variable lease cost	1,006	931
Less sublease income	(108)	(108)
Total lease cost	$14,178	$11,660

Supplemental cash flow information related to leases is as follows for the periods presented:

	Year Ended December 31,
(in thousands)	2024	2023
Cash paid for amounts included in the measurement of operating lease liabilities	$10,851	$10,194
Operating lease right-of use-assets obtained in exchange for lease obligations	29,472	16,920

A summary of lease terms and discount rates related to leases is as follows:

	December 31, 2024	December 31, 2023
Weighted average remaining lease term (in years)	11.3	11.0
Weighted average discount rate	5.6%	5.0%

As of December 31, 2024, future minimum lease payments for operating leases consisted of the following:

2025	$14,574
2026	13,448
2027	14,325
2028	13,892
2029	13,307
Thereafter	92,242
Total lease payments	161,788
Less imputed interest	(46,378)
Total operating lease liabilities	115,410
Less current portion	(8,410)
Total operating lease liability, net of current portion	$107,000

Note 9 - Temporary Equity
Series A Preferred Units
On May 31, 2024, in conjunction with the execution of the Sixth Amended and Restated LLC Agreement (the “LLC Agreement”) the Company entered into a redemption agreement (the “Series A Redemption Agreement”) with the holders (“Series A Unitholders”) of the Company’s Series A Preferred Units (the “Series A Units”) to purchase all of the 19,974,660 outstanding Series A Units for an aggregate purchase price of $18 million, as soon as such purchase and redemption of the Series A Units is permitted by the Credit Facility. Under the Series A Redemption Agreement 16,169,962 Series A Units were purchased for

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

approximately $14.6 million in 2024. As of December 31, 2024, 3,804,698 Series A Units remain outstanding and will be purchased, when permitted by the Credit Facility, for an aggregate purchase price of $3.4 million. Additionally, the Series A Redemption Agreement waived all accrued and unpaid preferred yield associated with the Series A Units in the amount of $5.4 million. The Company paid approximately $1.4 million in fees associated with the Series A Redemption Agreement for the year ended December 31, 2024, which was recognized in other income, net on the consolidated statement of operations.
Series A-1 Preferred Units
On May 8, 2023, the Company entered into an agreement with Cynosure Partners III, LP to issue and sell 250,000 Series A-1 Preferred Units (“Series A-1 Units”) for an aggregate purchase price of $25 million. Furthermore, in consideration of the purchase of the Series A-1 Units the Company agreed to issue an additional 320,368 Series A-2 Preferred Units (“Series A-2 Units”) to Cynosure Partners III, LP and related entities.
On May 20, 2024, Cynosure Partners III, LP entered into an agreement with the Company to purchase an additional 100,000 Series A-1 Preferred Units for an aggregate purchase price of $10 million.
Rights, Preferences and Privileges
Rights, preference and privileges of the Company’s Series A, Series A-1 and Series A-2 Units (together the “Preferred Units”) are as follows:
Voting Rights: The Company has two classes of units with voting rights: Class A Common Units (“Class A Units”) and Series A-2 Units. Holders of these units who individually own five percent or more of the total outstanding Class A Units and Series A-2 Units (the “Voting Members”), in the aggregate, are entitled to one vote per Class A Unit or Series A-2 Unit held. The Series A-2 Unitholders have the right to appoint one manager to the Company’s board of managers (the “Board”) as long as their units are outstanding and the Voting Members elect the remaining mangers. The Voting Members can increase or decrease the number of managers as long as the Board has at least five managers. Each manager has one vote on all matters put before the Board.
Preferred Yield: Both the Series A and Series A-1 Units accrue a preferred yield, which is recorded as a reduction in members’ deficit and a corresponding increase in preferred equity as it is not payable by the Company and accumulates in arrears.
Prior to the Series A Redemption Agreement, all Series A Units accrued a preferred yield of 8.0% per annum in arrears on the unreturned capital contribution in the amount of $19,974,660. After the Series A Redemption Agreement, the remaining issued and outstanding Series A Units no longer accrue a preferred yield. As of December 31, 2023, the accumulated preferred yield and per unit yield was $5.4 million and $0.27, respectively.
Prior to May 8, 2023, all Series A-1 Units accrued a preferred yield equal to 12.0% per annum on the Series A-1 per unit liquidation preference of $100 (the “Series A-1 Per Unit Liquidation Preference Amount”). After May 8, 2023, all Series A-1 Units accrue an amount equal to the SOFR rate plus 12.0% per annum on the Series A-1 Per Unit Liquidation Preference Amount. As of December 31, 2024 and 2023, the accumulated yield on the Series A-1 Units was approximately $60.2 million and $30.5 million, respectively. Further, the per unit cumulative yield on the Series A-1 Units was $40.98 and $22.26 as of December 31, 2024 and 2023, respectively.
Liquidation: In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of each Preferred Unit are entitled to receive, prior to any distributions to Class A Common Unitholders and holders of Profits Interest Units (“PIUs”), distributions in the following order (i) Series A-1 Unitholders, (ii) Series A-2 Unitholders, (iii) Series A Unitholders, (iv) Class A Common Unitholders and PIU holders in an amount equal to the liquidation preference received by the Series A-2 Unitholders and (v) any remaining amounts to Class A Common Unitholders, Series A-2 Unitholders and PIU holders pro rata in proportion to their aggregate holdings of Class A Units, Series A-2 Units and PIUs

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

treated as one class. As of December 31, 2024, the aggregate liquidation preferences for the Series A-1 Units, Series A-2 Units and Series A Units were $207 million, $168.8 million and $3.4 million, respectively. As of December 31, 2023, the aggregate liquidation preferences for the Series A-1 Units, Series A-2 Units and Series A Units were $167.3 million, $168.8 million and $25.3 million, respectively.
Participation: Distributions may be made to the Preferred Unitholders, subject to Board approval, in accordance with the order and liquidation preferences described above.
Redemption: Each class of Preferred Units have redemption features that may be exercised by either the Company or by the unitholders. The redemption features are generally contingent on the passage of time or a financing event that is not reasonably certain to occur.
Conversion: Upon an initial public offering by the Company, the Company has the right to convert each series of outstanding Preferred Units into shares of common stock or equity subject to the approval of the applicable unitholders and if required the Board.
Note 10 - Members' Deficit
Incentive Plan
The Company has granted PIUs to eligible employees and directors in accordance with the LLC Agreement. The LLC Agreement allows the Board to grant a maximum aggregate number of incentive units equal to 10% of the Company’s total outstanding units, excluding Series A-1 Units. PIUs are nontransferable, have no voting rights and the Company has the option to repurchase prior to a sale or initial public offering. As of December 31, 2024 and 2023, there were 320,374 and 232,534 PIUs authorized, issued, and outstanding, respectively. As of December 31, 2024 and 2023, approximately 59,000 and 53,000 PIUs were subject to time-based vesting, respectively, with the remaining PIUs subject to performance conditions. All PIUs vest immediately upon a sale of the Company or an initial public offering. Each PIU entitles a participant to a residual profits interest after certain hurdle thresholds are met. The fair value of these awards as of the grant date was determined to be immaterial.
Rights, preference and privileges of the Class A Units and PIUs are as follows:
Voting: See Note 9 for a detailed explanation of voting rights associated with each unit class.
Participation: Distributions may be made to the Class A Unitholders and PIU holders, in accordance with the order and liquidation preference described in Note 9.
Redemption: The Class A Units contain a redemption feature held by the Company that is contingent on a financing event that is not reasonably certain to occur.
Note 11 - Retirement Plan
In January 2022, the Company established a qualified 401(k) retirement plan (the “Plan”) that covered all eligible, non-union employees who have met eligibility requirements. The Plan replaced the Company-sponsored savings incentive match plan previously covering all eligible, non-union employees who had met the eligibility requirements. The Company matches up to 3.0% of participating employees’ compensation to the Plan. For the years ended December 31, 2024 and 2023, the Company contributed approximately $340 thousand and $292 thousand to the Plan, respectively.
Note 12 - Related Party Transactions
During 2023, the Company entered into a note receivable with Viking Cake BR, LLC (“Viking Cake”), which is owned by certain of the Company’s board members and beneficial owners, totaling approximately $4.9 million, including accrued interest at a per annum rate of 3.57%. Payment of this note is due upon the fifth anniversary with an option to pay early at the members’ election. On May 31, 2024, the Company and Viking Cake entered into an amendment to the promissory note pursuant to which the maturity date of the note was amended to the earlier of (a) May 8, 2030, (b) the initial public offering of the

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Company or a successor company, (c) a Sale Event as defined under the LLC Agreement and (d) the date on which all amounts under the promissory note become due and payable pursuant to an event of default under the note. As of December 31, 2024 and 2023, the Company has not established an allowance against the note receivable and the carrying value recorded on the consolidated balance sheet was approximately $5.2 million and $5 million, respectively.
Too Sweet Cakes, LLC (“Too Sweet”), an Oregon bakery, offers a selection of their baked goods exclusively at certain of the Company’s stores. Shelbi Geyer, the wife of Clay Geyer, our Chief Operating Officer, and Viking Cake and its affiliates, a beneficial owner of the Company, are owners of and investors in Too Sweet. For the years ended December 31, 2024 and 2023, we made purchases from Too Sweet of $5.3 million and $4.2 million, respectively.
On May 31, 2024, the Company entered into the Series A Redemption Agreement to purchase the remaining Series A Preferred Units from certain members of the Company. See Note 9 for further details.
Note 13 – Commitments and Contingencies
The Company is subject to various legal actions in the ordinary course of business. In determining loss contingencies, the Company considers the likelihood of loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recognized when it is considered probable that the liability has been incurred and when the amount of loss can be reasonably estimated. While any claim, proceeding or litigation has an element of uncertainty, the Company believes the outcome of any of these that are pending or threatened will not have a material adverse effect on its financial condition, results or operations, or cash flows as of December 31, 2024.
Note 14 – Segment Reporting
The Company uses the management approach for determining its reportable segments. The management approach is based upon the way that management reviews performance and allocates resources.
The Company’s chief operating decision-maker (the “CODM”) is its Chief Executive Officer. The Company has one operating and one reportable segment, as the CODM allocates resources and regularly reviews operations and financial performance at a consolidated level. The CODM uses consolidated net income to allocate resources for the single segment to make decisions regarding annual budget, new store openings, marketing decisions and driving the Company’s mission. The measure of the single reportable segment’s assets is reported as Total assets on the consolidated balance sheets. The accounting policies of the single reportable segment are the same as those described in Note 2.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Consolidated Financial Statements
For the Years Ended December 31, 2024 and 2023

Financial information for the Company’s reportable segment is as follows (in thousands):

	Year Ended December 31,
	2024	2023
Segment revenue	$160,917	$133,162
Less:
Beverage, food and packaging costs	46,491	41,923
Labor and related expenses	35,132	30,236
Occupancy and related expenses	13,107	10,832
Other store operating expenses[1]	21,172	17,286
Selling, general and administrative expenses	25,261	20,313
Depreciation and amortization	10,364	8,523
Pre-opening costs	3,357	2,007
Interest expense, net	11,115	10,949
Other income (expense), net	1,835	(566)
Income tax expense	270	357
Segment loss	(7,187)	(8,698)
Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net loss	$(7,187)	$(8,698)

(1)Other store operating expenses consists of consists of credit card fees, repairs and maintenance, utilities, software subscriptions, property taxes, and other operating expenses, incidental to operating the Company’s stores, such as store supplies, insurance, business permits, and travel expense.
Note 15 - Subsequent Events
Credit Facility
In January 2025, the Company drew $10.0 million on the delayed draw term loan. In April 2025, the Company amended the Credit Facility through the Fifth Amendment to the Credit Facility (the “Fifth Amendment”) which increased the delayed draw term loan commitment by $10.0 million and extended the delayed draw availability period from September 30, 2025 to March 31, 2026. In May 2025, the Company drew another $6.0 million on the delayed draw term loan.
Series A Preferred Units
In April 2025, the Company purchased the remaining outstanding Series A units for $3.4 million.

BLACK ROCK COFFEE BAR, INC.
Balance Sheets (Unaudited)

	June 30, 2025	May 2, 2025
ASSETS
Total assets	$0.01	$0.01
SHAREHOLDER’S EQUITY
Common stock, par value $0.00001, 1,000 shares authorized, 1,000 shares issued and outstanding	0.01	0.01
Total shareholder’s equity	$0.01	$0.01

See accompanying notes to the balance sheets.

BLACK ROCK COFFEE BAR, INC.
Notes to Balance Sheets (Unaudited)

(1)Organization
Black Rock Coffee Bar, Inc. (the “Corporation”) was organized as a Delaware corporation on May 2, 2025 and in June 2025 was re-domiciled to be incorporated in Texas. The Corporation’s fiscal year end is December 31. Pursuant to a reorganization into a holding corporation structure, the Corporation will become a holding corporation and its sole assets are expected to be an equity interest in Black Rock Coffee Holdings, LLC.
The Corporation will be the managing member of Black Rock Coffee Holdings, LLC and will operate and control all of the business affairs of Black Rock Coffee Holdings, LLC and through Black Rock Coffee Holdings, LLC and its subsidiaries, will continue to conduct the business now conducted by these entities.
(2)Summary of Significant Accounting Policies
Basis of Accounting
The Balance Sheets have been prepared in accordance with U.S. generally accepted accounting principles. Separate statements of income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.
(3)Shareholder’s Equity
The Corporation is authorized to issue 1,000 shares of common stock, at par value of $0.00001 per share. Under the Corporation’s certificate of incorporation in effect as of May 2, 2025, there is only one class of common stock. On May 2, 2025, the Corporation issued 1,000 shares of common stock for a total consideration of $0.01.
(4)Subsequent Events
Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the financial statements.

BLACK ROCK COFFEE HOLDINGS, LLC
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except unit data)

	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$14,640	$10,227
Receivables, net	4,514	4,304
Inventories	2,644	2,055
Prepaid expenses and deposits	2,493	2,860
Other current assets	2,678	—
Total current assets	26,969	19,446
Property and equipment, net	80,130	69,989
Operating lease right-of-use assets, net	116,362	101,591
Note receivable from related party	5,258	5,184
Other assets	77	—
Goodwill	9,360	9,360
Intangible assets, net	6,463	7,342
Total assets	$244,619	$212,912

LIABILITIES, TEMPORARY EQUITY AND MEMBERS’ DEFICIT
Current liabilities:
Accounts payable	$6,961	$6,621
Accrued expenses	6,813	3,400
Accrued payroll and benefits	6,024	6,984
Deferred compensation	7,512	5,778
Gift card and loyalty program liability	1,072	1,186
Current portion of long-term debt	1,085	925
Current portion of operating lease liabilities	7,615	8,410
Total current liabilities	37,082	33,304
Long-term debt, net of current portion	105,295	89,269
Operating lease liabilities, net of current portion	124,877	107,000
Total liabilities	267,254	229,573
Commitments and Contingencies (Note 11)
Temporary equity
Preferred units:
Series A ($1.00 par value per unit – 20,000,000 shares authorized; 0 and 3,804,698 units issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	—	3,429
Series A-1 (2,000,000 units authorized; 1,468,058 units issued and outstanding as of June 30, 2025 and December 31, 2024)	223,541	206,973
Series A-2 (900,000 authorized; 893,835 units issued and outstanding as of June 30, 2025 and December 31, 2024; aggregate liquidation preference of $168,785,545, respectively)	30,773	30,773
Members’ deficit
Members’ deficit (4,000,000 Class A Common Units authorized, 2,646,087 units issued and outstanding as of June 30, 2025 and December 31, 2024, respectively)	(276,949)	(257,836)
Total liabilities, temporary equity and members’ deficit	$244,619	$212,912

See accompanying notes to the condensed consolidated financial statements

BLACK ROCK COFFEE HOLDINGS, LLC
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Store revenue	$95,110	$76,542
Other	104	108
Total revenue	95,214	76,650
Store operating costs and expenses (exclusive of depreciation and amortization presented separately below):
Beverage, food and packaging costs	27,355	22,258
Labor and related expenses	19,803	16,502
Occupancy and related expenses	7,607	6,415
Other store operating expenses	12,804	9,820
Total store operating costs and expenses	67,569	54,995
Selling, general and administrative expenses	14,740	12,563
Depreciation and amortization	5,826	4,801
Pre-opening costs	1,561	1,284
Total operating expenses	89,696	73,643
Income from operations	5,518	3,007
Interest expense, net	(6,157)	(5,115)
Other income (expense), net	(1,084)	(1)
Loss before income taxes	(1,723)	(2,109)
Income tax expense	222	126
Net loss	(1,945)	(2,235)
Net income attributable to noncontrolling interest	—	20
Net loss attributable to Black Rock Coffee Holdings, LLC	$(1,945)	$(2,255)

See accompanying notes to the condensed consolidated financial statements

BLACK ROCK COFFEE HOLDINGS, LLC
Condensed Consolidated Statements of Changes in Temporary Equity and Members’ Deficit (Unaudited)
(in thousands)

	Temporary Equity			Total Members' Deficit and Noncontrolling Interest
	Series A	Series A-1	Series A-2	Members’ Deficit	Noncontrolling Interest	Total
Balance at December 31, 2023	$25,333	$167,258	$30,773	$(226,512)	$436	$(226,076)
Net loss attributable to Black Rock Coffee Holdings, LLC	—	—	—	(2,255)	—	(2,255)
Net income attributable to noncontrolling interest	—	—	—		20	20
Purchase of noncontrolled ownership interest	—	—	—	(1,111)	(456)	(1,567)
Deemed distribution for Series A-1 Preferred Units	—	14,552	—	(14,552)	—	(14,552)
Unitholder contributions	—	10,000	—	—	—	—
Unitholder distributions	—	(150)	—	(450)		(450)
Waiver of unpaid Series A preferred yield	(5,358)	—	—	5,358	—	5,358
Redemption discount on Series A Preferred Units	(1,975)	—	—	1,975	—	1,975
Unitholder redemptions	(10,000)	—	—	—	—	—
Balance at June 30, 2024	$8,000	$191,660	$30,773	$(237,547)	$—	$(237,547)

	Temporary Equity			Total Members' Deficit and Noncontrolling Interest
	Series A	Series A-1	Series A-2	Members’ Deficit	Noncontrolling Interest	Total
Balance at December 31, 2024	$3,429	$206,973	$30,773	$(257,836)	$—	$(257,836)
Net loss	—	—	—	(1,945)	—	(1,945)
Deemed distribution for Series A-1 Preferred Units	—	16,718	—	(16,718)	—	(16,718)
Unitholder distributions	—	(150)	—	(450)	—	(450)
Unitholder redemptions	(3,429)	—	—	—	—	—
Balance at June 30, 2025	$—	$223,541	$30,773	$(276,949)	$—	$(276,949)

See accompanying notes to the condensed consolidated financial statements

BLACK ROCK COFFEE HOLDINGS, LLC
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(1,945)	$(2,235)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	5,826	4,801
Loss on disposal of property and equipment	—	314
Amortization of debt issuance costs and loan fees	728	629
Accrued paid-in-kind interest	146	168
Interest income from related party	(74)	(92)
Non-cash operating lease costs	4,613	3,839
Changes in operating assets and liabilities:
Receivables, net	(210)	(2,079)
Inventories	(589)	(4)
Prepaid expenses and deposits	367	(461)
Other assets	(77)	—
Accounts payable	(70)	(1,723)
Accrued payroll and benefits	(960)	439
Deferred compensation	1,734	1,733
Accrued expenses	1,346	872
Gift card and loyalty program liability	(114)	(114)
Operating lease liabilities	(2,302)	(748)
Net cash provided by operating activities	8,419	5,339
Cash flows from investing activities:
Purchases of property and equipment	(15,033)	(11,441)
Purchase of intangible assets	(110)	(338)
Net cash used in investing activities	(15,143)	(11,779)
Cash flows from financing activities:
Proceeds from long-term debt	16,000	12,500
Payments on long-term debt	(528)	(432)
Payment of debt issuance costs and loan fees	(160)	(2,201)
Purchase of noncontrolling interest position	—	(1,567)
Payments for redemption of outstanding Series A units	(3,429)	(10,000)
Unitholder contributions	—	10,000
Unitholder distributions	(600)	(600)
Deferred offering costs paid	(146)	—
Net cash provided by financing activities	11,137	7,700
Net increase in cash and cash equivalents	4,413	1,260
Cash and cash equivalents, beginning of period	10,227	17,200
Cash and cash equivalents, end of period	$14,640	$18,460
Supplemental disclosure of cash flow information:
Cash paid during the year for interest, net of capitalized interest	$5,306	$4,664
Income taxes paid, net of refunds	180	123
Supplemental disclosure of noncash investing and financing activities:
Deferred offering costs not yet paid	2,532	—
Additions of property and equipment accrued in accounts payable	1,667	1,850

See accompanying notes to the condensed consolidated financial statements

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

Note 1 - Organization and Nature of Operations
Nature of Operations
Black Rock Coffee Holdings, LLC (“Black Rock”) was formed on August 1, 2018. Black Rock, together with its wholly owned subsidiaries (collectively, the “Company”) owns and operates a vertically integrated retail coffee business with locations in Oregon, Washington, Idaho, California, Colorado, Arizona, and Texas.
Note 2 - Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles and practices of the United States of America (“GAAP”) for interim financial information. Certain information and footnote disclosures normally included in annual financial statements presented in accordance with GAAP have been omitted pursuant to rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for interim periods have been included.
The unaudited interim financial information should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2024.
Principles of Consolidation
The accompanying unaudited condensed consolidated financial statements include the accounts of Black Rock and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated upon consolidation.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions, primarily related to leases, temporary equity, and gift card and loyalty program liability that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenues and expenses for the reporting period. Although management bases its estimates on historical experience and assumptions that are believed to be reasonable under the circumstances, actual results could differ from those estimates.
Fair Value Measurements
Fair value is the price the Company would receive to sell an asset or pay to transfer a liability in an orderly transaction between market participants. For assets and liabilities recorded or disclosed at fair value on a recurring basis, the Company determined fair value based on the following:
•Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
•Level 2: Observable inputs other than quoted prices in active markets for identical assets or liabilities, quoted prices for identical assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3: Inputs that are both unobservable and significant to the overall fair value measurements reflecting an entity’s estimates of assumptions that market participants would use in pricing the asset or liability.
The Company’s condensed consolidated financial statements include cash and cash equivalents, accounts receivable, prepaid expenses and deposits, other current assets, accounts payable, accrued

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

expenses and other current liabilities, for which the carrying amounts approximate fair value due to their short-term maturity. The fair value of the Company’s variable-rate credit facility approximates its carrying amounts as the cost of borrowing is variable and approximates current market prices, which is considered Level 2 in the fair value hierarchy.
Deferred Offering Costs
Deferred offering costs, which consist of direct incremental legal, consulting, accounting, and other fees relating to the Company’s anticipated initial public offering (“IPO”), are capitalized and will be recorded as a reduction of proceeds from the IPO upon the consummation of the IPO. There were $2.7 million of deferred offering costs included in other current assets on the condensed consolidated balance sheets as of June 30, 2025. Of the costs included in the condensed consolidated balance sheets, $146 thousand and $2.5 million were paid and unpaid, respectively, as of June 30, 2025.
Advertising Expense
The Company expenses advertising costs as they are incurred. Advertising expenses were approximately $1.1 million and $904 thousand for the six months ended June 30, 2025 and 2024, respectively.
Concentrations
For the six months ended June 30, 2025 and 2024, three and two suppliers accounted for approximately 88% and 80% of purchases, respectively.
Recently Issued Accounting Standards
In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The amendments in the update are intended to enhance the transparency and decision usefulness of income tax disclosures, primarily through improvements to the rate reconciliation and income taxes paid information, specifically requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation, and (2) income taxes paid disaggregated by jurisdiction. These amendments are effective for public business entities’ annual periods beginning after December 15, 2024 and interim periods within fiscal years beginning after December 15, 2025, and should be applied on a prospective basis. Early adoption is permitted for annual financial statements that have not yet been issued. The Company is currently assessing the potential impacts of this standard on its income taxes disclosures and expects to provide additional detail and disclosures under the new guidance.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement – Reporting Comprehensive Income – Expense Disaggregation Disclosures (Subtopic 220-40). The intent of this ASU is to improve public entity financial footnote disclosures around types of expenses in commonly presented expense categories (i.e. cost of sales, selling, general and administrative expenses, and research and development). The amendments in this ASU do not change or remove current expense disclosure requirements, but rather 1) impact where this information appears in the notes to the consolidated financial statements and 2) add additional disclosure requirements for certain expense line items appearing on the face of the consolidated statement of operations. ASU 2024-03, as amended, is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company will assess potential impacts of this standard on its disclosures in future periods.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

Note 3 - Revenue Recognition

	Six Months Ended June 30,
(in thousands)	2025	2024
Store revenue	$95,110	$76,542
Other	104	108
Total revenue	$95,214	$76,650

The Company’s gift card and loyalty program liability activity was as follows:

	Six Months Ended June 30,
(in thousands)	2025	2024
Beginning balance	$1,186	$778
Revenue deferred - card activations and rewards earned	8,018	6,291
Revenue recognized - card and rewards redemptions and breakage	(8,132)	(6,405)
Ending balance	$1,072	$664

Note 4 - Supplemental Balance Sheet Information
The components of Receivables, net were as follows:

(in thousands)	June 30, 2025	December 31, 2024
Tenant improvement allowance receivables	$4,425	$4,103
Trade receivables	24	97
Other receivables	65	104
Receivables, net	$4,514	$4,304

The components of Inventories were as follows:

(in thousands)	June 30, 2025	December 31, 2024
Coffee beans and product inventory	$2,142	$1,613
Merchandise and supplies	224	207
Other	278	235
Inventories	$2,644	$2,055

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

The components of Property and equipment, net were as follows:

(in thousands)	Estimated Useful Lives	June 30, 2025	December 31, 2024
Manufacturing equipment	3-7 years	$29,973	$27,476
Leasehold improvements	15 years	50,380	46,100
Buildings	15-39 years	8,911	7,267
Furniture and fixtures	5-7 years	9,341	8,210
Vehicles	5-7 years	482	482
Software	5 years	236	232
Construction in progress		10,256	4,834
Property and equipment, gross		109,579	94,601
Less accumulated depreciation		(29,449)	(24,612)
Property and equipment, net		$80,130	$69,989

Depreciation expense was approximately $4.8 million and $3.8 million for the six months ended June 30, 2025 and 2024, respectively, and is included in operating expenses in the condensed consolidated statements of operations.
The Company capitalizes a portion of interest on borrowings related to eligible capital expenditures. Capitalized interest is added to the cost of qualified assets and amortized over the estimated useful lives of the assets. The Company capitalized approximately $199 thousand and $188 thousand in interest expense for the six months ended June 30, 2025 and 2024, respectively.
Note 5 – Intangible Assets
The Company has intangible assets that are being amortized over 3 to 15 years consisting of the following:

(in thousands)	June 30, 2025	December 31, 2024
Reacquired franchise rights	$13,504	$13,504
Other intangible assets	3,069	2,959
Less accumulated amortization	(10,110)	(9,121)
Total intangible assets, net	$6,463	$7,342

Amortization expense in the condensed consolidated statements of operations was as follows:

	Six Months Ended June 30,
(in thousands)	2025	2024
Reacquired franchise rights	$863	$905
Other intangible assets	126	112

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

Note 6 – Long-Term Debt

(in thousands)	June 30, 2025	December 31, 2024
Note payable to RCS SBIC Fund II, L.P and TCW Asset Management Company, LLC	$108,233	$92,614
Less current portion	(1,085)	(925)
Less debt issuance costs	(674)	(769)
Less capitalized modification fees	(1,179)	(1,651)
Total long-term debt	$105,295	$89,269

In January 2025, the Company executed a drawdown of $10.0 million on the delayed draw term loan under the Company’s amended Senior Credit Facility with RCS SBIC Fund II, L.P and TCW Asset Management Company, LLC (the “Credit Facility”), dated as of April 29, 2022. On April 24, 2025, the Company amended the Credit Facility, through the Fifth Amendment to the Credit Facility (the “Fifth Amendment”). The Fifth Amendment, among other things, increased the delayed draw term loan commitment by $10 million and extended the delayed draw availability period from September 30, 2025 to March 31, 2026. Furthermore, in May 2025, the Company executed a drawdown of $6.0 million of delayed draw term loans.
The Credit Facility bears interest at either (a) the Secured Overnight Financing Rate (“SOFR”), plus 6.00%, plus a 0.50% spread or (b) the greatest of (i) 2.50% per annum, (ii) the Federal Funds Rate plus 0.5%, (iii) the Prime Rate, and (iv) the Adjusted Term SOFR Rate for a one-month tenor in effect on such date plus 1.0%, in each case, plus 5.00% and a 0.5% spread, with the amount of spread in both scenarios based on a pricing grid tied to the Company’s total net leverage ratio. In addition, the Credit Facility includes a commitment fee payable on a quarterly basis, at a rate per annum of 1.00% that is based on the total delayed draw term loan commitment. Interest on borrowings under the Credit Facility is payable at least quarterly and upon maturity. These fees are recorded within interest expense, net on the condensed consolidated statement of operations. The Credit Facility is payable in quarterly principal installments equal to 0.25% of the principal balance and accrued current pay interest at 0.50% per annum.
The Credit Facility also contains financial covenants that require the Company to not exceed a maximum net leverage ratio and to maintain a minimum fixed charge coverage ratio. In addition, the Credit Facility also contains certain negative covenants that, among other things, limit the Company’s ability to incur additional debt, grant liens on assets, merge with or acquire other companies, make other investments, dispose of assets, and make restricted payments. Obligations under the Credit Facility are guaranteed by the Company and certain of its subsidiaries and secured by first priority liens on substantially all of the Company’s assets as well as equity interests held by certain of the Company’s members.
The term loans bear interest at approximately 10.57% as of June 30, 2025. The Company was in compliance with all financial covenants as of that date.
Future principal maturities of long-term debt as of June 30, 2025 are as follows:

(in thousands)
Remainder of 2025	$543
2026	107,690
Total	$108,233

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

Interest expense, net in the condensed consolidated statements of operations was as follows:

	Six Months Ended June 30,
(in thousands)	2025	2024
Interest expense	$5,664	$4,836
Amortization of debt issuance costs and capitalized modification fees	728	629
Interest income	(235)	(350)
Interest expense, net	$6,157	$5,115

Note 7 – Leases
The Company leases its stores, roasting and warehouse facilities, and corporate offices under operating leases, typically with initial terms of 10 to 15 years.
The components of net lease costs, included in occupancy and related expenses, pre-opening costs as well as selling, general and administrative expenses in the condensed consolidated statement of operations, were as follows:

	Six Months Ended June 30,
(in thousands)	2025	2024
Operating lease cost	$7,998	$6,362
Variable lease cost	530	538
Less sublease income	(54)	(54)
Total lease cost	$8,474	$6,846

Supplemental cash flow information related to leases is as follows for the periods presented:

	Six Months Ended June 30,
(in thousands)	2025	2024
Cash paid for amounts included in the measurement of operating lease liabilities	$5,698	$5,281
Operating lease right-of use-assets obtained in exchange for lease obligations	19,485	14,208

As of June 30, 2025, future minimum lease payments for operating leases consisted of the following:

Remainder of 2025	$8,175
2026	14,912
2027	16,703
2028	16,262
2029	15,684
Thereafter	118,277
Total lease payments	190,013
Less imputed interest	(57,521)
Total operating lease liabilities	132,492
Less current portion	(7,615)
Total operating lease liability, net of current portion	$124,877

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

Note 8 - Temporary Equity
Series A Preferred Units
On May 31, 2024, in conjunction with the execution of the Sixth Amended and Restated LLC Agreement (the “LLC Agreement”) the Company entered into a redemption agreement (the “Series A Redemption Agreement”) with the holders (“Series A Unitholders”) of the Company’s Series A Preferred Units (the “Series A Units”) to purchase all of the 19,974,660 outstanding Series A Units for an aggregate purchase price of $18 million, as soon as such purchase and redemption of the Series A Units is permitted by the Credit Facility. Under the Series A Redemption Agreement 16,169,962 Series A Units were purchased for approximately $14.6 million in 2024. As of December 31, 2024, 3,804,698 Series A Units were outstanding. In April 2025, the Company purchased the remaining outstanding Series A units for $3.4 million and incurred approximately $1.1 million in fees associated with the purchase for the six months ended June 30, 2025, which is recognized in other income (expense), net on the condensed consolidated statements of operations.
Note 9 - Members' Deficit
Incentive Plan
The Company has granted Profits Interest Units (“PIUs”) to eligible employees and directors in accordance with the LLC Agreement. The LLC Agreement allows the Board to grant a maximum aggregate number of incentive units equal to 10% of the Company’s total outstanding units, excluding Series A-1 Units. PIUs are nontransferable, have no voting rights and the Company has the option to repurchase prior to a sale or initial public offering. As of June 30, 2025 and December 31, 2024, there were 353,773 and 320,374 PIUs authorized, issued, and outstanding, respectively. As of June 30, 2025 and December 31, 2024, approximately 59,000 PIUs were subject to time-based vesting, with the remaining PIUs subject to performance conditions. As of June 30, 2025, approximately 334,472 PIUs will vest immediately upon a sale of the Company or an initial public offering and approximately 9,651 PIUs will vest upon each the first and secondary anniversary of a sale of the Company or initial public offering, respectively. Each PIU entitles a participant to a residual profits interest after certain hurdle thresholds are met. The fair value of these awards as of the grant date was determined to be immaterial. For the six months ended June 30, 2025 approximately 5,203 PIUs were forfeited.
Note 10 - Related Party Transactions
During 2023, the Company entered into a note receivable with Viking Cake BR, LLC (“Viking Cake”), which is owned by certain of the Company’s board members and beneficial owners, totaling approximately $4.9 million, including accrued interest at a per annum rate of 3.57%. Payment of this note is due upon the fifth anniversary with an option to pay early at the members’ election. On May 31, 2024, the Company and Viking Cake entered into an amendment to the promissory note pursuant to which the maturity date of the note was amended to the earlier of (a) May 8, 2030, (b) the initial public offering of the Company or a successor company, (c) a Sale Event as defined under the LLC Agreement and (d) the date on which all amounts under the promissory note become due and payable pursuant to an event of default under the note. As of June 30, 2025 and December 31, 2024, the Company has not established an allowance against the note receivable and the carrying value recorded on the condensed consolidated balance sheets was approximately $5.3 million and $5.2 million, respectively. In August of 2025, the Company forgave the full amount of the note receivable with Viking Cake.
Too Sweet Cakes, LLC (“Too Sweet”), an Oregon bakery, offers a selection of their baked goods exclusively at certain of the Company’s stores. Shelbi Geyer, the wife of Clay Geyer, the Company’s Chief Operating Officer, and Viking Cake and its affiliates, a beneficial owner of the Company, are owners of and investors in Too Sweet. For the six months ended June 30, 2025 and 2024, the Company made purchases from Too Sweet of $3.3 million and $2.5 million, respectively.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

On May 31, 2024, the Company entered into the Series A Redemption Agreement to purchase the remaining Series A Preferred Units from certain members of the Company. See Note 8 for further details.
Note 11 – Commitments and Contingencies
The Company is subject to various legal actions in the ordinary course of business. In determining loss contingencies, the Company considers the likelihood of loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recognized when it is considered probable that the liability has been incurred and when the amount of loss can be reasonably estimated. While any claim, proceeding or litigation has an element of uncertainty, the Company believes the outcome of any of these matters that are pending or threatened will not have a material adverse effect on its financial condition, results or operations, or cash flows as of June 30, 2025.
Note 12 – Segment Reporting
The Company uses the management approach for determining its reportable segments. The management approach is based upon the way that management reviews performance and allocates resources.
The Company’s chief operating decision-maker (the “CODM”) is its Chief Executive Officer. The Company has one operating and one reportable segment, as the CODM allocates resources and regularly reviews operations and financial performance at a consolidated level. The CODM uses consolidated net income to allocate resources for the single segment to make decisions regarding annual budget, new store openings, marketing decisions and driving the Company’s mission. The measure of the single reportable segment’s assets is reported as Total assets on the condensed consolidated balance sheets.
No changes have been made to the Company’s segment during the six months ended June 30, 2025. In addition, no customer represented 10% or more of total revenue for the six months ended June 30, 2025 and 2024.
Financial information for the Company’s reportable segment is as follows (in thousands):

	Six Months Ended June 30,
	2025	2024
Segment revenue	$95,214	$76,650
Less:
Beverage, food and packaging costs	27,355	22,258
Labor and related expenses	19,803	16,502
Occupancy and related expenses	7,607	6,415
Other store operating expenses[1]	12,804	9,820
Selling, general and administrative expenses	14,740	12,563
Depreciation and amortization	5,826	4,801
Pre-opening costs	1,561	1,284
Interest expense, net	(6,157)	(5,115)
Other income (expense), net	(1,084)	(1)
Income tax expense	222	126
Segment loss	(1,945)	(2,235)
Reconciliation of profit or loss
Adjustments and reconciling items	—	—
Consolidated net loss	$(1,945)	$(2,235)

(1)Other store operating expenses consists of credit card fees, repairs and maintenance, utilities, software subscriptions, property taxes, and other operating expenses, incidental to operating the Company’s stores, such as store supplies, insurance, business permits, and travel expense.

BLACK ROCK COFFEE HOLDINGS, LLC
Notes to Condensed Consolidated Financial Statements (Unaudited)
For the Six Months Ended June 30, 2025 and 2024

Note 13 - Subsequent Events
Events and transactions occurring through the date of issuance of the financial statements have been evaluated by management and, when appropriate, recognized or disclosed in the financial statements or notes to the financial statements.

14,705,882 Shares
Class A Common Stock
                            , 2025

J.P. Morgan	Jefferies	Morgan Stanley	Baird

Stifel		William Blair
Raymond James
Through and including                 , 2025 (the 25th day after the date of this prospectus), all dealers that buy, sell or trade shares of our Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution
The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Class A common stock being registered. All amounts are estimates except for the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority (“FINRA”) filing fee and the Nasdaq listing fee.

Amount to Be Paid
SEC registration fee	$46,605
FINRA filing fee	$46,161
Stock exchange listing fee	$295,000
Transfer agent’s fees and expenses	$5,000
Printing and engraving expenses	$170,000
Legal fees and expenses	$4,037,234
Accounting fees and expenses	$1,900,000
Total	$6,500,000

Item 14. Indemnification of Directors and Officers
The Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a director who was, is or is threatened to be a named defendant or respondent in a proceeding as a result of the performance of his or her duties if such person acted in good faith and, in the case of conduct in the person’s official capacity as a director, in a manner he or she reasonably believed to be in the best interests of the corporation and, in all other cases, that the person reasonably believed his or her conduct was not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, that such person had no reasonable cause to believe his or her conduct was unlawful. Subject to certain exceptions, the TBOC further permits a corporation to eliminate in its charter all monetary liability of the corporation’s directors to the corporation or its shareholders for conduct in performance of such director’s duties, but not for a breach of the director’s duty of loyalty or receipt of an improper benefit. Our amended and restated certificate of formation will provide that a director of the corporation will not be liable to the corporation or its shareholders for monetary damages for any act or omission by the director in the performance of his or her duties, except that there will be no limitation of liability to the extent the director has been found liable under applicable law for: (i) breach of the director’s duty of loyalty owed to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the director’s duties; or (iv) an act or omission for which the liability of the director is expressly provided for by an applicable statute.
Sections 8.101 and 8.103 of the TBOC provide that a corporation may indemnify a person who was, is or is threatened to be a named defendant or respondent in a proceeding because the person is or was a director only if a determination is made that such indemnification is permissible under the TBOC: (i) by a majority vote of the directors who at the time of the vote are disinterested and independent, regardless of whether such directors constitute a quorum; (ii) by a majority vote of a board committee designated by a majority of disinterested and independent directors and consisting solely of disinterested and independent directors; (iii) by special legal counsel selected by the board of directors or a committee of the board of directors as set forth in (i) or (ii); (iv) by the shareholders in a vote that excludes the shares held by directors who are not disinterested and independent; or (v) by a unanimous vote of the shareholders.
Section 8.104 of the TBOC provides that the corporation may pay or reimburse, in advance of the final disposition of the proceeding, reasonable expenses incurred by a present director who was, is or is threatened to be made a named defendant or respondent in a proceeding after the corporation receives a written affirmation by the director of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification under Section 8.101 and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he or she has not met that standard or if it is ultimately determined that indemnification of the director is not otherwise permitted under the TBOC. Section 8.105 also provides that reasonable expenses incurred by a former director, or a present or former employee, agent, or officer of the corporation, who was, is or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the action, as the corporation considers appropriate.
Section 8.105 of the TBOC provides that, subject to restrictions in its certificate of formation and to the extent consistent with other law, a corporation may indemnify and advance expenses to a person who is not a director, including an officer, employee, or agent of the corporation as provided by: (i) the corporation’s governing documents; (ii) an action by the corporation’s governing authority; (iii) resolution by the shareholders; (iv) contract; or (v) common law. As consistent with Section 8.105, persons who are not directors may seek indemnification and advancement of expenses from a corporation to the same extent that directors may seek indemnification and advancement of expenses from a corporation.
Further, our amended and restated certificate of formation and amended and restated bylaws will provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers, except for claims brought by us, and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.
We have also entered into, or will enter into prior to the completion of this offering, indemnification agreements with each of our directors and executive officers. The indemnification agreements provide, or will provide, among other things, for indemnification to the fullest extent permitted by the TBOC and our amended and restated certificate of formation and amended and restated bylaws against (i) any and all direct and indirect liabilities and reasonable expenses, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and reasonable counsel fees and disbursements and (ii) any liabilities incurred as a result of serving as a director, officer, employee, or agent (including as a trustee, fiduciary, partner, or manager or in a similar capacity) of another enterprise or an employee benefit plan at our request. The indemnification agreements also provide for, or will provide for, the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of formation and amended and restated bylaws or the terms of the indemnification agreements.
We expect to maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification payments that we may make to such directors and officers. The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities
On May 2, 2025, the registrant issued 1,000 shares of the registrant’s common stock, par value $0.00001 per share, to an officer of the registrant for $0.01. Such shares of common stock will be redeemed upon the consummation of this offering. The issuance of such shares of common stock was exempt from registration under Section 4(a)(2) of the Securities Act, as a transaction by an issuer not involving any public offering.
Item 16. Exhibits and Financial Statement Schedules
(a)Exhibits
The following documents are filed as exhibits to this registration statement.
EXHIBIT INDEX

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement.

3.1+	Certificate of Formation of Black Rock Coffee Bar, Inc., as in effect prior to the consummation of the Transactions.

3.2	Form of Amended and Restated Certificate of Formation of Black Rock Coffee Bar, Inc., to be in effect upon the consummation of the Transactions.

3.3+	Bylaws of Black Rock Coffee Bar, Inc., as in effect prior to the consummation of the Transactions.

3.4	Form of Amended and Restated Bylaws of Black Rock Coffee Bar, Inc. to be in effect upon the consummation of the Transactions.

4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.

5.1	Opinion of Latham & Watkins LLP.

10.1†
Credit Agreement, dated as of April 29, 2022, by and among Black Rock Coffee Holdings, LLC, Black Rock Coffee Bar, LLC, Black Rock Store Operations LLC, Black Rock Development, LLC, Black Rock Roasting, LLC, BRSO 67th, LLC, and BR Castle Rock LLC; BRSO PNW XX, LLC, as Guarantor; the Credit Parties and the Lenders; RSC Agent, LLC, as Administrative Agent; RSC SBIC Fund II, L.P., as Joint Lead Arranger and Co-Bookrunner and TCW Asset Management Company LLC, as Collateral Agent, Joint Lead Arranger and Co-Bookrunner.

10.2
First Amendment to Credit Agreement, dated as of November 11, 2022, by and among Black Rock Coffee Holdings, LLC, Black Rock Coffee Bar, LLC, Black Rock Store Operations LLC, Black Rock Development, LLC, Black Rock Roasting, LLC, BRSO 67th, LLC, and BR Castle Rock LLC; BRSO PNW XX, LLC, as Guarantor; the Credit Parties and the Lenders; RSC Agent, LLC, as Administrative Agent; RSC SBIC Fund II, L.P., as Joint Lead Arranger and Co-Bookrunner and TCW Asset Management Company LLC, as Collateral Agent, Joint Lead Arranger and Co-Bookrunner.

10.3
Second Amendment to Credit Agreement, dated as of June 13, 2023, by and among Black Rock Coffee Holdings, LLC, Black Rock Coffee Bar, LLC, Black Rock Store Operations LLC, Black Rock Development, LLC, Black Rock Roasting, LLC, BRSO 67th, LLC, and BR Castle Rock LLC; BRSO PNW XX, LLC, as Guarantor; the Credit Parties and the Lenders; RSC Agent, LLC, as Administrative Agent; RSC SBIC Fund II, L.P., as Joint Lead Arranger and Co-Bookrunner and TCW Asset Management Company LLC, as Collateral Agent, Joint Lead Arranger and Co-Bookrunner.

Exhibit Number	Exhibit Description
10.4†
Third Amendment to Credit Agreement, dated as of May 8, 2023, by and among Black Rock Coffee Holdings, LLC, Black Rock Coffee Bar, LLC, Black Rock Store Operations LLC, Black Rock Development, LLC, Black Rock Roasting, LLC, BRSO 67th, LLC, and BR Castle Rock LLC; BRSO PNW XX, LLC, as Guarantor; the Credit Parties and the Lenders; RSC Agent, LLC, as Administrative Agent; RSC SBIC Fund II, L.P., as Joint Lead Arranger and Co-Bookrunner and TCW Asset Management Company LLC, as Collateral Agent, Joint Lead Arranger and Co-Bookrunner.

10.5†
Fourth Amendment to Credit Agreement, dated as of May 31, 2024, by and among Black Rock Coffee Holdings, LLC, Black Rock Coffee Bar, LLC, Black Rock Store Operations LLC, Black Rock Development, LLC, Black Rock Roasting, LLC, BRSO 67th, LLC, and BR Castle Rock LLC; BRSO PNW XX, LLC and Black Rock Coffee Investments, LLC, as Guarantors; the Credit Parties and the Lenders; RSC Agent, LLC, as Administrative Agent; RSC SBIC Fund II, L.P., as Joint Lead Arranger and Co-Bookrunner and TCW Asset Management Company LLC, as Collateral Agent, Joint Lead Arranger and Co-Bookrunner.

10.6†
Fifth Amendment to Credit Agreement, dated as of April 24, 2025, by and among Black Rock Coffee Holdings, LLC, Black Rock Coffee Bar, LLC, Black Rock Store Operations LLC, Black Rock Development, LLC, Black Rock Roasting, LLC, BRSO 67th, LLC, and BR Castle Rock LLC; BRSO PNW XX, LLC and Black Rock Coffee Investments, LLC, as Guarantors; the Credit Parties and the Lenders; RSC Agent, LLC, as Administrative Agent; RSC SBIC Fund II, L.P., as Joint Lead Arranger and Co-Bookrunner and TCW Asset Management Company LLC, as Collateral Agent, Joint Lead Arranger and Co-Bookrunner.

10.7	Form of Tax Receivable Agreement, to be effective upon the consummation of the Transactions.

10.8	Form of Amended and Restated LLC Agreement of Black Rock Coffee Holdings, LLC, to be effective upon the consummation of the Transactions.

10.9	Form of Registration Rights Agreement, to be effective upon the consummation of the Transactions.

10.10	Form of Voting Agreement, to be effective upon consummation of the Transactions, by and between Black Rock Coffee Bar, Inc. and the Co-Founders.

10.11	Form of Voting Agreement, to be effective upon consummation of the Transactions, by and between Black Rock Coffee Bar, Inc. and our Sponsor.

10.12#	2025 Incentive Award Plan.

10.13#	Form Option Agreement under 2025 Incentive Award Plan.

10.14#	Form Option Agreement under 2025 Incentive Award Plan (CEO).

10.15#	Form Restricted Stock Unit Award Agreement under 2025 Incentive Award Plan.

10.16#	Form Restricted Stock Unit Award Agreement under 2025 Incentive Award Plan (CEO).

10.17#	Non-Employee Director Compensation Program.

10.18#	Executive Severance Plan.

10.19	Form of Indemnification Agreement.

21.1+	List of Subsidiaries

23.1	Consent of KPMG LLP, as to Black Rock Coffee Bar, Inc.

23.2	Consent of KPMG LLP, as to Black Rock Coffee Holdings, LLC.

23.3	Consent of Latham & Watkins LLP (contained in its opinion filed as Exhibit 5.1 hereto).

24.1+	Power of Attorney (included on the signature page of the initial filing of the Registration Statement).

99.1	Consent of Kristina Cashman to be Named as Director Nominee.

Exhibit Number	Exhibit Description
107	Filing Fee Table.

+       Previously filed.
#       Indicates management contract or compensatory plan.
†       Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.
(b)All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.
Item 17. Undertakings
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 2nd day of September, 2025.

BLACK ROCK COFFEE BAR, INC.

By:	/s/ Mark Davis
Name:	Mark Davis
Title:	Chief Executive Officer and Director
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Davis	Chief Executive Officer and Director (Principal Executive Officer)	September 2, 2025
Mark Davis

/s/ Rodd Booth	Chief Financial Officer (Principal Financial Officer)	September 2, 2025
Rodd Booth

/s/ Michael Schmidt	Controller (Principal Accounting Officer)	September 2, 2025
Michael Schmidt

*	Director	September 2, 2025
Jeff Hernandez

*	Director	September 2, 2025
Daniel Brand

*	Director	September 2, 2025
Jake Spellmeyer

*	Director	September 2, 2025
Bryan Pereboom

*	Director	September 2, 2025
Richard Federico

*	Director	September 2, 2025
Sarah Goldsmith-Grover

*	Director	September 2, 2025
Andrew Braithwaite

*By:	/s/ Mark Davis
Mark Davis
Attorney-in-Fact